      As filed with the Securities and Exchange Commission on June 1, 1999
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                               ----------------

                        ARCH COMMUNICATIONS GROUP, INC.
             (Exact name of Registrant as specified in its charter)

         Delaware                     4812                   31-1358569
                          (Primary Standard Industrial    (I.R.S. Employer
     (State or other       Classification Code Number) Identification Number)
     jurisdiction of
     incorporation or
      organization)

                        1800 West Park Drive, Suite 250
                        Westborough, Massachusetts 01581
                                 (508) 870-6700
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                              C. Edward Baker, Jr.
                      Chairman and Chief Executive Officer
                        Arch Communications Group, Inc.
                        1800 West Park Drive, Suite 250
                        Westborough, Massachusetts 01581
                                 (508) 870-6700
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   copies to:
                               Edward Young, Esq.
                             Jay E. Bothwick, Esq.
                           David A. Westenberg, Esq.
                             c/o Hale and Dorr LLP
                                60 State Street
                          Boston, Massachusetts 02109
                                 (617) 526-6000

                               ----------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the effective registration statement for the same offering. [_]
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                            Proposed
                                            Maximum     Proposed
                                   Amount   Offering    Maximum      Amount of
     Title of Each Class of        to be     Price     Aggregate    Registration
  Securities to be Registered    Registered Per Unit Offering Price    Fee(1)

--------------------------------------------------------------------------------
Common Stock, $.01 par value ... 3,675,659    3.01   $11,063,733.59  $3,075.71
--------------------------------------------------------------------------------
Common Stock, $.01 par value....       152    2.34          $356.29       $.10

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1)  Calculated in accordance with Rule 457 under the Securities Act of 1933, as amended.
                               ----------------
  The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             EXPLANATORY STATEMENT

  Some of the securities described in the Prospectus which forms part of this Registration Statement are registered on separate registration statements on Form S-4 (file no. 333-63519 and 62211). Such Prospectus is a common prospectus for all three registration statements.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the +
+Securities and Exchange Commission is effective.                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+This prospectus is not an offer to sell these securities and it is not        +
+soliciting an offer to buy these securities in any state where the offer or   +
+sale is prohibited.                                                           +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                SUBJECT TO CHANGE, PROSPECTUS DATED MAY 28, 1999

PROSPECTUS

                                     [LOGO]

                        ARCH COMMUNICATIONS GROUP, INC.

                       119,387,874 Shares of Common Stock
                  8,125,106 Shares of Class B Common Stock
                  3,675,659 Stock Purchase Warrants

  On the date of this prospectus we are issuing warrants to purchase a total of 48,259,933 shares of our common stock in connection with our acquisition of MobileMedia Communications, Inc. and its subsidiaries. The exercise price of these warrants is initially $3.01 per share, but may be adjusted for stock splits and in various other circumstances. The warrants expire at 5:00 p.m., New York City time, on September 1, 2001.

  This prospectus relates to our issuance of shares of common stock upon exercise of the warrants and also to resales of warrants and shares by the selling stockholders named in this prospectus. We expect that these stockholders will sell warrants and shares at prices determined by the prevailing market price for shares of common stock or in negotiated transactions.

  We will not receive any of the proceeds of resale of warrants or shares by the selling stockholders, although we will receive the exercise price of the warrants when exercised.

                                                       Per Share      Total
                                                       --------- ---------------
        Warrant exercise price........................   $3.01   $145,262,398.33
        Underwriting discounts........................     --                --
        Proceeds, before expenses, to Arch............   $3.01   $145,262,398.33

  Our common stock is traded on the Nasdaq National Market under the symbol "APGR".

 Neither the SEC nor any state
 securities regulators have
 approved or disapproved the
 shares or warrants or
 determined if this prospectus
 is accurate or adequate.
 Anyone who tells you
 otherwise is committing a
 crime.

                                           We urge you to carefully read
                                           the
                                           "Risk Factors" section,
                                           beginning
                                           on page 5, before you make
                                           any
                                           investment decision.



                 The date of this prospectus is        , 1999.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Summary...................................................................   1
  Our Business............................................................   1
    Arch..................................................................   1
    MobileMedia...........................................................   2
    The Mobile Media Acquisition..........................................   2
    The Combined Company..................................................   2
  Other Information about Arch............................................   3
  Resales by Selling Stockholders.........................................   3
Risk Factors..............................................................   5
  Uncertainties Related to the MobileMedia Acquisition ...................   5
  Business and Financial Risks............................................   6
  Risks Related to Shares, Warrants and Warrant Exercises.................  11
Forward-Looking Statements................................................  14
Dilution..................................................................  14
Use of Proceeds...........................................................  15
Market Price Information and Dividend Policy..............................  15
Selected Historical Consolidated Financial and Operating Data--Arch.......  16
Arch Management's Discussion and Analysis of Financial Condition and
 Results of Operations....................................................  18
Selected Historical Consolidated Financial and Operating Data--
 MobileMedia..............................................................  29
MobileMedia Management's Discussion and Analysis of Financial Condition
 and Results of Operations................................................  30
Unaudited Selected Pro Forma Consolidated Financial Data..................  44

                                                                           Page
                                                                           ----
Unaudited Pro Forma Condensed Consolidated Financial Statements ..........  44
Industry Overview.........................................................  50
Business..................................................................  55
  Business Strategy.......................................................  55
  Arch's Paging and Messaging Services, Products and Operations...........  56
  MobileMedia's Paging and Messaging Services, Products and Operations....  58
  Networks and Licenses...................................................  59
  Subscribers and Marketing...............................................  62
  Sources of Equipment....................................................  63
  Employees...............................................................  63
  Trademarks..............................................................  64
  Properties..............................................................  64
  Litigation..............................................................  64
  Predecessors to the Combined Company; Events Leading up to MobileMedia's
   Bankruptcy Filings.....................................................  65
  The MobileMedia Acquisition.............................................  66
Management................................................................  68
Principal Stockholders....................................................  74
Description of Securities.................................................  77
Description of Outstanding Indebtedness...................................  86

Plan of Distribution......................................................  90

Selling Stockholders......................................................  96

Legal Matters.............................................................  97

Experts...................................................................  97

Where You Can Find More Information ......................................  98
Index to Financial Statements............................................. F-1

                                    SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. It may not contain all of the information that is important to you. We urge you to read the entire prospectus, including financial statements and "Risk Factors". In this prospectus, we use the name "Arch" to refer to Arch Communications Group, Inc. and its consolidated subsidiaries both before and after the MobileMedia acquisition described below. Sometimes we use the phrase "combined company" when we wish to emphasize that we are referring specifically to Arch after the MobileMedia acquisition.

                                  Our Business

Arch is now the second largest provider of wireless messaging services, primarily paging services, in the United States based on its net revenues and its approximately 7.2 million units in service. This reflects Arch's acquisition of MobileMedia Communications, Inc. and its subsidiaries on June , 1999. Before the MobileMedia acquisition, Arch and MobileMedia separately conducted two of the largest paging operations in the country. Arch believes that the MobileMedia acquisition will benefit Arch through operating synergies, cost savings and a reduction in Arch's financial leverage. However, the integration of the companies' businesses may present difficulties. See "Risk Factors--Integrating the two companies presents challenges".

Arch's operating objectives are to increase its EBITDA, or earnings before interest, taxes, depreciation and amortization; deploy its capital efficiently; reduce its financial leverage; and expand its customer relationships. To achieve its operating objectives, Arch:

  . has selected a low-cost operating strategy as its principal competitive tactic;

  . is seeking to reduce its financial leverage by reducing capital requirements and increasing EBITDA;

  . is distributing its products and services through several different channels; and

  . is pursuing new revenue opportunities associated with its units in service, including applications in narrowband personal communications services, which are commonly referred to as N-PCS.

Arch

Arch has been a leading provider of wireless messaging services, primarily paging services. At March 31, 1999, Arch was the third largest paging company in the United States based on its 4.3 million units then in service. Arch has:

  . operated in 41 states and more than 180 of the 200 largest markets in the United States;

  . offered local, regional and nationwide paging services employing digital networks covering approximately 85% of the United States population;

  . offered four types of paging services through its networks: digital display, alphanumeric display, tone-only and tone-plus-voice. These types of services are described in detail under "Business--Arch's Paging and Messaging Services, Products and Operations" on page 57; and

  . offered enhanced and complementary services, including voice mail, personalized greeting, message storage and retrieval, pager loss protection and pager maintenance.

Prior to the MobileMedia acquisition, Arch achieved significant growth in units in service through a combination of internal growth and acquisitions. From January 1, 1996 through March 31, 1999, Arch's total number of units in service grew at a compound rate on an annualized basis of 26.7%. For the same period on an annualized basis, Arch's compound rate of internal growth in units in service was 22.3%, excluding units added through acquisitions. From commencement of operations in September 1986 through March 31, 1999, Arch completed 33 acquisitions involving an aggregate of 1.7 million units in service at the time of purchase. The MobileMedia acquisition has added approximately 2.9 million additional units, net of intercompany units.

Arch had revenues of $413.6 million and a net loss of $206.1 million for the year ended December 31, 1998 and revenues of $100.9 million and a net loss of $49.1 million for the three months ended March 31, 1999.

MobileMedia

Prior to its acquisition by Arch, MobileMedia operated one of the largest paging companies in the United States, with approximately 3.1 million units in service as of March 31, 1999. Through its sales offices, nationwide retail distribution network, company-operated retail stores and resellers, MobileMedia has offered local, regional and national coverage to subscribers in all 50 states and the District of Columbia. This has included local coverage to each of the 100 most populated metropolitan markets in the United States.

MobileMedia has marketed its services primarily under the MobileComm brand name. MobileMedia's paging and wireless messaging services have consisted principally of numeric and alphanumeric paging services. See "Business-- MobileMedia's Paging and Messaging Services, Products and Operations".

Between January 30, 1997 and June , 1999, MobileMedia and several affiliated companies operated as debtors-in-possession under Chapter 11 of the Bankruptcy Code. MobileMedia's insolvency proceedings are described under "Business-- Predecessors to the Combined Company; Events Leading Up to MobileMedia's Bankruptcy Filings" and "MobileMedia Management's Discussion and Analysis of Financial Condition and Results of Operations".

MobileMedia had revenues of $449.7 million and net income of $35.6 million for the year ended December 31, 1998 and revenues of $105.8 million and a net loss of $7.7 million for the three months ended March 31, 1999.

The MobileMedia Acquisition

Arch acquired MobileMedia on June , 1999. Arch paid approximately $537.0 million in cash, including fees and expenses and elimination of certain debt. Arch also issued a total of 115.0 million shares of its common stock and 8.1 million shares of its Class B common stock to creditors of MobileMedia and stockholders of Arch. Arch issued some of these shares in exchange for cancellation of creditors' claims and received cash proceeds of approximately $217.5 million for the other shares. Arch has also borrowed approximately $320.0 million to help fund the acquisition. See "Business--The MobileMedia Acquisition".

The Combined Company

The combined company is the second largest paging operator in the United States as measured by units in service and net revenues. On a pro forma basis, but excluding the impact of expected operational cost synergies, at and for the year ended December 31, 1998, the combined company would have had:

  . approximately 7.2 million units in service;
  . net revenues of $802.7 million;
  . adjusted pro forma EBITDA, as described below, of $252.6 million; . net loss before extraordinary items of $193.2 million; and . total debt of $1.3 billion.

For the year ended December 31, 1998, on a similar pro forma basis, cash flows provided by operating activities would have been $138.3 million, cash flows used in investing activities would have been $506.0 million and cash flows provided by financing activities would have been $359.1 million.

For the three months ended March 31, 1999, the combined company would have had:

  . net revenues of $194.2 million;
  . adjusted pro forma EBITDA of $64.6 million;
  . net loss before extraordinary items of $60.1 million;
  . total debt of $1.3 billion; and
  . cash flows of $30.1 million provided by operating activities, $589.9 million used in investing activities and $568.3 million provided by financing activities.

This adjusted pro forma information assumes that the MobileMedia acquisition had been effected as of January 1, 1998.

The combined company's leverage on a pro forma basis, as measured by the ratio of total debt to annualized adjusted pro forma EBITDA, would have been 5.2 to 1 for the year ended December 31, 1998 and 5.2 to 1 for the three months ended March 31, 1999. Adjusted pro forma EBITDA is EBITDA net of restructuring charges and bankruptcy related expenses, equity in loss of affiliates, extraordinary items, amortization of deferred gain on tower sale, impairment of long-lived assets and reduction of liabilities subject to compromise. See "Business" and "Unaudited Pro Forma Condensed Consolidated Financial Statements".

Other Information about Arch

Our principal office is located at 1800 West Park Drive, Suite 250, Westborough, Massachusetts 01581. Our telephone number is (508) 870-6700.

"Arch" and "Arch Paging" are service marks of Arch. "MobileComm" is a registered service mark of MobileMedia, which is not associated with MobilComm Inc. of Cincinnati, Ohio. Additional trademarks, service marks and trade names of Arch and MobileMedia also appear in this prospectus. See "Business-- Trademarks". Other trademarks, service marks and trade names used in this prospectus are owned by persons who are not associated with Arch.

Our web site is not part of this prospectus.

None of the financial or share information in this prospectus reflects the effects of a reverse stock split which we expect to effect during June 1999. See "Description of Securities--Reverse Stock Split".

Resales by Selling Stockholders

This prospectus covers the public offering and sale of warrants and shares held by stockholders who are named in this prospectus. These shares include shares already owned by these stockholders and shares to be acquired through exercise of warrants. We expect that the prices at which these stockholders may sell warrants and shares will be determined by the prevailing market price for common stock or in negotiated transactions. We will not receive any proceeds from the sale of their warrants or shares. See "Plan of Distribution--Resales of Warrants and Shares" and "Selling Stockholders".

                             Exercises of Warrants

Securities offered..........  48,259,933 shares of common stock. Each warrant entitles you to purchase one share of common stock, subject to adjustment for stock splits and similar transactions, issuances of stock or op-tions at prices below prevailing market prices and other events described under "Descriptions of Securities--Warrants".

Subscription price..........  $3.01 per share payable in cash.

Expiration date for
 exercise of warrants.......
                              5:00 p.m., New York City time, on September 1, 2001. Warrants cannot be exercised after this time.

Shares to be outstanding
 assuming exercise of
 warrants...................  198,208,369 shares of common stock, based on shares outstanding at June , 1999 and assuming exercise of all warrants and conversion of all outstanding convertible securities.

Warrant agent...............  The Bank of New York.

Method of exercise of         You or your transferees may exercise your war-
 warrants...................  rants by properly completing and signing the ex-
                              ercise notice attached to the warrant certificate for your warrants, and forwarding the exercise notice and warrant certificate to the warrant agent, on or before September 1, 2001, together with payment in good funds of the exercise price for each share subscribed for. If you forward exercise notices by mail, Arch recommends that you use insured, registered mail. Warrant certif-icates and exercise notices are being mailed to their original registered holders on or about the date of this prospectus. See "Plan of Distribu-tion--Exercises of Warrants--Method of Exercise of Warrants".

No revocation...............  Once you have exercised warrants, you may not re-
                              voke your exercise.

Transfers and resales.......  You may transfer warrants as described under
                              "Plan of Distribution--Exercises of Warrants-- Transfer of Warrants". You may resell warrants and shares issued upon exercise of warrants with-out registration under the Securities Act of 1933 if you are not an affiliate of Arch or an under-writer within the meaning of the Securities Act. See "--Resales of Warrants and Shares".

Use of proceeds.............  Arch intends to use substantially all of the pro-
                              ceeds received upon exercise of the warrants for general corporate purposes, including working capital and debt repayment.

Exercise through others.....  If you hold warrants beneficially through a bro-
                              ker, dealer, commercial bank, trust company or other nominee, you should contact the appropriate institution or nominee and request it to effect the transaction for you. You should do likewise if you hold warrants directly but would prefer to have an institution effect transactions relating to the warrants on your behalf.

                                  RISK FACTORS

  You should consider carefully the following risks before you decide whether to exercise warrants or to purchase warrants or shares. If any of these possible developments occur, our business, financial condition and/or results of operations would likely suffer. In that case, the trading price of our common stock could decline, and you might lose all or part of the money you paid to buy our warrants or shares.

Uncertainties Related to the MobileMedia Acquisition

Integrating the two companies presents challenges

  Arch may not be able to successfully integrate MobileMedia's operations. Any difficulties or problems encountered in the integration process could have a material adverse effect on the combined company. Even if integrated in a timely manner, there can be no assurance that Arch's operating performance after the MobileMedia acquisition will be successful or will fulfill management's objectives described in "Business--Business Strategy". Until integration is complete, the two companies will continue to operate with some autonomy. This degree of autonomy may blunt the implementation of the combined company's operating strategy.

  The combination of the two companies will require, among other things, coordination of administrative, sales and marketing, distribution and accounting and finance functions and expansion of information and management systems. The integration process could cause the interruption of the activities of the two businesses, or a loss of momentum. The difficulties of such integration may initially be increased by the necessity of coordinating geographically separate organizations and integrating personnel with disparate business backgrounds and corporate cultures. Arch may not be able to retain key employees. The process of integrating the businesses of Arch and MobileMedia may require a disproportionate amount of time and attention of Arch's management and financial and other resources of Arch and may involve other, unforeseen difficulties.

  Similar risks will attend future acquisition opportunities which Arch intends to pursue. Furthermore, no assurance can be given that suitable acquisition transactions can be identified, financed and completed on acceptable terms, or that Arch will participate in any future consolidation of the paging industry.

Disruption of MobileMedia's operations that occurred during insolvency proceedings may continue

  MobileMedia's business operations were adversely affected by difficulties in integrating the operations of certain businesses acquired in 1995 and 1996, by liquidity problems arising prior to its January 30, 1997 bankruptcy filing and by the reluctance of some customers and potential customers to do business with MobileMedia while it operated under Chapter 11. Any continued deterioration of MobileMedia's business, including the loss of significant numbers of key employees following MobileMedia's acquisition by Arch, could have material adverse effects. See "Business".

Downturn in MobileMedia's units in service may continue

  Cancellation of units in service can significantly affect the results of operations of wireless messaging service providers. The sales and marketing costs associated with attracting new subscribers are substantial compared to the costs of providing service to existing customers. Because the paging business is characterized by high fixed costs, cancellations directly and adversely affect EBITDA.

  After filing for bankruptcy protection on January 30, 1997, MobileMedia experienced a significant decline in units in service. At March 31, 1999, MobileMedia had 3,106,775 units in service compared to 3,440,342 units in service at December 31, 1997. A failure to correct this cancellation trend could have a material adverse effect on the combined company. See "Business-- MobileMedia's Business--Sales and Marketing".

Amortization charges may affect earnings sooner than expected

  Under purchase accounting treatment for the MobileMedia acquisition, Arch must record a substantial amount of goodwill and other intangible assets. This will result in substantial amortization charges to the consolidated income of Arch over the useful lives of such assets. Arch estimates the incremental amount of such charges to be approximately $26.0 million per year for ten years. However, actual charges could vary significantly if the underlying assets are impaired or if the useful lives of such assets are less than currently estimated. See "Unaudited Selected Pro Forma Consolidated Financial Data".

Creditors may allege defaults

  It is possible that holders of some of Arch's outstanding indebtedness may allege that the MobileMedia acquisition constitutes either a breach or a default or a change in control of Arch entitling them to immediate repayment of their indebtedness. See "Description of Outstanding Indebtedness". The magnitude of any resulting adverse consequences would depend upon, among other factors, the diligence and vigor with which debt holders may seek to assert any such rights and pursue any such remedies, and Arch's ability to prevail in its interpretation of the loan documents or otherwise resolve matters on acceptable terms.

Business and Financial Risks

Continued losses are likely

  The combined company expects to continue to report net losses for the foreseeable future and cannot predict when, if ever, it is likely to attain profitability. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations", "MobileMedia Management's Discussion and Analysis of Financial Condition and Results of Operations", and the consolidated financial statements and notes of Arch and MobileMedia.

  Arch and MobileMedia have reported losses in all but one of the periods shown in the table below:

                               Year Ended December 31,
                              ---------------------------
                                                           Three Months
                                                              Ended
                                                            March 31,
                                1996      1997     1998        1999
                              ---------  -------  -------  ------------
      Net income (loss):               (dollars in million)
        Arch................. $  (114.7) $(181.9) $(206.1)    $(49.1)
        MobileMedia.......... $(1,059.9) $(124.6) $  35.6     $( 7.7)

  Furthermore, MobileMedia had net income during the year ended December 31, 1998 solely because of a $94.2 million gain on the sale of transmission towers and related equipment. After giving effect to the MobileMedia acquisition, Arch would have incurred, on a pro forma basis, losses before extraordinary item of $193.2 million for the year ended December 31, 1998 and $60.1 million for the three months ended March 31, 1999. See the consolidated financial statements and notes of Arch and MobileMedia and "Unaudited Pro Forma Condensed Consolidated Statement of Operations".

  For both Arch and MobileMedia, these historical net losses have resulted principally from substantial depreciation and amortization expense, primarily related to intangible assets and pager depreciation, interest expense, the impairment of long-lived assets in the case of MobileMedia and other costs of growth. Substantial and increased amounts of debt are expected to be outstanding for the foreseeable future. This will result in significant additional interest expense which could have a material adverse effect on Arch's future income or loss. See "--Funding for future capital needs is not assured" and "--High degree of leverage burdens operations".

Revenues and operating results may fluctuate

  Arch believes that future fluctuations in its revenues and operating results may occur due to many factors, including competition, subscriber turnover, new service developments and technological change. Arch's current and planned debt repayment levels are, to a large extent, fixed in the short term, and are based in part on its expectations as to future revenues and cash flow growth. Arch may be unable to adjust spending in a timely manner to compensate for any revenue or cash flow shortfall. It is possible that, due to future fluctuations, Arch's revenue, cash flow or operating results may not meet the expectations of securities analysts or investors. This may have a material adverse effect on the price of Arch's common stock. See "Market Price Information and Dividend Policy" and "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations". If shortfalls were to cause Arch not to meet the financial covenants contained in its debt instruments, the debtholders could declare a default and seek immediate repayment.

High degree of leverage burdens operations

  Each of Arch and MobileMedia has been highly leveraged, and the combined company expects to continue to be highly leveraged. The following table compares the total debt, total assets and latest three-month annualized adjusted EBITDA of Arch, MobileMedia and the combined company at or as of March 31, 1999.

                                                                       Pro Forma
                                                                       Combined
                                                    Arch   MobileMedia  Company
                                                  -------- ----------- ---------
                                                      (dollars in millions)
       Total debt................................ $1,038.0   $910.7    $1,349.7
       Total assets.............................. $  883.4   $554.0    $1,538.4
       Annualized adjusted EBITDA................ $  140.1   $118.5    $  258.6

  Adjusted EBITDA is not a measure defined in GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA, as determined by Arch and MobileMedia, may not necessarily be comparable to similarly titled data of other paging companies. See "Selected Historical Consolidated Financial and Operating Data-- Arch".

  Arch's high degree of leverage may have adverse consequences for Arch. These include the following:

  . High leverage may impair or extinguish Arch's ability to obtain additional financing necessary for acquisitions, working capital, capital expenditures or other purposes on acceptable terms, if at all.

  . A substantial portion of Arch's cash flow will be required to pay interest expense; this will reduce the funds which would otherwise be available for operations and future business opportunities.

  . Arch's credit facilities and indentures contain financial and restrictive covenants; the failure to comply with these covenants may result in an event of default which could have a material adverse effect on Arch if not cured or waived.

  . Arch may be more highly leveraged than its competitors which may place it at a competitive disadvantage.

  . Arch's high degree of leverage will make it more vulnerable to a downturn in its business or the economy generally.

  . Arch's high degree of leverage may impair its ability to participate in the future consolidation of the paging industry.

There can be no assurance that Arch will be able to reduce its financial leverage as it intends, nor that Arch will achieve an appropriate balance between growth which it considers acceptable and future reductions in financial leverage. If Arch is not able to achieve continued growth in EBITDA, it may be precluded from incurring additional indebtedness due to cash flow coverage requirements under existing debt instruments. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations", "Description of Certain Indebtedness" and the consolidated financial statements and notes of Arch and MobileMedia.

Funding for future capital needs is not assured

  Arch's business strategy requires substantial funds to be available to finance the continued development and future growth and expansion of its operations, including possible acquisitions. Future amounts of capital required by Arch will depend upon a number of factors. These factors include subscriber growth, the type of paging devices and services demanded by customers, service revenues, technological developments, marketing and sales expenses, competitive conditions, the nature and timing of Arch's N-PCS strategy and acquisition strategies and opportunities. No assurance can be given that additional equity or debt financing will be available to Arch when needed on acceptable terms, if at all. If sufficient financing is unavailable when needed, Arch may experience material adverse effects. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Outstanding Indebtedness".

Competition and technological change may undermine Arch's business

  There can be no assurance that the combined company will be able to compete successfully with current and future competitors in the paging business or with competitors offering alternative communication technologies. See "Industry Overview--Competition".

 Competition may intensify and may adversely affect margins

  Arch and MobileMedia have each faced competition from other paging service providers in all markets in which they operate, including some competitors who hold nationwide licenses. Due in part to competitive conditions, monthly fees for basic paging services have generally declined in recent years. The combined company may face significant price-based competition in the future which could have a material adverse effect on its revenues and EBITDA. Some competitors possess greater financial, technical and other resources than the combined company. A trend towards increasing consolidation in the paging industry in particular and the wireless communications industry in general in recent years has led to competition from increasingly larger and better capitalized competitors. If any of such competitors were to devote additional resources to the paging business or focus on Arch's or MobileMedia's historical markets, there could be a material adverse effect on the combined company.

 New two-way paging technology may adversely affect Arch's competitive position

    Competitors are currently using and developing a variety of two-way paging technologies. Neither Arch nor MobileMedia currently provides such two-way services, other than as a reseller. Although these services generally are higher priced than traditional one-way paging services, this situation may change. Technological improvements could result in increased capacity and efficiency for two-way paging technologies and this could result in increased competition for the combined company. Future technological advances in the telecommunications industry could increase new services or products competitive with the paging services historically provided by Arch and MobileMedia. Future technological advances could also require the combined company to reduce the price of its paging services or incur additional capital expenditures to meet competitive requirements. Recent and proposed regulatory changes by the FCC are aimed at encouraging such technological advances and new services. Other forms of wireless two-way communications technology also compete with the paging services that the combined company provides. These include cellular and broadband personal communications services, which are commonly referred to as PCS, as well as specialized mobile radio services. Although these services are primarily focused on two-way voice communications, many service providers are electing to provide paging services as an adjunct to their primary services.

 Obsolescence in company-owned units may impose additional costs on Arch

  Technological change may also adversely affect the value of the paging units owned by Arch and MobileMedia that are leased to their subscribers. If Arch's or MobileMedia's current subscribers request more technologically advanced units, including two-way units, the combined company could incur additional inventory costs and capital expenditures if required to replace units leased to its subscribers within a short period of time. Such additional investment or capital expenditures could have a material adverse effect on the combined company.

Government regulation may burden operations

 Licenses may not be automatically renewed

  The combined company's FCC paging licenses are for varying terms of up to 10 years. When the licenses expire, renewal applications must receive approval from the FCC. To date, the FCC has approved each assignment and transfer of control for which Arch and MobileMedia have sought approval; however, no assurance can be given that any of the combined company's renewal applications will be free of challenge or will be granted by the FCC.

 Regulatory changes could add burdens or benefit competing technologies

  The FCC continually reviews and revises its rules affecting paging companies. Therefore, regulatory requirements that apply to the combined company may change significantly over time. Specific examples of regulatory changes that could impose additional administrative and/or economic burdens on the combined company, or that could benefit competing technologies, are discussed under "Industry Overview--FCC Regulatory Approval and Authorizations", "-- Telecommunications Act of 1996", "--Future Regulation", "--State Regulation", and "--Competition".

 Acquisitions of Arch's stock by foreigners could jeopordize Arch's licenses

  The Communications Act limits foreign investment in and ownership of radio common carriers licensed by the FCC, as well as their parent companies. The combined company may not have more than 25% of its stock owned or voted by aliens or their representatives, a foreign government or its representatives or a foreign corporation if the FCC finds that the public interest would be served by denying such ownership. Arch's subsidiaries that are radio common carrier licensees are subject to more stringent requirements and may have only up to 20% of their stock owned or voted by aliens or their representatives, a foreign government or their representatives or a foreign corporation. This ownership restriction is not subject to waiver. See "Industry Overview--Regulation". Arch's certificate of incorporation permits the redemption of shares of Arch's capital stock from foreign stockholders where necessary to protect FCC licenses held by Arch or its subsidiaries, but such a redemption would be subject to the availability of capital to Arch and any restrictions contained in applicable debt instruments and under the Delaware corporations statute. These restrictions currently would not permit any such redemptions. The failure to redeem shares promptly could jeopardize the FCC licenses held by Arch or its subsidiaries. See "--High degree of leverage burdens operations", "-- Competition and technological change may undermine Arch's business" and "Industry Overview--Regulation".

Arch cannot control third parties on whom Arch depends for products and services

  The combined company does not manufacture any of the paging units used in its paging operations. It is dependent primarily on Motorola and NEC America Inc. to obtain sufficient pager inventory for new subscriber and replacement needs and on Glenayre Electronics, Inc. and Motorola for sufficient terminals and transmitters to meet its expansion and replacement requirements. Significant delays in obtaining paging units, terminals or transmitters, such as MobileMedia experienced before its bankruptcy filing, could lead to disruptions in operations and adverse financial consequences. Purchase agreements with Motorola expire on June 19, 1999 and February 6, 2000. There can be no assurance that the agreements with Motorola will be renewed or, if renewed, that such agreements will be on terms and conditions as favorable to the combined company as those under the current agreements. See "Business--Sources of Equipment".

  The combined company relies on third parties to provide satellite transmission for some aspects of its paging services. To the extent there are satellite outages or if satellite coverage is impaired in other ways, the combined company may experience a loss of service until such time as satellite coverage is restored, which could have a material adverse effect.

Loss of key personnel could adversely impact operations

  Arch's success will depend, to a significant extent, upon the continued services of a relatively small group of executive personnel. Arch does not have employment agreements with any of its current executive officers, or maintain life insurance on their lives, although all executive officers have entered into executive retention agreements with Arch. The loss or unavailability of one or more of its executive officers or the inability to attract or retain key employees in the future could have a material adverse effect on Arch. See "Management".

Divisional reorganization may not achieve objectives

  Arch is currently reorganizing its operating divisions. Once fully implemented, this divisional reorganization is expected to result in annual cost savings of approximately $15.0 million. Arch recorded a restructuring charge of $14.7 million in 1998. There can be no assurance that the expected cost savings will be achieved or that the reorganization of Arch's business will be accomplished smoothly, expeditiously or successfully. The difficulties of the divisional reorganization may be increased by the need to integrate MobileMedia's operations in many locations and to combine two corporate cultures. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Divisional Reorganization".

Impact of the Year 2000 issue is not fully known

  The Year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of the combined company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

  Within the next few months, the combined company must finish the process of reviewing, evaluating and, if and where necessary, modifying or replacing its computerized systems and applications to ensure that all financial, information and operating systems are Year 2000 ready. This includes both information and non-information technology systems. Any failure of systems or products to be Year 2000 ready could have a material adverse effect on the combined company's business, financial condition, results of operations or prospects.

  Although Arch and MobileMedia each began testing its internal business-related hardware and software applications in 1998, there can be no assurance that such testing has detected or will detect all applications that may be affected by Year 2000 compliance problems. The combined company's objective is to make its internal computer systems Year 2000 ready by September 30, 1999 but there can be no assurance that this objective will be met. Furthermore, it is possible that one or more mission critical vendors, such as utility providers, telephone carriers or satellite carriers, may not be Year 2000 compliant. Because of the unique nature of those vendors, alternative providers of these services may not be available. Furthermore, all pagers and paging-related equipment used by the combined company and its customers are manufactured by third parties. Although the combined company has initiated testing of such equipment, it has relied to a large extent on the representations of its vendors with respect to their readiness and cannot offer any assurance about the accuracy of its vendors' representations. See "Arch Management's Discussion of Financial Condition and Results of Operations--Year 2000 Compliance" and "MobileMedia Management's Discussion of Financial Condition and Results of Operations--Year 2000 Compliance".

Debt instruments restrict operations

  Various debt instruments impose operating and financial restrictions on Arch. The combined company's secured credit facility requires various Arch operating subsidiaries to maintain specified financial ratios, including a maximum leverage ratio and a minimum fixed charge coverage ratio. In addition, the secured credit facility limits or restricts, among other things, the operating subsidiaries' ability to:

  . declare dividends or redeem or repurchase capital stock;

  . prepay, redeem or purchase debt;

  . incur liens and engage in sale/leaseback transactions;

  . make loans and investments;

  . incur indebtedness and contingent obligations;

  . amend or otherwise alter debt instruments and other material agreements;

  . engage in mergers, consolidations, acquisitions and asset sales;

  . engage in transactions with affiliates; and

  . alter its lines of business or accounting methods.

  Other debt instruments limit, among other things:

  . the incurrence of additional indebtedness by Arch and its subsidiaries;

  . the payment of dividends and other restricted payments by Arch and its subsidiaries;

  . asset sales;

  . transactions with affiliates;

  . the incurrence of liens; and

  . mergers and consolidations.

  The combined company's ability to comply with such covenants may be affected by events beyond its control, including prevailing economic and financial conditions. A breach of any of these covenants could result in a default under the secured credit facility and/or other debt instruments. Upon the occurrence of an event of default, the creditors could elect to declare all amounts outstanding to be immediately due and payable, together with accrued and unpaid interest. If Arch were unable to repay any such amounts, the secured creditors could proceed against the collateral securing a portion of the indebtedness. If the lenders under the secured credit facility or other debt instruments accelerated the payment of such indebtedness, there can be no assurance that the assets of Arch would be sufficient to repay in full such indebtedness and other indebtedness of Arch. In addition, because the secured credit facility and other debt instruments limit Arch's ability to engage in certain transactions except under certain circumstances, Arch may be prohibited from entering into transactions that could be beneficial to Arch. See "Description of Certain Indebtedness".

Risks Related to Shares, Warrants and Warrant Exercises

Warrant exercise will result in dilution to you

  The exercise price per warrant currently exceeds the net tangible book value per share of common stock, which is a negative number. Accordingly, you will experience immediate and substantial dilution if you exercise warrants under current conditions. See "Dilution".

Trading prices may be volatile

  The market price of Arch's common stock has been experiencing significant fluctuation and has declined materially since 1996. Between January 1, 1998 and June , 1999, the reported sale price of common stock on the Nasdaq National Market has ranged from a high of $6.1875 per share in June 1998 to a low of $0.6875 per share in October 1998. The trading price of common stock following the MobileMedia acquisition will likely be affected by numerous factors. These include the risk factors set forth in this prospectus, as well as prevailing economic and financial trends and conditions in the public securities markets. Share prices of paging companies such as Arch have exhibited a high degree of volatility during recent periods. Shortfalls in revenues or EBITDA from the levels anticipated by the public markets could have an immediate and significant adverse effect on the trading price of Arch's common stock in any given period. Shortfalls may result from events that are beyond Arch's immediate control and can be unpredictable. The trading price of Arch's shares may also be affected by developments which may not have any direct relationship with Arch's business or long-term prospects. These include reported financial results and fluctuations in trading prices of the shares of other publicly held companies in the paging industry generally. See "Market Price Information and Dividend Policy".

Common stock might be delisted from the Nasdaq National Market

  The Nasdaq Stock Market, Inc. has notified Arch that Arch's common stock is not in compliance with the minimum closing bid price requirement of $5.00 per share for continued trading on the Nasdaq National Market. Nasdaq has informed Arch that Arch must be in compliance with all requirements for continued trading on the Nasdaq National Market by June 30, 1999 or the common stock will be delisted on that date. Arch intends to implement a reverse stock split designed to increase the minimum closing bid price of the common stock above $5.00 per share. There can be no assurance, however, that Arch will continue to meet the Nasdaq's requirements for continued trading.

Shares eligible for future sale may depress market price of common stock

  On June , 1999, upon consummation of the MobileMedia acquisition, 136.2 million shares of common stock were issued and outstanding. In addition, 13.8 million shares of common stock are issuable upon conversion of convertible securities and 48.3 million shares of common stock are issuable upon exercise of the warrants. The issuance of these shares of common stock, together with the issuance of up to 8.5 million shares of common stock currently authorized for issuance under Arch compensation plans, will substantially dilute the proportionate equity interests of the holders of the common stock. No prediction can be made as to the effect, if any, that future sales of common stock, or the availability of shares for future sales, will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock, including shares issued upon exercise of warrants or options, or the perception that such sales could occur, could depress prevailing market prices of common stock.

It may become impossible to exercise warrants

  A current prospectus covering the shares issuable upon exercise of the warrants must be in effect before Arch may accept warrant exercises. There can be no assurance that Arch will be able to have a current prospectus in effect if this prospectus ceases to be current. See "Description of Securities-- Registration Rights".

There is no established trading market for warrants

  The warrants will not be traded on the Nasdaq system, and we cannot predict how much interest or sales volume there will be. Trading may be very sporadic.

Charter provisions may impede takeovers of Arch

  Arch's certificate of incorporation and by-laws provide for a classified board of directors, the issuance of "blank check" preferred stock whose terms may be fixed by Arch's board of directors without further stockholder approval, a prohibition on stockholder action by written consent in lieu of a meeting and certain procedural requirements governing stockholder meetings. Arch also has a stockholders rights plan. In addition, Section 203 of the Delaware corporations statute will, with certain exceptions, prohibit Arch from engaging in any business combination with any "interested stockholder" for a three-year period after such stockholder becomes an interested stockholder. Such provisions may have the effect of delaying, making more difficult or preventing a change in control or acquisition of Arch even though such a transaction might be beneficial to Arch's stockholders. See "Description of Securities--Anti-Takeover Provisions".

                         FORWARD-LOOKING STATEMENTS

  This prospectus contains forward-looking statements that are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You should consider any statements that are not statements of historical fact to be forward-looking statements. These include statements to the effect that Arch or its management or board of directors "believe", "expect", "anticipate", "plan" and similar expressions. A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements. See "Risk Factors". Arch undertakes no obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                    DILUTION

  The following table illustrates the per share dilution for shares purchased through the exercise of warrants. Dilution is determined by subtracting pro forma net tangible book value per share after the MobileMedia acquisition and related transactions from the warrant exercise price per share.

  Arch currently has a negative tangible net worth. The tangible net book value of the outstanding shares of Arch's common stock as of March 31, 1999 was a negative $836.6 million or a negative $31.13 per share. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding, assuming the conversion of all outstanding convertible securities at conversion rates currently in effect. After giving effect to the MobileMedia acquisition, including the sale by Arch of 108,728,673 shares of common stock and Class B common stock for gross proceeds of $217.5 million and the issuance of an additional 14,344,969 shares of common stock to unsecured creditors of MobileMedia, the exercise of one warrant for one share would result in the pro forma net tangible book value of Arch as of March 31, 1999 being a negative $965.8 million, or a negative $6.44 per share. This represents an immediate and substantial dilution of $9.45 per share from the warrant exercise price. For purposes of illustration, we have assumed the exercise of one warrant for one share because that assumption results in the maximum amount of dilution per share. The exercise of additional warrants would increase net tangible book value so that dilution per share would be less than $9.45 per share.

       Warrant exercise price........................................   $3.01
         Net tangible book value per share before MobileMedia
          acquisition and related transactions...............  $(31.13)
         Increase per share attributable to the MobileMedia
          acquisition and related transactions...............    24.69
                                                               -------
       Pro forma net tangible book value per share after MobileMedia
          acquisition and related transactions.......................   (6.44)
                                                                        -----
       Dilution to persons exercising warrants.......................   $9.45
                                                                        =====

                                USE OF PROCEEDS

  The maximum proceeds that Arch will receive from any exercises of warrants will be $145,262,398.33 if all the warrants are exercised. Arch expects to use substantially all of any such proceeds for general corporate purposes, including working capital and repayment of debt. See "Description of Outstanding Indebtedness".

                  MARKET PRICE INFORMATION AND DIVIDEND POLICY

  Arch's common stock has traded on the Nasdaq National Market under the symbol "APGR" since January 1992. The following table sets forth for the periods indicated the high and low reported sale prices per share of common stock on the Nasdaq National Market:

                                                                 High     Low
                                                               -------- -------
        Fiscal 1997
          First Quarter....................................... $10.00   $3.75
          Second Quarter...................................... $ 8.375  $3.75
          Third Quarter....................................... $ 9.50   $5.875
          Fourth Quarter...................................... $ 9.125  $4.125
        Fiscal 1998
          First Quarter....................................... $ 6.125  $3.00
          Second Quarter...................................... $ 6.938  $3.50
          Third Quarter....................................... $ 5.000  $1.6875
          Fourth Quarter ..................................... $ 1.75   $0.6875
        Fiscal 1999
          First Quarter ...................................... $ 2.3125 $1.125
          Second Quarter (through June  , 1999) .............. $        $

  The closing sale price per share of common stock on the Nasdaq National
Market on June  , 1999 was $     .

  On June , 1999, after consummation of the MobileMedia acquisition, there were outstanding 136,164,119 shares of common stock held by stockholders of
record, 8,125,106 shares of Class B common stock held by     stockholders of
record and 250,000 shares of Series C preferred stock held by [9] stockholders of record. The number of record holders may not be indicative of the number of beneficial holders because many shares are held by depositaries, brokers or other nominees.

  Neither Arch nor MobileMedia's former parent company has ever declared or paid any cash dividends on its common stock. Arch anticipates that substantially all of its earnings in the foreseeable future will be used to finance the continued growth and development of its business and has no current intention to pay cash dividends. Arch's future dividend policy will depend on its earnings, capital requirements and financial condition, as well as requirements of its financing agreements and other factors that Arch's board of directors considers relevant. Arch's secured credit facility prohibits declaration or payment of cash dividends to Arch stockholders without the written consent of a majority of the lenders. The terms of other outstanding indebtedness only permit the declaration or payment of cash dividends if specified leverage and cash flow requirements are met. Arch does not currently meet these requirements. In addition, the terms of Arch's outstanding Series C preferred stock generally prohibit the payment of cash dividends on common stock unless all accrued dividends due on to the Series C preferred stock have been paid in full. See "Description of Securities" and "Description of Outstanding Indebtedness".

      SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA--ARCH

  The following table sets forth selected historical consolidated financial and operating data of Arch for the year ended August 31, 1994, the four months ended December 31, 1993 and 1994, each of the five years ended December 31, 1998 and the three months ended March 31, 1998 and 1999. The selected financial and operating data as of December 31, 1994, 1995, 1996, 1997 and 1998 and for each of the five years ended December 31, 1998 have been derived from Arch's audited consolidated financial statements and notes. The selected financial and operating data as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 have been derived from Arch's unaudited consolidated financial statements and notes. You should read the following consolidated financial information in conjunction with "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations" and Arch's consolidated financial statements and notes.

  During 1994, Arch changed its fiscal year end from August 31 to December 31. Arch was required to file a transition report on Form 10-K with audited financial statements for the period September 1, 1994 through December 31, 1994 and has elected to include in the following table, for comparative purposes, unaudited financial statements for the periods September 1, 1993 through December 31, 1993 and January 1, 1994 through December 31, 1994.

  In the following table, equity in loss of affiliate represents Arch's share of net losses of USA Mobile Communications Holdings, Inc. for the period of time from Arch's acquisition of its initial 37% interest in USA Mobile on May 16, 1995 through the completion of Arch's acquisition of USA Mobile on September 7, 1995 and Arch's share of net losses of Benbow PCS Ventures, Inc. since Arch's acquisition of Westlink Holdings, Inc. in May 1996. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

  The extraordinary item is an extraordinary charge resulting from prepayment of indebtedness. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations".

  Adjusted EBITDA, as determined by Arch, does not reflect restructuring charge, equity in loss of affiliate, and extraordinary items; consequently adjusted EBITDA may not necessarily be comparable to similarly titled data of other paging companies. EBITDA is commonly used by analysts and investors as a principal measure of financial performance in the paging industry. EBITDA is also one of the primary financial measures used to calculate whether Arch and its subsidiaries are in compliance with financial covenants under their debt agreements. These covenants, among other things, limit the ability of Arch and its subsidiaries to: incur additional indebtedness, advance funds to Benbow, pay dividends, grant liens on its assets, merge, sell or acquire assets, repurchase or redeem capital stock, incur capital expenditures and prepay certain indebtedness. EBITDA is also one of the financial measures used by analysts to value Arch. Therefore Arch management believes that the presentation of EBITDA provides relevant information to investors. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity. Amounts reflected as EBITDA or adjusted EBITDA are not necessarily available for discretionary use as a result of restrictions imposed by the terms of existing indebtedness and limitations imposed by applicable law upon the payment of dividends or distributions, among other things. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operation".

  Adjusted EBITDA margin is calculated by dividing Arch's adjusted EBITDA by total revenues less cost of products sold. EBITDA margin is a measure commonly used in the paging industry to evaluate a company's EBITDA relative to total revenues less cost of products sold as an indicator of the efficiency of a company's operating structure.

                                 Four Months                                                                    Three Months
                   Year Ended       Ended                                                                          Ended
                   August 31,    December 31,                    Year Ended December 31,                         March 31,
                   ---------- -------------------  -------------------------------------------------------  ---------------------
                      1994      1993       1994    1994 (1)  1995 (1)      1996        1997        1998       1998        1999
                   ---------- ---------  --------  --------  ---------  ----------  ----------  ----------  ---------  ----------
                                                (dollars in thousands)                                          (unaudited)
Statements of Operations
 Data:
Service, rental
 and maintenance
 revenues........   $ 55,139  $  16,457  $ 22,847  $ 61,529  $ 138,466  $  291,399  $  351,944  $  371,154  $  91,397  $   90,529
Product sales....     12,108      2,912     5,178    14,374     24,132      39,971      44,897      42,481     10,642      10,359
                    --------  ---------  --------  --------  ---------  ----------  ----------  ----------  ---------  ----------
Total revenues...     67,247     19,369    28,025    75,903    162,598     331,370     396,841     413,635    102,039     100,888
Cost of products
 sold............    (10,124)    (2,027)   (4,690)  (12,787)   (20,789)    (27,469)    (29,158)    (29,953)    (7,366)     (6,926)
                    --------  ---------  --------  --------  ---------  ----------  ----------  ----------  ---------  ----------
                      57,123     17,342    23,335    63,116    141,809     303,901     367,683     383,682     94,673      93,962
Operating
 expenses:
 Service, rental
  and
  maintenance....     13,123      3,959     5,231    14,395     29,673      64,957      79,836      80,782     20,189      20,293
 Selling.........     10,243      3,058     4,338    11,523     24,502      46,962      51,474      49,132     11,870      13,011
 General and
  administrative.     17,717      5,510     7,022    19,229     40,448      86,181     106,041     112,181     28,318      25,626
 Depreciation and
  amortization...     16,997      5,549     6,873    18,321     60,205     191,871     232,347     221,316     53,714      51,118
 Restructuring
  charge.........        --         --        --        --         --          --          --       14,700        --          --
                    --------  ---------  --------  --------  ---------  ----------  ----------  ----------  ---------  ----------
Operating income
 (loss)..........       (957)      (734)     (129)     (352)   (13,019)    (86,070)   (102,015)    (94,429)   (19,418)    (16,086)
Interest and non-
 operating
 expenses, net...     (4,112)    (1,132)   (1,993)   (4,973)   (22,522)    (75,927)    (97,159)   (104,213)   (25,366)    (26,477)
Equity in loss of
 affiliate.......        --         --        --        --      (3,977)     (1,968)     (3,872)     (5,689)    (1,055)     (3,200)
                    --------  ---------  --------  --------  ---------  ----------  ----------  ----------  ---------  ----------
Income (loss)
 before income
 tax benefit,
 extraordinary
 item and
 accounting
 change..........     (5,069)    (1,866)   (2,122)   (5,325)   (39,518)   (163,965)   (203,046)   (204,331)   (45,839)    (45,763)
Income tax
 benefit.........        --         --        --        --       4,600      51,207      21,172         --         --          --
                    --------  ---------  --------  --------  ---------  ----------  ----------  ----------  ---------  ----------
Income (loss)
 before
 extraordinary
 item and
 accounting
 change..........     (5,069)    (1,866)   (2,122)   (5,325)   (34,918)   (112,758)   (181,874)   (204,331)   (45,839)    (45,763)
Extraordinary
 item............        --         --     (1,137)   (1,137)    (1,684)     (1,904)        --       (1,720)       --          --
Cumulative effect
 of accounting
 change..........        --         --        --        --         --          --          --          --         --       (3,361)
                    --------  ---------  --------  --------  ---------  ----------  ----------  ----------  ---------  ----------
Net income
 (loss)..........   $ (5,069) $  (1,866) $ (3,259) $ (6,462) $ (36,602) $ (114,662) $ (181,874) $ (206,051) $ (45,839) $  (49,124)
                    ========  =========  ========  ========  =========  ==========  ==========  ==========  =========  ==========
Other Operating
 Data:
Adjusted EBITDA..   $ 16,040  $   4,815  $  6,744  $ 17,969  $  47,186  $  105,801  $  130,332  $  141,587  $  34,296  $   35,032
Adjusted EBITDA
 margin..........         28%        28%       29%       28%        33%         35%         35%         37%        36%         37%
Capital
 expenditures,
 excluding
 acquisitions....   $ 25,657  $   7,486  $ 15,279  $ 33,450  $  60,468  $  165,206  $  102,769  $  113,184  $  21,319  $   25,528
Cash flows
 provided by
 operating
 activities......   $ 14,781  $   5,306  $  4,680  $ 14,155  $  14,749  $   37,802  $   63,590  $   81,105  $   9,992  $   12,379
Cash flows used
 in investing
 activities......   $(28,982) $  (7,486) $(34,364) $(55,860) $(192,549) $ (490,626) $ (102,769) $  (82,868) $ (21,319) $  (24,910)
Cash flows
 provided by
 (used in)
 financing
 activities......   $ 14,636  $  11,290  $ 26,108  $ 29,454  $ 179,092  $  452,678  $   39,010  $       68  $  12,539  $   23,000
Units in service
 at end of
 period..........    410,000    288,000   538,000   538,000  2,006,000   3,295,000   3,890,000   4,276,000  4,016,000   4,329,000
                     As of
                   August 31,                                      As of December 31,                         As of March 31,
                   ----------                      -------------------------------------------------------  ---------------------
                      1994                           1994      1995        1996        1997        1998       1998        1999
                   ----------                      --------  ---------  ----------  ----------  ----------  ---------  ----------
Balance Sheet
 Data:
Current assets...   $  6,751                       $  8,483  $  33,671  $   43,611  $   51,025  $   50,712  $   4,540  $   12,102
Total assets.....     76,255                        117,858    785,376   1,146,756   1,020,720     904,285    993,977     883,432
Long-term debt,
 less current
 maturities......     67,328                         93,420    457,044     918,150     968,896   1,003,499    995,214   1,036,441
Redeemable
 preferred stock.        --                             --       3,376       3,712         --          --         --          --
Stockholders'
 equity
 (deficit).......     (3,304)                         9,368    246,884     147,851     (33,255)   (213,463)   (78,796)   (262,392)

  The following table reconciles net income to the presentation of Arch's adjusted EBITDA:

                                 Four Months
                    Year Ended      Ended                                                              Three Months
                    August 31,  December 31,                Year Ended December 31,                   Ended March 31,
                    ---------- ----------------  --------------------------------------------------  ------------------
                       1994     1993     1994     1994      1995      1996       1997       1998       1998      1999
                    ---------- -------  -------  -------  --------  ---------  ---------  ---------  --------  --------
                                                      (dollars in thousands)
Net income (loss).   $(5,069)  $(1,866) $(3,259) $(6,462) $(36,602) $(114,662) $(181,874) $(206,051) $(45,839) $(49,124)
Interest and non-
 operating
 expenses, net....     4,112     1,132    1,993    4,973    22,522     75,927     97,159    104,213    25,366    26,477
Income tax
 benefit..........       --        --       --       --     (4,600)   (51,207)   (21,172)       --        --        --
Depreciation and
 amortization.....    16,997     5,549    6,873   18,321    60,205    191,871    232,347    221,316    53,714    51,118
Restructuring
 charge...........       --        --       --       --        --         --         --      14,700       --        --
Equity in loss of
 affiliate........       --        --       --       --      3,977      1,968      3,872      5,689     1,055     3,200
Extraordinary
 Item.............       --        --     1,137    1,137     1,684      1,904        --       1,720       --        --
Cumulative effect
 of accounting
 charge...........       --        --       --       --        --         --         --         --        --      3,361
                     -------   -------  -------  -------  --------  ---------  ---------  ---------  --------  --------
Adjusted EBITDA...   $16,040   $ 4,815  $ 6,744  $17,969  $ 47,186  $ 105,801  $ 130,332  $ 141,587  $ 34,296  $ 35,032
                     =======   =======  =======  =======  ========  =========  =========  =========  ========  ========

ARCH MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

  You should read the following discussion and analysis in conjunction with Arch's consolidated financial statements and notes.

  Arch derives most of its revenues from fixed monthly or other periodic fees charged to subscribers for paging services. Such fees are not dependent on usage. As long as a subscriber remains on service, operating results benefit from the recurring payments of the fixed periodic fees without incurrence of additional selling expenses by Arch. Arch's service, rental and maintenance revenues and the related expenses exhibit substantially similar growth trends. Arch's average revenue per subscriber has declined over the last three years for two principal reasons:

   . an increase in the number of subscriber owned and reseller owned units for which Arch receives no recurring equipment revenue and

   . an increase in the number of reseller customers who purchase airtime at wholesale rates.

  The reduction in average paging revenue per subscriber resulting from these trends has been more than offset by the elimination of associated expenses so that Arch's margins have improved over this period. Furthermore, recent data indicates that the rate of decline in revenue per customer has slowed.

  Arch has achieved significant growth in units in service and adjusted EBITDA through a combination of internal growth and acquisitions. From January 1, 1996 through March 31, 1999, Arch's total number of units in service grew at a compound rate on an annualized basis of 26.7%. For the same period on an annualized basis, Arch's compound rate of internal growth in units in service was 22.3%, excluding units added through acquisitions. Arch's total revenues have increased from $331.4 million in the year ended December 31, 1996 to $396.8 million in the year ended December 31, 1997 and to $413.6 million in the year ended December 31, 1998. Over the same periods, through operating efficiencies and economies of scale, Arch has been able to reduce its per pager operating costs to enhance its competitive position in its markets. Due to the rapid growth in its subscriber base, Arch has incurred significant selling expenses, which are charged to operations in the period incurred. Arch had net losses of $114.7 million in the year ended December 31, 1996, $181.9 million in the year ended December 31, 1997 and $206.1 million in the year ended December 31, 1998, as a result of significant depreciation and amortization expenses related to acquired and developed assets and interest charges associated with indebtedness. However, as its subscriber base has grown, Arch's operating results have improved, as evidenced by an increase in Arch Adjusted EBITDA from $105.8 million in the year ended December 31, 1996 to $130.3 million in the year ended December 31, 1997 and to $141.6 million in the year ended December 31, 1998.

  EBITDA is a commonly used measure of financial performance in the paging industry. Adjusted EBITDA is also one of the financial measures used to calculate whether Arch and its subsidiaries are in compliance with the financial covenants under their debt agreements. Adjusted EBITDA should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with GAAP. One of Arch's financial objectives is to increase its adjusted EBITDA, since this is a significant source of funds for servicing indebtedness and for investment in continued growth, including purchase of units and paging system equipment, construction and expansion of paging systems, and possible acquisitions. Adjusted EBITDA, as determined by Arch, may not necessarily be comparable to similarly titled data of other paging companies. Amounts reflected as adjusted EBITDA are not necessarily available for discretionary use as a result of restrictions imposed by the terms of existing or future indebtedness, including the repayment of such indebtedness or the payment of associated interest, limitations imposed by applicable law upon the payment of dividends or distributions or capital expenditure requirements.

  The potential effects of the MobileMedia acquisition on Arch are described under "Business--Business Strategy".

Divisional Reorganization

  To reduce redundancy and take advantage of various operating efficiencies, Arch is reorganizing its operating divisions over a period of 18 to 24 months. Arch has consolidated its former Midwest, Western, and Northern divisions into four existing operating divisions, and is in the process of consolidating regional administrative support functions, such as customer service, collections, inventory and billing. Arch expects to complete the divisional reorganization in mid to late 2000.

  Arch estimates that the divisional reorganization, once fully implemented, will result in annual cost savings of approximately $15.0 million. These cost savings will consist primarily of a reduction in compensation expense of approximately $11.5 million and a reduction in rental expense of facilities and general and administrative costs of approximately $3.5 million. Arch expects to reinvest a portion of these cost savings to expand its sales activities, although to date the extent and cost of this reinvestment has not yet been determined.

  In connection with the divisional reorganization, Arch (1) anticipates a net reduction of approximately 10% of its workforce, (2) is closing certain office locations and redeploying other real estate assets and (3) recorded a restructuring charge of $14.7 million during 1998. The restructuring charge consisted of approximately (1) $9.7 million for employee severance, (2) $3.5 million for lease obligations and terminations and (3) $1.5 million of other costs. The severance costs and lease obligations will require cash outlays throughout the 18 to 24 month restructuring period. Arch will fund these cash outlays from operations or its secured credit facility. Due to the MobileMedia acquisition, Arch's management is reassessing the size and scope of the divisional reorganization. Arch is also determining the size and scope of additional restructuring reserves required as a direct result of the MobileMedia acquisition. There can be no assurance that the desired cost savings will be achieved or that the anticipated reorganization of Arch's business will be accomplished smoothly, expeditiously or successfully. The difficulties of such reorganization may be increased by the need to integrate MobileMedia's operations in multiple locations and to combine two corporate cultures. The inability to successfully integrate the operations of MobileMedia could have a material adverse effect on Arch. See Note 9 to Arch's consolidated financial statements.

Results of Operations

  The following table presents selected items from Arch's consolidated statements of operations as a percentage of net revenues and certain other information for the periods indicated. Net revenues are total revenues less cost of products sold.

                                   Year Ended                  Three Months
                                  December 31,                Ended March 31,
                          --------------------------------   -------------------
                            1996        1997        1998       1998       1999
                          ---------   ---------   --------   --------   --------
Total revenues..........      109.0 %     107.9 %    107.8 %    107.8%     107.4%
Cost of products sold...       (9.0)       (7.9)      (7.8)      (7.8)      (7.4)
                          ---------   ---------   --------   --------   --------
Net revenues............      100.0       100.0      100.0      100.0      100.0
Operating expenses:
Service, rental and
 maintenance............       21.4        21.7       21.1       21.3       21.6
Selling.................       15.4        14.0       12.8       12.6       13.8
General and
 administrative.........       28.4        28.8       29.2       29.9       27.3
Depreciation and
 amortization...........       63.1        63.2       57.7       56.7       54.4
Restructuring charge....        --          --         3.8        --         --
                          ---------   ---------   --------   --------   --------
Operating income (loss).      (28.3)%     (27.7)%    (24.6)%    (20.5)%    (17.1)%
                          =========   =========   ========   ========   ========
Net income (loss).......      (37.7)%     (49.5)%    (53.7)%    (48.4)%    (52.3)%
                          =========   =========   ========   ========   ========
Arch adjusted EBITDA....       34.8 %      35.4 %     36.9 %     36.2 %    37.3 %
                          =========   =========   ========   ========   ========
Cash flows provided by
 operating activities...  $  37,802   $  63,590   $ 81,105   $  9,992   $ 12,379
Cash flows used in in-
 vesting activities.....  $(490,626)  $(102,769)  $(82,868)  $(21,319)  $(24,910)
Cash flows provided by
 financing activities...  $ 452,678   $  39,010   $     68   $ 12,539   $ 23,000
Annual service, rental
 and maintenance
 expenses per pager.....  $      25   $      22   $     20   $     20   $     19

Three Months Ended March 31, 1999 Compared with Three Months Ended March 31,
1998.

Results of Operations

  Total revenues decreased $1.2 million, or 1.1%, to $100.9 million in the three months ended March 31, 1999 from $102.0 million in the three months ended March 31, 1998, and net revenues decreased $0.7 million or 0.8% from $94.7 million to $94.0 million over the same period. Total revenues and net revenues in the 1999 period were adversely affected by a general slowing of paging industry growth, compared to prior years. Revenues were also adversely affected by: (1) Arch's decision in the fourth quarter of 1998, in anticipation of the MobileMedia acquisition, not to replace normal attrition among direct sales personnel; (2) the reduced effectiveness of the reseller channel of distribution; and (3) reduced sales through Arch's company-owned stores. Service, rental and maintenance revenues, which consist primarily of recurring revenues associated with the sale or lease of pagers, decreased $0.9 million or 1.0% to $90.5 million in the three months ended March 31, 1999 from $91.4 million in the three months ended March 31, 1998. Maintenance revenues represented less than 10% of total service, rental and maintenance revenues in the three months ended March 31, 1999 and 1998. Arch does not differentiate between service and rental revenues. Product sales, less cost of products sold, increased 4.8% to $3.4 million in the three months ended March 31, 1999 from $3.3 million in the three months ended March 31, 1998.

  Service, rental and maintenance expenses, which consist primarily of telephone line and site rental expenses, increased to $20.3 million, or 21.6% of net revenues, in the three months ended March 31, 1999 from $20.2 million, or 21.3% of net revenues, in the three months ended March 31, 1998. The increase was due primarily to increased expenses associated with system expansions and the provision of paging services to a greater number of subscribers. As existing paging systems become more populated through the addition of new subscribers, the fixed costs of operating these paging systems are spread over a greater subscriber base. Annualized service, rental and maintenance expenses per subscriber decreased to $19 in the three months ended March 31, 1999 from $20 in the three months ended March 31, 1998.

  Selling expenses increased to $13.0 million, or 13.8% of net revenues, in the three months ended March 31, 1999 from $11.9 million, or 12.5% of net revenues, in the three months ended March 31, 1998 due primarily to increased hiring of direct sales personnel.

  General and administrative expenses decreased to $25.6 million, or 27.3% of net revenues, in the three months ended March 31, 1999 from $28.3 million, or 29.9% of net revenues, in the three months ended March 31, 1998. The decrease was due primarily to reduction of headcount as a result of the divisional reorganization which began in June 1998.

  Depreciation and amortization expenses decreased to $51.1 million, or 54.4% of net revenues, in the three months ended March 31, 1999 from $53.7 million, or 56.7% of net revenues, in the three months ended March 31, 1998. These expenses principally reflect Arch's acquisitions of paging businesses in prior periods accounted for as purchases, and investment in pagers and other system expansion equipment to support growth.

  Operating loss decreased to $16.1 million in the three months ended March 31, 1999 from $19.4 million in the three months ended March 31, 1998 as a result of the factors outlined above.

  Net interest expense increased to $26.5 million in the three months ended March 31, 1999 from $25.4 million in the three months ended March 31, 1998. The increase was attributable to an increase in Arch's average outstanding debt. Interest expense in the three months ended March 31, includes approximately $9.9 million and $8.9 million in 1998 of non-cash interest accretion on Arch's 10 7/8% senior discount notes due 2008.

  Initial application of SOP 98-5 resulted in a $3.4 million charge which was reported as the cumulative effect of a change in accounting principle. See "-- Recent and Pending Accounting Pronouncements".

  Net losses increased to $49.1 million in the three months ended March 31, 1999 from $45.8 million in the three months ended March 31, 1998 as a result of the factors outlined above.

Year Ended December 31, 1998 Compared with Year Ended December 31, 1997.

  Total revenues increased to $413.6 million, a 4.2% increase, in 1998 from $396.8 million in 1997. Net revenues increased to $383.7 million, a 4.4% increase, in 1998 from $367.7 million in 1997. Total revenues and net revenues in 1998 were adversely affected by a general slowing of industry growth, compared to prior years. Although industry sources estimate that the number of paging units in service grew at an annual rate of approximately 25% between 1992 and 1997, growth in basic paging services has slowed considerably since 1997. Revenues were also adversely affected in the fourth quarter of 1998 by:

  . Arch's decision, in anticipation of the MobileMedia acquisition, not to replace normal attrition among direct sales personnel

  .  the reduced effectiveness of Arch's reseller channel of distribution

  .  reduced sales through Arch-operated retail stores.

  Arch expects revenue to continue to be adversely affected in 1999 due to these factors.

  Service, rental and maintenance revenues, which consist primarily of recurring revenues associated with the sale or lease of units, increased to $371.2 million, a 5.5% increase, in 1998 from $351.9 million in 1997. These increases in revenues were due primarily to the increase, through internal growth, in the number of units in service from 3.9 million at December 31, 1997 to 4.3 million at December 31, 1998. Maintenance revenues represented less than 10% of total service, rental and maintenance revenues in 1998 and 1997. Arch does not differentiate between service and rental revenues. Product sales, less cost of products sold, decreased to $12.5 million, a 20.4% decrease, in 1998 from $15.7 million in 1997, as a result of a decline in the average revenue per pager sold.

  Service, rental and maintenance expenses, which consist primarily of telephone line and site rental expenses, increased to $80.8 million, or 21.1% of net revenues, in 1998 from $79.8 million, or 21.7% of net revenues, in 1997. The increase was due primarily to increased expenses associated with system expansions and an increase in the number of units in service. As existing paging systems became more populated through the addition of new subscribers, the fixed costs of operating these paging systems are spread over a greater subscriber base. Annualized service, rental and maintenance expenses per subscriber were $20.00 in 1998 compared to $22.00 in 1997.

  Selling expenses decreased to $49.1 million, or 12.8% of net revenues, in 1998 from $51.5 million, or 14.0% of net revenues, in 1997. The decrease was due primarily to a decrease in the number of net new units in service and to nonrecurring marketing costs incurred in 1997 to promote Arch's new Arch Paging brand identity. The number of net new units in service resulting from internal growth decreased by 35.1% in 1998 compared to 1997 primarily due to the factors set forth above that adversely affect revenues. Arch expects its selling expenses to increase in 1999 due to increased hiring of direct sales personnel.

  General and administrative expenses increased to $112.2 million, or 29.2% of net revenues, in 1998, from $106.0 million, or 28.8% of net revenues, in 1997. The increase was due primarily to administrative and facility costs associated with supporting more units in service.

  Depreciation and amortization expenses decreased to $221.3 million in 1998 from $232.3 million in 1997. These expenses principally reflect Arch's acquisitions of paging businesses in prior periods accounted for as purchases. They also reflect investment in units and other system expansion equipment to support growth.

  Operating losses were $94.4 million in 1998 compared to $102.0 million in 1997, as a result of the factors outlined above.

  Net interest expense increased to $104.2 million in 1998 from $97.2 million in 1997. The increase is principally attributable to an increase in Arch's outstanding debt. Interest expense for 1998 includes approximately $37.0 million of interest which accretes on Arch's 10 7/8% senior discount notes even though the cash payment of the interest is deferred. Interest expense for 1997 includes approximately $33.3 million of accretion on these notes.

  Arch recognized an income tax benefit of $21.2 million in 1997. This benefit represented the tax benefit of operating losses incurred after the acquisitions of USA Mobile and Westlink which were available to offset deferred tax liabilities arising from those acquisitions. The tax benefit of these operating losses was fully recognized during 1997. Accordingly, Arch has established a valuation reserve against its deferred tax assets which reduced the income tax benefit to zero as of December 31, 1998. Arch does not expect to recover its deferred tax asset in the foreseeable future and will continue to increase its valuation reserve accordingly. See Note 5 to Arch's consolidated financial statements.

  In June 1998, Arch recognized an extraordinary charge of $1.7 million representing the write-off of unamortized deferred financing costs associated with the prepayment of indebtedness under prior credit facilities.

  Net loss increased to $206.1 million in 1998 from $181.9 million in 1997, as a result of the factors outlined above.

Year Ended December 31, 1997 Compared with Year Ended December 31, 1996

  Total revenues increased $65.5 million, or 19.8%, to $396.8 million in 1997 from $331.4 million in 1996 and net revenues increased $63.8 million, or 21.0%, from $303.9 million to $367.7 million over the same period. Service, rental and maintenance revenues increased $60.5 million, or 20.8%, to $351.9 million in 1997 from $291.4 million in 1996. These increases in revenues were due primarily to the increase in the number of units in service from 3.3 million at December 31, 1996 to 3.9 million at December 31, 1997 and the full year impact of the Westlink acquisition which was completed in May 1996. Maintenance revenues represented less than 10% of total service, rental and maintenance revenues in 1996 and 1997. Product sales, less cost of products sold, increased 25.9% to $15.7 million in 1997 from $12.5 million in 1996 as a result of a greater number of pager unit sales.

  Service, rental and maintenance expenses increased to $79.8 million, or 21.7% of net revenues, in 1997 from $65.0 million, or 21.4% of net revenues, in 1996. The increase was due primarily to increased expenses associated with system expansions and the provision of paging services to a greater number of subscribers. Annual service, rental and maintenance expenses per subscriber decreased to $22.00 in 1997 from $25.00 in 1996.

  Selling expenses increased to $51.5 million, or 14.0% of net revenues, in 1997 from $47.0 million, or 15.4% of net revenues, in 1996. The increase in selling expenses was due to the full year impact of the Westlink acquisition and the marketing costs incurred to promote Arch's Arch Paging brand identity. Arch's selling cost per net new pager in service increased to $87.00 in 1997 from $58.00 in 1996, primarily due to fixed selling costs and increased marketing costs being spread over fewer net new units put into service.

  General and administrative expenses increased to $106.0 million, or 28.8% of net revenues, in 1997 from $86.2 million, or 28.4% of net revenues, in 1996. The increase in absolute dollars was due primarily to increased expenses associated with supporting more units in service, including the full year impact of Westlink, as well as expenses associated with the establishment of Arch's national services division. See "Business-- Subscribers and Marketing-- Arch".

  Depreciation and amortization expenses increased to $232.3 million, or 63.2% of net revenues, in 1997 from $191.9 million, or 63.1% of net revenues, in 1996. These expenses reflect Arch's acquisitions of paging businesses, accounted for as purchases, and continued investment in units and other system expansion equipment to support continued growth.

  Operating loss increased to $102.0 million in 1997 from $86.1 million in 1996 as a result of the factors outlined above.

  Net interest expense increased to $97.2 million in 1997 from $75.9 million in 1996. The increase was attributable to an increase in Arch's average outstanding debt. Interest expense includes approximately $33.0 million in 1997 and $24.0 million in 1996, of non-cash interest accretion on Arch's 10 7/8% senior discount notes due 2008 under which semi-annual interest payments commence on September 15, 2001. See Note 3 to Arch's consolidated financial statements.

  Arch recognized income tax benefits of $21.2 million in 1997 and $51.2 million in 1996, representing the tax benefit of operating losses subsequent to the acquisitions of USA Mobile in September 1995 and Westlink in May 1996 which were available to offset deferred tax liabilities arising from Arch's acquisitions of USA Mobile and Westlink.

  During 1996, Arch recognized an extraordinary charge of $1.9 million, representing the write-off of unamortized deferred financing costs associated with the prepayment of indebtedness under a prior credit facility.

  Net loss increased to $181.9 million in 1997 from $114.7 million in 1996 as a result of the factors outlined above. Included in the net loss were charges of $3.9 million for 1997 and $2.0 million for 1996, representing Arch's pro rata share of Benbow's losses since the Westlink acquisition in May 1996.

Liquidity and Capital Resources

  Arch's business strategy requires the availability of substantial funds to finance the expansion of existing operations, to fund capital expenditures for paging units and paging system equipment, to service debt and to finance acquisitions.

Capital Expenditures and Commitments

  Excluding acquisitions of paging businesses, Arch's capital expenditures were $165.2 million in 1996, $102.8 million in 1997 and $113.2 million in 1998. To date, Arch has funded its capital expenditures with net cash provided by operating activities and the incurrence of debt. Arch believes that it will have sufficient cash available from operations and credit facilities to fund its capital expenditures for the remainder of 1999.

  Arch's 1998 capital expenditures primarily involved the purchase of paging units, paging system equipment and transmission equipment, information systems, advances to Benbow, as described below, and capitalized financing costs.

  Arch estimates the amount of capital that will be required to fund capital expenditures by the combined company for 1999 will be approximately $140.0 million. Such expenditures will be used primarily for subscriber equipment, network infrastructure, information systems and the construction of certain markets for a nationwide N-PCS network. However, the actual amount of capital to be required by the combined company will depend upon a number of factors. These include subscriber growth, the type of paging devices and services demanded by customers, service revenues, technological developments, marketing and sales expenses, competitive conditions, the nature and timing of Arch's N-PCS strategy, and acquisition strategies and opportunities. Arch believes it will have sufficient cash available from operations and from borrowings under the secured credit facility to fund anticipated capital expenditures of the combined company for 1999.

  Arch is obligated to advance to Benbow sufficient funds to service debt obligations incurred by Benbow in connection with its acquisition of its N-PCS licenses and to finance construction of an N-PCS system unless funds are available to Benbow from other sources. This obligation is subject to the approval of Arch's designee on Benbow's board of directors. Arch is also funding ongoing obligations in connection with Benbow's acquisition of Page Call in June 1998. The total purchase price for Benbow's licenses, together with the purchase price of licenses acquired from Page Call, net of the discounts, was $42.5 million. Arch estimates that the total cost to Benbow of servicing its license-related debt obligations and constructing its N-PCS system (including the effect of the Page Call acquisition), if pursued, would be approximately $100.0 million over the next five years. As of March 31, 1999, Arch had advanced approximately $23.7 million to Benbow. Arch's advances to Benbow are secured by Benbow's assets, bear interest at an interest rate equal to that paid by Arch on its senior debt, are due on demand and must be repaid prior to any distribution of profits by Benbow. With certain exceptions, Arch has agreed not to exercise its right to demand repayment of such advances prior to the occurrence of a default.

  Arch is currently evaluating the prospects for Benbow's N-PCS system and services and the likelihood of Benbow generating sufficient revenue to repay the advances from Arch or other sources that would be required to fund Benbow's remaining N-PCS license obligations and the construction of its N-PCS system. Arch is unable to predict whether Benbow will obtain sufficient financing to fund Benbow's remaining N-PCS license obligations and the construction of Benbow's N-PCS system or whether Benbow will be able to repay Arch's existing advances or any future advances from Arch or other sources. See "Business-- Arch's Investments in N-PCS Licenses".

Other Commitments and Contingencies

  Interest payments on the $467.4 million principal amount at maturity of Arch's discount notes commence September 15, 2001. Arch expects to service such interest payments out of cash made available to it by its subsidiaries. Based on the principal amount of Arch's discount notes now outstanding, such interest payments will equal $25.4 million on March 15 and September 15 of each year until scheduled maturity on March 15, 2008. A default by Arch in its payment obligations under the discount notes could have a material adverse effect on the business, financial condition, results of operations or prospects of Arch. See "Risk Factors--High degree of leverage burdens operations".

  On June 29, 1998, Benbow acquired Page Call's outstanding stock by issuing to Page Call's former stockholders preferred stock and a 12% promissory note for $17.2 million. Benbow also agreed to pay one of Page Call's stockholders $911,000 over five years for consulting services. Benbow's preferred stock and promissory note are exchangeable for common stock

  . at any time at the holders' option, at an exchange price equal to the higher of (1) $13.00 per share or (2) the market price of common stock,

  . mandatorily on April 8, 2000, at the then prevailing market price of common stock, or

  . automatically at an exchange price of $13.00 per share, if the market price of common stock equals or exceeds $13.00 for 20 consecutive trading days.

  Arch is permitted to require Benbow to redeem its preferred stock and promissory note at any time for cash. Arch guaranteed all obligations of Benbow under the Benbow preferred stock, promissory note and consulting agreement described above. Arch may elect to make payments under its guarantee in common stock or cash. Benbow's redemption of its preferred stock and promissory note for cash, or Arch's payment of cash pursuant to its guarantees of Benbow's preferred stock and promissory note, would depend upon the availability of capital and any restrictions contained in applicable debt instruments and under the Delaware corporations statute, which currently would not permit any such cash redemptions or payments. If Arch issues common stock or pays cash pursuant to its guarantees, Arch will receive from Benbow a promissory note and non-voting, non-convertible preferred stock of Benbow with an annual yield of 14.5% payable upon an acquisition of Benbow or earlier to the extent that available cash and applicable law permit. Page Call's stockholders received customary registration rights for any shares of common stock issued in exchange for Benbow's preferred stock and promissory note or pursuant to Arch's guarantees.

Sources of Funds

  Arch's net cash provided by operating activities was $37.8 million in 1996, $63.6 million in 1997, $81.1 million in 1998 and $12.4 million in the three months ended March 31, 1999. Arch expects to fund its capital needs for the foreseeable future with borrowings under current and future credit facilities, net cash provided by operations and, depending on Arch's needs and market conditions, possible sales of equity or debt securities. For additional information, see Note 3 to Arch's consolidated financial statements. Arch's ability to access future borrowings will depend, in part, on its ability to
continue to grow its EBITDA. At June   , 1999, after giving effect to the
MobileMedia acquisition and the associated drawdown of funds, Arch had approximately $100.0 million in available borrowing capacity under its secured credit facility.

Secured Credit Facility

  In June 1998 and March 1999, Arch amended an existing credit facility to establish senior secured revolving credit and term loan facilities with a wholly owned subsidiary as borrower in the aggregate amount of $581.0 million consisting of:

  . Tranche A: a $175.0 million reducing revolving credit facility;

  . Tranche B: a $100.0 million 364-day revolving credit facility under which the principal amount outstanding on June 27, 1999 will convert to a term loan; and

  . Tranche C: a $306.0 million term loan of which $125.0 million was made available in a single drawing on June 29, 1998 and $181.0 million was made available in a single drawing on the closing date of the MobileMedia acquisition.

  The amount of these facilities will reduce as time passes. See "Description of Outstanding Indebtedness--Secured Credit Facility".

Recent Issuances of Notes

  In June 1998, a subsidiary of Arch issued $130.0 million principal amount of 12 3/4% senior notes due 2007 for net proceeds of $127.5 million, before deducting selling discounts and expenses, in a private placement made pursuant to Rule 144A under the Securities Act. These notes were sold at an initial price to investors of 98.049% of the face amount of their investment. On June , 1999, the same subsidiary received the proceeds of an offering of $147.0 million principal amount of 13 3/4% senior notes due 2008 to qualified institutional buyers under Rule 144A. The notes were sold at 95.091% of the face amount for proceeds of $139.8 million, before selling discounts and expenses. See "Description of Indebtedness--Subsidiary's Senior Notes".

Sandler Equity Investment

  On June 29, 1998, two partnerships managed by Sandler Capital Management Company, Inc., an investment management firm, together with certain other private investors, made an equity investment in Arch of $25.0 million in the form of Series C preferred stock. Arch used such amount to repay indebtedness under a former credit facility as part of the establishment of the current secured credit facility. See "Description of Securities--Series C Preferred Stock".

  During 1999 Arch will accrue dividends of $2.1 million on the Series C preferred stock, payable upon redemption or conversion of the Series C preferred stock or liquidation of Arch.

Inflation

  Inflation has not had a material effect on Arch's operations to date. Paging systems equipment and operating costs have not increased in price and Arch's pager costs have declined substantially in recent years. This reduction in costs has generally been reflected in lower pager prices charged to subscribers who purchase their units. Arch's general operating expenses, such as salaries, employee benefits and occupancy costs, are subject to normal inflationary pressures.

Year 2000 Compliance

  Arch has created a cross-functional Y2K project group to work on the Year 2000 problem. The Y2K project group is finishing its analysis of external and internal areas likely to be affected by the Year 2000 problem. It has classified the identified areas of concern into either a mission critical or non-mission critical status. For external areas, Arch has distributed surveys to its primary and secondary vendors. The surveys requested information about hardware and/or software supplied by information technology vendors as well as non-information technology system vendors that might use embedded technologies in their systems or products. Arch requested information regarding the vendor's Year 2000 compliance planning, timing, status, testing and contingency planning. As part of its evaluation of Year 2000 vulnerability related to its pager and paging equipment vendors, Arch has discussed with them their efforts to identify potential issues associated with their equipment and/or software. Internally, Arch is completing an inventory audit of hardware and software testing for both its corporate and divisional operations. These areas of operation include: information systems, finance, operations, inventory, billing, pager activation and purchasing. Additional testing is scheduled to conclude in the second quarter of 1999.

  The costs which Arch expects to incur to replace existing hardware, software and paging equipment will be capitalized and amortized in accordance with Arch's existing accounting policies. Maintenance or modification costs will be expensed as incurred. Arch has upgraded hardware to enable compliance testing to be performed on dedicated test equipment in an isolated production-like environment. Based on Arch's costs incurred to date, as well as estimated costs to be incurred later in 1999, Arch does not expect that resolution of the Year 2000 problem will have a material adverse effect on its results of operations and financial condition. Costs of the Year 2000 project are based on current estimates and actual results may vary significantly from such estimates once plans are further developed and implemented.

  For a discussion of risks associated with the Year 2000 problem, see "Risk Factors--Impact of the Year 2000 issue is not fully known".

  Arch is designing and implementing contingency plans relating to the Year 2000 problem. To this end, each department is identifying the likely risks and determining commercially reasonable solutions. Arch's Y2K project group is collecting and reviewing the determinations on both a department-by-department and company-wide basis. Arch intends to complete its Year 2000 contingency planning during calendar year 1999.

Recent and Pending Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. Arch adopted SFAS No. 130 in 1998. The adoption of this standard did not have an effect on its reporting of income.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. Arch adopted SFAS No. 131 for its year ending December 31, 1998. Adoption of this standard did not have a significant impact on Arch's reporting.

  In March 1998, the Accounting Standards Committee of the Financial Accounting Standards Board issued Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 establishes criteria for capitalizing costs of computer software developed or obtained for internal use. Arch adopted SOP 98-1 in 1998. The adoption of SOP 98-1 has not had a material effect on Arch's financial position or results of operations.

  In April 1998, the Accounting Standards Executive Committee of the Financial Accounting Standards Board issued Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Arch adopted SOP 98-5 effective January 1, 1999. The initial application of SOP 98-5 resulted in a $3.4 million charge which was reported as the cumulative effect of a change in accounting principle. The charge represents the unamortized portion of start-up and organization costs which had been deferred in prior years. The adoption of SOP 98-5 is not expected to have a material effect on Arch's financial position or results of operations.

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings. Arch intends to adopt this standard effective January 1, 2000. Arch has not yet quantified the impact of adopting SFAS No. 133 on its financial statements; however, adopting SFAS No. 133 could increase volatility in earnings and other comprehensive income.

   SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA--MOBILEMEDIA

  The following table sets forth selected historical consolidated financial and operating data of MobileMedia for each of the five years in the period ended December 31, 1998 and the three months ended March 31, 1998 and 1999. The historical financial and operating data presented under consolidated statements of operations data and consolidated balance sheet data for each of the five years in the period ended December 31, 1998 have been derived from MobileMedia's audited consolidated financial statements and notes. The selected financial and operating data as of March 31, 1998 and for the three months ended March 31, 1998 and 1999 have been derived from MobileMedia's unaudited consolidated financial statements and notes. You should read the following consolidated financial information in conjunction with "MobileMedia Management's Discussion and Analysis of Financial Condition and Results of Operations" and MobileMedia's consolidated financial statements and notes.

  MobileMedia completed its acquisition of the paging and wireless messaging business of Dial Page, Inc. on August 31, 1995 for a purchase price of $187.4 million. The consolidated statement of operations data includes Dial Page's results of operations from that date. See Note 3 to MobileMedia's consolidated financial statements and "Business--Predecessors to the Combined Company; Events Leading Up to MobileMedia's Bankruptcy Filings". MobileMedia completed the acquisition of Mobile Communications Corporation of America, commonly known as MobileComm, on January 4, 1996 for a purchase price of $928.7 million. The consolidated statement of operations data includes MobileComm results of operations from that date. See Note 3 to MobileMedia's consolidated financial statements and "Business--Predecessors to the Combined Company; Events Leading Up to MobileMedia's Bankruptcy Filings".

  In the following table, services, rents and maintenance, selling, general and administrative expenses includes non-recurring adjustments to record executive separation expenses of $2.5 million in 1994 and $0.7 million in 1995.

  Impairment of long-lived assets includes a non-recurring adjustment to record, effective December 31, 1996, a $792.5 million write-down of intangible assets based upon MobileMedia's determination that an impairment of long-lived assets existed pursuant to Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". See Note 2 to MobileMedia's consolidated financial statements.

  Restructuring costs includes non-recurring adjustments to record restructuring costs related to MobileMedia's bankruptcy filing on January 30, 1997.

  MobileMedia's adjusted EBITDA represents earnings before other income (expense), taxes, depreciation, amortization, amortization of deferred gain on tower sale, impairment of long-lived assets and restructuring costs. EBITDA is a financial measure commonly used in MobileMedia's industry and should not be construed as an alternative to operating income, as determined in accordance with GAAP, as an alternative to cash flows from operating activities, as determined in accordance with GAAP, or as a measure of liquidity. MobileMedia's adjusted EBITDA is, however, the primary financial measure by which MobileMedia's covenants are calculated under the agreements governing MobileMedia's indebtedness. EBITDA is also one of the financial measures used by analysts to value MobileMedia. MobileMedia's adjusted EBITDA in 1996 excludes the impact of the $792.5 million writedown of intangible assets. MobileMedia's adjusted EBITDA may not necessarily be comparable to similarly titled data of other paging companies.

  Adjusted EBITDA margin is calculated by dividing MobileMedia's adjusted EBITDA by total revenues less cost of products sold. EBITDA margin is a measure commonly used in the paging industry to evaluate a company's EBITDA relative to total revenues less cost of products sold as an indicator of the efficiency of a company's operating structure. MobileMedia's adjusted EBITDA margin in 1996 excludes the impact of the $792.5 million writedown of intangible assets.

  The interim financial information as of March 31, 1999 and for the three months ended March, 1998 and 1999 contained in this prospectus is unaudited. However, in the opinion of MobileMedia management, it includes all adjustments of a normal recurring nature that are necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented. Results of operations for the interim periods presented are not necessarily indicative of results of operations for the entire year or any future period.

                                                                                            (Unaudited)
                                                                                           Three Months
                                                                                               Ended
                                          Year Ended December 31,                            March 31,
                          -----------------------------------------------------------  ----------------------
                             1994        1995        1996         1997        1998        1998        1999
                          ----------  ----------  -----------  ----------  ----------  ----------  ----------
                                                           MobileMedia
                          -----------------------------------------------------------------------------------
                                                     (dollars in thousands)
Statements of Operations
 Data:
Total revenues..........  $  203,149  $  252,996  $   640,710  $  527,392  $  449,681  $  115,163  $  105,824
Cost of products sold...     (18,705)    (26,885)     (72,595)    (35,843)    (22,162)     (5,513)     (3,516)
                          ----------  ----------  -----------  ----------  ----------  ----------  ----------
                             184,444     226,111      568,115     491,549     427,519     109,650     102,308
Services, rents and
 maintenance, selling,
 and general and
 administrative
 expenses...............     136,672     164,037      459,474     388,476     305,698      79,510      72,694
Reduction of liabilities
 subject to compromise .         --          --           --          --      (10,461)        --       (3,050)
Impairment of long-lived
 assets.................         --          --       792,478         --          --          --          --
Restructuring costs.....         --          --         4,256      19,811      18,624       4,558       5,067
Depreciation and
 amortization...........      67,651      71,408      348,698     140,238     116,459      31,671      27,969
Amortization of deferred
 gain on tower sale.....         --          --           --          --       (1,556)        --       (1,167)
                          ----------  ----------  -----------  ----------  ----------  ----------  ----------
Operating (loss) income.     (19,879)     (9,334)  (1,036,791)    (56,976)     (1,245)     (6,089)        795
Other income (expense)
Interest expense........     (18,237)    (31,745)     (92,663)    (67,611)    (53,043)    (14,626)    (10,018)
(Loss) gain on sale of
 assets.................       1,049         --            68           3      94,165           1        (323)
Other...................         --          --           --          --         (338)        --        2,063
                          ----------  ----------  -----------  ----------  ----------  ----------  ----------
 Total other income
  (expense).............     (17,188)    (31,745)     (92,595)    (67,608)     40,784     (14,625)     (8,278)
                          ----------  ----------  -----------  ----------  ----------  ----------  ----------
Income (loss) before
 income tax provision
 (benefit)..............     (37,067)    (41,079)  (1,129,386)   (124,584)     39,539     (20,714)     (7,483)
Income tax benefit
 (provision)............         --          --        69,442         --       (3,958)        --         (209)
                          ----------  ----------  -----------  ----------  ----------  ----------  ----------
Net income (loss).......  $  (37,067) $  (41,079) $(1,059,944) $ (124,584) $   35,581  $  (20,714) $   (7,692)
                          ==========  ==========  ===========  ==========  ==========  ==========  ==========
Other Data
Adjusted EBITDA.........  $   47,772  $   62,074  $   108,641  $  103,073  $  121,821  $   30,140  $   29,614
Adjusted EBITDA margin..        25.9%       27.5%        19.1%       21.0%       28.5%       27.5%       28.9%
Units in service (at end
 of period).............   1,447,352   2,369,101    4,424,107   3,440,342   3,143,968   3,319,553   3,106,775
Capital expenditures....  $   65,574  $   86,163  $   161,861  $   40,556  $   53,867  $    4,854  $   26,806
Cash flows provided by
 operating activities...  $   53,781  $   43,849  $    57,194  $   14,920  $   54,462  $   19,542  $   17,552
Cash flows provided by
 (used in) investing
 activities.............  $  (50,878) $ (312,698) $(1,028,321) $  (40,556) $  115,836  $   (4,854) $  (25,025)
Cash flows provided by
 (used in) financing
 activities.............         --   $  671,794  $   586,111  $   13,396  $ (180,000) $  (10,000) $    6,255

                                         As of December 31,
                         -----------------------------------------------------
                                                                                   As of
                                                                                 March 31,
                           1994      1995       1996        1997       1998        1999
                         -------- ---------- ----------  ----------  ---------  -----------
                                       (dollars in thousands)                   (unaudited)
Consolidated Balance
 Sheet Data
Total assets............ $353,703 $1,128,546 $  790,230  $  655,134  $ 561,454   $ 554,009
Debt....................  195,677    476,156  1,074,196   1,075,681    905,681     910,681
Total stockholders'
 equity (deficit).......  101,500    578,753   (468,391)   (589,579)  (553,998)   (561,690)

The following table reconciles net income to the presentation of MobileMedia's adjusted EBITDA.

                                                                                   (Unaudited)
                                                                                  Three Months
                                      Year Ended December 31,                    Ended March 31,
                          ----------------------------------------------------  ------------------
                            1994      1995       1996        1997       1998      1998      1999
                          --------  --------  -----------  ---------  --------  --------  --------
                                                     MobileMedia
                          ------------------------------------------------------------------------
                                       (dollars in thousands)
Net income (loss).......  $(37,067) $(41,079) $(1,059,944) $(124,584) $ 35,581  $(20,714) $ (7,692)
Interest expense........    18,237    31,745       92,663     67,611    53,043    14,626    10,018
Income tax provision
 (benefit)..                   --        --       (69,442)       --      3,958       --        209
Depreciation and
 amortization...........    67,651    71,408      348,698    140,238   116,459    31,671    27,969
Amortization of deferred
 gain on tower sale.....       --        --           --         --     (1,556)      --     (1,167)
Restructuring costs.....       --        --         4,256     19,811    18,624     4,558     5,067
Impairment of long lived
 assets.................       --        --       792,478        --        --        --        --
Reducation of
 liabilities subject to
 compromise.............       --        --           --         --    (10,461)      --     (3,050)
Gain/loss on sale of
 assets.................    (1,049)      --           (68)        (3)  (94,165)       (1)     (323)
Other income/expense....       --        --           --         --        338       --       2063
                          --------  --------  -----------  ---------  --------  --------  --------
Adjusted EBITDA.........  $ 47,772  $ 62,074  $   108,641  $ 103,073  $121,821  $ 30,140  $ 29,614
                          ========  ========  ===========  =========  ========  ========  ========

MOBILEMEDIA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Presentation of Financial Condition and Results of Operations

  The following are principal components of MobileMedia's operating results:

  . Services, rents and maintenance revenues, also referred to as paging revenue: includes primarily monthly, quarterly, semi-annually and annually billed recurring revenue, not dependent on usage, charged to subscribers for paging and related services such as voice mail and pager repair and replacement.

  . Net revenues: includes primarily paging revenues and sales of customer owned and maintained units less cost of units sold.

  . Services, rents and maintenance expenses: includes costs related to the management, operation and maintenance of MobileMedia's network systems.

  . Selling expenses: includes salaries, commissions and administrative costs for MobileMedia's sales force and related marketing and advertising expenses.

  . General and administrative expenses: includes primarily customer service expense, executive management, accounting, office telephone, rents and maintenance and information services.

  . Average revenues per unit, or ARPU: calculated by dividing (1) the average monthly services, rents and maintenance revenues for the period by (2) the weighted average number of units in service for the period. ARPU, as determined by MobileMedia, may not necessarily be comparable to similarly titled data of other paging companies.

  . Average monthly operating expense per unit : calculated by dividing (1) the average monthly services, rents and maintenance, selling and general and administrative expenses for the period by (2) the weighted average number of units in service for the period.

  MobileMedia's adjusted EBITDA represents earnings before other income (expense), taxes, depreciation, amortization, impairment of long-lived assets, amortization of deferred gain on the tower sale and restructuring costs. See Notes 2 and 3 to MobileMedia's consolidated financial statements. EBITDA is a financial measure commonly used in the paging industry and should not be construed as an alternative to operating income as determined in accordance with GAAP, as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity. EBITDA is, however, the primary financial measure by which MobileMedia's covenants are calculated under the agreements governing MobileMedia's indebtedness.

  As used below, the term "acquisitions" refers to both the MobileComm acquisition and the Dial Page acquisition.

Overview

  The following discussion and analysis should be read in conjunction with MobileMedia's consolidated financial statements and notes.

  MobileMedia builds and operates wireless messaging and communications systems and generates revenues from the provision of paging and other wireless communications services. MobileMedia's strategy is to strengthen its industry leadership position by providing superior paging and messaging services at competitive prices.

  MobileMedia's revenues are derived primarily from fixed periodic recurring fees charged to MobileMedia's subscribers for paging services. These fees are not dependent on usage. While a subscriber remains in MobileMedia's service, future operating results benefit from this recurring revenue stream with minimal requirements for incremental selling expenses or other costs.

  MobileMedia completed its acquisition of MobileComm in January 1996 and MobileMedia purchased the paging business of Dial Page in August 1995. MobileMedia incurred integration related costs in excess of those originally anticipated to (1) transfer units-in-service between paging networks to rationalize capacity, (2) temporarily operate duplicative functions, primarily customer service, and (3) hire additional employees and consultants to focus on the integration. MobileMedia also experienced increased loss of subscribers related to the integration difficulties. MobileMedia's financial results have been negatively impacted by the higher than anticipated integration costs and increased loss of subscribers.

  On January 30, 1997, MobileMedia and its parent company filed voluntary petitions for relief under the Bankruptcy Code in order to implement an operational and financial restructuring. Until Arch's acquisition of MobileMedia on June , 1999, MobileMedia and its parent company operated their business as debtors-in-possession subject to the jurisdiction of the Bankruptcy Court. The Bankruptcy Code required MobileMedia Communications, Inc. and its parent company to file monthly operating reports with the United States Trustee. Copies of the reports were filed as Current Reports on Form 8-K with the SEC. Financial statements included in MobileMedia's periodic reports for the months of February 1997 through June 1998 were not prepared in accordance with GAAP due to MobileMedia's inability at the time of such filings to determine the amount of an impairment loss related to long-lived assets pursuant to Financial Accounting Standard No. 121. Such financial statements are unaudited and have been revised periodically based on subsequent determination of changes in facts and circumstances impacting previously filed unaudited financial statements. The audited financial statements of MobileMedia included in this prospectus reflect adjustments from the unaudited statements, including an impairment adjustment of approximately $792.5 million recorded as of December 31, 1996.

Results of Operations

  The following table presents selected items from MobileMedia's consolidated statement of operations and selected other information for the periods indicated:

                                            Three Months Ended March 31,
                                            ---------------------------------
                                                 1998              1999
                                            ---------------   ---------------
                                                (in thousands, except
                                              percentage and unit data)
Consolidated Statement of Operations Data
Revenues
  Services, rents and maintenance.......... $108,542   99.0%  $100,631   98.4%
  Equipment sales and activation fees......    6,621    6.0      5,193    5.1
                                            --------  -----   --------  -----
Total revenues.............................  115,163  105.0    105,824  103.4
Cost of products sold......................   (5,513)  (5.0)    (3,516)  (3.4)
                                            --------  -----   --------  -----
Net revenues...............................  109,650  100.0    102,308  100.0
Operating expenses
  Services, rents and maintenance..........   28,899   26.4     27,077   26.5
  Selling..................................   15,703   14.3     14,136   13.8
  General and administrative...............   34,908   31.8     31,481   30.8
  Reduction of liabilities subject to
   compromise..............................      --     --      (3,050)  (3.0)
  Restructuring costs......................    4,558    4.2      5,067    5.0
  Depreciation and amortization............   31,671   28.9     27,969   27.3
  Amortization of deferred gain on tower
   sale....................................      --     --      (1,167)  (1.1)
                                            --------  -----   --------  -----
Total operating expenses...................  115,739  105.6    101,513   99.2
                                            --------  -----   --------  -----
Operating income (loss)....................   (6,089)  (5.6)       795    0.8
Other income (expense)
  Interest expense (net)...................  (14,626) (13.3)   (10,018)  (9.8)
  Gain (loss) on sale of assets............        1    0.0       (323)  (0.3)
  Other income ............................      --     --       2,063    2.0
                                            --------  -----   --------  -----
Total other income (expense)...............  (14,625) (13.3)    (8,278)  (8.1)
                                            --------  -----   --------  -----
Income from continuing operations before
 income tax provision......................  (20,714) (18.9)    (7,483)  (7.3)
Income tax provision.......................      --     --         209    0.2
                                            --------  -----   --------  -----
Income from continuing operations.......... $(20,714) (18.9)% $ (7,692)  (7.5)%
                                            ========  =====   ========  =====

                                                Three Months Ended March 31,
                                                ------------------------------
                                                     1998            1999
                                                --------------  --------------
                                                    (in thousands, except
                                                  percentage and unit data)
Other Data
Adjusted EBITDA................................ $       30,140  $       29,614
Cash flows provided by operating activities.... $       19,542  $       17,552
Cash flows used in investing activities........ $       (4,854) $      (25,025)
Cash flows Provided by (used in) financing
 activities.................................... $      (10,000) $        6,255
ARPU........................................... $        10.70  $        10.73
Average monthly operating expense per unit..... $         7.84  $         7.75
Units in service (at end of period)............      3,319,553       3,106,775

 Three Months Ended March 31, 1999 Compared With Three Months Ended March 31,
1998

  Units in service decreased 212,778 from 3,319,553 as of March 31, 1998 to 3,106,775 as of March 31, 1999, a decrease of 6.4%. The decrease was primarily attributable to gross additions which were below expectations.

  Services, rents and maintenance revenues decreased 7.3% to $100.6 million for the three months ended March 31, 1999 compared to $108.5 million for the three months ended March 31, 1998. The decrease was attributable to fewer units in service and partially offset by a $0.03 increase in ARPU from $10.70 for the three months ended March 31, 1998 to $10.73 for the three months ended March 31, 1999. The increase in ARPU was largely due to a greater percentage of alphanumeric units in service and a smaller percentage in the reseller distribution channel. Alphanumeric units generally are sold at higher ARPU and units sold through the reseller distribution channel generally are sold at lower ARPU.

  Equipment sales and activation fees decreased 21.6% to $5.2 million for the three months ended March 31, 1999 compared to $6.6 million for the three months ended March 31, 1998. The decrease in equipment sales was primarily due to a $0.7 million decrease in equipment sold through the direct distribution channel and a $0.6 million decrease in billings for non-returned equipment. Equipment sales and activation fees, less cost of products sold, increased to $1.7 million for the three months ended March 31, 1999 from $1.1 million for the three months ended March 31, 1998. This increase was primarily attributable to improved equipment sales margins on units sold through the retail distribution channel.

  Net revenues decreased 6.7% to $102.3 million for the three months ended March 31, 1999 compared to $109.7 million for the three months ended March 31, 1998.

  Services, rents and maintenance expenses decreased 6.3% to $27.1 million for the three months ended March 31, 1999 compared to $28.9 million for the three months ended March 31, 1998. This decrease resulted primarily from lower subcontracted paging expenses of approximately $3.2 million arising from billing reconciliations, increased unit cancellations and customer migration to company-owned networks, lower paging-related telecommunications expenses of approximately $0.6 million as a result of continued usage of lower cost facilities and lower pager repair expenses of $0.4 million. These expense reductions were offset by an increase in antenna site lease expense of $2.7 million primarily resulting from the leaseback of antenna sites on transmission towers sold to Pinnacle Towers, Inc. See Note 3 to MobileMedia's consolidated financial statements. As a percentage of net revenue, services, rents and maintenance expenses were constant at approximately 26.5%.

  Selling expenses for the three months ended March 31, 1999 decreased 10.0% to $14.1 million compared to $15.7 million for the three months ended March 31, 1998. The decrease resulted primarily from lower sales personnel costs of approximately $0.8 million attributable to lower sales headcount, lower advertising expenses of approximately $0.6 million and lower retail distribution channel selling expenses of approximately $0.2 million resulting from lower retail sales. Selling expenses as a percentage of net revenue decreased from 14.3% to 13.8%.

  General and administrative expenses decreased 9.8% to $31.5 million for the three months ended March 31, 1999 compared to $34.9 million for the three months ended March 31, 1998 and decreased as a percentage of net revenues to 30.8% for the three months ended March 31, 1999 from 31.8% for the three months ended March 31, 1998. The decrease primarily resulted from reduced bad debt expense of $1.3 million due to improvements in MobileMedia's billing and collections functions, lower administrative telephone expenses of $1.0 million resulting from lower call volume and lower customer service expenses of $1.4 million primarily resulting from lower headcount.

  Reduction of liabilities subject to compromise was $3.1 million for the three months ended March 31, 1999. See Note 2 to MobileMedia's consolidated financial statements.

  Restructuring costs increased 11.2% from $4.6 million for the three months ended March 31, 1998 to $5.1 million for the three months ended March 31, 1999 due to an increase in professional fees incurred by MobileMedia resulting from its confirmed plan of reorganization on April 12, 1999 (see Note 1 to MobileMedia's consolidated financial statements).

  Depreciation and amortization decreased 11.7% to $28.0 million for the three months ended March 31, 1999 compared to $31.7 million for the three months ended March 31, 1998. The decrease was primarily due to lower pager depreciation attributable to a reduced depreciable base of pager assets and decreased pager purchases. As a percentage of net revenues, depreciation and amortization expense decreased to 27.3% for the three months ended March 31, 1999 from 28.9% for the three months ended March 31, 1998.

  Amortization of deferred gain on tower sale was $1.2 million for the three months ended March 31, 1999. See Note 3 to MobileMedia's consolidated financial statements.

  Operating income (loss) increased 113.1% to income of $0.8 million for the three months ended March 31, 1999 from a loss of $6.1 million for the three months ended March 31, 1998. The increase was primarily due to decreased operating expenses.

  Interest expense decreased 31.5% to $10.0 million for the three months ended March 31, 1999 compared to $14.7 million for the three months ended March 31, 1998. The decrease was primarily due to lower interest expense on MobileMedia's pre-petition credit facility resulting from lower outstanding borrowings in the three months ended March 31, 1999.

  Gain (loss) on sale of assets of $0.3 million for the three months ended March 31, 1999 is primarily due to the write off of equipment related to the resolution of a legal dispute with an equipment provider.

  Other income was $2.1 million for the three months ended March 31, 1999 and primarily resulted from a legal settlement due to MobileMedia as a result of the resolution of a dispute with an equipment provider.

  Loss from continuing operations before income tax provision, as a result of the above factors, decreased to $7.5 million for the three months ended March 31, 1999 compared to $20.7 million for the three months ended March 31, 1998

  Income tax provision increased to $0.2 million for the three months ended March 31, 1999 primarily as a result of state income tax expense.

                                               Year Ended December 31,
                                            ----------------------------------
                                                 1997               1998
                                            ----------------   ---------------
                                                (in thousands, except
                                              percentage and unit data)
Consolidated Statement of Operations Data
Revenues
  Services, rents and maintenance.......... $ 491,174   99.9%  $423,059   99.0%
  Equipment sales and activation fees......    36,218    7.4     26,622    6.2
                                            ---------  -----   --------  -----
Total revenues.............................   527,392  107.3    449,681  105.2
Cost of products sold......................   (35,843)  (7.3)   (22,162)  (5.2)
                                            ---------  -----   --------  -----
Net revenues...............................   491,549  100.0    427,519  100.0
Operating expenses
  Services, rents and maintenance..........   139,333   28.3    111,589   26.1
  Selling..................................    69,544   14.2     61,106   14.3
  General and administrative...............   179,599   36.5    133,003   31.1
  Reduction of liabilities subject to
   compromise..............................        --     --    (10,461)  (2.4)
  Restructuring costs......................    19,811    4.0     18,624    4.4
  Depreciation and amortization............   140,238   28.6    116,459   27.2
  Amortization of deferred gain on tower
   sale....................................        --     --     (1,556)  (0.4)
                                            ---------  -----   --------  -----
Total operating expenses...................   548,525  111.6    428,764  100.3
                                            ---------  -----   --------  -----
Operating loss.............................   (56,976) (11.6)    (1,245)  (0.3)
Other income (expense)
  Interest expense (net)...................   (67,611) (13.7)   (53,043) (12.4)
  Gain on sale of assets...................         3    0.0     93,827   21.9
                                            ---------  -----   --------  -----
Total other income (expense)...............   (67,608) (13.7)    40,784    9.5
                                            ---------  -----   --------  -----
Income (loss) from continuing operations
 before income tax provision...............  (124,584) (25.3)    39,539    9.2
Income tax provision.......................        --     --      3,958    0.9
Income (loss) from continuing operations... $(124,584) (25.3)% $ 35,581    8.3%
                                            =========  =====   ========  =====

Other Data
Adjusted EBITDA..............................  $ 103,073  21.0% $ 121,821  28.5%
Cash flows provided by operating activities..     14,920           54,462
Cash flows provided by (used in) investing
 activities..................................    (40,556)         115,836
Cash flows provided by (used in) financing
 activities..................................     13,396         (180,000)
ARPU.........................................      10.41            10.71
Average monthly operating expense per unit...       8.23             7.74
Units in service (at end of period)..........  3,440,342        3,143,968

 Year Ended December 31, 1998 Compared With Year Ended December 31, 1997

  Units in service decreased 296,374 from 3,440,342 as of December 31, 1997 to 3,143,968 as of December 31, 1998, a decrease of 8.6%. The decrease was primarily attributable to gross additions which were below expectations.

  Services, rents and maintenance revenues decreased 13.9% to $423.1 million for 1998 compared to $491.2 million for 1997. The decrease was attributable to fewer units in service and was partially offset by a $0.30 increase in ARPU from $10.41 for 1997 to $10.71 for 1998. The increase in ARPU was largely due to a greater percentage of alphanumeric units in service, increased units in service in the direct distribution channel and a smaller percentage in the reseller distribution channel. Alphanumeric units and units sold through the direct distribution channel generally are sold at higher ARPU.

  Equipment sales and activation fees decreased 26.5% to $26.6 million for 1998 compared to $36.2 million for 1997. The decrease in equipment sales was primarily due to a $2.7 million decrease in equipment sold through the retail distribution channel and a $5.7 million decrease in billings for non-returned equipment. Equipment sales and activation fees, less cost of products sold, increased to $4.5 million for 1998 from $0.4 million for 1997. This increase was primarily attributable to sales of used pagers with lower net book values resulting from a change in pager depreciation from a four-year life to a three-year life as of October 1, 1997.

  Net revenues decreased 13.0% to $427.5 million for 1998 compared to $491.5 million for 1997.

  Services, rents and maintenance expenses decreased 19.9% to $111.6 million for 1998 compared to $139.3 million for 1997. This decrease resulted primarily from lower subcontracted paging expenses of approximately $15.9 million arising from billing reconciliations, increased unit cancellations, increased movement of customers to company-owned networks and a reduction of approximately $10.4 million in paging-related telecommunications expenses. The decline in paging-related telecommunications expenses resulted primarily from the FCC's clarification of its interconnection rules pursuant to the Telecommunications Act. These rules prohibit local exchange carriers from charging paging carriers for the cost of dedicated facilities used to deliver local telecommunications traffic to paging networks. The FCC clarification, however, noted that the FCC is considering requests for reconsideration of these rules. In addition, paging-related telecommunications expense declined as a result of a reconfiguration of MobileMedia's network to maximize usage of lower cost facilities. As a percentage of net revenue, services, rents and maintenance expenses decreased from 28.3% to 26.1%.

  Selling expenses for 1998 decreased 12.1% to $61.1 million compared to $69.5 million for 1997. The decrease resulted primarily from lower sales personnel costs of approximately $6.4 million attributable to lower sales headcount and lower retail distribution channel selling expenses of approximately $2.2 million resulting from lower retail sales. Selling expenses as a percentage of net revenues were constant at approximately 14.3%.

  General and administrative expenses decreased 25.9% to $133.0 million for 1998 compared to $179.6 million for 1997 and decreased as a percentage of net revenues to 31.1% for 1998 from 36.5% for 1997. The decrease primarily resulted from reduced bad debt expense of $27.8 million due to improvements in MobileMedia's billing and collections functions, lower administrative telephone expenses of $7.0 million resulting from lower call volume and lower long distance rates as of October 1, 1997 and lower customer service and retail activation expenses of $9.7 million primarily resulting from lower headcount.

  Reduction of liabilities subject to compromise was $10.5 million for the year ended December 31, 1998. See Note 2 to MobileMedia's consolidated financial statements.

  Restructuring costs decreased from $19.8 million for 1997 to $18.6 million for 1998 due to a decline in professional fees incurred by MobileMedia as a result of the bankruptcy filing on January 30, 1997.

  Depreciation and amortization decreased 17.0% to $116.5 million for 1998 compared to $140.2 million for 1997. The decrease was primarily due to lower pager depreciation attributable to a reduced depreciable base of pager assets resulting from the change in useful life from four to three years on October 1, 1997 and decreased pager purchases. As a percentage of net revenues, depreciation and amortization expense decreased to 27.2% for 1998 from 28.5% for 1997.

  Amortization of deferred gain on tower sale was $1.6 million for 1998. See
Note 3 to MobileMedia's consolidated financial statements.

  Operating loss decreased 97.8% to $1.2 million for 1998 from $57.0 million for 1997. The decrease was primarily due to decreased operating expenses.

  Interest expense decreased 21.5% to $53.0 million for 1998 compared to $67.6 million for 1997. The decrease was primarily due to lower interest expense on MobileMedia's debtor-in-possession credit facility resulting from lower outstanding borrowings in 1998.

  Gain on sale of assets increased to $93.8 million for 1998 primarily as a result of the sale of transmission towers and related equipment. See Note 3 to MobileMedia's consolidated financial statements.

  Income (loss) from continuing operations before income tax provision, as a result of the above factors, increased to income of $39.5 million for 1998 compared to a loss of $124.6 million for 1997.

  Income tax provision increased to $4.0 million for 1998 primarily as a result of the sale of transmission towers.

Year Ended December 31, 1997 Compared with Year Ended December 31, 1996

The following table presents selected items from MobileMedia's Consolidated Statement of Operations and selected other information for the periods indicated:

                                       Year Ended December 31,
                           ------------------------------------------------------
                                     1996                       1997
                           --------------------------- --------------------------
                           (in thousands, except percentage and unit data)
Consolidated Statement of
 Operations Data
Revenues
  Services, rents and
   maintenance...........  $      568,892      100.1%  $     491,174      99.9%
  Equipment sales and ac-
   tivation fees.........          71,818       12.7          36,218       7.4
                           --------------  ---------   -------------  --------
Total revenues...........         640,710      112.8         527,392     107.3
  Cost of products sold..         (72,595)     (12.8)        (35,843)     (7.3)
                           --------------  ---------   -------------  --------
                                  568,115      100.0         491,549     100.0
Operating expenses
  Services, rents and
   maintenance...........         144,050       25.4         139,333      28.3
  Selling................          96,817       17.0          69,544      14.2
  General and administra-
   tive..................         218,607       38.5         179,599      36.5
  Impairment of long-
   lived assets..........         792,478      139.5             --        --
  Restructuring costs....           4,256        0.7          19,811       4.0
  Depreciation and amor-
   tization..............         348,698       61.4         140,238      28.6
                           --------------  ---------   -------------  --------
Total operating expenses.       1,604,906      282.5         548,525     111.6
                           --------------  ---------   -------------  --------
Operating loss...........      (1,036,791)    (182.5)        (56,976)    (11.6)
Total other expense......         (92,595)     (16.2)        (67,608)    (13.7)
                           --------------  ---------   -------------  --------
Loss before income tax
 benefit.................      (1,129,386)    (198.7)       (124,584)    (25.3)
Income tax benefit.......         (69,442)      12.2             --        --
                           --------------  ---------   -------------  --------
Net loss.................  $   (1,059,944)    (186.5)% $    (124,584)    (25.3)%
                           ==============  =========   =============  ========
Other Data
MobileMedia adjusted
 EBITDA..................  $      108,641       19.1%  $     103,073      21.0%
Cash flows provided by
 operating activities....  $       57,194              $      14,920
Cash flows used in in-
 vesting activities......  $   (1,028,321)             $     (40,556)
Cash flows provided by
 financing activities....  $      586,111              $      13,396
ARPU.....................  $        11.08              $       10.41
Average monthly operating
 expense per unit (1)....  $         8.95              $        8.23
Units in service (at end
 of period)..............       4,424,107                  3,440,342

--------
(1) Does not include impact of $792.5 million asset impairment writedown in 1996.

  Units in service decreased from 4,424,107 as of December 31, 1996 to 3,440,342 as of December 31, 1997, a decrease of 22.2%. The decrease was attributable to a decrease in gross unit additions and an increase in unit cancellations primarily resulting from acquisition integration difficulties, billing system clean up to remove non-revenue generating units and cancellation of units for non-payment.

  Services, rents and maintenance revenues decreased 13.7% to $491.2 million for 1997 compared to $568.9 million for 1996 due to fewer units in service and lower ARPU. ARPU decreased to $10.41 for 1997 from $11.08 for 1996 largely due to continued competitive market conditions.

  Equipment sales and activation fees decreased 49.6% to $36.2 million for 1997 compared to $71.8 million for 1996. The decrease in equipment sales was primarily attributable to less equipment sold through the retail distribution channel. Equipment sales and activation fees, less cost of products sold, increased from $(0.8) million for 1996 to $0.4 million for 1997 primarily as a result of lower retail sales of equipment sold at a discount. Cost of products sold for 1996 includes a writedown of $3.2 million, reflecting the establishment of a lower of cost or market reserve for units held for resale through MobileMedia's retail and reseller distribution channels.

  Net revenues decreased 13.5% to $491.5 million for 1997 compared to $568.1 million for 1996.

  Services, rents and maintenance expenses decreased 3.3% to $139.3 million for 1997 compared to $144.1 million for 1996, primarily due to billing reconciliation and lower nationwide subcontracted paging expenses resulting from cancellations and customer migration from networks not owned by MobileMedia to company-owned networks.

  Selling expenses for 1997 decreased 28.2% to $69.5 million from $96.8 million for 1996 primarily due to lower sales personnel costs and lower sales commissions attributable to lower sales headcount and lower gross additions. In addition, reseller and retail distribution channel selling expenses declined as a result of lower sales volume. Selling expenses as a percentage of net revenue decreased to 14.2% for 1997 from 17.0% for 1996.

  General and administrative expenses decreased 17.8% to $179.6 million for 1997 compared to $218.6 million for 1996. General and administrative expenses decreased as a percentage of net revenues to 36.5% for 1997 from 38.5% for 1996 primarily due to decreased bad debt expense, customer service expenses related to the assimilation of MobileComm's customer service functions, and consulting fees related to the integration of the acquisitions. Bad debt expense decreased as a result of increased collections resulting from improvements in MobileMedia's billing and collection functions.

  Restructuring costs increased from $4.2 million for 1996 to $19.8 million for 1997 due to professional fees constituting administrative expenses incurred by MobileMedia as a result of the bankruptcy filing on January 30, 1997 as compared to the 1996 expenses incurred in connection with MobileMedia's attempt to restructure its debt.

  Depreciation and amortization decreased 59.8% to $140.2 million for 1997 compared to $348.7 million for 1996. The decrease was primarily due to a writedown of impaired assets by $792.5 million pursuant to Statement of Financial Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" effective December 31, 1996, as described in Note 2 to MobileMedia's consolidated financial statements, amortization of a non-competition agreement related to the MobileComm Acquisition which was fully amortized in 1996 and decreased pager depreciation resulting from a decrease in expenses related to unrecoverable subscriber equipment and a reserve established to lower book values of certain pager models to current market values in 1996. As a percentage of net revenues, depreciation and amortization expense decreased to 28.6% for 1997 from 61.4% for 1996.

  Operating loss decreased to $57.0 million for 1997 from $1,036.8 million for 1996. The decrease was primarily due to the $792.5 million asset impairment writedown effective December 31, 1996 and other factors indicated above.

  Total other expense, principally interest expense, decreased 27.0% to $67.6 million for 1997 compared to $92.6 million for 1996. The decrease was primarily due to interest expense related to MobileMedia's $250.0 million senior subordinated notes due November 1, 2007 and $210.0 million senior subordinated deferred coupon notes not being recognized subsequent to the bankruptcy filing on January 30, 1997.

  Loss before income tax benefit, as a result of the above factors, decreased to $124.6 million for 1997 from $1,129.4 million for 1996.

  Income tax benefit of $69.4 million resulted from the deferred tax adjustment attributable to the $792.5 asset impairment writedown effective December 31, 1996.

Liquidity and Capital Resources

  MobileMedia's operations and strategy require the availability of substantial funds to finance the development and installation of wireless communications systems, to procure subscriber equipment and to service debt. Historically, these requirements have been funded by net cash from operating activities, additional borrowings and capital contributions from its former parent company. Following the MobileMedia acquisition, Arch will need to supply these requirements for MobileMedia. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

 Chapter 11 Filing

  On January 30, 1997, MobileMedia Communications, Inc. and affiliates filed voluntary petitions for relief under the Bankruptcy Code in order to implement an operational and financial restructuring. Until consummation of the MobileMedia acquisition, they operated their businesses as debtors-in-possession subject to the jurisdiction of the bankruptcy court.

 Agreement with Key Suppliers

  In January 1997, the bankruptcy court approved payment of a total of $47.4 million of the pre-petition claims of MobileMedia's key suppliers, Motorola, Glenayre, NEC and Panasonic. MobileMedia also entered into supply agreements with each of the key suppliers.

 Debtor-in-Possession Credit Agreement

  Chase Manhattan Bank and certain other financial institutions provided MobileMedia with up to $200.0 million of debtor-in-possession financing during its Chapter 11 proceedings. During 1997, MobileMedia drew down $47.0 million of borrowings to pay the pre-petition claims of key suppliers, and later repaid $37.0 million under the debtor-in-possession facility. During January and February, 1998 MobileMedia repaid an additional $10.0 million. As of March 31, 1999 there was $5.0 million of funded borrowings under the debtor-in-possession facility.

 Capital Expenditures and Commitments

  Capital expenditures were $26.8 million for the three months ended March 31, 1999 compared to $4.9 million for the three months ended March 31, 1998 and $53.9 million for the year ended December 31, 1998 compared to $40.6 million for the year ended December 31, 1997. Capital expenditures increased $21.9 million for the three months ended March 31, 1999 compared to the three-month period ended March 31, 1998 primarily as a result of increased pager purchases, and $13.3 million for the 1998 year compared to the 1997 year principally as a result of capital spending for the construction of a nationwide NPCS network.

 Sources of Funds

  MobileMedia's net cash provided by operating activities was $17.6 million for the three months ended March 31, 1999 compared to $19.5 million for the three months ended March 31, 1998. Inventories decreased $0.6 million from December 31, 1998 to March 31, 1999 compared to a decrease of $0.4 million from December 31, 1997 to March 31, 1998 as a result of utilizing pager inventory stock and lower sales volume in the retail sales distribution channel. Accounts payable, accrued expenses and other liabilities decreased $2.0 million from December 31, 1998 to March 31, 1999 compared to a increase of $1.4 million from December 31, 1997 to March 31, 1998. Net accounts receivable decreased $1.7 million from December 31, 1998 to March 31, 1999 compared to a decrease of $7.8 million from December 31, 1997 to March 31, 1998 due to lower sales volume.

  MobileMedia's net cash provided by operating activities was $54.5 million for the year ended December 31, 1998 compared to $14.9 million for the year ended December 31, 1997. Inventories increased $1.3 million from December 31, 1997 to December 31, 1998 as a result of additional pagers purchased for sale through the retail sales distribution channel. Accounts payable, accrued expenses and other liabilities decreased $7.1 million from $156.4 million as of December 31, 1997 to $149.3 million as of December 31, 1998. Net accounts receivable decreased $16.5 million from $55.4 million as of December 31, 1997 to $38.9 million as of December 31, 1998 due to improved billing and collections functions.

 Tower Sale

  On September 3, 1998, MobileMedia completed the sale of 166 transmission towers for $170.0 million in cash. Under the terms of a lease with the buyer, MobileMedia will continue to own and utilize transmitters, antennas and other equipment located on these towers for an initial period of 15 years at an aggregate annual rental of $10.7 million. The sale was accounted for in accordance with Statement of Financial Accounting Standards No. 28, Accounting for Sales with Leasebacks, and resulted in a recognized gain of $94.2 million and a deferred gain of $70.0 million. The deferred gain will be amortized over the initial lease period of 15 years. After the sale, MobileMedia distributed the $170.0 million in proceeds to its secured creditors, who had a lien on such assets.

 Debt Obligations

  In addition to the debtor-in-possession credit facility, the debt obligations of MobileMedia during the periods described above also included the following:

  MobileMedia's 1995 credit facility provided for $750.0 million senior secured and guaranteed credit facility with a syndicate of lenders including The Chase Manhattan Bank. As of September 30, 1998 there was $479.0 million outstanding under this facility consisting of term loans of $101.5 million and $304.6 million and loans under a revolving credit facility totaling $72.9 million. This became available on December 4, 1995, in connection with the financing of the MobileComm acquisition. Commencing in 1996, MobileMedia was in default under this facility. As a result of such default and the bankruptcy filing, MobileMedia had no borrowing capacity under this facility. After filing under Chapter 11, MobileMedia brought current its interest payments and made monthly adequate protection payments to the lenders under the 1995 credit facility equal to the amount of interest accruing under such agreement. On September 3, 1998, MobleMedia repaid $170.0 million of borrowings under its 1995 credit facility using proceeds from the sale of 166 transmission towers.

  MobleMedia issued $250.0 million senior subordinated 9 3/8% notes in November 1995, concurrent with MobileMedia's second offering of Class A common stock. See Note 11 to MobileMedia's consolidated financial statements. These notes bore interest at a rate of 9 3/8% payable semiannually on May 1 and November 1 of each year. On November 1, 1996, MobileMedia did not make its scheduled interest payment on the 9 3/8% notes which constituted an event of default under the indenture.

  MobleMedia issued $210.0 million of senior subordinated deferred coupon notes, at a discount, in November 1993. These deferred coupon notes accreted at a rate of 10.5%, compounded semiannually, to an aggregate principal amount of $210.0 million by December 1, 1998 after which interest was payable in cash at a rate of 10.5% and was payable semiannually.

Year 2000 Compliance

 State of Readiness

  MobileMedia has formed an internal task force comprised of representatives of several departments to address Year 2000 compliance matters. The task force has undertaken a preliminary review of internal and external areas that are likely to be affected by Year 2000 compliance matters and has classified the various areas as mission critical, important or non-critical/non-important.

  With respect to internal matters, MobileMedia has completed a review of its hardware and software to determine whether its business-related application will be year 2000 ready. These include applications relating to distribution, finance, inventories, operations, pager activation, purchasing and sales/marketing. In addition, in the last quarter of 1998, programs designed to identify Year 2000 problems associated with dates embedded in certain business-related files were created and run to identify any Year 2000 compliance issues. Additional testing took place in the first quarter of 1999, including the testing of MobileMedia's financial and human resource software packages. The tests revealed relatively few Year 2000-related problems. Such problems have been addressed and retested, and the implemented solutions appear to have been successful. There can be no assurance, however, that such testing has, or will, detect all compliance issues related to the Year 2000 problem.

  With respect to external matters, MobileMedia has distributed questionnaires and requests for certification to its mission critical vendors and is in the process of obtaining and reviewing the responses. The questionnaires have requested information concerning embedded technologies of such vendors, the hardware and software applications used by such vendors and the related Year 2000 compliance efforts of such vendors. MobileMedia is in the process of evaluating vendor responses and preparing contingency plans based on the responses.

 Estimated Year 2000 Compliance Costs

  MobileMedia has an information technology staff of approximately 68 people that has addressed technical issues relating to the Year 2000 compliance matters. To date, MobileMedia has incurred approximately $50,000 in costs, excluding in-house labor and hardware, in connection with Year 2000 compliance matters. In addition, MobileMedia has purchased upgraded hardware at a cost of approximately $150,000 for use as redundant equipment in testing for Year 2000 problems in an isolated production environment. MobileMedia estimates that it will expend approximately $500,000 on additional software and other items related to the Year 2000 compliance matters.

  In addition, MobileMedia estimates that it will incur approximately $200,000 in costs relating to Year 2000 remediation efforts for its paging network hardware. MobileMedia has also upgraded its paging network hardware in 1998 and early 1999 and plans further upgrades later in 1999. Such upgrades have not been and are not expected to be purchased solely for remediation of the Year 2000 compliance problems. Such upgrades are not themselves expected to have Year 2000 compliance problems.

 Risks Relating to Year 2000 Compliance Matters

  See "Risk Factors--Impact of the Year 2000 issue is not fully known".

 Contingency Planning

  MobileMedia has begun the process of assessing contingency plans that might be available in the event of either internal or external Year 2000 compliance problems. To this end, MobileMedia's various internal departments have begun to prepare assessments of potential contingency alternatives. The task force will undertake a review of these assessments in respect of application of contingency plans on a department-by-department basis and on a company-wide basis. MobileMedia intends to complete its contingency planning for Year 2000 compliance during calendar year 1999.

New Authoritative Accounting Pronouncements

  See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations" for a description of new accounting pronouncements. Management does not believe that MobileMedia's adoption of SFAS No. 130, SFAS No. 131 and SOP 98-5 has had or will have any material effects.

            UNAUDITED SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA

  The following selected unaudited pro forma financial information gives effect to the MobileMedia acquisition as if such transaction had been consummated on March 31, 1999 in the case of the balance sheet and on January 1, 1998 in the case of the statement of operations data and the other operating data. The assumptions on which the selected pro forma financial information was prepared differed in certain respects from the definitive terms of the MobileMedia acquisition, but Arch does not believe that these differences are of material significance.

  The following selected pro forma financial information should be read in conjunction with the unaudited pro forma condensed consolidated financial statements and notes. The financial impact of expected operational cost synergies resulting from the MobileMedia acquisition is excluded from this presentation.

  The pro forma information is presented for illustrative purposes only and does not necessarily predict the operating results or financial position that would have occurred if the MobileMedia acquisition had been consummated as of the dates indicated above. Nor does it predict the future operating results or financial position of Arch following the MobileMedia acquisition.

                                                     Year Ended   Three Months
                                                    December 31,     Ended
                                                        1998     March 31, 1999
                                                    ------------ --------------
                                                      (dollars in thousands)
Statement of Operations Data:
Service, rental and maintenance revenues...........  $  785,759    $  189,046
Product sales......................................      69,103        15,552
                                                     ----------    ----------
Total revenues.....................................     854,862       204,598
Cost of products sold..............................     (52,115)      (10,442)
                                                     ----------    ----------
                                                        802,747       194,156

Operating expenses:
 Service rental and maintenance....................     194,717        45,256
 Selling...........................................     110,238        27,147
 General and administrative........................     245,184        57,107
 Depreciation and amortization.....................     363,330        84,698
 Restructuring charge..............................      14,700           --
 Bankruptcy and related expense....................       8,163         2,017
                                                     ----------    ----------
Operating income (loss)............................    (133,585)      (22,069)
Interest and non-operating expenses, net...........     (55,608)      (37,820)
                                                     ----------    ----------
Income (loss) before income tax benefit and ex-
 traordinary item..................................    (189,193)      (59,889)
Income tax benefit (provision).....................      (3,958)         (209)
                                                     ----------    ----------
Income (loss) before extraordinary item............  $ (193,151)   $  (60,098)
                                                     ==========    ==========

Other Operating Data:
Capital expenditures, excluding acquisitions.......  $  167,051    $   49,935
Units in service at end of period(1)...............   7,170,000     7,186,000

                                                                      March 31,
                                                                        1999
                                                                      ---------
Balance Sheet Data:
Current assets.......................................................   111,050
Total assets......................................................... 1,538,375
Long-term debt, less current maturities.............................. 1,348,441
Stockholders' equity.................................................   (11,897)

--------
(1) Consolidated units in service is calculated by adding the Arch and MobileMedia amounts less an elimination for intercompany units in service.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed consolidated balance sheet has been prepared to reflect the MobileMedia acquisition, assuming it had occurred on March 31, 1999 and using the purchase method of accounting. Under the purchase method of accounting, the purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values at the time of the acquisition. Income of the combined company will not include income or loss of MobileMedia prior to the acquisition. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1998 and the three months ended March 31, 1999 present the results of operations of Arch and MobileMedia assuming the MobileMedia acquisition had been effected on January 1, 1998. You should read the unaudited pro forma financial data in conjunction with the consolidated historical financial statements of Arch and MobileMedia, including the notes to both sets of financial statements.

  The pro forma condensed consolidated financial data is for information purposes only and is not necessarily indicative of the results of future operations of the combined company or the actual results that would have been achieved had the MobileMedia acquisition been consummated during the period indicated. Moreover, the pro forma condensed consolidated financial statements reflect preliminary pro forma adjustments made to combine Arch with MobileMedia using the purchase method of accounting. The actual adjustments will be made after the closing and may differ from those reflected in the pro forma financial statements.

  For purposes of presenting the pro forma condensed consolidated financial statements, Arch has assumed the issuance of 122,845,000 shares of common stock at an aggregate market value of $245.7 million and has assumed that none of the non-transferable rights issued to Arch stockholders are exercised. If the market price of common stock is greater than $2.00 per share, stockholders' equity will increase. If the market price of common stock is less than $2.00 per share, stockholders' equity will decrease.

                        ARCH COMMUNICATIONS GROUP, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 March 31, 1999
                                 (in thousands)

                                                    Pro Forma Adjustments
                             Arch     MobileMedia                                Pro Forma
                         (Historical) (Historical)    Debits       Credits      Consolidated
                         ------------ ------------  ----------    -----------   ------------
         ASSETS
Current assets:
 Cash and cash
  equivalents...........  $   12,102          --                                 $   12,102
 Accounts receivable
  net...................      30,757  $    37,270                                    68,027
 Inventories............       9,803        1,609                                    11,412
 Prepaid expenses and
  other.................       9,348       10,161                                    19,509
                          ----------  -----------                                ----------
   Total current assets.      62,010       49,040                                   111,050
                          ----------  -----------                                ----------
 Property and
  equipment, net........     218,608      225,566                                   444,174
 Intangible and other
  assets................     602,814      279,403      114,317(1)     18,384(1)     978,150
                          ----------  -----------                                ----------
                          $  883,432  $   554,009                                $1,533,374
                          ==========  ===========                                ==========

    LIABILITIES AND
  STOCKHOLDERS' EQUITY
        (DEFICIT)
Current liabilities:
 Current maturities of
  long-term debt........  $    1,250  $   910,681      479,000(1)                $    1,250
                                                       431,681(2)
 Accounts payable.......      26,564       23,940       15,351(2)                    35,153
 Accrued expenses.......      10,068       53,912       12,707(2)                    51,273
 Accrued interest.......      17,187       21,144       17,578(2)                    20,753
 Customer deposits and
  deferred revenue......      16,633       28,892                                    45,525
 Accrued restructuring..      11,032        7,197        7,197(2)                    21,032
                                                                      10,000(1)
                          ----------  -----------                                ----------
   Total current
    liabilities.........      82,734    1,045,766                                   174,986
                          ----------  -----------                                ----------
 Long-term debt, less
  current maturities....   1,036,441          --                     312,000(1)   1,348,441
                          ----------  -----------                                ----------
 Deferred income taxes..         --         2,655        2,655(2)                       --
                          ----------  -----------                                ----------
 Other long-term
  liabilities...........      26,844       67,278       67,278(2)                    26,844
                          ----------  -----------                                ----------
Stockholders' equity
 (deficit) (9):
 Preferred stock........           3          --                                          3
 Common stock...........         212          --                       1,228(1)       1,440
 Additional paid-in
  capital...............     378,590      676,025      676,025(3)                   623,052
                                                         1,228(1)    245,690(1)
 Accumulated deficit....    (641,392)  (1,237,715)                   554,447(2)    (641,392)
                                                        18,384(1)    676,025(3)
                                                                      25,627(1)
                          ----------  -----------                                ----------
   Total stockholders'
    equity (deficit)....    (262,587)    (561,690)                                  (16,897)
                          ----------  -----------                                ----------
                          $  883,432  $   554,009                                $1,533,374
                          ==========  ===========                                ==========

 See accompanying notes to unaudited pro forma condensed consolidated financial statements

                        ARCH COMMUNICATIONS GROUP, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      For the Year Ended December 31, 1998
               (in thousands, except share and per share amounts)

                              Arch      MobileMedia    Pro Forma       Pro Forma
                          (Historical)  (Historical)  Adjustments     Consolidated
                          ------------  ------------  -----------     ------------
Service, rental and
 maintenance revenues...  $   371,154     $423,059    $    (8,454)(4) $   785,759
Products sales..........       42,481       26,622            --           69,103
                          -----------     --------    -----------     -----------
    Total revenues......      413,635      449,681         (8,454)        854,862
Cost of products sold...      (29,953)     (22,162)           --          (52,115)
                          -----------     --------    -----------     -----------
                              383,682      427,519         (8,454)        802,747
                          -----------     --------    -----------     -----------
Operating expenses:
  Service, rental and
   maintenance..........       80,782      111,589         10,800 (5)     194,717
                                                           (8,454)(4)
  Selling...............       49,132       61,106            --          110,238
  General and
   administrative.......      112,181      133,003            --          245,184
  Depreciation and
   amortization.........      221,316      114,903         11,432 (6)     363,330
                                                           15,679 (6)
  Restructuring expense
   .....................       14,700          --             --           14,700
  Bankruptcy related
   expense .............          --         8,163(7)                       8,163
                          -----------     --------    -----------     -----------
    Total operating
     expenses...........      478,111      428,764         29,457         936,332
                          -----------     --------    -----------     -----------
Operating income (loss).      (94,429)      (1,245)       (37,911)       (133,585)
Interest expense, net...     (104,213)     (53,043)        53,043 (8)    (143,746)
                                                          (39,533)(8)
Gain on sale of assests
 .......................          --        94,165            --           94,165
Other expenses .........       (5,689)        (338)           --           (6,027)
                          -----------     --------    -----------     -----------
Income (loss) before
 provision for income
 taxes and extraordinary
 item...................     (204,331)      39,539        (24,401)       (189,193)
Provision for income
 taxes..................          --         3,958            --            3,958
                          -----------     --------    -----------     -----------
Income (loss) before
 extraordinary item.....     (204,331)    $ 35,581    $   (24,401)    $  (193,151)
                          ===========     ========    ===========     ===========
Basic/diluted income
 (loss) before
 extraordinary item per
 share..................  $     (9.78)         --             --            (1.35)
Weighted average common
 shares
 outstanding............   20,993,192          --     122,845,000(1)  143,838,192

 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                   For the Three Months Ended March 31, 1999
               (in thousands, except share and per share amounts)

                              Arch      MobileMedia   Pro Forma        Pro Forma
                          (Historical)  (Historical) Adjustments      Consolidated
                          ------------  ------------ ------------     ------------
Service, rental and
 maintenance revenues...  $    90,529     $100,631   $     (2,114)(4) $    189,046
Products sales..........       10,359        5,193                          15,552
                          -----------     --------   ------------     ------------
    Total revenues......      100,888      105,824         (2,114)         204,598
Cost of products sold...       (6,926)      (3,516)                        (10,442)
                          -----------     --------   ------------     ------------
                               93,962      102,308         (2,114)         194,156
                          -----------     --------   ------------     ------------
Operating expenses:
  Service, rental and
   maintenance..........       20,293       27,077         (2,114)(5)       45,256
  Selling...............       13,011       14,136                          27,147
  General and
   administrative.......       25,626       31,481                          57,107
  Depreciation and
   amortization.........       51,118       26,802          2,858 (6)       84,698
                                                            3,920 (6)
  Bankruptcy related
   expense..............          --         2,017                           2,017
                          -----------     --------   ------------     ------------
    Total operating
     expenses...........      110,048      101,513          4,664          216,225
                          -----------     --------   ------------     ------------
Operating income (loss).      (16,086)         795         (6,778)         (22,069)
Interest expense, net...      (26,477)     (10,018)        (9,883)(8)      (36,360)
                                                           10,018 (8)
Gain on sale of assets..          --         1,740            --             1,740
Other expenses..........       (3,200)         --                           (3,200)
                          -----------     --------   ------------     ------------
Income (loss) before
 provision for income
 taxes and extraordinary
 item...................      (45,763)      (7,483)        (6,643)         (59,889)
Provision for income
 taxes..................          --           209            --               209
                          -----------     --------   ------------     ------------
Income (loss) before
 extraordinary item.....  $   (45,763)    $ (7,692)  $     (6,643)    $    (60,098)
                          ===========     ========   ============     ============
Basic/diluted income
 (loss) before
 extraordinary item per
 share..................  $     (2.18)         --                     $      (0.42)
                          ===========                                 ============
Weighted average common
 shares outstanding.....   21,215,583          --     122,845,000 (1)  144,060,583
                          ===========                ============     ============

 See accompanying notes to unaudited proforma condensed consolidated financial statements

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) To record

   . $312.0 million of additional Arch borrowings necessary to fund its obligations in connection with the MobileMedia acquisition,

   . the issuance of 122,845,000 shares of common stock, having an aggregate value of $245.7 million, to unsecured creditors and standby purchasers

   . the writeoff of $18.4 million of deferred financing costs associated with the former MobileMedia credit facility and

   . the excess of purchase price over the assumed fair value of the identifiable assets acquired.

  The historical book value of the tangible and intangible assets of MobileMedia was assumed to approximate fair value. The excess of purchase price over the assumed fair value of identifiable assets acquired was calculated as follows:

    Consideration exchanged:
      Payments to secured creditors................................... $479,000
      Assumed fair value of shares issued to unsecured creditors......   28,690
                                                                       --------
                                                                        507,690
      Liabilities assumed:
        Administrative costs..........................................   25,000
        Other.........................................................   82,252
                                                                       --------
      Total consideration exchanged...................................  614,942
      Transaction costs...............................................   25,000
      Restructuring reserve...........................................   10,000
                                                                       --------
      Total purchase price............................................  649,942
    Less fair value of tangible and intangible net assets acquired....  535,625
                                                                       --------
    Excess of purchase price over tangible and intangible net assets acquired.........................................................  114,317
                                                                       ========

   --------

 (a) Administrative costs consist of payments to some of MobileMedia's creditors.

 (b) Other liabilities assumed include operating liabilities such as accounts payable, accrued expenses and advance billings which Arch assumed in connection with the MobileMedia acquisition.

 (c) Transaction costs include legal, investment banking, financing, accounting and other costs incurred by Arch to consummate the MobileMedia acquisition.

 (d) Restructuring reserve consists of severance costs related primarily to duplicative general and administrative functions at the corporate, regional and market levels of MobileMedia, such as technical, marketing, finance and other support functions. These terminations will occur as the operations of MobileMedia are integrated into those of Arch and are based on management's preliminary review of synergies that exist between the companies. This analysis is expected to be finalized after consummation of the MobileMedia acquisition and may result in additional amounts to be reserved.

(2) To eliminate liabilities of MobileMedia not assumed by Arch, satisfied in cash or exchanged for common stock.

(3) To eliminate MobileMedia equity balances.

(4) To eliminate revenues and expenses between Arch and MobileMedia.

(5) This entry records the incremental rental expense for the use of transmitter space on the towers that were sold and leased back in MobileMedia's tower sale transaction.

(6) To record the amortization on the excess of purchase price over the tangible and intangible assets acquired, calculated on a straight-line basis over 10 years in the amounts of $11,432 for the year ended
    December 31, 1998 and $2,858 for the three months ended March 31, 1999. The actual amortization recorded after consummation of the MobileMedia acquisition may differ from these amounts due to changes in the price of common stock upon closing of the MobileMedia acquisition as well as full allocation of purchase price to assets and liabilities assumed pursuant to APB No. 16. The amortization relates to the $258.8 million assumed fair value of intangible assets, consisting primarily of FCC licenses with an assumed fair value of $242.7 million and customer lists with an assumed fair value of $16.7 million. This amortization has already been provided in the historical financial statements of MobileMedia. The MobileMedia historical amortization was adjusted by $15,679 for the year ended December 31, 1998 and by $3,920 for the three months ended March 31, 1999 to conform MobileMedia's 25 year estimated useful life of FCC licenses to Arch's 10 year estimated useful life. The estimated useful life of the customer lists was assumed to be 3 years.

(7) These costs represent incremental and non-recurring third-party legal, accounting and financial advisory fees and expenses incurred by MobileMedia related to its administration of its insolvency proceedings.

(8) To remove the interest expense associated with the various MobileMedia credit facilities and notes eliminated as a result of the insolvency proceedings and to record the interest associated with Arch's additional borrowings used to fund the MobileMedia acquisition. Interest was calculated assuming an 11% rate on $173.0 million of additional bank borrowings and a 14.75% rate on $139.0 million of senior notes. Interest expense would be as follows if interest rates on the bank borrowings were to decrease or increase 1/8 of a percent:

      Assumed Change in Interest Rate            Assumed Interest Expense
      -------------------------------      ------------------------------------
                                              Year Ended     Three Months Ended
                                           December 31, 1998   March 31, 1999
                                           ----------------- ------------------
      Increase of 1/8%....................      $39,923            $9,981
      Decrease of 1/8%....................      $39,143            $9,786

                               INDUSTRY OVERVIEW

  Paging is a method of wireless communication which uses an assigned radio frequency to contact a paging subscriber anywhere within a designated service area. A subscriber carries a pager which receives messages by the transmission of a one-way radio signal. To contact a subscriber, a message is usually sent by placing a telephone call to the subscriber's designated telephone number. The telephone call is received by an electronic paging switch which generates a signal that is sent to radio transmitters in the service area. Depending upon the topography of the service area, the operating radius of a radio transmitter typically ranges from three to 20 miles. The transmitters broadcast a signal that is received by the pager a subscriber carries, which alerts the subscriber by a tone or vibration that there is a voice, tone, digital or alphanumeric message. See "Business--Arch's Paging and Messaging Services, Products and Operations".

  The paging industry has been in existence since 1969 when the FCC allocated a group of radio frequencies for use in providing one-way and two-way types of mobile communications services. Throughout its history, the paging industry has been characterized by consolidation, substantial growth and technological change. Historically, the paging industry has been highly fragmented, with a large number of small, local operators. Since the 1980s, concentration in the paging industry has increased as paging companies continue to grow rapidly either internally or through acquisitions.

  Arch believes that paging is the most cost-effective form of mobile wireless communications. Paging has an advantage over conventional telephone service because a pager's reception is not restricted to a single location. Paging has an advantage over a cellular telephone or broadband PCS handset because a pager is smaller, has a longer battery life and, most importantly, because paging units and air time required to transmit an average message cost less than equipment and air time for cellular telephones or broadband PCS handsets. Paging subscribers generally pay a flat monthly service fee for pager services, regardless of the number of messages, unlike cellular telephone or broadband PCS subscribers, whose bills typically have a significant variable usage component. For these reasons, some cellular subscribers use a pager in conjunction with their cellular telephone to screen incoming calls and thus lower the expense of cellular telephone service, and to a lesser extent, some broadband PCS subscribers use a pager in conjunction with their broadband PCS handsets, which often incorporate messaging functions, but have a much shorter battery life.

  The paging industry has benefited from technological advances resulting from research and development conducted by vendors of paging units and transmission equipment. These advances include microcircuitry, liquid crystal display technology and standard digital encoding formats. These advances have enhanced the capability and capacity of paging services while lowering equipment and air time costs. Technological improvements have generally contributed to strong growth in the market for paging services and enable the combined company to provide better quality services at lower prices to its subscribers.

  The paging industry has traditionally distributed its services through direct marketing and sales activities. In recent years, additional channels of distribution have evolved. These include: (1) carrier-operated stores; (2) resellers, who purchase paging services on a wholesale basis from carriers and resell those services on a retail basis to their own customers; (3) agents who solicit customers for carriers and are compensated on a commission basis; (4) retail outlets that often sell a variety of merchandise, including paging units and other telecommunications equipment; and (5) most recently, the Internet. While most paging subscribers traditionally have been business users, industry observers believe that retail consumers have significantly increased their use of paging units in recent years. In addition, paging subscribers have increasingly chosen to purchase rather than lease their paging units. Arch expects these trends to continue.

Competition

  The paging industry is highly competitive. Providers of numeric display paging services compete primarily on the basis of price. Companies in the industry also compete on the basis of coverage area offered to subscribers, available services offered in addition to basic numeric or tone paging, transmission quality, system reliability and customer service. The combined company believes that it will generally compete effectively based on these factors.

  Arch and MobileMedia have competed by maintaining competitive pricing of their products and services, by providing high-quality, reliable transmission networks and by furnishing subscribers a superior level of customer service. Several hundred licensed paging companies provide only local basic numeric or tone paging service. Compared to these companies, the combined company offers wireless messaging services on a local, regional and nationwide basis. It also offers enhanced services such as alphanumeric paging, voice mail and voice mail notifications, news, sports, weather reports and stock quotes.

  The combined company competes with one or more competitors in all markets in which it operates. Some competitors are small, privately owned companies serving one market area but others are large diversified telecommunications companies serving many markets. Some competitors possess financial, technical and other resources greater than those of the combined company. Major paging carriers that currently compete in one or more of the combined company's markets include Paging Network, Inc., Metrocall, Inc. and AirTouch Paging Inc.

  The scope of competition for communications service customers in the combined company's markets will broaden as paging services become increasingly interactive and as two-way services become increasingly competitive. For example, the FCC has created potential sources of competition by auctioning new spectrum for wireless communications services, local multipoint distribution service and the 220-222 MHZ service. Furthermore, the FCC has announced plans to auction licenses in the general wireless communications service, a service created from spectrum reallocated from federal government use in 1995. Moreover, entities offering service on wireless two-way communications technology, including cellular, broadband PCS N-PCS and specialized mobile radio services, as well as mobile satellite service providers, also compete with the paging services that the combined company provides. See "Risk Factors--Competition and technological change may undermine Arch's business".

  MobileMedia holds one nationwide and five regional N-PCS licenses. Competitors of MobileMedia also hold PCS licenses. Some of these competitors have substantially greater resources than MobileMedia. One of MobileMedia's competitors, SkyTel, recently introduced a two-way N-PCS wireless data service. Although the combined company cannot predict the types of PCS services which will be offered by those companies, the combined company expects that those services will compete with the N-PCS and paging services to be offered by the combined company.

Regulation

  Paging operations and the construction, modification, ownership and acquisition of paging systems are subject to extensive regulation by the FCC under The Communications Act of 1934 and, to a much more limited extent, by public utility or public service commissions in certain states. Each of Arch and MobileMedia is separately licensed to conduct various types of paging operations. Although the following description is intended to address all material aspects of governmental regulation, it does not purport to be a complete discussion of all present and proposed legislation and regulations relating to the paging operations of the combined company.

Federal Regulation

 Regulatory Classification

  Paging companies historically have been subject to different federal regulatory requirements depending upon whether they were providing service as a radio common carrier, or RCC, as a private carrier paging operator, or PCP, or as a reseller. Arch's and MobileMedia's paging operations encompass RCC, PCP and resale operations. However, federal legislation enacted in 1993 required the FCC to reduce the disparities in the regulatory treatment of similar mobile services such as RCC and PCP services. The FCC has taken, and continues to take, actions to implement this legislation. As CMRS providers, Arch and MobileMedia are regulated as common carriers, except that the FCC has exempted paging services from some typical common carrier regulations, such as tariff filing and resale requirements, because paging services have been found to be highly competitive.

  The classification of Arch's and MobileMedia's paging operations as CMRS affects the level of permissible foreign ownership in the combined company, as discussed below, and the nature and extent of state regulation. In addition, the FCC now is required to resolve competing requests for CMRS spectrum by conducting auctions. This may have the effect of increasing the costs of acquiring additional spectrum in markets in which the combined company operates. Also, Arch and MobileMedia are obligated to pay certain regulatory fees in connection with their paging operations.

 FCC Regulatory Approvals and Authorizations

  The Communications Act requires radio licensees such as Arch and MobileMedia to obtain prior approval from the FCC for the assignment or transfer of control of any construction permit or station license or authorization or any related rights. This statutory requirement attaches to acquisitions of other paging companies (or other radio licensees) by Arch and MobileMedia as well as transfers of a controlling interest in any of Arch's or MobileMedia's licenses, construction permits or related rights; however the FCC's Wireless Telecommunications Bureau, which directly regulates Arch's and MobileMedia's paging activities, has decided to forbear from enforcing its filing requirements with respect to pro forma assignments and transfers of control of certain wireless authorizations, such as Arch's and MobileMedia's RCC and PCP licenses. Pursuant to this decision, wireless telecommunications carriers now only have to file a written notification of a pro forma transaction within 30 days after the transaction is completed. Note, however, that Arch and MobileMedia may still be required to obtain prior FCC approval for the pro forma assignment or transfer of control of some of their licenses not covered by the forbearance decision, such as certain business radio authorizations.

  To date, the FCC has approved each assignment and transfer of control for which Arch and MobileMedia have sought approval, including the transfer of MobileMedia's licenses in connection with Arch's acquisition of MobileMedia. Although there can be no assurance that any future requests for approval of transfers of control and/or assignments of license will be acted upon in a timely manner by the FCC, or that the FCC will grant the approval requested, neither Arch nor MobileMedia knows of any reason that any such applications will not be approved or granted.

  The FCC paging licenses granted to Arch and MobileMedia are for varying terms of up to 10 years, at the end of which renewal applications must be approved by the FCC. The combined company is unaware of any circumstances which would prevent the grant of any pending or future renewal applications made by Arch or MobileMedia. However, no assurance can be given that any of Arch's or MobileMedia's renewal applications will be free of challenge or will be granted by the FCC. It is possible that there may be competition for radio spectrum associated with licenses as they expire. This would increase the chances of third-party interventions in the renewal proceedings. The FCC has so far granted each license renewal application that Arch or MobileMedia have filed, other than those renewal applications still pending.

  The FCC's review and revision of rules affecting paging companies is ongoing. The regulatory requirements to which Arch and MobileMedia are subject may change significantly over time. For example, the FCC has decided to adopt a market area licensing scheme for all paging channels under which carriers would be licensed to operate on a particular channel throughout a broad geographic area (such as a major economic area as defined by The Bureau of Economic Affairs of the U.S. Department of Commerce) rather than being licensed on a site-by-site basis. These geographic area licenses will be awarded through an auction. Incumbent paging licensees that do not acquire licenses at auction will be entitled to interference protection from the market area licensee. Arch and MobileMedia have each been participating actively in this proceeding in order to protect their existing operations and retain flexibility, on an interim and long-term basis, to modify systems as necessary to meet subscriber demands.

  Currently, however, the Communications Act requires that Arch and MobileMedia obtain licenses from the FCC to use radio frequencies to conduct their paging operations at specified locations. FCC licenses issued to Arch and MobileMedia set forth the technical parameters, such as power strength and tower height, under which Arch and MobileMedia are authorized to use those frequencies. In many instances, Arch and

MobileMedia require the prior approval of the FCC before they can implement any significant changes to their radio systems. Once the FCC's market area licensing rules are implemented, however, these site-specific licensing obligations will be eliminated, except for applications still required by
Section 22.369 of the FCC rules (request for authority to operate in a designated Quiet Zone), Section 90.77 (request for authority to operate in a protected radio receiving location) and Section 1.1301 et seq. (construction/modification that may have a significant environmental impact) or for coordination with Canada or Mexico.

  The FCC has issued a Further Notice of Proposed Rulemaking in which the FCC seeks comments on, among other matters, (1) whether it should impose coverage requirements on licensees with nationwide exclusivity (such as Arch and MobileMedia), (2) whether these coverage requirements should be imposed on a nationwide or regional basis, and (3) whether--if such requirements are imposed--failure to meet the requirements should result in a revocation of the entire nationwide license or merely a portion of the license. If the FCC were to impose stringent coverage requirements on licensees with nationwide exclusivity, the combined company might have to accelerate the build-out of its systems in certain areas.

 Telecommunications Act of 1996

  The Telecommunications Act directly affects Arch and MobileMedia. Some aspects of the Telecommunications Act may place financial obligations upon the combined company or subject it to increased competition. For example, the FCC has adopted new rules that govern compensation to be paid to pay phone providers which has resulted in increased costs for certain paging services including toll-free 1-800 number paging. Arch and MobileMedia have generally passed these costs on to their subscribers. This makes their services more expensive and could affect the attraction or retention of customers. However, there can be no assurance that the combined company will be able to continue to pass on these costs. These rules are the subject of several judicial appeals. In addition, the FCC also has adopted new rules regarding payments by telecommunications companies into a revamped fund that will provide for the widespread availability of telecommunications services including universal service. Prior to the implementation of the Telecommunications Act, universal service obligations were largely met by local telephone companies, supplemented by long-distance telephone companies. Under the new rules, all telecommunications carriers, including paging companies, are required to contribute to the universal service fund. In addition, certain state regulatory authorities have enacted, or have indicated that they intend to enact, similar contribution requirements based on intrastate revenues. The combined company cannot yet know the impact of these state contribution requirements, if enacted and applied to it. Moreover, neither Arch nor MobileMedia has been able to estimate the amount of any such payments that it will be able to bill to its subscribers; however, payments into the universal service fund will likely increase the cost of doing business.

  Some aspects of the Telecommunications Act could have a beneficial effect on Arch's and MobileMedia's business. For example, proposed federal guidelines regarding antenna siting issues may remove local and state barriers to the construction of communications facilities, although states and municipalities continue to exercise significant control with regard to such siting issues.

  Moreover, in a rulemaking proceeding pertaining to interconnection between LECs (local exchange carriers) and CMRS providers such as the combined company, the FCC has concluded that LECs are required to compensate CMRS providers for the reasonable costs incurred by such providers in terminating traffic that originates on LEC facilities, and vice versa. Consistent with this ruling, the FCC has determined that LECs may not charge a CMRS provider or other carrier for terminating LEC-originated traffic or for dedicated facilities used to deliver LEC-originated traffic to one-way paging networks. Nor may LECs charge CMRS providers for number activation and use fees. These interconnection issues are still in dispute, and it is unclear whether the FCC will maintain its current position.

  Depending on further FCC disposition of these issues, the combined company may or may not be successful in securing refunds, future relief or both, with respect to charges for termination of LEC-originated local traffic. If the FCC ultimately reaches an unfavorable resolution, then the combined company believes that it would pursue relief through settlement negotiations, administrative complaint procedures or both. If these issues are ultimately decided in favor of the LECs, each of Arch and MobileMedia likely would be required to pay all past due contested charges and may also be assessed interest and late charges for amounts withheld.

 Future Regulation

  From time to time, federal or state legislators propose legislation which could potentially affect Arch and MobileMedia, either beneficially or adversely. It is possible that legislation will be enacted by the federal or state governments, or that regulations will be adopted or actions taken by the FCC or state regulatory authorities, which might materially adversely affect the business of Arch and/or MobileMedia. Changes such as the allocation by the FCC of radio spectrum for services that compete with Arch's and MobileMedia's business could adversely affect Arch's and MobileMedia's results of operations. See "Risk Factors--Government regulation burdens operations".

 Foreign Ownership

  The Communications Act limits foreign investment in and ownership of entities that are licensed as radio common carriers by the FCC. The combined company owns or controls several radio common carriers and is accordingly subject to these foreign investment restrictions. Because Arch is the parent of radio common carriers (but is not a radio common carrier itself), Arch may not have more than 25% of its stock owned or voted by aliens or their representatives, a foreign government or its representatives or a foreign corporation if the FCC finds that the public interest would be served by denying such ownership. In connection with the WTO Agreement--agreed to by 69 countries--the FCC adopted rules effective February 9, 1998 that create a very strong presumption in favor of permitting a foreign interest in excess of 25% if the foreign investor's home market country signed the WTO Agreement. Arch's subsidiaries that are radio common carrier licensees are subject to more stringent requirements and may have only up to 20% of their stock owned or voted by aliens or their representatives, a foreign government or their representatives or a foreign corporation. This ownership restriction is not subject to waiver. See "Industry Overview--Regulation". Arch's certificate ofiIncorporation permits the redemption of shares of Arch's capital stock from foreign stockholders where necessary to protect FCC licenses held by Arch or its subsidiaries, but such redemption would be subject to the availability of capital to Arch and any restrictions contained in applicable debt instruments and under the Delaware corporations statute (which currently would not permit any such redemptions). The failure to redeem such shares promptly could jeopardize the FCC licenses held by Arch or its subsidiaries. See "--Competition", "--Regulation" and "Risk Factors--High degree of leverage burdens operations".

State Regulation

  In addition to regulation by the FCC, certain states impose various regulations on the common carrier paging operations of Arch and MobileMedia. Rates, terms and conditions under which Arch and MobileMedia provided services, or any changes to those rates, have also been subject to state regulation. In certain instances, the construction and operation of radio transmitters also will be subject to zoning, land use, public health and safety, consumer protection and other state and local taxes, levies and ordinances. However, as a general rule, states are preempted from exercising rate and entry regulation of CMRS, but may choose to regulate other terms and conditions of service: for example, requiring the identification of an agent to receive complaints. States may also petition the FCC for authority to continue to regulate CMRS rates if certain conditions are met. State filings seeking rate authority have all been denied by the FCC, although new petitions seeking such authority may be filed in the future. Furthermore, some states and localities continue to exert jurisdiction over (1) approval of acquisitions and transfers of wireless systems and (2) resolution of consumer complaints. Arch and MobileMedia believe that to date all required filings for Arch's and MobileMedia's paging operations have been made.

                                    BUSINESS

  The combined company is the second largest paging operator in the United States as measured by units in service and net revenues.

  The combined company believes that it is well positioned to compete effectively in the highly competitive paging industry for the following reasons. The combination of MobileMedia's market presence in major metropolitan markets with Arch's historical emphasis on middle and small markets has significantly broadened the geographic scope of Arch's marketing presence and should position the combined company to compete more effectively for large corporate customers with diverse geographic operations. With a significantly larger subscriber base, the combined company should be better able to obtain strategic distribution arrangements, as well as amortize marketing investments over a larger revenue base. In addition, MobileMedia's third-party retail distribution agreements, which serve the more rapidly growing consumer market, should complement the more than 175 Arch-operated retail outlets. Similarly, MobileMedia's two nationwide paging networks and the associated potential for higher revenue nationwide services should enhance Arch's local coverage and provide an opportunity to take advantage of Arch's distribution networks.

  MobileMedia's plan to deploy its nationwide N-PCS spectrum using its existing network infrastructure, together with Arch's recent agreement with PageMart Wireless described below, should permit Arch to market N-PCS services, such as multi-market alphanumeric and text messaging services, sooner than it would otherwise be able to, and these services are expected to offer higher revenue and more growth potential than basic paging services. Finally, MobileMedia's investments to date in two national call centers should supplement Arch's own call center and complement Arch's strategy of evolving to regional customer service centers. Achieving these intended benefits, however, will depend on a number of factors and no assurance can be given that the benefits will be realized, in whole or in part. See "Risk Factors--Integrating the two companies presents challenges" and "--Arch's Investments in N-PCS Licenses".

Business Strategy

  The combined company's strategic objective is to strengthen its position as one of the leading nationwide paging companies in the United States. It believes that larger, multi-market paging companies enjoy a number of competitive advantages, including:

  . operating efficiencies resulting from more intensive use of existing paging systems;

  . economies of scale in purchasing and administration;

  . broader geographic coverage of paging systems;

  . greater access to capital markets and lower costs of capital;

  . the ability to obtain additional radio spectrum;

  . the ability to offer high-quality services at competitive prices; and

  . enhanced ability to attract and retain management personnel.

  The combined company believes that the current size and scope of its operations afford it many of these advantages, and that it has the scope and presence to effectively compete on a national level. It also believes that the paging industry will undergo further consolidation, and it intends to participate in such consolidation. See "Risk Factors--Integrating the two companies presents challenges".

  Operating Strategy. The combined company's operating objectives are to increase its adjusted EBITDA, deploy its capital efficiently, reduce its financial leverage and expand its customer relationships. The combined company will pursue the following strategies to achieve its operating objectives:

  . Low-Cost Operating Structure. The combined company has selected a low-cost operating strategy as its principal competitive tactic. Management believes that a low-cost operating structure, compared to differentiated premium pricing and niche positioning, the other two fundamental competitive tactics in the paging industry, will maximize its flexibility to offer competitive prices while still achieving target margins and adjusted EBITDA. Arch's management has worked closely with MobileMedia's management to identify redundant managerial and administrative functions that Arch's management believes can be eliminated without material impact to customer related activities. The combined company will continue to improve its low-cost operating structure by consolidating some operating functions, including centralized purchases from key vendors, to achieve economies of scale, and installing technologically advanced and reliable transmission systems.

  . Efficient Capital Deployment. The combined company's principal financial objective is to reduce financial leverage by reducing capital requirements and increasing adjusted EBITDA. To reduce capital expenditures, Arch has already implemented a company-wide focus on the sale, rather than lease, of pagers. This is because subscriber-owned units require a lower level of capital investment than company-owned units. As a result of these efforts to date, the number of subscriber-owned units in service, as a percentage of net new units in service, increased from 65.2% in the year ended December 31, 1997 to 69.7% in the year ended December 31, 1998. In addition, Arch has modified its incentive compensation programs for line managers so that bonuses are based, in part, on capital efficiency.

  . Balanced Distribution. Arch's combination of direct sales, company-owned stores and third party resellers will be supplemented by MobileMedia's local market direct sales force and its distribution agreements with third-party regional and national retailers. In addition, MobileMedia's national accounts sales force should significantly enhance Arch's efforts to improve distribution to nationwide customers.

  . Capitalize on Revenue Enhancement Opportunities. The combined company will have one of the broadest product offerings in the paging industry, including traditional paging services as well as new services such as assured message delivery and acknowledgement, wireless e-mail and content delivery services. Arch intends to deliver these new services through a strategic alliance with PageMart Wireless, Inc. pursuant to which Arch will utilize and share certain costs of PageMart's N-PCS network. This will provide the combined company with more economical and broader access to higher ARPU nationwide, regional or text messaging services. To date, Arch has marketed these services only on a limited basis through the resale of other carriers' services on less attractive terms. Arch believes there will be a number of new revenue opportunities associated with its approximately 7.2 million units in service, including selling enhanced services which add value such as voicemail, resale of long-distance service and fax storage and retrieval. See "Business--Arch's Paging and Messaging Services, Products and Operations" and "--Arch's Investments in NPCS Licenses".

Arch's Paging and Messaging Services, Products and Operations

  Arch has been a leading provider of wireless messaging services, primarily paging services. Prior to the MobileMedia acquisition, Arch was the third largest paging company in the United States, based on its 4.3 million units in service at March 31, 1999. Arch has operated in 41 states and more than 180 of the 200 largest markets in the United States. Arch has offered local, regional and nationwide paging services employing digital networks covering approximately 85% of the United States population.

  The following table sets forth information about the approximate number of units in service with Arch subscribers and net increases in number of units through internal growth and acquisitions:

                                Units in Service  Net Increase in
                                at Beginning of    Units through       Increase in Units    Units in Service
Year Ended August 31,                Period      Internal Growth(1) through Acquisitions(2) at End of Period
---------------------           ---------------- ------------------ ----------------------- ----------------
  1987....................             4,000            3,000                 12,000              19,000
  1988....................            19,000            8,000                  3,000              30,000
  1989....................            30,000           14,000                 34,000              78,000
  1990....................            78,000           20,000                  4,000             102,000
  1991....................           102,000           24,000                  1,000             127,000
  1992....................           127,000           33,000                    --              160,000
  1993....................           160,000           70,000                 24,000             254,000
  1994....................           254,000          138,000                 18,000             410,000
Four Months Ended December 31,
------------------------------
  1994....................           410,000           64,000                 64,000             538,000
Year Ended December 31,
-----------------------
  1995....................           538,000          366,000              1,102,000           2,006,000
  1996....................         2,006,000          815,000                474,000           3,295,000
  1997....................         3,295,000          595,000                    --            3,890,000
  1998....................         3,890,000          386,000                    --            4,276,000
Three Months Ended March 31,
----------------------------
  1999....................         4,276,000           53,000                    --            4,329,000

  Net increase in units through internal growth includes internal growth in acquired paging businesses after their acquisition by Arch and is net of subscriber cancellations during each applicable period. Increase in units through acquisitions is based on units in service of acquired paging businesses at the time of their acquisition by Arch.

  Arch has provided four basic types of paging services: digital display, alphanumeric display, tone-only and tone-plus-voice. Arch provides digital display, alphanumeric display and tone-only service in all of its markets and tone-plus-voice service in only a few markets.

  A digital display pager permits a caller to transmit to the subscriber a numeric message that may consist of a telephone number, an account number or coded information, and has the capability to store several such numeric messages in memory for later recall by the subscriber. An alphanumeric display pager allows subscribers to receive and store messages consisting of both numbers and letters. A tone-only pager notifies the subscriber that a call has been received by emitting an audible beeping sound or vibration. A tone-plus-voice pager emits a beeping sound followed by a brief voice message.

  Digital display paging service, which was introduced by the paging industry nearly 20 years ago, has in recent years grown at a faster rate than tone-only or tone-plus-voice service and currently represents a majority of all units in service. The growth of alphanumeric display service, which was introduced in the mid-1980s, has been constrained by its difficulty in inputting data, its requirements of specialized equipment and its relatively high use of system capacity during transmission.

  The following table summarizes the types of Arch's units in service at specified dates:

                                       December 31,
                         -------------------------------------------    March 31,
                             1996           1997           1998           1999
                         -------------  -------------  -------------  -------------
                           Units    %     Units    %     Units    %     Units    %
Digital display......... 2,796,000  85% 3,284,000  85% 3,586,000  84% 3,635,000  84%
Alphanumeric display....   395,000  12    524,000  13    621,000  14    631,000  14
Tone-only...............    54,000   2     43,000   1     35,000   1     32,000   1
Tone-plus-voice.........    50,000   1     39,000   1     34,000   1     31,000   1
                         --------- ---  --------- ---  --------- ---  --------- ---
 Total.................. 3,295,000 100% 3,890,000 100% 4,276,000 100% 4,329,000 100%
                         ========= ===  ========= ===  ========= ===  ========= ===

  Arch provides paging service to subscribers for a monthly fee. Subscribers either lease the pager from Arch for an additional fixed monthly fee or they own the pager, having purchased it either from Arch or from another vendor. The monthly service fee is generally based upon the type of service provided, the geographic area covered, the number of units provided to the customer and the period of the subscriber's commitment. Subscriber-owned units provide a more rapid recovery of Arch's capital investment than units owned and maintained by Arch, but may generate less recurring revenue. Arch also sells units to third-party resellers who lease or resell units to their own subscribers and resell Arch's paging services under marketing agreements. The following table summarizes the number of Arch-owned and leased, subscriber-owned and reseller-owned units in service at specified dates:

                                       December 31,
                         -------------------------------------------    March 31,
                             1996           1997           1998           1999
                         -------------  -------------  -------------  -------------
                           Units    %     Units    %     Units    %     Units    %
Arch-owned and leased... 1,533,000  47% 1,740,000  45% 1,857,000  43% 1,875,000  43%
Subscriber-owned........   914,000  28  1,087,000  28  1,135,000  27  1,128,000  26
Reseller-owned..........   848,000  25  1,063,000  27  1,284,000  30  1,326,000  31
                         --------- ---  --------- ---  --------- ---  --------- ---
 Total.................. 3,295,000 100% 3,890,000 100% 4,276,000 100% 4,329,000 100%
                         ========= ===  ========= ===  ========= ===  ========= ===

  Arch provides enhancements and ancillary services such as voice mail, personalized greetings, message storage and retrieval, pager loss protection and pager maintenance services. Voice mail allows a caller to leave a recorded message that is stored in Arch's computerized message retrieval center. When a message is left, the subscriber can be automatically alerted through the subscriber's pager and can retrieve the stored message by calling Arch's paging terminal. Personalized greetings allow the subscriber to record a message to greet callers who reach the subscriber's pager or voice mail box. Message storage and retrieval allows a subscriber who leaves Arch's service area to retrieve calls that arrived during the subscriber's absence from the service area. Pager loss protection allows subscribers who lease pagers to limit their costs of replacement upon loss or destruction of a pager. Pager maintenance services are offered to subscribers who own their own equipment. Arch is also in the process of test marketing various other services that add value, and can be integrated with existing paging services. These include, among other services, voicemail, resale of long distance service and fax storage and retrieval.

MobileMedia's Paging and Messaging Services, Products and Operations

  MobileMedia has operated one of the largest paging businesses in the United States, with approximately 3.1 million units in service as of March 31, 1999. Through its sales offices, nationwide retail distribution network, company-operated retail stores and resellers, MobileMedia has offered local, regional and national coverage to subscribers in all 50 states and the District of Columbia, including local coverage to each of the 100 most populated metropolitan markets in the United States. MobileMedia's paging and wireless messaging services consist principally of digital display and alphanumeric display paging services.

 Recent Business Strategy

  After making its bankruptcy filing, MobileMedia restructured its operations with the objective of improving performance, principally in the areas of order entry, billing and collections, inventory controls, management information systems conversion and customer service. MobileMedia also undertook cost reduction analyses and took actions to reduce telecommunications, subcontracting and lease expenses, among others. MobileMedia also sought to refocus its marketing and sales efforts in an attempt to achieve unit additions consistent with positive cash flow, and changed its management structure with the objective of establishing profit and loss accountability in each market.

 Paging and Messaging Services

  MobileMedia currently offers a variety of paging and messaging services. The main paging services offered by MobileMedia are digital display, with approximately 2,448,800 units in service at March 31, 1999 and alphanumeric display, with approximately 645,583 units in service at March 31, 1999. MobileMedia also offers a variety of enhanced services such as voice mail and voice mail notification, e-mail notification and news, sports reports and stock quotes.

  The following table sets forth the number of MobileMedia customers by service type as of the dates indicated.

                                       As of December 31,                           As of March 31,
                         -------------------------------------------------  --------------------------------
                              1996             1997             1998             1998             1999
                         ---------------  ---------------  ---------------  ---------------  ---------------
    Type of Service       Number     %     Number     %     Number     %     Number     %     Number     %
    ---------------      --------- -----  --------- -----  --------- -----  --------- -----  --------- -----
Numeric Display......... 3,713,579  83.9% 2,820,443  82.0% 2,499,735  79.5% 2,707,363  81.6% 2,448,800  78.8%
Alphanumeric............   658,769  14.9    593,280  17.2    630,448  20.0    590,076  17.8    645,583  20.8
Other...................    51,759   1.2     26,619   0.8     13,785   0.5     22,114   0.6     12,392   0.4
                         --------- -----  --------- -----  --------- -----  --------- -----  --------- -----
Total................... 4,424,107 100.0% 3,440,342 100.0% 3,143,968 100.0% 3,319,553 100.0% 3,106,775 100.0%
                         ========= =====  ========= =====  ========= =====  ========= =====  ========= =====
Customers with
 nationwide services
 (included above).......   325,924          330,254          291,427          328,724          341,316

 Products and Services

  Subscribers for paging services enter into a service contract with MobileMedia that provides for either the purchase or lease of units and the payment of airtime and other charges. As of March 31, 1999, approximately 46.4% of units in service were purchased either by subscribers or by resellers, and approximately 53.6% were owned by MobileMedia and leased to subscribers. MobileMedia-owned units leased to subscribers require capital investment by MobileMedia, while customer-owned and -maintained units, commonly referred to as COAM units, and those owned by resellers do not. MobileMedia also sells its services in bulk quantities to resellers, who subsequently sell MobileMedia's services to end-users. Resellers are responsible for sales, billing, collection and equipment maintenance costs. MobileMedia sells other products and services, including units and accessories and pager replacement and maintenance contracts. The following table sets forth MobileMedia's units in service by ownership as of the dates indicated.

                                        As of December 31,                           As of March 31,
                          -------------------------------------------------  --------------------------------
                               1996             1997             1998             1998             1999
                          ---------------  ---------------  ---------------  ---------------  ---------------
       Ownership           Number     %     Number     %     Number     %     Number     %     Number     %
       ---------          --------- -----  --------- -----  --------- -----  --------- -----  --------- -----
Company owned and rented
 to subscribers.........  1,996,141  45.2% 1,712,941  49.8% 1,645,869  52.4% 1,658,463  50.0% 1,666,348  53.6%
COAM....................  1,112,194  25.1    861,250  25.0    728,297  23.2    825,842  24.8    705,108  22.7
Resellers...............  1,315,772  29.7    866,151  25.2    769,802  24.4    835,248  25.2    735,319  23.7
                          --------- -----  --------- -----  --------- -----  --------- -----  --------- -----
Total...................  4,424,107 100.0% 3,440,342 100.0% 3,143,968 100.0% 3,319,553 100.0% 3,106,775 100.0%
                          ========= =====  ========= =====  ========= =====  ========= =====  ========= =====

Networks and Licenses

 MobileMedia's Networks and Licenses, Including N-PCS

  MobileMedia operates local, regional and national paging networks which enable its customers to receive pages over a broad geographical area. The extensive coverage provided by this network infrastructure provides

MobileMedia with an advantage over some of its competitors whose networks lack comparable coverage in securing accounts with large corporate clients and retail chains, which frequently demand national network coverage from their paging service provider.

  Although MobileMedia's networks provide local, regional and national coverage, its networks operate over numerous frequencies and are subject to capacity constraints in certain geographic markets. Although the capacity of MobileMedia's networks varies significantly market by market, almost all of MobileMedia's markets have adequate capacity to meet the demands of projected growth for the next several years. The use of multiple frequencies adds complexity to inventory management, customer service and order fulfillment processes. Some of MobileMedia's networks use older technologies and are comparatively costlier to operate.

  MobileMedia is seeking to improve overall network efficiency by deploying new paging terminals, consolidating subscribers on fewer, higher capacity networks and increasing the transmission speed, or baud rate, of certain of its existing networks. MobileMedia believes its investments in its network infrastructure will facilitate and improve the delivery of high quality paging services while at the same time reducing associated costs of such services.

  Nationwide wireless networks. MobileMedia operates two nationwide 900 MHz networks. As part of its MobileComm acquisition, MobileMedia acquired MobileComm's fully operational nationwide wireless "8875" network, which was upgraded in 1996 to incorporate high-speed FLEX(TM) technology developed by Motorola. In addition, in 1996, MobileMedia completed the construction of a second nationwide "5375" network that uses FLEX(TM) technology. The use of FLEX(TM) technology significantly increases transmission capacity and represents a marked improvement over other systems that use older paging protocols.

  Nationwide two-way N-PCS networks. N-PCS networks enable paging companies to offer two-way paging services and to make more efficient use of radio spectrum than do non-PCS networks. MobileMedia purchased five regional licenses through the FCC's 1994 auction of N-PCS licenses, providing the equivalent of a nationwide 50 kHz outbound/12.5 kHz inbound PCS system. In addition, as part of the MobileComm acquisition, MobileMedia acquired a second two-way N-PCS license for a nationwide 50 kHz outbound/12.5 kHz inbound system.

  In order to retain its N-PCS licenses, MobileMedia must comply with certain minimum buildout requirements. With respect to each of the regional PCS licenses purchased at the FCC's 1994 auction, MobileMedia would be required to build out the related PCS system to cover 150,000 sq. km. or 37.5% of each of the five regional populations by April 27, 2000 and 300,000 sq. km. or 75% of each of the five regional populations by April 27, 2005. With respect to the nationwide PCS license acquired as part of the MobileComm acquisition, MobileMedia would be required to build out the related PCS system to cover 750,000 sq. km. or 37.5% of the U.S. population by September 29, 1999 and 1,500,000 sq. km. or 75% of the U.S. population by September 29, 2004. In each instance, the population percentage will be determined by reference to population figures at the time of the applicable deadline. MobileMedia estimates that the costs of these minimum build-outs would be approximately $9.0 million. Although these minimum build-outs would be sufficient to satisfy regulatory requirements, they would not be sufficient for MobileMedia to provide significant N-PCS applications of the types which the combined company intends to provide.

 Arch's Investments in N-PCS Licenses

  Arch took the following steps, prior to the MobileMedia acquisition, to position itself to participate in new and emerging N-PCS services and applications.

  PageMart Wireless, Inc. In May 1999, Arch and PageMart Wireless, Inc. signed a five-year agreement for the provision of N-PCS services. The agreement calls for Arch and PageMart to share certain capital and operating expenses. Under the agreement, Arch plans to market N-PCS advanced messaging services, including assured message delivery and full two-way messaging, using PageMart's Internet Protocol-based network. Arch

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

expects to begin marketing these services nationwide during the third quarter of 1999. As demand for advanced messaging increases over time, Arch plans to construct its own N-PCS network, leveraging PageMart's infrastructure and receriver sites. PageMart previously announced similar agreements with each of Metrocall, Inc. and Airtouch Communications, Inc.

  Benbow PCS Ventures, Inc. Through Arch's May 1996 acquisition of Westlink, Arch acquired a 49.9% equity interest in Benbow PCS Ventures, Inc. Benbow holds exclusive rights to a 50 KHz outbound/12.5 KHz inbound N-PCS license in each of the five regions of the United States. Benbow is a "designated entity" (a small, minority-controlled or female-controlled business) under FCC rules and is entitled to discounts and installment payment schedules in the payment of its N-PCS licenses. Arch has the right to designate one of Benbow's three directors and has veto rights with respect to specified major business decisions by Benbow. Arch is obligated to advance to Benbow sufficient funds to service debt obligations incurred by Benbow in connection with the acquisition of its N-PCS licenses and to finance construction of an N-PCS system, unless funds are available to Benbow from other sources. This obligation is subject to the approval of Arch's designee on Benbow's board of directors. Arch is currently evaluating the prospects for Benbow's N-PCS system and services and the likelihood of Benbow generating sufficient revenue to repay the advances from Arch or other sources that would be required to fund Benbow's remaining N-PCS license obligations and the construction of its N-PCS system. Arch is unable to predict whether Benbow will obtain sufficient financing to fund Benbow's remaining N-PCS license obligations and the construction of Benbow's N-PCS system or whether Benbow will be able to repay Arch's existing advances or any future advances from Arch or other sources. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources--Capital Expenditures and Commitments".

  Arch provides management services to Benbow, subject to Benbow's ultimate control, under a five-year agreement expiring on October 1, 2000. Arch is paid a management fee and is reimbursed for its expenses. Arch also has a right of first refusal to provide Benbow with design, engineering and construction services for its N-PCS system as well as to lease certain equipment to Benbow for use in connection with such system. Arch has a right of first refusal with respect to any transfer of shares held by Ms. June Walsh, who holds the remaining 50.1% equity interest in Benbow. Ms. Walsh has a put right to require Arch, commencing January 23, 2000, or sooner under certain circumstances, to repurchase her Benbow shares, subject to prior FCC approval, for an amount equal to the greater of (1) an amount between $3.5 million and $5.0 million, depending on the timing and circumstances under which Ms. Walsh exercises her put option, and (2) the fair market value of her shares (as determined by arbitration if the parties do not agree). If Arch exercises its right of first refusal or Ms. Walsh exercises her put option, Benbow could lose some of the benefits of the discounts and installment payment schedules for its FCC payments unless another "designated entity" acquired control of Benbow under FCC rules. See Note 1 to Arch's consolidated financial statements.

  CONXUS Communications, Inc. Arch currently holds a 6.6% equity interest in CONXUS Communications, Inc., which holds exclusive rights to a 50 KHz outbound/50 KHz inbound two-way messaging license throughout the United States. CONXUS, like Benbow, is a "designated entity" under FCC rules and is entitled to discounts and installment payment schedules.

  Each stockholder of CONXUS is entitled to purchase services from CONXUS at "most favored customer" rates, based on like services. CONXUS and Arch have agreed to negotiate in good faith to enter into mutually acceptable intercarrier, network access and similar agreements. If Arch wishes to purchase N-PCS services of the kind offered by CONXUS, Arch has agreed to contract exclusively with CONXUS for such services so long as such services are competitive in price and quality with comparable services offered by others. Arch is currently acting as a reseller of voice messaging services through CONXUS in a limited number of markets under an agreement which is renewable from year to year unless terminated by either party.

  On May 18, 1999, CONXUS filed for Chapter 11 protection in the U.S. Bankruptcy Court in Delaware. Arch is unable to predict the effect of CONXUS' bankruptcy filing on Arch's equity interest in CONXUS or the existing agreements between Arch and CONXUS.

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

Subscribers and Marketing

  The combined company's paging accounts are generally businesses with employees who travel frequently but must be immediately accessible to their offices or customers. Arch's subscribers have historicaly included proprietors of small businesses, professionals, management and medical personnel, field sales personnel and service forces, members of the construction industry and trades, and real estate brokers and developers. Mobile Media's traditional subscribers include medical personnel, sales and service organizations, specialty trade organizations, manufacturing organizations and governmental agencies. The combined company believes that pager use among retail consumers will increase significantly in the future, although consumers do not currently account for a substantial portion of Arch's subscriber base.

 Arch

  Although today Arch operates in more than 180 of the 200 largest U.S. markets, Arch historically has focused on medium-sized and small market areas with lower rates of pager penetration and attractive demographics. Arch believes that these markets will continue to offer significant opportunities for growth, and that its national scope and presence will also provide Arch with growth opportunities in larger markets.

  Arch markets its paging services through a direct marketing and sales organization which operated approximately 175 retail stores as of March 31, 1998. Arch also markets its paging services indirectly through independent resellers, agents and retailers. Arch typically offers resellers paging services in large quantities at wholesale rates that are lower than retail rates, and resellers offer the services to end-users at a markup. Arch's costs of administering and billing resellers are lower than the costs of direct end-users on a per pager basis.

  Arch also acts as a reseller of other paging carriers' services when existing or potential Arch customers have travel patterns that require paging service beyond the coverage of Arch's own networks.

  In May 1997, Arch established a single national identity, Arch Paging, for its paging services which previously had been marketed under various trademarks. As part of this branding initiative, Arch adopted a new corporate logo, developed a corporate-wide positioning strategy tied to customer service delivery, and launched its Internet Web site at www.arch.com. Arch believes that its unified branding identity has given the Arch name national exposure for the first time and should result in significant economic leverage in its marketing and communications efforts.

 MobileMedia

  MobileMedia's sales and marketing efforts are directed toward adding further units with existing subscribers and identifying new potential subscribers.

  MobileMedia markets its paging services through three primary sales channels: direct, reseller and retail.

  Direct. In the direct channel, MobileMedia leases or sells paging units directly to its customers and bills and services such customers. MobileMedia's direct customers range from individuals and small- and medium-sized businesses to Fortune 500 accounts and government agencies. Business and government accounts typically experience less turnover than consumer accounts. The direct channel will continue to have the highest priority among MobileMedia's marketing and sales efforts, because of its critical contribution to recurring revenue and projected growth. MobileMedia has been engaged in efforts to improve sales productivity and strengthen its direct channel sales force, which suffered from high turnover and open positions during much of 1997. In addition, MobileMedia commenced implementing consumer direct marketing techniques in 1998. As of March 31, 1999, the direct channel accounted for approximately 80.5% of recurring revenue.

  Reseller. In the reseller channel, MobileMedia sells access to its transmission networks in bulk to a third party, who then resells such services to consumers or small businesses or other end users. MobileMedia offers paging services to resellers at bulk discounted rates. The third party reseller provides customer

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

  service, is responsible for pager maintenance and repair costs, invoices the end user and retains the credit risk of the end user, although MobileMedia retains the credit risk of the reseller. Because resellers are responsible for customer equipment, the capital costs that would otherwise be borne by MobileMedia are reduced.

  MobileMedia's resellers generally are not exclusive distributors of MobileMedia's services and often resell paging services of more than one provider. Competition among service providers to attract and maintain reseller distribution is based primarily upon price, including the sale of paging units to resellers at discounted rates. MobileMedia intends to be an active participant in the reseller channels and to concentrate on accounts that are profitable and where longer term partnerships can be established with selected resellers. As of March 31, 1999, the reseller channel accounted for approximately 10.3% of recurring revenue.

  Retail. In the retail channel, MobileMedia sells units to retailers and, after the consumer purchases the pager from the retailer, the consumer contacts MobileMedia to activate service. The retail channel is targeted at the consumer market and consists primarily of national retail chains. Consumers served by the retail channel typically purchase, rather than lease, paging units. This reduces MobileMedia's capital investment requirements. Subscribers obtained through retailers are billed and serviced directly by MobileMedia. Retail distribution permits MobileMedia to penetrate the consumer market by supplementing direct sales efforts. As of March 31, 1999, the retail channel accounted for approximately 9.2% of recurring revenue.

Sources of Equipment

  Arch does not manufacture any of the pagers or other equipment used in its paging operations. The equipment used in Arch's paging operations is generally available for purchase from multiple sources. Arch centralizes price and quantity negotiations for all of its operating subsidiaries to achieve cost savings from volume purchases. Arch buys pagers primarily from Motorola and NEC and purchases terminals and transmitters primarily from Glenayre and Motorola. Arch anticipates that equipment and pagers will continue to be available in the foreseeable future, consistent with normal manufacturing and delivery lead times. See "Risk Factors--Arch cannot control third parties on whom Arch depends for products and services".

  Because of the high degree of compatibility among different models of transmitters, computers and other paging equipment manufactured by suppliers, Arch is able to design its systems without being dependent upon any single source of such equipment. Arch routinely evaluates new developments in paging technology in connection with the design and enhancement of its paging systems and selection of products to be offered to subscribers. Arch believes that its paging system equipment is among the most technologically sophisticated in the paging industry.

  MobileMedia does not manufacture any of the units or related transmitting and paging terminal equipment used in its paging operations. MobileMedia currently purchases units from a limited number of suppliers and in turn sells or leases the units to its subscribers. Motorola is the primary supplier of units to MobileMedia. Glenayre is MobileMedia's primary supplier of paging terminals, paging transmitters and voice mail system equipment. NEC and Panasonic also supply paging units.

Employees

  At March 31, 1999, Arch employed approximately 2,600 persons. None of Arch's employees is represented by a labor union. Arch believes that its employee relations are good. As part of its divisional reorganization, Arch anticipates a net reduction of approximately 10% of its workforce. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations-- Divisional Reorganization".

  At March 31, 1999, MobileMedia employed 2,885 people in various capacities, with 493 in MobileMedia's corporate headquarters in Fort Lee, New Jersey and the balance in its five regions. None of such employees is covered by collective bargaining agreements. MobileMedia believes its employee relations are good.

Trademarks

  Arch owns the service marks "Arch" and "Arch Paging", and holds a federal registration for the service mark "Arch Nationwide Paging" as well as various other trademarks.

  MobileMedia markets its services primarily under the trade name MobileComm and the federally registered mark MOBILECOMM, except in the Greater Metropolitan Cincinnati area and in certain parts of Western Pennsylvania and Western New York, in which it markets its services under the federally registered mark MOBILEMEDIA. MobileMedia markets its messaging services under the federally registered mark VOICESTAR, and other services under the federally registered mark SPORTSCASTER and the unregistered mark MOBILECOMM CITYLINK. MobileMedia also owns other federally registered marks including:
DIAL PAGE, DMC DIGITAL MOBILE COMMUNICATIONS, EZ ALERT, MEMORY MANAGER, MESSAGESOFT, MOBILEMEDIA (and design) MOBILEMEDIA (and Globe Design), MOBILEMEDIA PAGING & PERSONALCOM and PAGERXTRA. In addition, MobileMedia has applications on file for federal registration of the marks MMS and MOBILECOMM (and design.)

Properties

  At March 31, 1999, Arch owned four office buildings and leased office space, including its executive offices, in approximately 175 localities in 35 states for use in its paging operations. Arch leases transmitter sites and/or owns transmitters on commercial broadcast towers, buildings and other fixed structures in approximately 3,400 locations in 45 states. Arch's leases are for various terms and provide for monthly lease payments at various rates. Arch believes that it will be able to obtain additional space as needed at acceptable cost. Arch sold off substantially all of its tower sites during 1998 and 1999 and currently rents transmitter space. As part of its divisional reorganization, Arch is closing some office locations and redeploying other real estate assets. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations --Effects of Tower Site Sale" and "--Divisional Reorganization".

  In addition to its FCC licenses and network infrastructure, which includes radio transmission and satellite uplink equipment, MobileMedia has the following categories of assets: (1) pagers, including both pagers held as fixed assets for lease and pager inventory for sale, pager parts and accessories; (2) its subscriber base and related accounts receivable; (3) intellectual property; (4) real estate and improvements; (5) leased assets;
(6) computer and telephone systems and equipment; (7) furniture, fixtures and equipment; (8) goodwill and other intangibles; and (9) cash and cash equivalents.

  MobileMedia relocated its headquarters to Fort Lee, New Jersey in March 1998. At March 31, 1999, MobileMedia leased office space, including its executive offices, in approximately 33 states for use in its paging operations. MobileMedia leases transmitter sites and/or owns transmitters on commercial broadcast towers, buildings and other fixed structures. MobileMedia's leases are for various terms and provide for monthly lease payments at various rates. MobileMedia believes that it will be able to obtain additional space as needed at acceptable cost.

  On September 3, 1998, MobileMedia sold certain transmission towers and associated assets to an unrelated third party and currently rents transmitter space on these towers. MobileMedia recognized proceeds of $170.0 million from the sale and the annual rental expense is approximately $10.7 million.

Litigation

  Arch, from time to time, is involved in lawsuits arising in the normal course of business. Arch believes that its currently pending lawsuits will not have a material adverse effect on its financial condition or results of operations.

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

  MobileMedia disclosed in 1996 that misrepresentations and other violations had occurred during the licensing process for as many as 400 to 500, or approximately 6% to 7%, of its approximately 8,000 local transmission one-way paging stations. MobileMedia caused an investigation to be conducted by outside counsel, and a comprehensive report regarding these matters was provided to the FCC in the fall of 1996. In cooperation with the FCC, outside counsel's investigation was expanded to examine all of MobileMedia's paging licenses, and the results of that investigation were submitted to the FCC on November 8, 1996.

  On January 13, 1997, the FCC issued a Public Notice relating to the status of some of the FCC authorizations held by MobileMedia. Pursuant to the Public Notice, the FCC announced that it had (1) automatically terminated approximately 185 authorizations for paging facilities that were not constructed by the expiration date of their construction permits and remained unconstructed, (2) dismissed approximately 94 applications for fill-in sites around existing paging stations (which had been filed under the so-called "40-mile rule") as defective because they were predicated upon unconstructed facilities and (3) automatically terminated approximately 99 other authorizations for paging facilities that were constructed after the expiration date of their construction permits. With respect to each of the approximately 99 authorizations where the underlying station was untimely constructed, the FCC granted MobileMedia interim operating authority subject to further action by the FCC.

  On April 8, 1997, the FCC adopted an order commencing an administrative hearing into the qualification of MobileMedia to remain a licensee. The order directed an administrative law judge to take evidence and develop a full factual record on directed issues concerning MobileMedia's filing of false forms and applications. MobileMedia was permitted to operate its licensed facilities and provide service to the public during the pendency of the hearing.

  On June 6, 1997, the FCC issued an order staying the hearing proceeding in order to allow MobileMedia to develop and consummate a plan of reorganization providing for a change of control of MobileMedia and a permissible transfer of MobileMedia's FCC licenses.

  On September 2, 1998, MobileMedia and Arch filed a joint application to transfer control of MobileMedia to Arch. On February 5, 1999, the FCC released an order granting the transfer and terminating the hearing into MobileMedia's qualifications to remain an FCC licensee, subject to certain conditions which have since been satisfied. The order also required divestiture, within six months after the closing of the MobileMedia acquisition, of certain NPCS interests and those MobileMedia facilities operating under special temporary authority.

Predecessors to the Combined Company; Events Leading up to MobileMedia's Bankruptcy Filings

  A predecessor to Arch, also named Arch Communications Group, Inc., was incorporated in January 1986 in Delaware and conducted its operations through wholly owned direct and indirect subsidiaries. On September 7, 1995, this predecessor completed its acquisition of USA Mobile Communications Holdings, Inc. through the merger of the predecessor with and into USA Mobile, which simultaneously changed its name to Arch Communications Group, Inc. and continued in existence as a Delaware corporation. In accordance with GAAP, the predecessor was treated as the acquirer in the merger for accounting and financial reporting purposes, and Arch reports the historical financial statements of the predecessor as its historical financial statements. See Note 2 to Arch's consolidated financial statements.

  MobileMedia Communications, Inc. and its publicly traded parent company were each incorporated in Delaware in 1993. In this prospectus, references to MobileMedia refer to MobileMedia Communications, Inc. and its consolidated subsidiaries, but not to the parent company unless we indicate otherwise. In 1995 and 1996, MobileMedia Communications, Inc. acquired the paging and wireless messaging business of Dial Page Inc. and Mobile Communications Corporation of America for approximately $1.1 billion in the aggregate. During 1996, MobileMedia experienced difficulties executing its post-acquisition business strategy. These difficulties related largely to the process of integration of the operations of Dial Page and MobileComm into those of MobileMedia. As a result, MobileMedia did not achieve expected growth in its subscriber base and revenues, nor did it realize anticipated efficiencies and cost reductions from the elimination of duplicative functions. During 1996, MobileMedia's financial position deteriorated. As of September 30, 1996, MobileMedia Communications, Inc. was in violation of certain financial covenants under its $750.0 million 1995 credit agreement, which resulted in the occurrence of events of default under that agreement and precluded MobileMedia from borrowing additional funds. In the fall of 1996, MobileMedia commenced negotiations with The Chase Manhattan Bank, the agent for the lenders under the 1995 credit agreement, regarding the terms of a possible financial restructuring.

  In November and December of 1996, MobileMedia sought to modify payment terms with certain of its larger vendors, some of which had not been paid in accordance with their scheduled payment terms. In the fall of 1996, Motorola, MobileMedia's largest supplier of units and pager repair parts, informed MobileMedia that it would require credit support to assure payment of approximately $35.0 million past due accounts payable and would refuse to accept orders for products or services from and refuse to make shipments to MobileMedia pending resolution of the matter. Subsequently, other key suppliers also made demands on MobileMedia for payment of their past due accounts in the aggregate amount of $11.8 million.

  Between November 1996 and January 1997, MobileMedia failed to make scheduled interest payments of approximately $25.2 million on MobileMedia's 9 3/8% notes and under MobileMedia's 1995 credit agreement.

  Negotiations between MobileMedia and the holders of the MobileMedia 9 3/8% notes and certain other outstanding notes and with MobileMedia's key suppliers continued through late 1996. When it became apparent that MobileMedia would be unable, among other things, to reach agreements with the key suppliers to resume shipments of critical inventory and equipment or to reach agreement with its lenders and on the terms of a restructuring of its indebtedness outside of Chapter 11 of the Bankruptcy Code, MobileMedia concluded that it had no practical alternative other than to seek protection under Chapter 11.

  On January 30, 1997, MobileMedia filed a voluntary petition for reorganization under Chapter 11. For subsequent developments, see "MobileMedia Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview".

The MobileMedia Acquisition

The Merger

  To consummate the MobileMedia acquisition in June, 1999, MobileMedia Communications, Inc. was merged with and into a wholly owned subsidiary of Arch. Immediately following this merger, Arch contributed all of the outstanding stock of the surviving corporation to an indirect wholly owned subsidiary of Arch. Immediately prior to the merger, MobileMedia's parent company had contributed all of its assets to MobileMedia Communications, Inc. In connection with the merger, MobileMedia Communications, Inc.'s subsidiaries were consolidated into a single subsidiary of MobileMedia Communications, Inc. which became an indirect wholly owned subsidiary of Arch as a result of the merger.

Purchase Price

  Arch acquired MobileMedia for a combination of cash and Arch securities, as follows:

  . Arch paid approximately $479.0 million in cash to certain secured creditors of the MobileMedia debtors-in-possession;

  . Arch paid a total of $58.0 million to pay fees and expenses, repay all borrowings outstanding under MobileMedia's post-petition credit facility, pay pre-petition priority claims and post-petition claims incurred by the debtors-in-possession in the ordinary course of business or authorized by the bankruptcy court, and pay principal and accrued interest plus certain indenture trustee fees outstanding under certain senior notes assumed by MobileMedia in the acquisition of the paging and wireless business of Dial Page in 1995;

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

  . Arch issued 14,344,969 shares of its common stock to unsecured creditors of MobileMedia and MobileMedia's parent company;

  . Arch issued and sold additional shares of its common stock upon exercise of transferable rights issued to unsecured creditors and issued and sold shares of its common stock and sold shares of Class B common stock to four unsecured creditors who agreed to act as standby purchasers and to purchase shares in case transferable rights to purchase those shares were not exercised. The holders of transferable rights and the standby purchasers paid a price of $2.00 per share for a total of 108,728,673 shares and a total purchase price of $217.5 million; and

  . Arch issued to the standby purchasers warrants to acquire up to 3,675,659 shares of its common stock on or before September 1, 2001 at a warrant exercise price of $3.01 per share. The warrant exercise price was equal to the amount that would result at September 1, 2001 from an investment
    of $2.00 on June   , 1999, the closing date for the MobileMedia
    acquisition, assuming a 20% per annum internal rate of return.

  Arch also issued to the holders of its common stock and Series C preferred stock on January 27, 1999 non-transferable rights to acquire up to 44,893,166 shares of its common stock at a price of $2.00 per share. A total of 308,892 non-transferable rights were exercised. Because non-transferable rights to acquire 44,584,274 shares were not exercised, Arch has distributed in their place warrants to acquire an equivalent number of shares of its common stock at the warrant exercise price of $3.01 per share.

Accounting Treatment

  The merger is being accounted for under the purchase method of accounting; the purchase price will be allocated based on the fair value of the assets acquired and the liabilities assumed. In accordance with GAAP, Arch will be treated as the acquiror in the merger for accounting and financial reporting purposes, and Arch will continue to report its historical financial statements as the historical financial statements of the combined company.

                                   MANAGEMENT

Directors and Executive Officers

  The directors and executive officers of Arch are:

          Name           Age                          Position
          ----           ---                          --------
C. Edward Baker, Jr.....  48 Chairman of the Board, Chief Executive Officer and Director
Lyndon R. Daniels.......  46 President and Chief Operating Officer
John B. Saynor..........  58 Executive Vice President and Director
J. Roy Pottle...........  40 Executive Vice President and Chief Financial Officer
Paul H. Kuzia...........  57 Executive Vice President/Technology and Regulatory Affairs
R. Schorr Berman(1)(2)..  50 Director
James S. Hughes(1)......  56 Director
Allan L. Rayfield(2)....  64 Director
John A. Shane(1)(2).....  66 Director
John Kornreich..........  53 Director
Edwin M. Banks..........  36 Director
H. Sean Mathis..........  51 Director

--------
(1) Member of the audit committee
(2) Member of the excutive compensation and stock option committee

C. Edward Baker, Jr. has served as Chief Executive Officer and a director of Arch since 1988. Mr. Baker became Chairman of the Board of Arch in 1989. He also served as President of Arch from 1988 to January 1998. From 1986 until joining Arch in March 1988, Mr. Baker was President and Chief Executive Officer of US West Paging.

Lyndon R. Daniels joined Arch in January 1998 as President and Chief Operating Officer. From November 1993 to January 1998, Mr. Daniels was the President and Chief Executive Officer of Pacific Bell Mobile Services, a subsidiary of SBC Communications Inc. From May 1988 until November 1993, Mr. Daniels was the Chief Financial Officer of Pactel Corp., a mobile telephone company.

John B. Saynor has served as a director of Arch since 1988. Mr. Saynor has served as Executive Vice President of Arch since 1990. Mr. Saynor is a founder of Arch and served as President and Chief Executive Officer of Arch from 1986 to March 1988 and as Chairman of the Board from 1986 until May 1989.

J. Roy Pottle joined Arch in February 1998 as Executive Vice President and Chief Financial Officer. From October 1994 to February 1998, Mr. Pottle was Vice President/Treasurer of Jones Intercable, Inc., a cable television operator. From September 1989 to October 1994, he served as Vice President and Relationship Manager at The Bank of Nova Scotia, New York Agency.

Paul H. Kuzia has served as Executive Vice President/Technology and Regulatory Affairs of Arch since September 1996. He served as Vice President/Engineering and Regulatory Affairs of Arch from 1988 to September 1996. Prior to 1988, Mr. Kuzia was director of operations at Message Center Inc.

R. Schorr Berman has been a director of Arch since 1986. Since 1987, he has been the President and Chief Executive Officer of MDT Advisers, Inc., an investment adviser. He is a director of Mercury Computer Systems, Inc. as well as a number of private companies.

James S. Hughes has been a director of Arch since 1986. Since 1987, he has been President and Chief Executive Officer of Norwich Corporation, a real estate investment and service firm, and, since 1992, he has served as President and Managing Director of Inventa Corporation, an international business development firm.

Allan L. Rayfield has been a director of Arch since 1997. He has been a consultant since 1995. From November 1993 until December 1994, Mr. Rayfield served as Chief Executive Officer of M/A Com Inc., a microwave electrical manufacturing company. From April 1991 until November 1993, he served as Chief Operating Officer of M/A Com Inc. He is a director of Parker Hannifin Corporation and Acme Metals Incorporated.

John A. Shane has been a director of Arch since 1988. He has been the President of Palmer Service Corporation since 1972. He has been a general partner of Palmer Partners L.P., a venture capital firm, since 1981. He serves as a director of Overland Data, Inc., United Asset Management Corporation and Gensym Corporation and as a trustee of Nvest Funds.

John Kornreich has been a director of Arch since June 1998. Mr. Kornreich has served as a Managing Director of Sandler Capital Management Co., Inc. since 1988.

Edwin M. Banks has been employed by W.R. Huff Asset Management since 1988 and currently serves as a portfolio manager. From 1985 until he joined W.R. Huff, Mr. Banks was employed by Merrill Lynch & Company. Mr. Banks also serves as a director of Magellan Health Services, formerly Charter Medical Corporation, and e.spire Corporation, formerly American Communications Services, Inc..

H. Sean Mathis has been Chairman of the Board and Chief Executive Officer of Allis Chalmers, Inc. since January 1996 and previously served as a Vice President of that company since 1989. From July 1996 to September 1997, Mr. Mathis was Chairman of the Board of Universal Gym Equipment Inc., a privately owned company which filed for protection under the Bankruptcy Code in July 1997. From 1991 to 1993, Mr. Mathis was President of RCL Acquisition Corp., and from 1993 to 1995 he was President and a director of RCL Capital Corporation, which was merged into DISC Graphics in November 1995. Previously, Mr. Mathis was a director and Chief Operating Officer of Ameriscribe Corporation. Mr. Mathis was the President of a predecessor to, and currently is a director of, Allied Digital Technologies. He is also a director of Thousand Trails, Inc.

  Arch's certificate of incorporation and by-laws provide that Arch has a classified board of directors composed of three classes, each of which serves for three years, with one class being elected each year. The term of Messrs. Saynor, Shane and Mathis will expire at Arch's annual meeting of stockholders to be held in 2000. The term of Messrs. Baker, Berman and Kornreich will expire at Arch's annual meeting of stockholders to be held in 2001. The term of Messrs. Hughes, Rayfield and Banks will expire at Arch's annual meeting of stockholders to be held in 2002.

  Two of the standby purchasers, W.R. Huff and Whippoorwill, have the right to designate one member each for election to Arch's board of directors. This right of designation will continue through 2002 for W.R. Huff and 2003 for Whippoorwill if the designating stockholder is still entitled to cast at least 5% of all votes at an Arch stockholders' meeting, and will continue afterwards if the designating stockholder is still entitled to cast at least 10% of all such votes. Under this arrangement, Messrs. Banks and Mathis have been elected to Arch's board of directors.

  The holders of Series C preferred stock have the right, voting as a separate class, to elect one member of Arch's board of directors, and such director has the right to be a member of any committee of the board. Mr. Kornreich is currently the director elected by the holders of Series C preferred stock. This right of designation will terminate if less than 50% of the Series C preferred stock remains outstanding.

  Arch's executive officers are elected by the board of directors and hold office until their successors are elected or until their earlier death, resignation or removal.

  Most of Arch's executive officers have entered into non-competition agreements with Arch which provide that they will not compete with Arch for one year following termination, or recruit or hire any other Arch employee for three years following termination. See "--Executive Retention Agreements".

Certain Relationships and Related Transactions

  Arch and three other entities have co-founded an offshore corporation to pursue wireless messaging opportunities in Latin America. Arch and Mr. Hughes each contributed $250,000 to this offshore corporation and each owns approximately 12% of its equity.

  Between August 6, 1998 and October 28, 1998, Arch's board of directors approved three full recourse, unsecured demand loans totaling $279,500 from Arch to Mr. Baker. The loans bear interest at approximately 5% annually.

Board Committees

  Arch's board of directors has an audit committee and an executive compensation and stock option committee. The audit committee reviews the annual consolidated financial statements of Arch and its subsidiaries before their submission to Arch's board of directors and consults with Arch's independent public accountants to review financial results, internal financial controls and procedures, audit plans and recommendations. The audit committee also recommends the selection, retention or termination of independent public accountants and approves services provided by independent public accountants prior to the provision of such services. The compensation committee recommends to Arch's board the compensation of executive officers, key managers and directors and administers Arch's stock option plans. Arch's board of directors has no standing nominating committee.

Indemnification and Director Liability

  Arch's certificate of incorporation eliminates the liability of its directors for monetary damages for breaches of fiduciary duties, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. The certificate of incorporation also requires Arch to indemnify its directors and officers to the fullest extent permitted by the Delaware corporations statute.

Executive Compensation

Summary Compensation Table

  The annual and long-term compensation of Arch's Chief Executive Officer and other executive officers named below was as follows for the years ended December 31, 1996, 1997 and 1998:

                           Summary Compensation Table

                                                                                        Long-Term
                                                        Annual Compensation            Compensation
                                              --------------------------------------- --------------
                                                                     Other Annual
Name and Principal Position During 1997  Year Salary $ Bonus $(1) Compensation ($)(2) Options (#)(3)
---------------------------------------  ---- -------- ---------- ------------------- --------------
C. Edward Baker, Jr.....                 1998 $373,742  $135,000       $    600          454,655(4)
 Chairman, President and                 1997  353,317   227,500            600          459,324(4)
 Chief Executive Officer                 1996  329,050    36,833            600          268,860(5)(6)
Lyndon R. Daniels.......                 1998  295,416       --         113,905(7)       140,000
 President and Chief                     1997      --        --             --               --
 Operating Officer
 (joined Arch in January
 1998)
J. Roy Pottle...........                 1998  179,200       --          99,304(7)        90,000
 Executive Vice                          1997      --        --             --               --
 President and Chief
 Financial Officer
 (joined Arch in
 February 1998)
John B. Saynor..........                 1998  157,646    41,770            600           51,739(8)
 Executive Vice
 President                               1997  153,188    72,900            600           15,905(9)
                                         1996  146,867    15,300            600           20,000(6)
Paul H. Kuzia...........                 1998  165,489    58,435            600           88,848(9)
 Executive Vice                          1997  157,633    77,400            600           16,887(9)
 President/Technology
  and Regulatory Affairs                 1996  133,800    14,620            600            8,000(6)

--------
 (1) Represents bonus paid in such fiscal year with respect to prior year.
 (2) Represents Arch's matching contributions paid under Arch's 401(k) plan.
 (3) No restricted stock awards or SARs were granted to any of the named executive officers during the years ended December 31, 1996, 1997 or 1998.
 (4) Includes options to purchase 409,688 shares granted as part of Arch's January 16, 1998 option repricing program.
 (5) Includes options to purchase 106,860 shares replaced in connection with Arch's October 23, 1996 option repricing program.
 (6) Option replaced in connection with Arch's January 16, 1998 option repricing program.
 (7) Represents reimbursement for certain relocation costs and associated taxes.
 (8) Includes options to purchase 35,905 shares granted as part of Arch's January 16, 1998 option repricing program.
 (9) Includes options to purchase 69,687 shares granted as part of Arch's January 16, 1998 option repricing program.

Executive Retention Agreements

  Arch is a party to executive retention agreements for a total of 16 executives, including Messrs. Baker, Daniels, Kuzia, Pottle and Saynor.

  The purpose of the executive retention agreements is to assure the continued employment and dedication of the executives without distraction from the possibility of a change in control of Arch as defined in the executive retention agreements. The executive will be eligible to receive benefits if a change in control occurs, and Arch terminates the executive's employment at any time within the following 12 months except for cause, disability or death, or the executive terminates employment for good reason, as defined in the executive retention agreements. Such benefits will include (1) a lump sum cash severance payment equal to a specified multiple of the executive's annual base salary in effect at the time of the change in control plus a specified multiple of the executive's average annual bonus paid during the previous three full calendar years, (2) payment of any accrued but unpaid base salary plus any other amounts earned but unpaid through the date of termination and (3) any amounts or benefits required to be paid or provided to the executive or which the executive is eligible to receive following the executive's termination under any plan, program, policy, practice, contract or agreement of Arch. In addition, for up to 12 months after termination, Arch must provide the executive with life, disability, accident and health insurance benefits similar to those previously maintained until the executive becomes reemployed with another employer and is eligible to receive substantially equivalent benefits. The specified multiple of salary and bonus for Messrs. Baker, Daniels, Kuzia, Pottle and Saynor is three, and the specified multiple for the other executives is one or two. Good reason is defined to include, among other things, a material reduction in employment responsibilities, compensation or benefits. In the case of Mr. Baker, good reason includes his not becoming the chief executive officer of any entity succeeding or controlling Arch.

Stock Option Grants

  The following options were granted to the five executive officers named in the summary compensation table during 1998. No SARs were granted during 1998.

                       Option Grants in Last Fiscal Year

                                                                                 Potential
                                                                                Realizable
                                                                             Value at Assumed
                                                                              Annual Rates of
                                                                                Stock Price
                                                                               Appreciation
                                         Individual Grants                  for Options Term(3)
                         -------------------------------------------------- -------------------
                                        Percent of
                                          Total
                                       Options/SARs
                         Options/SARs   Granted to  Exercise or
                           Granted     Employee in   Base Price  Expiration
                            (#)(1)     Fiscal Year  ($/Share)(2)    Date     5% ($)   10% ($)
                         ------------  ------------ ------------ ---------- -------- ----------
C. Edward Baker, Jr. ...    44,967         2.31%      $4.5313     03/04/08  $128,143 $  324,739
                           409,688(4)     21.00        5.0625     01/16/08   553,600  2,110,041
Lyndon R. Daniels.......   140,000         7.18        4.9375     01/02/08   434,723  1,101,674
J. Roy Pottle...........    90,000         4.61        3.5625     02/17/08   201,639    510,994
John B. Saynor..........    15,834         0.81        4.5313     03/04/08    45,122    114,349
                            35,905(4)      1.84        5.0625     01/16/08    48,517    184,924
Paul H. Kuzia...........    19,161         0.98        4.5313     03/04/08    54,603    138,375
                            69,687(4)      3.57        5.0625     01/16/08    94,166    358,913

--------
(1) Options generally become exercisable at a rate of 20% of the shares subject to the option on the first anniversary of the date of grant and 5% of the shares subject to the option per calendar quarter thereafter.
(2) The exercise price is equal to the fair market value of common stock on the date of grant.
(3) Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option terms. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the options were granted and are not intended to forecast future appreciation of the price of the common stock. The named executive officers will realize gain upon the exercise of these options only if there is an increase in the price of common stock which benefits all Arch stockholders proportionately.
(4) Option granted as part of the January 16, 1998 option repricing program.

Option Exercises and Year-End Option Table

  The named executive officers exercised no stock options or SARs during 1998. They held the following stock options as of December 31, 1998:

              Aggregated Options/SAR Exercises in Last Fiscal Year
                       And Fiscal Year-end Options Values

                                                 Number of Securities        Value of Unexercised
                           Shares                 Underlying Options         In-the-Money Options
                         Acquired on  Value       at Fiscal Year-End          at Fiscal Year-End
                          Exercise   Realized (Exercisable/Unexercisable) (Exercisable/Unexercisable)
          Name               (#)      ($)(1)              (#)                       ($)(2)
          ----           ----------- -------- --------------------------- ---------------------------
C. Edward Baker, Jr ....   94,032    $270,342       113,722       340,933           --            --
Lyndon R. Daniels.......      --          --            --        140,000           --            --
John B. Saynor..........      --          --          5,000        46,739           --            --
J. Roy Pottle...........      --          --            --         90,000           --            --
Paul H. Kuzia...........      --          --         19,920        68,928           --            --

--------
(1) Represents the difference between the exercise price and the fair market value of common stock on the date of exercise.
(2) Based on the fair market value of common stock on December 31, 1998 ($1.4375 per share) less the option exercise price.

Compensation Committee Interlocks and Insider Participation

  The current members of Arch's compensation committee are R. Schorr Berman, Allan L. Rayfield and John A. Shane. Messrs. Berman, Rayfield and Shane served on the compensation committee throughout 1998, and Mr. Rayfield joined the compensation committee upon his election as a director in July 1998.

  C. Edward Baker, Jr., the chairman and chief executive officer of Arch, makes recommendations and participates in discussions regarding executive compensation, but he does not participate directly in discussions regarding his own compensation. No current executive officer of Arch has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity that has an executive officer who serves as a director of Arch or as a member of the compensation committee of Arch.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information about the beneficial ownership of Arch's common stock as of June , 1999, immediately after consummation of the MobileMedia acquisition but before the implementation of the reverse stock split, by

  . each person who is known by Arch to beneficially own more than 5% of its outstanding shares of common stock;

  . each current director of Arch;

  . Arch's chief executive officer and the other named executive officers;
    and

  . all current directors and executive officers of Arch as a group.

  Beneficial ownership is determined in accordance with the rules of the SEC based upon voting or investment power over the securities. The number of shares of common stock outstanding that is used in calculating the percentage for each listed person includes any shares that that person has the right to acquire
through exercise of warrants or options within 60 days after June   , 1999.
These shares, however, are not deemed to be outstanding for the purpose of calculating the percentage beneficially owned by any other person.

  Unless otherwise indicated, each person or entity listed in the table has sole voting power and investment power, or shares such power with his spouse, with respect to all shares of capital stock listed as owned by such person or entity. The inclusion of shares in the table does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of the shares.

  The table reflects

  . the issuance of a total of 123,073,642 shares of common stock and Class B common stock to the unsecured creditors of MobileMedia and to the stockholders of Arch; and

  . the distribution of warrants to acquire 3,675,659 shares of common stock to the standby purchasers and warrants to acquire 44,584,274 shares of common stock to stockholders of Arch who did not exercise their nontransferable subscription rights.

  The table assumes

  . the conversion of Series C preferred stock into common stock at the current conversion price of $5.46 per share; and

  . the conversion of Class B common stock into common stock at a one-for-one conversion ratio.

  Because Class B common stock is not entitled to vote in the election of directors, the voting power of its holders is less than their percentages of beneficial ownership shown in the table. Thus, the four standby purchasers listed in the table would be entitled to cast a maximum of 49.0% of the votes in the election of directors, assuming that they --and only they-- exercised outstanding options and warrants. This contrasts with the more than 55.5% of beneficial ownership which is obtained by adding their individual beneficial ownership percentages in the table.

                                         Number of Shares
                          ----------------------------------------------
                              Shares     Options and Warrants
                          Outstanding at Exercisable Prior to
          Name             June   , 1999   August   , 1999      Total    Percentage
          ----            -------------- -------------------- ---------- ----------
Sandler Capital
 Management (1).........     4,864,463        1,223,743        6,088,206    4.1%
C. Edward Baker, Jr.....       112,300          377,869          490,169     *
Lyndon R. Daniels.......        12,000           62,741           74,741     *
John B. Saynor..........       193,924          350,918          544,842     *
J. Roy Pottle...........           --            22,500           22,500     *
Paul H. Kuzia...........         3,958           41,139           48,097     *
R. Schorr Berman (2)....     1,966,990        3,414,344        5,381,834    3.6%
James S. Hughes.........       120,587          137,006          257,593     *
John Kornreich (3)......     5,103,076        1,554,398        6,654,474    4.5%
Allan L. Rayfield.......         1,000            6,228            7,228     *
John A. Shane (4).......        20,566           47,554           68,120     *
Edwin M. Banks (5)......    26,503,071        1,707,006       28,213,077     *
H. Sean Mathis .........           --             3,000            3,000
W.R. Huff Asset
 Management Co., L.L.C.
 (6)....................    26,503,071        1,704,006       28,207,077   18.9%
The Northwestern Mutual
 Life Insurance
 Company(7).............     9,730,889          622,631       10,353,520    6.9%
Credit Suisse First
 Boston Corporation.....    19,912,506           29,309       19,941,815   13.4%
Whippoorwill Associates,
 Inc. (8)...............    23,032,312        1,319,713       24,352,025   16.3%
Resurgence Asset
 Management L.L.C. .....    26,758,084              --        26,758,084   17.9%
All current directors
 and executive officers
 of Arch as a group (12
 persons)...............    34,037,472        7,728,204       41,765,676   27.9%

--------
*Less than 1%
 (1) Sandler has sole voting and investment power over 348,000 of such shares and 601,501 of the warrants and shared voting and investment power over the remaining shares and warrants.
 (2) Includes 1,947,990 shares and 5,314,993 warrants held by Memorial Drive Trust, over which Mr. Berman may be deemed to share voting and investment power as administrator and chief executive officer of Memorial Drive Trust. Mr. Berman disclaims beneficial ownership of such shares held by Memorial Drive Trust.
 (3) Includes 4,846,463 shares and 1,223,743 warrants beneficially owned by Sandler, over which Mr. Kornreich may be deemed to have voting and investment power as managing director, and 190,000 shares beneficially owned by two limited partnerships, over which Mr. Kornreich may be deemed to have voting and investment power as a general partner. Mr. Kornreich disclaims beneficial ownership of all such shares.
 (4) Includes 1,051 shares and 1,817 warrants owned by Palmer Service Corporation, over which Mr. Shane may be deemed to have voting and investment power as president and sole stockholder of Palmer Service Corporation, 478 shares issuable upon conversion of $8,000 principal amount of Arch's 6 3/4% convertible subordinated debentures due 2003 held by Palmer Service Corporation, and 1,254 shares issuable upon conversion of Arch's 6 3/4% convertible subordinated debentures held by Mr. Shane. See "Description of Outstanding Indebtedness--Arch Convertible Debentures".
 (5) Includes 22,584,655 shares and 1,704,006 warrants W.R. Huff manages on behalf of various discretionary accounts and 3,918,416 shares held by The Huff Alternative Income Fund, L.P., an affiliate of W.R. Huff. This director is a portfolio manager of W.R. Huff. This director disclaims beneficial ownership of all such shares.
 (6) Consists of 22,584,655 shares and 1,704,006 warrants W.R. Huff manages on behalf of various discretionary accounts and 3,918,416 shares held by The Huff Alternative Income Fund, L.P., an affiliate of W.R. Huff. This standby purchaser disclaims beneficial ownership of these shares.
 (7) Consists of 7,896,146 shares held by The Northwestern Mutual Life Insurance Company, 474,861 of which are issuable upon exercise of warrants, 1,916,057 shares held in The Northwestern Mutual Life Insurance Company Group Annuity Separate Account (as to which The Northwestern Mutual Life Insurance Company has shared voting and investment power), 115,084 of which are issuable upon exercise of warrants, and 541,317 shares held by the High Yield Bond Portfolio of Northwestern Mutual Series Fund, Inc., a wholly-owned subsidiary of The Northwestern Mutual Life Insurance Company and a registered investment company, 32,686 shares of which are issuable upon exercise of warrants. Northwestern Mutual Investment Services, LLC, a wholly-owned subsidiary of The Northwestern Mutual Life Insurance Company and a registered investment advisor, serves as investment adviser to the High Yield Bond Portfolio of Northwestern Mutual Series Fund, Inc.

 (8) All of such shares are owned by various limited partnerships, third party accounts and a trust for which Whippoorwill Associates, Inc. has discretionary authority and acts as general partner or investment manager.

  Each person or entity listed in the table has an address c/o Arch except for:

  . Sandler Capital Management, 767 Fifth Avenue, 45th Floor, New York, New
    York 10153.

  . W.R. Huff Asset Management Co., L.L.C. 67 Park Place, Ninth Floor,
    Morristown, NJ 07960

  . The Northwestern Mutual Life Insurance Company 720 East Wisconsin Avenue,
    Milwaukee, Wisconsin 53202

  . Credit Suisse First Boston Corporation, 11 Madison Avenue, New York, New
    York 10010.

  . Whippoorwill Associates, Inc., 11 Martine Avenue, White Plains, New York
    10606.

  . Resurgence Asset Management L.L.C., 10 New King Street, White Plains, New
    York 10604.

                           DESCRIPTION OF SECURITIES

  Arch's authorized capital stock consists of 300,000,000 shares of common stock, 65,000,000 shares of Class B common stock, 10,000,000 shares of preferred stock, 300,000 shares of Series B preferred stock 250,000 shares of Series C preferred stock and 9,450,000 additional shares of preferred stock. Each share has a par value of $.01. Upon consummation of the MobileMedia acquisition on June , 1999, there were 136,164,119 outstanding shares of
common stock held by    stockholders of record, 8,125,106 outstanding shares of
Class B common stock held by    stockholders of record and 250,000 outstanding
shares of Series C preferred stock held by [9] stockholders of record. These numbers do not reflect a reverse stock split that Arch intends to effect later in June 1999. See "--The Reverse Stock Split".

  The following summary of certain provisions of common stock, Class B common stock, preferred stock, Series C preferred stock, warrants and Arch's certificate of incorporation and by-laws is not intended to be complete and is qualified by reference to the provisions of applicable law and to the certificate of incorporation and by-laws. To learn how to obtain copies of the certificate of incorporation and by-laws, see "Where You Can Find More Information".

Common Stock

  Holders of common stock are entitled to one vote per share. They are entitled to receive dividends when and if declared by Arch's board of directors and to share, on the basis of their shareholdings, in the assets of Arch that are available for distribution to its stockholders in the event of liquidation. These rights of the common stock are subject to any preferences or participating or similar rights of any series of preferred stock that is outstanding at the time. Holders of common stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of common stock are fully paid and nonassessable. Holders of common stock do not have cumulative voting rights.

Class B Common Stock

  The Class B common stock is identical to common stock, except that holders of Class B common stock are not entitled to vote in the election of directors and are entitled to 1/100th of a vote per share on all other matters. Class B common stock and common stock vote together as a single class, except as otherwise required by law.

  Class B common stock has been issued only to the standby purchasers and their affiliates, and only to the extent that the standby purchasers and their affiliates would otherwise have owned, in the aggregate, more than 49.0% of the outstanding shares of capital stock of Arch generally entitled to vote in the election of directors or more than 49.0% of the voting power of the outstanding voting shares upon consummation of the MobileMedia acquisition, assuming the conversion of all convertible securities and assuming the exercise of all warrants held by the standby purchasers and their affiliates. Any shares of Class B common stock transferred by any standby purchaser to any transferee other than another standby purchaser will automatically convert into an equal number of shares of common stock. Class B Common Stock has been used so that the issuance of stock to the standby purchasers in connection with the MobileMedia acquisition would not trigger the change of control repurchase provisions contained in the indentures governing certain outstanding indebtedness of Arch. See "Risk Factors--Debt instruments restrict operations" and "Description of Certain Indebtedness".

Preferred Stock

  Arch's board of directors is authorized, without any further action by the stockholders of Arch, to issue preferred stock from time to time in one or more series and to fix the voting, dividend, conversion, redemption and liquidation rights and preferences of any such series and whatever other designations, preferences and special rights Arch's board of directors may decide upon. Arch does not have any present plans to issue shares of its preferred stock, other than the shares of Series C preferred stock currently outstanding.


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Series C Preferred Stock

  The Series C preferred stock has the rights and preferences summarized below:

  Conversion. The Series C preferred stock was convertible into common stock at an initial conversion rate of 18.18 shares of common stock for each share of Series C preferred stock, subject to certain adjustments. These adjustments include the issuance of common stock, or rights or options for common stock, at a price less than the market price of common stock. The conversion of the Series C preferred stock automatically adjusts on a quarterly basis to reflect the accrual of dividends to the extent that dividends are not paid on a current basis in cash or stock. Until June 30, 1999, the conversion rate will be 19.45-to-1, so that 4,861,359 shares of common stock are issuable upon the conversion of all shares of Series C preferred stock in the aggregate. This aggregate number of common shares increases by approximately 94,000 shares per quarter.

  Dividends. The Series C preferred stock earns dividends at an annual rate of 8.0% payable when declared quarterly in cash or, at Arch's option, through the issuance of shares of common stock valued at 95% of the then prevailing market price. If not paid quarterly, dividends accumulate and become payable upon redemption or conversion of the Series C preferred stock or upon liquidation of Arch.

  Voting Rights. So long as at least 50% of the Series C preferred stock remains outstanding, the holders of the Series C preferred stock have the right, voting as a separate class, to designate one member of the boards of directors of Arch and a principal subsidiary. The director has the right to be a member of any committee of either board of directors. On all other matters, the Series C preferred stock and the common stock vote together as a single class. Each share of Series C preferred stock is entitled to as many votes as the number of shares of common stock into which it is convertible (19.45 until June 30, 1999).

  Redemption. Holders of Series C preferred stock may require Arch to redeem the Series C preferred stock in the year 2005. Arch may elect to pay the redemption price in cash or in common stock valued at 95% of its then prevailing market price. Series C preferred stock is subject to redemption for cash or common stock at Arch's option in specified circumstances.

  Liquidation Preference. Upon liquidation, dissolution or winding up of Arch, before any distribution or payment is made to holders of common stock, Arch must pay to the holders of Series C preferred stock $100.00 per share of Series C preferred stock, subject to specified adjustments, plus any accrued and unpaid dividends on such shares of Series C preferred stock. If the assets of Arch are insufficient to permit full payment of such liquidation preferences to the holders of Series C preferred stock, then the assets will be distributed pro rata among the holders of the Series C preferred stock.

Warrants

  In connection with the MobileMedia acquisition, Arch has issued:

  . warrants to acquire up to 3,675,659 shares of common stock to the standby purchasers and

  . warrants to acquire up to 44,584,274 shares of common stock to persons who were holders of record of common stock and Series C preferred stock on January 27, 1999.

  Each warrant represents the right to purchase one share of common stock. The warrant exercise price of $3.01 per share is equal to the amount that would result at September 1, 2001 from an investment of $2.00 made upon consummation
of the MobileMedia acquisition on June   , 1999, assuming a 20% per annum
internal rate of return.

  Each warrant will be evidenced by a warrant certificate, and will be subject to its terms. This includes any warrants that may be issued upon partial exercise, replacement, or transfer of outstanding warrants. Arch has entered into a warrant agreement with The Bank of New York, as warrant agent. The warrant agreement governs the terms relating to the issuance, form, registration, exercise, transfer and exchange of warrants, as well as adjustment provisions. The warrant agent will keep books for registration and transfer of the warrant certificates

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issued by Arch. Arch and the warrant agent will be entitled to treat the registered holder of any warrant certificate as the sole owner of the warrants represented by the warrant certificate for all purposes and will not be bound to recognize any equitable or other claim or interest in the warrants on the part of any other person.

  Warrants may be exercised by their holders, in whole or in part, at any time and from time to time prior to 5:00 p.m., New York City time, on September 1, 2001. However, holders will be able to exercise their warrants only if

  . a current registration statement under the Securities Act is then in effect and Arch has delivered to each person exercising a warrant a current prospectus meeting the requirements of the Securities Act, or

  . the exercise of the warrants is exempt from the registration requirements of the Securities Act, and the shares underlying the warrants are qualified for sale or exempt from qualification under the applicable securities laws of the states of residence of the holder of the warrants to be exercised and any other persons to whom it is proposed that the shares be issued upon exercise of the warrants.

  The warrant exercise price and the number of shares purchasable upon exercise of the warrants will be subject to adjustment from time to time upon the occurrence of stock dividends, stock splits, reclassifications, issuances of stock or options at prices below prevailing market prices and other events described in the warrant agreement. Arch may irrevocably reduce the warrant exercise price for any period of at least 20 calendar days to any amount that exceeds the par value of common stock. Warrant holders will not receive fractional shares or fractional interests in any other securities upon the exercise of warrants. Instead, the warrant holder will receive cash based upon an appropriate fraction of the then prevailing market price per share of common stock. Arch will deliver to warrant holders copies of its annual report and the same other information, documents, and other reports as Arch is required to file with the SEC and furnishes to its stockholders.

Reverse Stock Split

  Arch's board of directors and stockholders have approved an amendment to Arch's certificate of incorporation to effect a reverse split of common stock. The reverse split will become effective as of 5:00 p.m., local time, on a date selected by Arch's board of directors, which is sometimes referred to as the split date.

  When the reverse split becomes effective, all outstanding shares of common stock will be automatically converted into a smaller number of shares of common stock without any action on the part of any stockholder. The split ratio (that is, the number of outstanding shares of common stock that will be automatically converted into one share of common stock) will be determined by dividing $6.00 by the market price of common stock and rounding the result up to the nearest whole number. The market price of common stock will be deemed to be the average last reported sale price per share of the common stock on the Nasdaq National Market for the ten trading days immediately preceding the split date. If the market price were to be between $2.00 and $3.00, the split ratio would be one-for-three; if the market price were to be between $1.50 and $2.00, the split ratio would be one-for-four; and if the market price were between $1.20 and $1.50, the split ratio would be one-for-five.

  Instead of issuing fractional shares of common stock resulting from the reverse split, Arch will pay cash equal to an appropriate fraction of the market price for one share on the split date, unless Arch determines that unusual trading activity has caused such amount to be an inappropriate measure of value and reasonably determines in good faith to use a different measure of value.

  As soon as practical after the split date, Arch will mail a letter of transmittal to each holder of record of common stock outstanding on the split date. The letter of transmittal will contain instructions for the surrender of such certificate to Arch's designated exchange agent in exchange for certificates representing the number of whole shares of common stock, plus any applicable cash payment instead of fractional shares into which the shares of common stock have been converted as a result of the reverse split. No cash payment will be made or new certificate issued to a stockholder until surrender of outstanding certificates together with the letter of transmittal to Arch's exchange agent.

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Purpose of the Reverse Split

  Arch has received a notice from the Nasdaq National Market indicating that unless Arch comes into compliance with the continued listing requirements of the Nasdaq National Market by June 30, 1999, its common stock will be delisted from the Nasdaq National Market. The rules of the Nasdaq National Market require that as a condition of the continued trading of a company's securities on the Nasdaq National Market, a company must satisfy at least one of several alternative maintenance requirements. These generally require that a company meet certain minimum financial criteria and a minimum trading price for its listed securities. Under one such maintenance requirement, the minimum bid price of common stock must equal or exceed $5.00. The closing price of common
stock on June   , 1999 was $    per share.

  Arch believes that if the reverse split is effected, a share of common stock will have a minimum bid price in excess of $5.00 per share, and therefore will satisfy one of the criteria of the Nasdaq National Market maintenance requirement referred to above. Arch would also need to continue to satisfy other criteria in order for the common stock to be eligible for continued trading on the Nasdaq National Market. These other criteria consist of maintaining (1) total revenues of at least $50.0 million and assets of at least $50.0 million, (2) a public float, defined as shares not held directly or indirectly by any officer, director or 10% stockholder, of at least 1.1 million shares, (3) a market value of the public float of at least $15.0 million, (4) at least 400 holders of round lots of 100 shares or more, (5) at least four market makers and (6) compliance with certain corporate governance requirements. Arch believes that it satisfies all of these other maintenance
criteria. The market value of its public float as of June   , 1999 was
approximately $    million and, giving effect to the issuance of an additional
122.8 million shares in connection with the MobileMedia acquisition, should considerably exceed $15.0 million. There can be no assurance, however, that Arch will be able to maintain a market value of its public float of at least $15.0 million or that Arch will be successful in continuing to meet the other maintenance criteria even if the reverse split is effected.

  If the common stock ceases to be approved for trading on the Nasdaq National Market, it could adversely affect the liquidity of common stock and the ability of Arch to raise capital. In such event, Arch would intend to make application for trading on the Nasdaq Small Cap Market. If not approved for trading on the Nasdaq Small Cap Market, common stock would likely be quoted in the "pink sheets" maintained by the National Quotation Bureau, Inc. or the NASD Electronic Bulletin Board. In that case, the spread between the bid and ask price of common stock would likely be greater than at present and stockholders would experience a greater degree of difficulty in effecting trades of common stock.

  Arch's board of directors further believes that low trading prices of common stock have an adverse impact upon the efficient operation of the trading market in its securities. In particular, brokerage firms often charge a greater percentage commission on low-priced shares than on a transaction in the same dollar amount of securities with a higher per share price. Large brokerage firms will frequently not recommend purchases of low-priced shares to their clients or make a market in such shares. These tendencies might adversely affect the trading prices of common stock.

  The effect of the reverse split upon the trading prices for common stock cannot be accurately predicted. In particular, there can be no assurance that trading prices for common stock after the reverse split will equal the prices for common stock immediately prior to the reverse split multiplied by the split ratio. Furthermore, there can be no assurance that the proposed reverse split will achieve the desired results which have been outlined above. It is possible that the reverse split will adversely impact the trading price of common stock and, that any increased price per share of common stock immediately after the proposed reverse split will not be sustained for any prolonged period of time. In addition, the reverse split may have the effect of creating odd lots of stock for some stockholders and such odd lots may be more difficult to sell or may have higher brokerage commissions associated with their sale.

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Effect of the Reverse Split

  As a result of the reverse split, the number of shares of common stock held by stockholders of record as of the close of business on the split date will automatically, without any action required by the stockholders, be equal to the number of shares of common stock held immediately prior to the close of business on the split date adjusted by the split ratio, plus cash instead of any fractional share. The reverse split will not affect a stockholder's percentage ownership interest in Arch or proportional voting power, except for immaterial differences resulting from the payment of cash instead of fractional shares. The rights and privileges of the holders of shares of common stock will be unaffected by the reverse split.

  If the reverse split is implemented, the number of authorized shares of common stock will be reduced from 300,000,000 to 65,000,000, and the number of authorized shares of Class B common stock will be reduced from 65,000,000 to 10,000,000. These reductions of authorized shares will not be proportionate to the split ratio, and may be greater or less than the split ratio. It is possible, therefore, that the reverse split may, in effect, increase the portion of Arch's authorized shares of common stock that are unissued. The subsequent issuance of additional authorized shares may have the effect of diluting per-share measurements of value (such as EBITDA), as well as the stock ownership and voting rights, of outstanding common stock. If the reverse split, in effect, increases the number of authorized but unissued shares of common stock, it may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of Arch's certificate of incorporation or by-laws.

  Common stock is currently registered under Section 12(g) of the Exchange Act and, as a result, Arch is subject to the periodic reporting and other requirements of the Exchange Act. The reverse split will not affect the registration of common stock under the Exchange Act, and Arch has no current intention of terminating its registration under the Exchange Act.

  Upon consummation of the reverse split, the total number of shares currently reserved for issuance under Arch's stock and option plans would be decreased proportionately and the cash consideration payable per share would be increased proportionately. Upon consummation of the reverse split, the number of shares issuable upon conversion of all then outstanding convertible securities of Arch would be decreased proportionately.

Foreign Ownership Restrictions

  Under the Communications Act, not more than 25% of Arch's capital stock may be owned or voted by aliens or their representatives, a foreign government or its representative or a foreign corporation if the FCC finds that the public interest would be served by denying such ownership. See "Industry Overview-- Regulation". Accordingly, Arch's certificate of incorporation provides that Arch may redeem outstanding shares of its stock from certain holders if the continued ownership of such stock by such holders, because of their foreign citizenship or otherwise, would place the FCC licenses held by Arch in jeopardy. Required redemptions, if any, will be made at a price per share equal to the lesser of the fair market value of the shares, as defined in the certificate of incorporation, or, if such shares were purchased within one year prior to the redemption, the purchase price of such shares.

Anti-Takeover Provisions

  Certain provisions of Delaware law and Arch's certificate of incorporation and by-laws may have the effect of delaying, making more difficult or preventing a change in control or acquisition of Arch by means of a tender offer, a proxy contest or otherwise. These provisions, as summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Arch first to negotiate with Arch. Arch believes that the benefits of increased protection of Arch's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Arch outweigh the disadvantages of discouraging such proposals because, among other things, negotiations with respect to such proposals could result in an improvement of their terms.


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Rights Plan

  Under Arch's preferred stock rights plan, each outstanding share of common stock has attached to it one purchase right. Each purchase right entitles its holder to purchase from Arch a unit consisting of one one-thousandth of a share of Series B preferred stock at a cash purchase price of $150.00 per preferred stock unit, subject to adjustment. The purchase rights automatically attach to and trade together with each share of common stock.

  The purchase rights are not exercisable or transferable separately from the shares of common stock to which they are attached until ten business days following the earlier of

  . a public announcement that an acquiring person, or group of affiliated or associated acquiring persons, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of the common stock, or up to 33% in certain specified circumstances described below, or

  . the commencement of a tender offer or exchange offer that would result in a person or group individually owning 30% or more of then outstanding shares of common stock.

  The purchase rights will not become exercisable, however, if the acquiring person offers to purchase all outstanding shares of common stock and Arch's independent directors determine that such offer is fair to Arch's stockholders and in their best interests.

  If the purchase rights become exercisable, each holder of a purchase right, other than the acquiring person, will have the right to use the exercise price of the purchase right ($150.00) to purchase shares of common stock at one-half of their then current market price. All purchase rights that are beneficially owned by an acquiring person will become null and void in such circumstances.

  If an acquiring person acquires common stock and

  . Arch is acquired in a merger or other business combination transaction in which Arch is not the surviving corporation or the common stock is changed or exchanged, except for a merger that follows an offer determined to be fair by Arch's independent directors as described above, or

  . 50% or more of Arch's assets or earning power is sold or transferred each holder of a purchase right, other than the acquiring person, will have the right to use the exercise price of the purchase right ($150.00) to purchase shares of common stock of the acquiring company at one-half of their then current market price.

  The purchase rights are not currently exercisable. In connection with the MobileMedia acquisition, Arch amended the preferred stock rights plan to permit each standby purchaser to acquire, without becoming an acquiring person, up to
(1) the number of shares distributed to it or purchased by it in connection with the MobileMedia acquisition, plus (2) an additional 5% of the outstanding common stock, but in no event more than a total of 33% of such outstanding stock for W.R. Huff, 27% for Whippoorwill, 26% for CS First Boston, 15.5% for Northwestern Mutual or 19.0% for Resurgence. The standby purchasers will not be considered to be a group for purposes of the preferred stock rights plan solely because of performance of their contractual commitments as standby purchasers.

Classified Board of Directors

  Arch's certificate of incorporation and by-laws provide that Arch's board of directors will be divided into three classes, with the terms of each class expiring in a different year. The by-laws provide that the number of directors will be fixed from time to time exclusively by the board of directors, but shall consist of not more than 15 nor less than three directors. A majority of the board of directors then in office has the sole authority to fill in any vacancies on the board of directors. The certificate of incorporation provides that directors may be removed only by the affirmative vote of holders of at least 80% of the voting power of all then outstanding shares of stock, voting together as a single class.

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Stockholder Actions and Meetings

  Arch's certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. The certificate of incorporation and by-laws provide that special meetings of stockholders can be called by the chairman of the board, pursuant to a resolution approved by a majority of the total number of directors which Arch would have if there were no vacancies on the board of directors, or by stockholders owning at least 20% of the stock entitled to vote at the meeting. The business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the chairman of the board, or at the request of a majority of the members of the board of directors, or as specified in the stockholders' call for a meeting.

  The by-laws set forth an advance notice procedure with regard to the nomination of candidates for election as directors who are not nominees of the board of directors. The by-laws provide that any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors only if detailed written notice has been given to the Secretary of Arch within specified time periods.

Amendment of Certain Provisions of Arch's Certificate of Incorporation and By-laws

  Arch's certificate of incorporation requires the affirmative vote of the holders of at least 80% of the voting power of all then outstanding shares of stock, voting together as a single class, to amend specified provisions of the certificate of incorporation. These include provisions relating to the removal of directors, the prohibition on stockholder action by written consent instead of a meeting, the procedural requirements of stockholder meetings and the adoption, amendment and repeal of certain articles of the by-laws.

Consideration of Non-Economic Factors in Acquisitions

  Arch's certificate of incorporation empowers Arch's board of directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. These factors may include: (1) comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the capital stock, the estimated current value of Arch in a freely negotiated transaction, and the estimated future value of Arch as an independent entity;
(2) the impact of such a transaction on the subscribers and employees of Arch and its effect on the communities in which Arch operates; and (3) the ability of Arch to fulfill its objectives under applicable statutes and regulations.

Restrictions on Purchases of Stock by Arch

  Arch's certificate of incorporation prohibits Arch from repurchasing any shares of Arch's stock from any person, entity or group that beneficially owns 5% or more of Arch's then outstanding voting stock at a price exceeding the average closing price for the twenty trading business days prior to the purchase date, unless a majority of Arch's disinterested stockholders approves the transaction. A disinterested stockholder is a person who holds less than 5% of the voting power of Arch. This restriction on purchases by Arch does not apply to (1) any offer to purchase a class of Arch's stock which is made on the same terms and conditions to all holders of the class of stock, (2) any purchase of stock owned by such a 5% stockholder occurring more than two years after such stockholder's last acquisition of Arch's stock, (3) any purchase of Arch's stock in accordance with the terms of any stock option or employee benefit plan, or (4) any purchase at prevailing marketing prices pursuant to a stock repurchase program.

"Blank Check" Preferred Stock

  Arch's board of directors is authorized, without any further action by the stockholders of Arch, to issue preferred stock from time to time in one or more series and to fix the voting, dividend, conversion, redemption and liquidation rights and preferences of any such series and whatever other designations, preferences and special rights the board of directors may determine. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, be used as a means of discouraging, delaying or preventing a change of control in Arch.

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Delaware Anti-Takeover Statute

  Section 203 of the Delaware corporations statute is applicable to publicly held corporations organized under the laws of Delaware, including Arch. Subject to various exceptions, Section 203 provides that a corporation may not engage in any "business combination" with any "interested stockholder" for a three-year period after such stockholder becomes an interested stockholder unless the interested stockholder attained that status with the approval of the board of directors or the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions which result in a financial benefit to the interested stockholder. Subject to various exceptions, an interested stockholder is a person who, together with affiliates and associates, owns 15% or more of the corporation's outstanding voting stock or was the owner of 15% or more of the outstanding voting stock within the previous three years. Under certain circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period. The stockholders may elect not to be governed by Section 203, by adopting an amendment to the corporation's certificate of incorporation or by-laws which becomes effective twelve months after adoption. Arch's certificate of incorporation and by-laws do not exclude Arch from the restrictions imposed by Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring Arch to negotiate in advance with Arch's board of directors.

Transfer Agent and Registrar

  The transfer agent and registrar for common stock is The Bank of New York, 101 Barclay Street, New York, New York 10286.

Registration Rights

  The warrants issued in connection with the MobileMedia acquisition are generally freely tradeable under the Securities Act, so long as the holder is not deemed to be an affiliate of Arch following the acquisition within the meaning of Rule 144 under the Securities Act or an underwriter within the meaning of Section 2(11) of the Securities Act. Securities of Arch held by a person deemed to be an "affiliate" of Arch may be sold under Rule 144 subject to certain restrictions.

  As required by a registration rights agreement between Arch and the standby purchasers, Arch has registered the warrants, together with the shares of common stock which may be issued upon exercise of warrants and certain other shares, for resale by the standby purchasers or other persons who may be deemed to be underwriters. The standby purchasers' registration rights agreement required Arch to file a shelf registration statement and have it declared effective, so that resales can be made of the following types of registrable securities: (1) warrants, (2) common stock and Class B common stock currently owned by the standby purchasers or acquired after the date of this prospectus,
(3) common stock issuable upon exercise of warrants, (4) common stock issuable upon conversion of the Class B common stock owned by such standby purchasers, and (5) other securities, if any, received from Arch by reason of stock dividends or similar matters. Arch is required to use its reasonable best efforts to keep such shelf registration statement continuously effective until March 1, 2003, unless all registrable securities covered by the shelf registration statement have been sold or can be sold publicly without either registration under the Securities Act or compliance with any restrictions under Rule 144.

  Each standby purchaser also has demand registration rights which may be exercised no more than twice. In addition, Arch has agreed to provide the standby purchasers "piggyback" registration rights with respect to other offerings filed by Arch.

  Arch will bear all fees and expenses incurred in connection with the filing of any registration statements, other than selling commissions, underwriting fees, discounts and stock transfer taxes applicable to the sale of the registrable securities. Arch will also undertake customary indemnification obligations.

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  Arch also agreed that, upon the request of any stockholder who becomes the beneficial owner of at least 10% of Arch's outstanding common stock as a result of the MobileMedia acquisition, Arch would enter into a separate registration rights agreement with such 10% stockholder. To date, no 10% stockholders have made such a request to Arch. Any such registration rights agreement will provide for similar registration rights and indemnification provisions as the standby purchasers' registration rights agreement, except that Arch need not file a shelf registration unless requested by a 10% stockholder.

  The holders of Series C preferred stock and the former stockholders of PageCall are also entitled to certain registration rights. See "Business-- Arch's Investments in N-PCS Licenses".

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                    DESCRIPTION OF OUTSTANDING INDEBTEDNESS

  Arch and its principal operating subsidiaries each have substantial amounts of outstanding indebtedness that provide necessary funding and impose various limitations on the operations of the combined company. See "Risk Factors--High degree of leverage burdens operations".

Secured Credit Facility

  A principal operating subsidiary has a secured credit facility in the current total amount of $581.0 million with The Bank of New York, Royal Bank of Canada, Toronto Dominion (Texas), Inc., Barclays Bank, PLC and other financial institutions.

  The facility consists of a $175 million reducing revolving Tranche A facility, a $100 million 364-day revolving credit Tranche B facility and a $306 million Tranche C facility. The Tranche A Facility will be reduced on a quarterly basis commencing on September 30, 2000 and will mature on June 30, 2005. The Tranche B Facility will convert into a term loan on June 27, 1999 and will be amortized in quarterly installments commencing September 30, 2000, with an ultimate maturity date of June 30, 2005. The Tranche C Facility will be amortized in annual installments commencing December 31, 1999, with an ultimate maturity date of June 30, 2006.

  Arch and substantially all of its operating subsidiaries are either borrowers or guarantors under the secured credit facility. Direct obligations and guarantees under the facility are secured by a pledge of the capital stock of all principal operating subsidiaries and by security interests in various assets.

  Borrowings under the secured credit facility bear interest based on a reference rate equal to either The Bank of New York's alternate base rate or The Bank of New York's LIBOR rate, in each case plus a margin determined by specified ratios of total debt to annualized EBITDA.

  The secured credit facility requires payment of fees on the daily average amount available to be borrowed under the Tranche A facility and the Tranche B facility. These fees vary depending on specified ratios of total debt to annualized EBITDA.

  The secured credit facility contains restrictions that limit, among other things: additional indebtedness and encumbrances on assets; cash dividends and other distributions; mergers and sales of assets; the repurchase or redemption of capital stock; investments; acquisitions that exceed certain dollar limitations without the lenders' prior approval; and prepayment of indebtedness other than indebtedness under the secured credit facility. In addition, the secured credit facility requires Arch and its subsidiaries to meet certain financial covenants, including ratios of EBITDA to fixed charges, EBITDA to debt service, EBITDA to interest service and total indebtedness to EBITDA.

Subsidiary's Senior Notes

  Another principal operating subsidiary has the following issues of unsecured senior notes outstanding:

                                  Interest     Maturity       Interest Payment
        Principal Amount            Rate         Date              Dates
        ----------------          -------- ---------------- --------------------
        $125.0 million ..........   9 1/2% February 1, 2004 February 1, August 1
        $100.0 million ..........      14% November 1, 2004 May 1, November 1
        $127.5 million ..........  12 3/4% July 1, 2007     January 1, July 1
        $139.8 million ..........  13 3/4% April 15, 2008   April 15, October 1

Redemption

  The subsidiary may choose to redeem any amounts of these senior notes during the periods indicated in the following table. The redemption prices will equal the indicated percentages of the principal amount of the notes, together with accrued and unpaid interest to the redemption date:

         9 1/2% Senior Notes
-------------------------------------

Redemption Date           Redemption Price
---------------           ----------------
February 1, 1999 to
 January 31, 2000........     104.750%
February 1, 2000 to
 January 31, 2001........     103.167%
February 1, 2001 to
 January 31, 2002........     101.583%
On or after February 1,
 2002....................     100.000%

           14% Senior Notes

-------------------------------------

Redemption Date           Redemption Price
---------------           ----------------
November 1, 1999 to
 October 31, 2000........     107.000%
November 1, 2000 to
 October 31, 2001........     104.625%
November 1, 2001 to
 October 31, 2002........     102.375%
On or after November 1,
 2002....................     100.000%

        12 3/4% Senior Notes
-------------------------------------

Redemption Date           Redemption Price
---------------           ----------------
July 1, 2003 to June 30,
 2004 ..................      106.375%
July 1, 2004 to June 30,
 2005 ..................      104.250%
July 1, 2005 to June 30,
 2006 ..................      102.125%
On or after July 1, 2006
 .......................      100.000%

         13 3/4% Senior Notes
-------------------------------------

Redemption Date           Redemption Price
---------------           ----------------
April 15, 2004 to April
 14, 2005................     106.875%
April 15, 2005 to April
 14, 2006................     104.583%
April 15, 2006 to April
 14, 2007................     102.291%
On or after April 15,
 2007 ...................     100.000%

  In addition, until July 1, 2001, the subsidiary may elect to use the proceeds of a qualifying equity offering to redeem up to 35% in principal amount of the 12 3/4% senior notes until July 1, 2001, or up to 35% in principal amount of the 13 3/4% senior notes until April 15, 2002, at a redemption price equal to 112.75% of the principal amount of the 12 3/4 senior notes or 113.75% of the principal amount of the 13 3/4% senior notes, together with accrued interest. The subsidiary may make such redemptions, however, only if 12 3/4% senior notes with an aggregate principal amount of at least $84.5 million remain outstanding immediately after giving effect to any such redemption of 12 3/4% senior notes, and only if 13 3/4% senior notes with an aggregate principal amount of at least $95.6 million remain outstanding immediately after giving effect to any such redemption of 13 3/4% senior notes. Arch is not, however, obligated to redeem any 12 3/4% senior notes or 13 3/4% senior notes with the proceeds of any equity offering.

Restrictive Covenants

  The indentures for the senior notes limit the ability of specified subsidiaries to pay dividends, incur secured or unsecured indebtedness, incur liens, dispose of assets, enter into transactions with affiliates, guarantee parent company obligations, sell or issue stock and engage in any merger, consolidation or sale of substantially all of their assets.

Changes in Control

  Upon the occurrence of a change of control of Arch or a principal operating subsidiary, each holder of senior notes has the right to require repurchase of its senior notes for cash. The repurchase prices for the four series of senior notes vary from 101% to 102% of the principal amount of such notes plus accrued and unpaid interest to the date of repurchase. A change of control of a corporation, as defined in the indentures, includes:

  . the acquisition by a person or group of beneficial ownership of the majority of securities having the right to vote in the election of directors;

  . specified types of changes in the board of directors;

  . the sale or transfer of all or substantially all of the corporation's assets or

  . merger or consolidation with another corporation which results in a person or group becoming the beneficial owner of a majority of the securities of the surviving corporation having the right to vote in the election of directors.

Events of Default

  The following constitute events of default under the indentures:

  . a default in the timely payment of interest on the senior notes if such default continues for 30 days;

  . a default in the timely payment of principal of, or premium, if any, on any of the senior notes either at maturity, upon redemption or repurchase, by declaration or otherwise;

  . the borrowers' failure to observe or perform any of their other covenants or agreements in the senior notes or in the indenture, but generally only if the failure continues for a period of 30 or 60 days after written notice of default;

  . specified events of bankruptcy, insolvency or reorganization involving the borrowers;

  . a default in timely payment of principal, premium or interest on any indebtedness for borrowed money aggregating $5.0 million or more in principal amount;

  . the occurrence of an event of default as defined in any indenture or instrument involving at least $5.0 million aggregate principal amount of indebtedness for borrowed money that gives rise to the acceleration of such indebtedness;

  . the entry of one or more judgments, orders or decrees for the payment of more than a total of $5.0 million, net of any applicable insurance coverage, against the borrowers or any of their properties; or

  . the holder of any secured indebtedness aggregating at least $5.0 million in principal amount seeks foreclosure, set-off or other recourse against assets of the borrowers having an aggregate fair market value of more than $5.0 million.

Arch's Discount Notes

  In March 1996, Arch issued discount notes representing $467.4 million in aggregate principal amount at maturity. The discount notes are scheduled to mature on March 15, 2008. The discount notes were issued at a substantial discount from the principal amount due at maturity. Interest does not accrue on the discount notes prior to March 15, 2001. After that date, interest will accrue at the rate of 10 7/8% per year, payable semi-annually on March 15 and September 15, commencing September 15, 2001.

  Arch may choose to redeem any amount of discount notes on or after March 15, 2001 at the following redemption prices, together with accrued and unpaid interest to the redemption date:

         Redemption Date                     Redemption Price
         ---------------               ----------------------------
         March 15, 2001 to March 14,
          2002.......................  104.078% of principal amount
         March 15, 2002 to March 14,
          2003.......................  102.719% of principal amount
         March 15, 2003 to March 14,
          2004.......................  101.359% of principal amount
         On or after March 15, 2004 .  100.000% of principal amount

  The indenture for the discount notes contains restrictive covenants, change in control provisions and events of default that are generally comparable to those of the subsidiary's senior notes described above.

Arch's Convertible Debentures

  Arch has outstanding $13.4 million in principal amount of 6 3/4% convertible subordinated debentures due 2003. Interest is payable semi-annually on June 1 and December 1. The convertible debentures are scheduled to mature on December 1, 2003. The principal amount of the convertible debentures is convertible into common stock at a conversion price of $16.75 per share at any time prior to redemption or maturity.

  Arch may choose to redeem any amount of the convertible debentures at any time, at the following redemption prices, together with accrued and unpaid interest to the redemption date:

      Redemption Date                                    Redemption Price
      ---------------                              ----------------------------
      December 1, 1997 to November 30, 1998....... 104.050% of principal amount
      December 1, 1998 to November 30, 1999....... 103.375% of principal amount
      December 1, 1999 to November 30, 2000....... 102.700% of principal amount
      December 1, 2000 to November 30, 2001....... 102.025% of principal amount
      December 1, 2001 to November 30, 2002....... 101.350% of principal amount
      December 1, 2002 to November 30, 2003....... 100.675% of principal amount
      On or after December 1, 2003................ 100.000% of principal amount

  The convertible debentures represent senior unsecured obligations of Arch and are subordinated to senior indebtedness of Arch, as defined in the indenture. The indenture does not contain any limitation or restriction on the incurrence of senior indebtedness or other indebtedness or securities of Arch or its subsidiaries.

 Upon the occurrence of a fundamental change, as defined in the indenture, each holder of convertible debentures has the right to require Arch to repurchase its convertible debentures for cash, at a repurchase price of 100% of the principal amount of the convertible debentures, plus accrued interest to the repurchase date. The following constitute fundamental changes:

  . acquisition by a person or a group of beneficial ownership of stock of Arch entitled to exercise a majority of the total voting power of all capital stock, unless such beneficial ownership is approved by the board of directors;

  .  specified types of changes in Arch's board of directors;

  . any merger, share exchange, or sale or transfer of all or substantially all of the assets of Arch to another person, with specified exceptions;

  . the purchase by Arch of beneficial ownership of shares of its common stock if the purchase would result in a default under any senior debt agreements to which Arch is a party; or

  . distributions of common stock by Arch to its stockholders in specified circumstances.

  The following constitute events of default under the indenture:

  . a default in the timely payment of any interest on the convertible debentures if such default continues for 30 days;

  . a default in the timely payment of principal or premium on any convertible debenture at maturity, upon redemption or otherwise;

  . a default in the performance of any other covenant or agreement of Arch that continues for 30 days after written notice of such default;

  . a default under any indebtedness for money borrowed by Arch that results in more than $5.0 million of indebtedness being accelerated; or

  . the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to Arch.

                              PLAN OF DISTRIBUTION

Exercises of Warrants

  The warrants entitle their holders to purchase up to a total of 48,259,933 shares of newly issued common stock from Arch for a warrant exercise price of $3.01 per share in cash. The warrants are exercisable immediately and will expire at 5:00 p.m., New York City time, on September 1, 2001. Any warrants which remain unexercised at such time will no longer be exercisable.

  For a detailed description of the terms of the warrants, see "Description of Securities--Warrants".

Method of Exercise of Warrants

  You may exercise warrants by filling in and signing the exercise notice which is attached to the warrant certificate and either mailing or hand-delivering the warrant certificate and the exercise notice to the warrant agent, together with payment as described below under "--Payment for Shares". You may also exercise warrants through a broker or other nominee if your warrants are held in such broker's or nominee's name. Such brokers or nominees may charge a servicing fee for exercising such warrants for you.

  Completed exercise notices must be received by the warrant agent prior to 5:00 p.m., New York City time, on September 1, 2001. The warrant certificate, duly executed exercise notice and payment should be delivered to the offices of the warrant agent by one of these two methods:

  (1)By mail:
     The Bank of New York
     101 Barclay Street
     New York, New York 10286
     Attention: Reorganization Department

  (2)By Hand, Express Mail or Overnight Courier:
     The Bank of New York
     101 Barclay Street
     New York, New York 10286
     Attention: Reorganization Department

  Signatures on exercise notices must correspond exactly to the names as written on the face of the warrant certificate. Signatures must be guaranteed by an "eligible guarantor institution" meeting the requirements of the warrant agent, which requirements include membership or participation in the Security Transfer Agent Medallion Program or STAMP program or such other "signature guarantee program" as may be determined by the warrant agent in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.

  No fractional shares will be issued upon the exercise of warrants. Instead, you will receive cash based upon an appropriate fraction of the then prevailing market price per share of common stock.

Payment for Shares

  Holders of warrants who choose to buy shares of common stock must make payment in the form of cash, certified check, bank cashier's check or wire transfer in immediately available funds to an account designated by the warrant agent. To be accepted, payment, together with the executed warrant certificate and exercise notice, must be received by the warrant agent, prior to 5:00 p.m., New York City time, on September 1, 2001.

  A payment pursuant to this method must be in United States dollars. Payment must be payable to Arch Communications Group, Inc., and must accompany an executed exercise notice. Arch will not accept surrender of Arch stock certificates as a means of payment for shares.

  Issuance and delivery of certificates for the shares purchased are subject to collection of any certified checks or bank cashier's checks. Payment of the warrant exercise price will be deemed to have been received by the warrant agent only upon receipt by the warrant agent of any certified check or wire transfer.

  Holders who hold warrants for the account of others, such as brokers, trustees or depositaries for securities, should notify the beneficial owners of such warrants to ascertain their intentions and to obtain instructions with respect to the warrants. If the beneficial owner so instructs, the record holder of such warrants should complete exercise notices and submit them to the warrant agent with the proper payment. In addition, if you beneficially own warrants through such a record holder, you should contact the holder and request the holder to deal with your warrants in accordance with your instructions.

  Please read the instructions accompanying the exercise notice carefully and follow them exactly. Do not send warrant certificates, exercise notices or payments to Arch.

  The method of delivery of exercise notices and payment of the warrant exercise price to Arch will be at your risk. If you send by mail, Arch recommends that you use registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the warrant agent and clearance of payment prior 5:00 p.m., New York City time, on September 1, 2001.

  All questions concerning the timeliness, validity, form and eligibility of any exercise of warrants will be determined by Arch. Arch's determination will be final and binding. Arch, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any warrant. Warrant exercises will not be considered to have been received or accepted until all irregularities have been waived or cured within such time as Arch determines in its sole discretion. Neither Arch nor the warrant agent will be under any duty to give you notification of any defect or irregularity in connection with the submission of exercise notices or incur any liability for failure to give such notification.

  Certificates representing shares of common stock purchased will be delivered to the purchaser within 10 business days after the exercise.

  You will be deemed to have exercised the maximum number of warrants that could be exercised for the amount of the payment that you delivered if (1) the number of warrants being exercised is not specified on an exercise notice or
(2) the payment delivered is not sufficient to pay the full aggregate warrant exercise price for all shares stated to be exercised for. If the payment that you delivered exceeds the aggregate warrant exercise price for the number of warrants evidenced by your exercise notice, any excess payment will be returned to you as soon as practicable by mail, without interest or deduction.

  Please direct to Arch any questions or requests for assistance concerning the method of exercising warrants or requests for additional copies of this prospectus or the instructions:

                            Arch Communications Group, Inc.
                            1800 West Park Drive, Suite 250
                            Westborough, Massachusetts 01581
                            Attention: Investor Relations
                            Telephone (508) 870-6700

Transfer of Warrants

  Warrants may be purchased or sold in public or private transactions. The warrants are quoted for trading on the Nasdaq National Market.

  You may transfer all of the warrants evidenced by a single warrant certificate by endorsing the warrant certificate for transfer in accordance with the instructions. You may transfer a portion of the warrants evidenced by a single warrant certificate by delivering to the warrant agent the warrant certificate properly endorsed for transfer with instructions to register the specified portion of the warrants in the name of the transferee, and to issue a new warrant certificate to the transferee evidencing such transferred warrants. In such event, the warrant agent will issue a new warrant certificate evidencing the balance of the warrants to you or, if you so instruct, to an additional transferee.

  If you wish to sell all or a portion of your warrants, you should allow a sufficient amount of time prior to September 1, 2001 for (1) the transfer instructions to be received and processed by the warrant agent and (2) a new warrant certificate for the transferred warrants to be issued and transmitted to the transferee or transferee's designee and to you with respect to retained warrants, if any. Neither Arch nor the warrant agent shall have any liability to a transferee or transferor if warrant certificates are not received in time for exercise or sale prior to the expiration date of the warrants.

  Except for fees charged by the warrant agent, which will be paid by Arch as described below, all commissions, fees and other expenses including brokerage commissions and transfer taxes incurred in connection with the purchase, sale or exercise of warrants will be for the account of the transferor of the warrants. None of such commissions, fees or expenses will be paid by Arch or the warrant agent.

Procedures for Book Entry-Transfer Facility Participants

  Arch anticipates that the warrants will be eligible for transfer through the facilities of Depository Trust Company, and that the exercise of the warrants may be effected through such facilities.

Dilution

  The subscription price per warrant currently exceeds the net tangible book value per share of common stock, which is a negative number. Accordingly, you will experience immediate and substantial dilution if you exercise warrants under current conditions. See "Dilution."

Use of Proceeds

  Substantially all of the proceeds of warrant exercise will be used for general corporate purposes, including working capital and repayment of debt.

No Revocation

After you have exercised a warrant, you cannot revoke your exercise.

Foreign and Certain Other Holders

  Warrant certificates will not be mailed to persons whose addresses are outside the United States, but will be held by the warrant agent for each such holder's account. To exercise their warrants, foreign persons must notify the warrant agent prior to 5:00 p.m., New York time, on September 1, 2001. All warrants will expire at that time.

Material Federal Income Tax Consequences

  The following discussion is based on provisions of the Internal Revenue Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date of this prospectus. The IRS is not precluded from adopting a contrary position. In addition, there can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth in this prospectus. Any such changes or interpretations could be applied retroactively and could affect the tax considerations discussed in this prospectus. Arch has not sought and will not seek an opinion of counsel or a ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

  This summary deals only with holders that will hold warrants and shares as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code. This summary does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks and other financial institutions; tax-exempt entities; insurance companies; traders or dealers in securities or currencies; custodians, nominees or similar financial intermediaries holding warrants and shares for others; persons that will hold warrants and shares as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes; or persons that have a "functional currency" other than the United States dollar. Accordingly, investors considering the exercise or purchase of warrants or the resale of warrants or common stock should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

  Holders of warrants generally will not recognize any gain or loss upon exercise, except to the extent of any cash paid instead of fractional shares of common stock. A holder's tax basis in the common stock received upon exercise of a warrant will be the exercise price paid plus the holder's basis in the warrant. The holding period for the new common stock will begin on the day the warrant is exercised. Upon the expiration of an unexercised warrant, the holder will recognize loss equal to his adjusted tax basis for the warrant. Such loss will be long-term capital loss if the warrant has been held for more than one year. Generally, a holder of warrants or common stock acquired by exercise of warrants will recognize gain or loss upon the sale or other disposition of the warrants or common stock in an amount equal to the difference between the amount realized on the sale and the holder's adjusted tax basis for the warrants or common stock. Gains or losses from the sale or other disposition of warrants or common stock will generally constitute long-term capital gains or long-term capital losses if the warrants or common stock have been held for more than one year.

Warrant Agent; Fees

  Arch has appointed The Bank of New York as warrant agent. For its services in processing the exercise of warrants, the warrant agent will receive a fee from Arch estimated to be $7,500 per year and reimbursement for all out-of-pocket expenses relating to processing the warrants. The warrant agent is also Arch's transfer agent and registrar. Arch has not employed any brokers, dealers or underwriters in connection with the solicitation of warrant exercises. Except as described above, no other commissions, fees or discounts will be paid in connection with such solicitation. Certain directors and officers of Arch may answer questions or solicit responses from holders of warrants, but such directors and officers will not receive any commissions or compensation for such services other than their normal employment compensation.

Resales of Warrants and Shares

  We are registering a maximum of 127,512,980 shares and 3,675,659 warrants on behalf of the selling stockholders. All of the shares either were originally issued by us or will be issued by us upon exercise of warrants. We issued the warrants in connection with the MobileMedia acquisition. The selling stockholders named in the table below may sell the shares and/or warrants from time to time. Additional selling stockholders may include pledgees, donees, transferees or other successors-in-interest selling shares and/or warrants received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus. All of these selling stockholders will act independently of Arch in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price of common stock, or in negotiated transactions. The selling stockholders may effect such transactions by selling the shares and/or warrants to or through broker-dealers or directly to purchasers, in the event of a private sale. Common stock may be offered in any manner permitted by law, including through underwriters, licensed brokers, dealers or agents, and directly to one or more purchasers. Shares and/or warrants may be sold by one or more of the following methods or by a combination of the following methods:

  . sales to underwriters who will acquire shares of common stock for their own account and resell them in one or more transactions at fixed prices or at varying prices determined at time of sale;

  . a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  . purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

  . an over-the-counter or exchange distribution in accordance with the rules of the Nasdaq National Market or any stock exchange;

  . ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

  . privately negotiated transactions, which may include sales directly to institutions.

  To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

  The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares and/or warrants or otherwise. In these transactions, broker-dealers may engage in short sales of the shares and/or warrants in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares and/or warrants short and redeliver the shares and/or warrants to close out short positions. The selling stockholders may enter into option transactions or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares and/or warrants. The broker-dealer may then resell or otherwise transfer such shares and/or warrants pursuant to this prospectus. The selling stockholders also may loan or pledge the shares and/or warrants to a broker-dealer. The broker-dealer may sell the shares and/or warrants that are loaned, or upon a default the broker-dealer may sell the pledged shares and/or warrants pursuant to this prospectus.

  Broker-dealers or agents may receive compensation in the form of commissions, underwriting discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares and/or warrants for whom they act as agents or to whom they sell as principals, or both. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares and/or warrants. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act or Section 4(1) of the Securities Act may be sold under Rule 144 or Section 4(1) rather than pursuant to this prospectus. The selling stockholders have advised Arch that, as of the date of this prospectus, they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

  The shares and/or warrants will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares and/or warrants may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

  Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares and/or warrants may not simultaneously engage in market making activities with respect to common stock for a specified period prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M. These provisions may limit the timing of purchases and sales of shares of common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

  We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through an underwritten offering, block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

  . the name of each such selling stockholder and of the participating broker-dealer(s);

  . the number of shares and/or warrants involved;

  .  the price at which such shares and/or warrants were sold;

  . the commissions paid or underwriting discounts or concessions allowed to such broker-dealer(s), where applicable;

  . a representation that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  .  other facts material to the transaction.

  We will bear all costs, expenses and fees in connection with the registration of the shares and warrants. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares and/or warrants. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares and/or warrants against specified liabilities, including liabilities arising under the Securities Act. The selling stockholders have agreed to indemnify specified persons, including broker-dealers and agents, against specified liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

                              SELLING STOCKHOLDERS

  The following table sets forth the number of shares and warrants owned by each of the selling stockholders. None of the selling stockholders has had a material relationship with Arch, MobileMedia or any other Arch affiliate, within the past three years other than as a result of the ownership of shares, warrants or other securities of Arch, except as set forth in the table below or as otherwise disclosed in this prospectus. No estimate can be given as to the amount of shares and/or warrants that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer all or some of the shares and warrants and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares and warrants. The shares and warrants offered by this prospectus may be offered from time to time by the selling stockholders named below.

                                                    Percent of    Number of Securities
                             Number of Securities   Outstanding   Registered for Sale
Name of Selling Stockholder   Beneficially Owned    Securities         Hereby (1)
---------------------------  -------------------- --------------- --------------------
                               Shares   Warrants  Shares Warrants   Shares   Warrants
                             ---------- --------- ------ -------- ---------- ---------
The President and Fellows     6,144,859   295,748  4.3%     *      6,144,859   295,748
of Harvard College (2)
c/o Whippoorwill
Associates, Incorporated
11 Martine Avenue, White
Plains, NY 10606
Attn: Shelley F. Greenhaus
The Rockefeller Foundation    2,396,953   154,274  1.7%     *      2,396,953   154,274
(2)
c/o Whippoorwill
Associates, Incorporated
11 Martine Avenue, White
Plains, NY 10606
Attn: Shelley F. Greenhaus
Vega Partners, L.P. (2)         888,040    --       *       --       888,040    --
c/o Whippoorwill
Associates, Incorporated
11 Martine Avenue, White
Plains, NY 10606
Attn: Shelley F. Greenhaus
Vega Partners II, L.P. (2)    2,348,037   173,674  1.6%     *      2,348,037   173,674
c/o Whippoorwill
Associates, Incorporated
11 Martine Avenue, White
Plains, NY 10606
Attn: Shelley F. Greenhaus
Vega Partners III, L.P. (2)   5,990,641   293,240  4.2%     *      5,990,641   293,240
c/o Whippoorwill
Associates, Incorporated
11 Martine Avenue, White
Plains, NY 10606
Attn: Shelley F. Greenhaus
Vega Partners IV, L.P. (2)    4,095,406   257,080  2.8%     *      4,095,406   257,080
c/o Whippoorwill
Associates, Incorporated
11 Martine Avenue, White
Plains, NY 10606
Attn: Shelley F. Greenhaus
Vega Offshore Fund Trust      1,029,191   145,037   *       *      1,029,191   145,037
(2)
c/o Whippoorwill
Associates, Incorporated
11 Martine Avenue, White
Plains, NY 10606
Attn: Shelley F. Greenhaus
Saranac Investors, L.P. (2)     100,283    --       *       --       100,283    --
c/o Whippoorwill
Associates, Incorporated
11 Martine Avenue, White
Plains, NY 10606
Attn: Shelley F. Greenhaus
Whippoorwill Profit Sharing      38,902       660   *       *         38,902       660
Plan (2)
c/o Whippoorwill
Associates, Incorporated
11 Martine Avenue, White
Plains, NY 10606
Attn: Shelley F. Greenhaus
The Northwestern Mutual       9,730,889   622,631  6.7%    1.3%    9,730,889   622,631
Life Insurance Company(3)
Credit Suisse First Boston   19,912,354    29,309 13.8%     *     19,912,354    29,309
Corporation
W.R. Huff Asset Management   26,503,071 1,704,006 18.4%    3.5%   26,503,071 1,704,006
Co., L.L.C.(4)
                             ---------- --------- -----    ----   ---------- ---------
    Total..................  79,178,626 3,675,659                 79,178,626 3,675,659
                             ========== ========= =====    ====   ========== =========

--------
 * Represents beneficial ownership of less than 1%.

(1) This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares and/or warrants registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of Arch's outstanding shares of common stock.

(2) Whippoorwill Associates, Inc. has discretionary authority and acts as general partner or investment manager for various limited partnerships, a limited liability company, a trust and third party accounts with respect to such shares and warrants.

(3) Of the 9,730,889 shares, 7,421,285 shares are held by The Northwestern Mutual Life Insurance Company, 1,800,973 shares are held in The Northwestern Mutual Life Insurance Company Group Annuity Separate Account (as to which The Northwestern Mutual Life Insurance Company has shared voting and investment power), and 508,631 shares are held by the High Yield Bond Portfolio of Northwestern Mutual Series Fund, Inc., a wholly-owned subsidiary of The Northwestern Mutual Life Insurance Company and a registered investment company. Northwestern Mutual Investment Services, LLC, a wholly-owned subsidiary of The Northwestern Mutual Life Insurance Company and a registered investment adviser, serves as investment adviser to the High Yield Bond Portfolio of Northwestern Mutual Series Fund, Inc. Of the 622,631 warrants, 474,861 warrants are held by The Northwestern Mutual Life Insurance Company, 115,084 warrants are held by The Northwestern Mutual Life Insurance Company Group Annuity Separate Account (as to which The Northwestern Mutual Life Insurance Company has shared voting and investment power), and 32,686 warrants are held by the High Yield Bond Portfolio of Northwestern Mutual Series Fund, Inc.

(4) Of the 26,503,071 shares and 1,704,006 warrants, 22,584,655 shares and
    1,704,006 warrants are managed by W.R. Huff on behalf of various discretionary accounts and 3,918,416 shares are held by the Huff Alternative Income Fund, L.P., an affiliate of W.R. Huff.

                                 LEGAL MATTERS

  The validity of the securities offered hereby will be passed upon for Arch by Hale and Dorr LLP, 60 State Street, Boston, Massachusetts.

                                    EXPERTS

  The financial statements of Arch included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports which are included in this prospectus in reliance upon their authority as experts in accounting and auditing in giving those reports.

  Ernst & Young LLP, independent auditors, have audited MobileMedia's consolidated financial statements at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, as set forth in their report. Their report contains an explanatory paragraph describing conditions that raise substantial doubt about MobileMedia's ability to continue as a going concern as described in Note 1 of MobileMedia's notes to consolidated financial statements. We have included MobileMedia's financial statements in the prospectus and registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

  The descriptions of the regulatory requirements under the Communications Act and associated regulations set forth under "Risk Factors--Government regulation may burden operations" and "Industry Overview--Regulation", except for matters that are unique to MobileMedia, have been included under the authority of Wilkinson, Barker, Knauer LLP, as experts in telecommunications law. FCC matters unique to MobileMedia included in the description of these regulatory requirements have been included under the authority of Wiley, Rein & Fielding as experts in telecommunications law. Stockholders of Arch should not rely on Wilkinson, Barker, Knauer LLP or Wiley, Rein & Fielding with respect to any other matters.

                      WHERE YOU CAN FIND MORE INFORMATION

  Arch files reports, proxy statements and other information with the SEC as required by the Exchange Act.

  MobileMedia Communications, Inc. and MobileMedia Corporation have also been subject to the informational requirements of the Exchange Act but have filed only limited reports since the commencement of their bankruptcy proceedings in January 1997. See "Business--Predecessors to the Combined Company; Events Leading Up To MobileMedia's Bankruptcy Filings". Financial statements included in MobileMedia Communications, Inc. and MobileMedia Corporation's periodic reports from February 1997 through June 1998 have not been prepared in accordance with generally accepted accounting principles due to those companies' inability at the time of such filings to determine the amount of an impairment loss related to long-lived assets pursuant to Financial Accounting Standard No. 121. Those financial statements are unaudited and have been revised periodically based on subsequent determinations of changes in facts and circumstances impacting previously filed unaudited financial statements. The audited financial statements of MobileMedia included in this prospectus reflect adjustments from the unaudited statements, including an impairment adjustment of $792.5 million recorded as of December 31, 1996.

  You can find, copy and inspect information filed by Arch and, to the extent available, by MobileMedia Communications, Inc. and MobileMedia Corporation with the SEC at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can obtain copies of information filed by Arch with the SEC at prescribed rates by writing to the SEC's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. You can review Arch's, MobileMedia Communications, Inc. and MobileMedia Corporation's electronically filed reports, proxy and information statements on the SEC's world wide web site at http://www.sec.gov. Arch's common stock trades on the Nasdaq National Market under the symbol "APGR". Therefore, you can inspect reports, proxy statements and other information concerning Arch at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. MobileMedia Corporation's common stock has not been traded on any exchange since 1997. Arch maintains a World Wide Web site at http://www.arch.com. Arch's web site is not a part of this prospectus.

  Arch has filed with the SEC a registration statement on Form S-4 under the Securities Act to register the stock and warrants. The term "registration statement" includes all amendments, exhibits, annexes and schedules. This prospectus does not contain all the information you can find in the registration statement or the exhibits and schedules to the registration statement. For further information about Arch, MobileMedia Communications, Inc., MobileMedia Corporation and Arch's common stock, please refer to the registration statement, including its exhibits and schedules. You may inspect and copy the registration statement, including exhibits and schedules, as described above. Statements contained in this prospectus about the contents of any contract or other document are not necessarily complete, and we refer you, in each case, to the copy of such contract or other document filed as an exhibit to the registration statement.

  You may request a copy of Arch's filings with the SEC, at no cost, by writing or telephoning Arch at the following address:

                            Arch Communications Group, Inc.
                            1800 West Park Drive, Suite 250
                            Westborough, Massachusetts 01581
                            Attention: Investor Relations
                            Telephone (508) 870-6700

  You may request copies of MobileMedia Communications, Inc. and MobileMedia Corporation's filings with the SEC, at no cost, by writing or telephoning Arch or:

                            MobileMedia Corporation
                            Fort Lee Executive Park
                            One Executive Drive, Suite 500
                            Fort Lee, New Jersey 07024
                            Attention: Secretary
                            Telephone (201) 224-9200.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Arch Communications Group, Inc. and Subsidiaries
Consolidated Balance Sheets as of December 31, 1997 and 1998 and March
 31, 1999 (unaudited)....................................................   F-3
Consolidated Statements of Operations for Each of the Three Years in the
 Period Ended December 31, 1998 and for the Three Months Ended March 31,
 1998 and 1999 (unaudited)...............................................   F-4
Consolidated Statements of Stockholders' Equity (Deficit) for Each of the
 Three Years in the Period Ended December 31, 1998 and for the Three
 Months Ended March 31, 1999 (unaudited).................................   F-5
Consolidated Statements of Cash Flows for Each of the Three Years in the
 Period Ended December 31, 1998 and for the Three Months Ended March 31,
 1998 and 1999 (unaudited)...............................................   F-6
Notes to Consolidated Financial Statements...............................   F-7
MobileMedia Communications, Inc. and Subsidiaries
Report of Independent Auditors...........................................  F-21

Consolidated Balance Sheets as of December 31, 1997 and 1998 and March
 31, 1999 (unaudited)....................................................  F-22

Consolidated Statements of Operations for Each of the Three Years in the
 Period Ended December 31, 1998 and for the Three Months Ended March 31,
 1998 and 1999 (unaudited)...............................................  F-23

Consolidated Statement of Changes in Stockholders' Equity (Deficit) for
 Each of the Three Years in the Period Ended December 31, 1998 and for
 the Three Months Ended March 31, 1999 (unaudited).......................  F-24

Consolidated Statements of Cash Flows for Each of the Three Years in the
 Period Ended December 31, 1998 and for the Three Months Ended March 31,
 1998 and 1999 (unaudited)...............................................  F-25

Notes to Consolidated Financial Statements...............................  F-26

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Arch Communications Group, Inc.:

  We have audited the accompanying consolidated balance sheets of Arch Communications Group, Inc. (a Delaware corporation) (the "Company") and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the schedule, based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arch Communications Group, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

  Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed in Item 21(b)(a) is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. The schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

                                          Arthur Andersen LLP

Boston, Massachusetts
February 24, 1999

                        ARCH COMMUNICATIONS GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS
                      (in thousands, except share amounts)

                                                 December 31,
                                             ---------------------   March 31,
                                                1997       1998        1999
                   ASSETS                    ----------  ---------  -----------
                                                                    (unaudited)
Current assets:
  Cash and cash equivalents................. $    3,328  $   1,633  $   12,102
  Accounts receivable (less reserves of
   $5,744, $6,583 and $6,173 in 1997, 1998
   and 1999, respectively)..................     30,147     30,753      30,757
  Inventories...............................     12,633     10,319       9,803
  Prepaid expenses and other................      4,917      8,007       9,348
                                             ----------  ---------  ----------
    Total current assets....................     51,025     50,712      62,010
                                             ----------  ---------  ----------
Property and equipment, at cost:
  Land, buildings and improvements..........     10,089     10,480      10,539
  Paging and computer equipment.............    361,713    400,312     411,351
  Furniture, fixtures and vehicles..........     16,233     17,381      17,673
                                             ----------  ---------  ----------
                                                388,035    428,173     439,563
  Less accumulated depreciation and
   amortization.............................    146,542    209,128     220,955
                                             ----------  ---------  ----------
  Property and equipment, net...............    241,493    219,045     218,608
                                             ----------  ---------  ----------
Intangible and other assets (less
 accumulated amortization of $260,932,
 $372,122 and $386,500 in 1997, 1998 and
 1999, respectively)........................    728,202    634,528     602,814
                                             ----------  ---------  ----------
                                             $1,020,720  $ 904,285  $  883,432
                                             ==========  =========  ==========
     LIABILITIES AND STOCKHOLDERS' EQUITY
                  (DEFICIT)
Current liabilities:
  Current maturities of long-term debt...... $   24,513  $   1,250  $    1,250
  Accounts payable..........................     22,486     25,683      26,564
  Accrued restructuring charge..............         --     11,909      11,032
  Accrued expenses..........................     11,894     11,689      10,068
  Accrued interest..........................     11,249     20,997      17,187
  Customer deposits.........................      6,150      4,528       4,380
  Deferred revenue..........................      8,787     10,958      12,253
                                             ----------  ---------  ----------
    Total current liabilities...............     85,079     87,014      82,734
                                             ----------  ---------  ----------
Long-term debt, less current maturities.....    968,896  1,003,499   1,036,441
                                             ----------  ---------  ----------
  Other long-term liabilities...............         --     27,235      26,844
                                             ----------  ---------  ----------
Commitments and contingencies
Stockholders' equity (deficit):
  Preferred stock--$.01 par value,
   authorized 10,000,000 shares; issued
   250,000 shares (aggregate liquidation
   preference of $26,030 and $26,543 in 1998
   and 1999, respectively)..................         --          3           3
  Common stock--$.01 par value, authorized
   75,000,000 shares, issued and
   outstanding: 20,863,563, 21,215,583 and
   21,215,583 shares in 1997, 1998 and 1999,
   respectively.............................        209        212         212
  Additional paid-in capital................    351,210    378,077     378,590
  Accumulated deficit.......................   (384,674)  (591,755)   (641,392)
                                             ----------  ---------  ----------
    Total stockholders' equity (deficit)....    (33,255)  (213,463)   (262,587)
                                             ----------  ---------  ----------
                                             $1,020,720  $ 904,285  $  883,432
                                             ==========  =========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except share and per share amounts)

                                                               Three Months Ended
                              Years Ended December 31,              March 31,
                          ----------------------------------  ----------------------
                             1996        1997        1998        1998        1999
                          ----------  ----------  ----------  ----------  ----------
                                                                   (unaudited)
Service, rental and
 maintenance revenues...  $  291,399  $  351,944  $  371,154  $   91,397  $   90,529
Product sales...........      39,971      44,897      42,481      10,642      10,359
                          ----------  ----------  ----------  ----------  ----------
  Total revenues........     331,370     396,841     413,635     102,039     100,888
Cost of products sold...     (27,469)    (29,158)    (29,953)     (7,366)     (6,926)
                          ----------  ----------  ----------  ----------  ----------
                             303,901     367,683     383,682      94,673      93,962
                          ----------  ----------  ----------  ----------  ----------
Operating expenses:
  Service, rental and
   maintenance..........      64,957      79,836      80,782      20,189      20,293
  Selling...............      46,962      51,474      49,132      11,870      13,011
  General and
   administrative.......      86,181     106,041     112,181      28,318      25,626
  Depreciation and
   amortization.........     191,871     232,347     221,316      53,714      51,118
  Restructuring charge..          --          --      14,700         --          --
                          ----------  ----------  ----------  ----------  ----------
    Total operating
     expenses...........     389,971     469,698     478,111     114,091     110,048
                          ----------  ----------  ----------  ----------  ----------
Operating income
 (loss).................     (86,070)   (102,015)    (94,429)    (19,418)    (16,086)
Interest expense........     (77,353)    (98,063)   (105,979)    (25,512)    (27,010)
Interest income.........       1,426         904       1,766         146         533
Equity in loss of
 affiliate..............      (1,968)     (3,872)     (5,689)     (1,055)     (3,200)
                          ----------  ----------  ----------  ----------  ----------
Income (loss) before in-
 come tax benefit, ex-
 traordinary item and
 accounting change......    (163,965)   (203,046)   (204,331)    (45,839)    (45,763)
Benefit from income
 taxes..................      51,207      21,172          --         --          --
                          ----------  ----------  ----------  ----------  ----------
Income (loss) before
 extraordinary item and
 accounting change .....    (112,758)   (181,874)   (204,331)    (45,839)    (45,763)
Extraordinary charge
 from early extinguish-
 ment of debt...........      (1,904)         --      (1,720)        --
Cumulative effect of
 accounting change......         --          --          --          --       (3,361)
                          ----------  ----------  ----------  ----------  ----------
Net income (loss).......    (114,662)   (181,874)   (206,051)    (45,839)    (49,124)
Accretion of redeemable
 preferred stock........        (336)        (32)         --         --          --
Preferred stock
 dividend...............          --          --      (1,030)        --         (513)
                          ----------  ----------  ----------  ----------  ----------
Net income (loss) appli-
 cable to common stock-
 holders................  $ (114,998) $ (181,906) $ (207,081) $  (45,839) $  (49,637)
                          ==========  ==========  ==========  ==========  ==========
Basic/diluted income
 (loss) per common share
 before extraordinary
 item and accounting
 charge.................  $    (5.53) $    (8.77) $    (9.78) $    (2.20) $    (2.18)
Extraordinary charge
 from early extinguish-
 ment of debt per
 basic/diluted common
 share..................  $     (.09) $       --  $     (.08)        --          --
Cumulative effect of ac-
 counting change per
 basic/diluted common
 share .................         --          --          --          --         (.16)
                          ----------  ----------  ----------  ----------  ----------
Basic/diluted net income
 (loss) per common
 share..................  $    (5.62) $    (8.77) $    (9.86) $    (2.20) $    (2.34)
                          ==========  ==========  ==========  ==========  ==========
Basic/diluted weighted
 average number of com-
 mon shares outstand-
 ing....................  20,445,943  20,746,240  20,993,192  20,877,076  21,215,583
                          ==========  ==========  ==========  ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                      (in thousands, except share amounts)

                                                                      Total
                                           Additional             Stockholders'
                          Preferred Common  Paid-in   Accumulated    Equity
                            Stock   Stock   Capital     Deficit     (Deficit)
                          --------- ------ ---------- ----------- -------------
Balance, December 31,
 1995....................    $--     $197   $334,825   $ (88,138)   $ 246,884
  Exercise of options to
   purchase 169,308
   shares of common
   stock.................     --        2      1,469          --        1,471
  Issuance of 46,842
   shares of common stock
   under Arch's Employee
   Stock Purchase Plan...     --       --        373          --          373
  Issuance of 843,039
   shares of common stock
   upon conversion of
   convertible
   subordinated
   debentures............     --        8     14,113          --       14,121
  Accretion of redeemable
   preferred stock.......     --       --       (336)         --         (336)
  Net loss...............     --       --         --    (114,662)    (114,662)
                             ---     ----   --------   ---------    ---------
Balance, December 31,
 1996....................     --      207    350,444    (202,800)     147,851
  Issuance of 151,343
   shares of common stock
   under Arch's Employee
   Stock Purchase Plan...     --        2        798          --          800
  Accretion of redeemable
   preferred stock.......     --       --        (32)         --          (32)
  Net loss...............     --       --         --    (181,874)    (181,874)
                             ---     ----   --------   ---------    ---------
Balance, December 31,
 1997....................     --      209    351,210    (384,674)     (33,255)
  Exercise of options to
   purchase 94,032 shares
   of common stock.......     --        1        293          --          294
  Issuance of 250,000
   shares of preferred
   stock.................      3       --     24,997          --       25,000
  Issuance of 257,988
   shares of common stock
   under Arch's Employee
   Stock Purchase Plan...     --        2        547          --          549
  Preferred stock
   dividend..............     --       --      1,030      (1,030)          --
  Net loss...............     --       --         --    (206,051)    (206,051)
                             ---     ----   --------   ---------    ---------
Balance, December 31,
 1998....................    $ 3     $212   $378,077   $(591,755)   $(213,463)
  Preferred stock divi-
   dend (unaudited)......    --       --         513        (513)         --
  Net loss (unaudited)...    --       --         --      (49,124)     (49,124)
                             ---     ----   --------   ---------    ---------
Balance, March 31, 1999
 (unaudited).............    $ 3     $212   $378,590   $(641,392)   $(262,587)
                             ===     ====   ========   =========    =========


  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                           Three Months Ended
                            Years Ended December 31,            March 31,
                          -------------------------------  --------------------
                            1996       1997       1998       1998       1999
                          ---------  ---------  ---------  ---------  ---------
                                                               (unaudited)
Cash flows from
 operating activities:
  Net income (loss).....  $(114,662) $(181,874) $(206,051) $ (45,839) $ (49,124)
  Adjustments to
   reconcile net income
   (loss) to net cash
   provided by operating
   activities:
  Depreciation and
   amortization.........    191,871    232,347    221,316     53,714     51,118
  Deferred income tax
   benefit..............    (51,207)   (21,172)        --        --         --
  Extraordinary charge
   from early
   extinguishment of
   debt.................      1,904         --      1,720        --         --
  Cumulative effect of
   accounting change ...        --         --         --         --       3,361
  Equity in loss of
   affiliate............      1,968      3,872      5,689      1,055      3,200
  Accretion of discount
   on senior notes......     24,273     33,259     37,115      8,880      9,942
  Gain on Tower Site
   Sale.................         --         --     (2,500)       --        (507)
  Accounts receivable
   loss provision.......      8,198      7,181      8,545      1,831      2,335
  Changes in assets and
   liabilities, net of
   effect from
   acquisitions of
   paging companies:
    Accounts
     receivable.........    (15,513)   (11,984)    (9,151)    (3,108)    (2,339)
    Inventories.........      1,845     (2,394)     2,314     (5,569)       516
    Prepaid expenses and
     other..............         89       (386)    (3,090)     1,351     (1,341)
    Accounts payable and
     accrued expenses...    (12,520)     3,683     24,649     (3,996)    (5,427)
    Customer deposits
     and deferred
     revenue............      1,556      1,058        549      1,673      1,147
    Other long-term
     liabilities .......        --         --         --         --        (502)
                          ---------  ---------  ---------  ---------  ---------
Net cash provided by
 operating activities...     37,802     63,590     81,105      9,992     12,379
                          ---------  ---------  ---------  ---------  ---------
Cash flows from
 investing activities:
  Additions to property
   and equipment, net...   (138,899)   (87,868)   (79,249)   (15,915)   (21,125)
  Additions to
   intangible and other
   assets...............    (26,307)   (14,901)   (33,935)    (5,404)    (4,403)
  Net proceeds from
   Tower Site Sale......         --         --     30,316        --         618
  Acquisition of paging
   companies, net of
   cash acquired........   (325,420)        --         --        --         --
                          ---------  ---------  ---------  ---------  ---------
Net cash used for
 investing activities...   (490,626)  (102,769)   (82,868)   (21,319)   (24,910)
                          ---------  ---------  ---------  ---------  ---------
Cash flows from
 financing activities:
  Issuance of long-term
   debt.................    676,000     91,000    463,239     24,500     23,000
  Repayment of long-term
   debt.................   (225,166)   (49,046)  (489,014)   (12,259)       --
  Repayment of
   redeemable preferred
   stock................         --     (3,744)        --        --         --
  Net proceeds from sale
   of preferred stock...         --         --     25,000        --         --
  Net proceeds from sale
   of common stock......      1,844        800        843        298        --
                          ---------  ---------  ---------  ---------  ---------
Net cash provided by
 financing activities...    452,678     39,010         68     12,539     23,000
                          ---------  ---------  ---------  ---------  ---------
Net (decrease) increase
 in cash and cash
 equivalents............       (146)      (169)    (1,695)     1,212     10,469
Cash and cash
 equivalents, beginning
 of period..............      3,643      3,497      3,328      3,328      1,633
                          ---------  ---------  ---------  ---------  ---------
Cash and cash
 equivalents, end of
 period.................  $   3,497  $   3,328  $   1,633  $   4,540  $  12,102
                          =========  =========  =========  =========  =========
Supplemental disclosure:
  Interest paid.........  $  48,905  $  62,231  $  57,151  $  15,289  $  20,212
                          =========  =========  =========  =========  =========
  Issuance of common
   stock for convertible
   debentures...........  $  14,121  $      --  $      --  $     --   $     --
                          =========  =========  =========  =========  =========
  Accretion of
   redeemable preferred
   stock................  $     336  $      32  $      --  $     --   $     --
                          =========  =========  =========  =========  =========
  Preferred stock
   dividend.............  $      --  $      --  $   1,030  $     --   $     513
                          =========  =========  =========  =========  =========
  Liabilities assumed in
   acquisition of paging
   companies............  $  58,233  $      --  $      --  $     --   $     --
                          =========  =========  =========  =========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Significant Accounting Policies

  Organization--Arch Communications Group, Inc. ("Arch" or the "Company") is a leading provider of wireless messaging services, primarily paging services, and is the third largest paging company in the United States (based on units in service).

  Unaudited Interim Consolidated Financial Statements--The consolidated balance sheets as of March 31, 1999, the consolidated statements of operations and cash flows for the three months ended March 31, 1998 and 1999 and the consolidated statement of stockholders' equity (deficit) for the three months ended March 31, 1999 are unaudited and, in the opinion of the Company's management, include all adjustments and accruals, consisting only of normal recurring accrual adjustments, which are necessary for a fair presentation of the Company's consolidated financial position, results of operations and cash flows. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the full year.

  Principles of Consolidation--The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Revenue Recognition--Arch recognizes revenue under rental and service agreements with customers as the related services are performed. Maintenance revenues and related costs are recognized ratably over the respective terms of the agreements. Sales of equipment are recognized upon delivery. Commissions are recognized as an expense when incurred.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents--Cash equivalents include short-term, interest-bearing instruments purchased with remaining maturities of three months or less. The carrying amount approximates fair value due to the relatively short period to maturity of these instruments.

  Inventories--Inventories consist of new pagers which are held primarily for resale. Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out basis.

  Property and Equipment--Pagers sold or otherwise retired are removed from the accounts at their net book value using the first-in, first-out method. Property and equipment is stated at cost and is depreciated using the straight-line method over the following estimated useful lives:

                                                                      Estimated
                                                                        Useful
   Asset Classification                                                  Life
   --------------------                                               ----------
   Buildings and improvements........................................  20 Years
   Leasehold improvements............................................ Lease Term
   Pagers............................................................  3 Years
   Paging and computer equipment..................................... 5-8 Years
   Furniture and fixtures............................................ 5-8 Years
   Vehicles..........................................................  3 Years

  Depreciation and amortization expense related to property and equipment totaled $87.5 million, $108.0 million and $101.1 million for the years ended December 31, 1996, 1997 and 1998, respectively.

                        ARCH COMMUNICATIONS GROUP, INC.

  Intangible and Other Assets--Intangible and other assets, net of accumulated amortization, are composed of the following (in thousands):

                                                     December 31,
                                                   -----------------  March 31,
                                                     1997     1998      1999
                                                   -------- -------- -----------
                                                                     (unaudited)
   Goodwill....................................... $312,017 $271,808  $261,782
   Purchased FCC licenses.........................  293,922  256,519   247,193
   Purchased subscriber lists.....................   87,281   56,825    49,456
   Deferred financing costs.......................    8,752   22,072    22,463
   Investment in Benbow PCS Ventures, Inc.........    6,189   11,347     8,953
   Investment in CONXUS Communications, Inc.......    6,500    6,500     6,500
   Non-competition agreements.....................    2,783    1,790     1,525
   Other..........................................   10,758    7,667     4,942
                                                   -------- --------  --------
                                                   $728,202 $634,528  $602,814
                                                   ======== ========  ========

  Amortization expense related to intangible and other assets totaled $104.4 million, $124.3 million and $120.2 million for the years ended December 31, 1996, 1997 and 1998, respectively.

  Subscriber lists, Federal Communications Commission ("FCC") licenses and goodwill are amortized over their estimated useful lives, ranging from five to ten years using the straight-line method. Non-competition agreements are amortized over the terms of the agreements using the straight-line method. Other assets consist of contract rights, organizational and FCC application and development costs which are amortized using the straight-line method over their estimated useful lives not exceeding ten years. Development and start up costs include nonrecurring, direct costs incurred in the development and expansion of paging systems, and are amortized over a two-year period. In April 1998, the Accounting Standards Executive Committee of the Financial Accounting Standards Board issued Statement of Position 98-5 ("SOP 98-5") "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Arch adopted SOP 98-5 effective January 1, 1999. Initial application of SOP 98-5 was reported as the cumulative effect of a change in accounting principle.

  Deferred financing costs incurred in connection with Arch's credit agreements (see Note 3) are being amortized over periods not to exceed the terms of the related agreements. As credit agreements are amended and restated, unamortized deferred financing costs are written off as an extraordinary charge. During 1996 and 1998, charges of $1.9 million and $1.7 million, respectively, were recognized in connection with the closing of new credit facilities.

  In connection with Arch's May 1996 acquisition of Westlink Holdings, Inc. ("Westlink") (see Note 2), Arch acquired Westlink's 49.9% share of the capital stock of Benbow PCS Ventures, Inc. ("Benbow"). Benbow has exclusive rights to a 50kHz outbound/12.5kHz inbound narrowband personal communications license in each of the central and western regions of the United States. Arch is obligated, to the extent such funds are not available to Benbow from other sources, and subject to the approval of Arch's designee on Benbow's Board of Directors, to advance Benbow sufficient funds to service debt obligations incurred by Benbow in connection with its acquisition of its narrowband PCS licenses and to finance the build out of a regional narrowband PCS system. Arch's investment in Benbow is accounted for under the equity method whereby Arch's share of Benbow's losses, since the acquisition date of Westlink, are recognized in Arch's accompanying consolidated statements of operations under the caption equity in loss of affiliate.

  On November 8, 1994, CONXUS Communications, Inc. ("CONXUS"), formerly PCS Development Corporation, was successful in acquiring the rights to a two-way paging license in five designated regions in the

                        ARCH COMMUNICATIONS GROUP, INC.

United States in the FCC narrowband wireless spectrum auction. As of December 31, 1998, Arch's investment in CONXUS totaled $6.5 million and is accounted for under the cost method.

  In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets To Be Disposed Of" Arch evaluates the recoverability of its carrying value of the Company's long-lived assets and certain intangible assets based on estimated undiscounted cash flows to be generated from each of such assets as compared to the original estimates used in measuring the assets. To the extent impairment is identified, Arch reduces the carrying value of such impaired assets. To date, Arch has not had any such impairments.

  Fair Value of Financial Instruments--Arch's financial instruments, as defined under SFAS No. 107 "Disclosures about Fair Value of Financial Instruments", include its cash, its debt financing and interest rate protection agreements. The fair value of cash is equal to the carrying value at December 31, 1997 and 1998.

  As discussed in Note 3, Arch's debt financing primarily consists of (1) senior bank debt, (2) fixed rate senior notes and (3) convertible subordinated debentures. Arch considers the fair value of senior bank debt to be equal to the carrying value since the related facilities bear a current market rate of interest. Arch's fixed rate senior notes are traded publicly. The following table depicts the fair value of the fixed rate senior notes and the convertible subordinated debentures based on the current market quote as of December 31, 1997 and 1998 (in thousands):

                                            December 31, 1997 December 31, 1998
                                            ----------------- -----------------
                                            Carrying   Fair   Carrying   Fair
                Description                  Value    Value    Value    Value
                -----------                 -------- -------- -------- --------
10 7/8% Senior Discount Notes due 2008..... $332,532 $288,418 $369,506 $221,704
9 1/2% Senior Notes due 2004...............  125,000  122,488  125,000  112,500
14% Senior Notes due 2004..................  100,000  112,540  100,000  103,000
12 3/4% Senior Notes due 2007..............       --       --  127,604  127,604
6 3/4% Convertible Subordinated Debentures
 due 2003..................................   13,364    7,968   13,364    6,682

  Arch had off-balance-sheet interest rate protection agreements consisting of interest rate swaps and interest rate caps with notional amounts of $140.0 million and $80.0 million, respectively, at December 31, 1997 and $265.0 million and $40.0 million, respectively, at December 31, 1998. The fair values of the interest rate swaps and interest rate caps were $47,000 and $9,000, respectively, at December 31, 1997. The cost to terminate the outstanding interest rate swaps and interest rate caps at December 31, 1998 would have been $6.4 million. See Note 3.

  Basic/Diluted Net Income (Loss) Per Common Share -- In February 1997, the Financial Accounting Standards Board issued SFAS No. 128 "Earnings Per Share". The Company adopted this standard in 1997. The adoption of this standard did not have an effect on the Company's financial position, results of operations or income (loss) per share. Basic net income (loss) per common share is based on the weighted average number of common shares outstanding. Shares of stock issuable pursuant to stock options and upon conversion of the subordinated debentures (see Note 3) or the Series C Preferred Stock (see Note 4) have not been considered, as their effect would be anti-dilutive and thus diluted net income (loss) per common share is the same as basic net income (loss) per common share.

  Reclassifications--Certain amounts of prior periods were reclassified to conform with the 1998 presentation.

                        ARCH COMMUNICATIONS GROUP, INC.

2. Acquisitions

  In May 1996, Arch completed its acquisition of all the outstanding capital stock of Westlink for $325.4 million in cash, including direct transaction costs. The purchase price was allocated based on the fair values of assets acquired and liabilities assumed (including deferred income taxes arising in purchase accounting), which amounted to $383.6 million and $58.2 million, respectively.

  This acquisition has been accounted for as a purchase, and the results of its operations have been included in the consolidated financial statements from the date of the acquisition. Goodwill resulting from the acquisition is being amortized over a ten-year period using the straight-line method.

  The following unaudited pro forma summary presents the consolidated results of operations as if the acquisition had occurred at the beginning of the period presented, after giving effect to certain adjustments, including depreciation and amortization of acquired assets and interest expense on acquisition debt. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made at the beginning of the period presented, or of results that may occur in the future.

                                                            Year Ended
                                                         December 31, 1996
                                                    ---------------------------
                                                    (unaudited and in thousands
                                                       except for per share
                                                             amounts)
   Revenues........................................          $358,900
   Income (loss) before extraordinary item.........          (128,444)
   Net income (loss)...............................          (130,348)
   Basic/diluted net income (loss) per common
    share..........................................             (6.39)

3. Long-term Debt

  Long-term debt consisted of the following (in thousands):

                                                    December 31,
                                                 -------------------  March 31,
                                                   1997      1998       1999
                                                 -------- ---------- -----------
                                                                     (unaudited)
   Senior Bank Debt............................. $422,500 $  267,000 $  290,000
   10 7/8% Senior Discount Notes due 2008.......  332,532    369,506    379,377
   9 1/2% Senior Notes due 2004.................  125,000    125,000    125,000
   14% Senior Notes due 2004....................  100,000    100,000    100,000
   12 3/4% Senior Notes due 2007................       --    127,604    127,675
   Convertible Subordinated Debentures..........   13,364     13,364     13,364
   Other........................................       13      2,275      2,275
                                                 -------- ---------- ----------
                                                  993,409  1,004,749  1,037,691
   Less--Current maturities.....................   24,513      1,250      1,250
                                                 -------- ---------- ----------
   Long-term debt............................... $968,896 $1,003,499 $1,036,441
                                                 ======== ========== ==========

  Senior Bank Debt--The Company, through its operating subsidiary, Arch Paging, Inc. ("API") entered into senior secured revolving credit and term loan facilities in the aggregate amount of $400.0 million (collectively, the "API Credit Facility") consisting of (i) a $175.0 million reducing revolving credit facility (the "Tranche A Facility"), (ii) a $100.0 million 364-day revolving credit facility under which the principal amount outstanding on June 27, 1999 will convert to a term loan (the "Tranche B Facility") and (iii) a $125.0 million term loan (the "Tranche C Facility").

                        ARCH COMMUNICATIONS GROUP, INC.

  The Tranche A Facility will be subject to scheduled quarterly reductions commencing on September 30, 2000 and will mature on June 30, 2005. The term loan portion of the Tranche B Facility will be amortized in quarterly installments commencing September 30, 2000, with an ultimate maturity date of June 30, 2005. The Tranche C Facility will be amortized in annual installments commencing December 31, 1999, with an ultimate maturity date of June 30, 2006.

  API's obligations under the API Credit Facility are secured by its pledge of its interests in Arch LLC and Arch Connecticut Valley, Inc. The API Credit Facility is guaranteed by Arch, Arch Communications, Inc. ("ACI") and Arch LLC and Arch Connecticut Valley, Inc. Arch's guarantee is secured by a pledge of Arch's stock and notes in ACI, and the guarantees of Arch LLC and Arch Connecticut Valley, Inc. are secured by a security interest in those assets that were pledged under ACE's former credit facility.

  Borrowings under the API Credit Facility bear interest based on a reference rate equal to either the agent bank's Alternate Base Rate or LIBOR, in each case plus a margin based on ACI's or API's ratio of total debt to annualized Adjusted EBITDA.

  The API Credit Facility requires payment of fees on the daily average amount available to be borrowed under the Tranche A Facility and the Tranche B Facility, which fees vary depending on ACI's or API's ratio of total debt to annualized Adjusted EBITDA.

  The API Credit Facility requires that at least 50% of total ACI debt, including outstanding borrowings under the API Credit Facility, be subject to a fixed interest rate or interest rate protection agreements. Entering into interest rate cap and swap agreements involves both the credit risk of dealing with counterparties and their ability to meet the terms of the contracts and interest rate risk. In the event of nonperformance by the counterparty to these interest rate protection agreements, API would be subject to the prevailing interest rates specified in the API Credit Facility.

  Under the interest rate swap agreements, the Company will pay the difference between LIBOR and the fixed swap rate if the swap rate exceeds LIBOR, and the Company will receive the difference between LIBOR and the fixed swap rate if LIBOR exceeds the swap rate. Settlement occurs on the quarterly reset dates specified by the terms of the contracts. The notional principal amount of the interest rate swaps outstanding was $65.0 million at December 31, 1998. The weighted average fixed payment rate was 5.93%, while the weighted average rate of variable interest payments under the API Credit Facility was 5.30% at December 31, 1998. At December 31, 1997 and 1998, the Company had a net receivable of $18,000 and a net payable of $47,000, respectively, on the interest rate swaps.

  The interest rate cap agreements will pay the Company the difference between LIBOR and the cap level if LIBOR exceeds the cap levels at any of the quarterly reset dates. If LIBOR remains below the cap level, no payment is made to the Company. The total notional amount of the interest rate cap agreements was $40.0 million with cap levels between 7.5% and 8% at December 31, 1998. The transaction fees for these instruments are being amortized over the terms of the agreements.

  The API Credit Facility contains restrictions that limit, among other things: additional indebtedness and encumbrances on assets; cash dividends and other distributions; mergers and sales of assets; the repurchase or redemption of capital stock; investments; acquisitions that exceed certain dollar limitations without the lenders' prior approval; and prepayment of indebtedness other than indebtedness under the API Credit Facility. In addition, the API Credit Facility requires API and its subsidiaries to meet certain financial covenants, including covenants with respect to ratios of EBITDA to fixed charges, EBITDA to debt service, EBITDA to interest service and total indebtedness to EBITDA. As of December 31, 1998, API and its operating subsidiaries were in compliance with the covenants of the API Credit Facility.

                        ARCH COMMUNICATIONS GROUP, INC.

  As of December 31, 1998, $267.0 million was outstanding and $93.5 million was available under the API Credit Facility. At December 31, 1998, such advances bore interest at an average annual rate of 8.45%.

  On November 16, 1998, the lenders to API approved an increase in API's existing credit facility from $400.0 million to $600.0 million. The increase of $200.0 million (the "API Credit Facility Increase") was to fund a portion of the cash necessary for Arch to complete the MobileMedia Merger. The API Credit Facility Increase was available by its terms only through March 31, 1999. API has executed a commitment letter with certain of its lenders for the extension of $181.0 million of the API Credit Facility Increase through June 30, 1999, subject to definitive documentation and other conditions.

  Senior Notes--On March 12, 1996, Arch completed a public offering of 10 7/8% Senior Discount Notes due 2008 (the "Senior Discount Notes") in the aggregate principal amount at maturity of $467.4 million ($275.0 million initial accreted value). Interest does not accrue on the Senior Discount Notes prior to March 15, 2001. Commencing September 15, 2001, interest on the Senior Discount Notes is payable semi-annually at an annual rate of 10 7/8%. The $266.1 million net proceeds from the issuance of the Senior Discount Notes, after deducting underwriting discounts and commissions and offering expenses, were used principally to fund a portion of the purchase price of Arch's acquisition of Westlink (see Note 2).

  Interest on ACI's 14% Senior Notes due 2004 (the "ACI 14% Notes") and ACI's 9 1/2% Senior Notes due 2004 (the "ACI 9 1/2% Notes") (collectively, the "Senior Notes") is payable semiannually. The Senior Discount Notes and Senior Notes contain certain restrictive and financial covenants, which, among other things, limit the ability of Arch or ACI to: incur additional indebtedness; pay dividends; grant liens on its assets; sell assets; enter into transactions with related parties; merge, consolidate or transfer substantially all of its assets; redeem capital stock or subordinated debt; and make certain investments.

  Arch has entered into interest rate swap agreements in connection with the ACI 14% Notes. Under the interest rate swap agreements, the Company has effectively reduced the interest rate on the ACI 14% Notes from 14% to the fixed swap rate of 9.45%. In the event of nonperformance by the counterparty to these interest rate protection agreements, the Company would be subject to the 14% interest rate specified on the notes. As of December 31, 1998, the Company had received $2,275,000 in excess of the amounts paid under the swap agreements, which is included in long-term debt in the accompanying balance sheet. At December 31, 1998, the Company had a net receivable of $733,500 on these interest rate swaps.

  On June 29, 1998, ACI issued and sold $130.0 million principal amount of 12 3/4% Senior Notes due 2007 (the "ACI 12 3/4% Notes") for net proceeds of $122.6 million (after deducting the discount to the initial purchasers and estimated offering expenses payable by ACI). The ACI 12 3/4% Notes were sold at an initial price to investors of 98.049%. The ACI 12 3/4% Notes mature on July 1, 2007 and bear interest at a rate of 12 3/4% per annum, payable semi-annually in arrears on January 1 and July 1 of each year, commencing January 1, 1999.

  The indenture under which the ACI 12 3/4% Notes were issued ("the Indenture") contains certain covenants that, among other things, limit the ability of ACI to incur additional indebtedness, issue preferred stock, pay dividends or make other distributions, repurchase Capital Stock (as defined in the Indenture), repay subordinated indebtedness or make other Restricted Payments (as defined in the Indenture), create certain liens, enter into certain transactions with affiliates, sell assets, issue or sell Capital Stock of ACI's Restricted Subsidiaries (as defined in the Indenture) or enter into certain mergers and consolidations.

  Convertible Subordinated Debentures--On March 6, 1996, the holders of $14.1 million principal amount of Arch's 6 3/4% Convertible Subordinated Debentures due 2003 ("Arch Convertible Debentures") elected to

                        ARCH COMMUNICATIONS GROUP, INC.

convert their Arch Convertible Debentures into Arch common stock at a conversion price of $16.75 per share and received approximately 843,000 shares of Arch common stock together with a $1.6 million cash premium.

  Interest on the remaining outstanding Arch Convertible Debentures is payable semiannually on June 1 and December 1. The Arch Convertible Debentures are unsecured and are subordinated to all existing indebtedness of Arch.

  The Arch Convertible Debentures are redeemable, at the option of Arch, in whole or in part, at certain prices declining annually to 100% of the principal amount at maturity plus accrued interest. The Arch Convertible Debentures also are subject to redemption at the option of the holders, at a price of 100% of the principal amount plus accrued interest, upon the occurrence of certain events.

  The Arch Convertible Debentures are convertible at their principal amount into shares of Arch's common stock at any time prior to redemption or maturity at an initial conversion price of $16.75 per share, subject to adjustment.

  Maturities of Debt--Scheduled long-term debt maturities at December 31, 1998 and at March 31, 1999, are as follows (in thousands):

                                                       December 31, March 31,
      Year Ending December 31,                             1998        1999
      ------------------------                         ------------ ----------
      1999............................................  $    1,250  $    1,250
      2000............................................      17,725      17,725
      2001............................................      29,650      29,650
      2002............................................      29,650      29,650
      2003............................................      43,014      43,014
      Thereafter......................................     883,460     916,402
                                                        ----------  ----------
                                                        $1,004,749  $1,037,691
                                                        ==========  ==========

4. Redeemable Preferred Stock and Stockholders' Equity

  Redeemable Preferred Stock--In connection with the its merger (the "USAM Merger") with USA Mobile Communications Holdings, Inc. ("USA Mobile"), Arch assumed the obligations associated with 22,530 outstanding shares of Series A Redeemable Preferred Stock issued by USA Mobile. The preferred stock was recorded at its accreted redemption value, based on 10% annual accretion through the redemption date. On January 30, 1997, all outstanding preferred stock was redeemed for $3.7 million in cash.

  Redeemable Series C Cumulative Convertible Preferred Stock--On June 29, 1998, two partnerships managed by Sandler Capital Management Company, Inc., an investment management firm ("Sandler"), together with certain other private investors, made an equity investment in Arch of $25.0 million in the form of Series C Convertible Preferred Stock of Arch ("Series C Preferred Stock"). The Series C Preferred Stock: (i) is convertible into Common Stock of Arch at an initial conversion price of $5.50 per share, subject to certain adjustments;
(ii) bears dividends at an annual rate of 8.0%, (A) payable quarterly in cash or, at Arch's option, through the issuance of shares of Arch's Common Stock valued at 95% of the then prevailing market price or (B) if not paid quarterly, accumulating and payable upon redemption or conversion of the Series C Preferred Stock or liquidation of Arch; (iii) permits the holders after seven years to require Arch, at Arch's option, to redeem the Series C Preferred Stock for cash or convert such shares into Arch's Common Stock valued at 95% of the then prevailing market price of Arch's Common Stock; (iv) is subject to redemption for cash or conversion into Arch's Common Stock at Arch's option in certain circumstances; (v) in the event of a "Change of Control" as defined in the indenture governing Arch's 10 7/8% Senior Discount Notes due 2008 (the "Senior

                        ARCH COMMUNICATIONS GROUP, INC.

Discount Notes Indenture"), requires Arch, at its option, to redeem the Series C Preferred Stock for cash or convert such shares into Arch's Common Stock valued at 95% of the then prevailing market price of Arch's Common Stock, with such cash redemption or conversion being at a price equal to 105% of the sum of the original purchase price plus accumulated dividends; (vi) limits certain mergers or asset sales by Arch; (vii) so long as at least 50% of the Series C Preferred Stock remains outstanding, limits the incurrence of indebtedness and "restricted payments" in the same manner as contained in the Senior Discount Notes Indenture; and (viii) has certain voting and preemptive rights. Upon an event of redemption or conversion, Arch currently intends to convert such Series C Preferred Stock into shares of Arch Common Stock.

  Stock Options--Arch has a 1989 Stock Option Plan (the "1989 Plan") and a 1997 Stock Option Plan (the "1997 Plan"), which provide for the grant of incentive and nonqualified stock options to key employees, directors and consultants to purchase Arch's common stock. Incentive stock options are granted at exercise prices not less than the fair market value on the date of grant. Options generally vest over a five-year period from the date of grant with the first such vesting (20% of granted options) occurring one year from the date of grant and continuing ratably at 5% on a quarterly basis thereafter. However, in certain circumstances, options may be immediately exercised in full. Options generally have a duration of 10 years. The 1989 Plan provides for the granting of options to purchase a total of 1,128,944 shares of common stock. All outstanding options on September 7, 1995, under the 1989 Plan, became fully exercisable and vested as a result of the USAM Merger. The 1997 Plan provides for the granting of options to purchase a total of 6,000,000 shares of common stock.

  Effective October 23, 1996, the Compensation Committee of the Board of Directors of Arch authorized the grant of new options to each employee who had an outstanding option at a price greater than $12.50 (the fair market value of Arch's common stock on October 23, 1996). The new option would be for the total number of shares (both vested and unvested) subject to each employee's outstanding stock option agreement(s). As a result of this action 424,206 options were terminated and regranted at a price of $12.50. The Company treated this as a cancellation and reissuance under APB opinion No. 25, "Accounting for Stock Issued to Employees".

  As a result of the USAM Merger, Arch assumed a stock option plan originally adopted by USA Mobile in 1994 and amended and restated on January 26, 1995 (the "1994 Plan"), which provides for the grant of up to 601,500 options to purchase Arch's common stock. Under the 1994 Plan, incentive stock options may be granted to employees and nonqualified stock options may be granted to employees, directors and consultants. Incentive stock options are granted at exercise prices not less than the fair market value on the date of grant. Option duration and vesting provisions are similar to the 1989 Plan. All outstanding options under the 1994 Plan became fully exercisable and vested as a result of the USAM Merger.

  In January 1995, Arch adopted a 1995 Outside Directors' Stock Option Plan (the "1995 Directors' Plan"), which terminated upon completion of the USAM Merger. Prior to termination of the 1995 Directors' Plan, 15,000 options were granted at an exercise price of $18.50 per share. Options have a duration of ten years and vest over a five-year period from the date of grant with the first such vesting (20% of granted options) occurring one year from the date of grant and continuing ratably at 5% on a quarterly basis thereafter.

  As a result of the USAM Merger, Arch assumed from USA Mobile the Non-Employee Directors' Stock Option Plan (the "Outside Directors Plan"), which provides for the grant of up to 80,200 options to purchase Arch's common stock to non-employee directors of Arch. Outside directors receive a grant of 3,000 options annually under the Outside Directors Plan, and newly elected or appointed outside directors receive options to purchase 3,000 shares of common stock as of the date of their initial election or appointment. Options are granted at fair market value of Arch's common stock on the date of grant. Options have a duration of ten years and vest over a three-year period from the date of grant with the first such vesting (25% of granted options)

                        ARCH COMMUNICATIONS GROUP, INC.

occurring on the date of grant and future vesting of 25% of granted options occurring on each of the first three anniversaries of the date of grant.

  On December 16, 1997, the Compensation Committee of the Board of Directors of Arch authorized the Company to offer an election to its employees who had outstanding options at a price greater than $5.06 to cancel such options and accept new options at a lower price. In January 1998, as a result of this election by certain of its employees, the Company canceled 1,083,216 options with exercise prices ranging from $5.94 to $20.63 and granted the same number of new options with an exercise price of $5.06 per share, the fair market value of the stock on December 16, 1997.

  On December 29, 1997, Arch adopted a Deferred Compensation Plan for Nonemployee Directors. Under this plan, outside directors may elect to defer, for a specified period of time, receipt of some or all of the annual and meeting fees which would otherwise be payable for service as a director. A portion of the deferred compensation may be converted into phantom stock units, at the election of the director. The number of phantom stock units granted equals the amount of compensation to be deferred as phantom stock divided by the fair value of Arch's common stock on the date the compensation would have otherwise been paid. At the end of the deferral period, the phantom stock units will be converted to cash based on the fair market value of the Company's common stock on the date of distribution. Deferred compensation is expensed when earned. Changes in the value of the phantom stock units are recorded as income/expense based on the fair market value of the Company's common stock.

  The following table summarizes the activity under Arch's stock option plans for the periods presented:

                                                                        Weighted
                                                                        Average
                                                            Number of   Exercise
                                                             Options     Price
                                                            ----------  --------
Options Outstanding at December 31, 1995...................  1,005,755   $13.02
  Granted..................................................    695,206    15.46
  Exercised................................................   (169,308)    8.69
  Terminated...............................................   (484,456)   21.60
                                                            ----------   ------
Options Outstanding at December 31, 1996...................  1,047,197    11.37
  Granted..................................................    500,394     6.68
  Exercised................................................         --       --
  Terminated...............................................   (186,636)   10.65
                                                            ----------   ------
Options Outstanding at December 31, 1997...................  1,360,955     9.74
  Granted..................................................  1,968,337     4.76
  Exercised................................................    (94,032)    3.13
  Terminated............................................... (1,290,407)    9.51
                                                            ----------   ------
Options Outstanding at December 31, 1998...................  1,944,853   $ 5.17
                                                            ==========   ======
Options Exercisable at December 31, 1998...................    333,541   $ 6.92
                                                            ==========   ======

                        ARCH COMMUNICATIONS GROUP, INC.

  The following table summarizes the options outstanding and options exercisable by price range at December 31, 1998:

                                 Weighted
                                  Average     Weighted                 Weighted
     Range of                    Remaining    Average                  Average
     Exercise       Options     Contractual   Exercise     Options     Exercise
      Prices      Outstanding      Life        Price     Exercisable    Price
     --------     -----------   -----------   --------   -----------   --------
   $1.44-$ 4.13      162,533       9.38        $3.36         4,500      $1.89
    4.53-  4.53      511,201       9.17         4.53            --         --
    4.56-  4.94      152,625       9.00         4.91         6,625       4.59
    5.06-  5.06      969,057       9.04         5.06       231,827       5.06
    6.25- 27.56      149,437       7.02        10.29        90,589      12.11
   ------------    ---------       ----        -----       -------      -----
   $1.44-$27.56    1,944,853       8.94        $5.17       333,541      $6.92
   ============    =========       ====        =====       =======      =====

  Employee Stock Purchase Plans--On May 28, 1996, the stockholders approved the 1996 Employee Stock Purchase Plan (the "1996 ESPP"). The 1996 ESPP allows eligible employees the right to purchase common stock, through payroll deductions not exceeding 10% of their compensation, at the lower of 85% of the market price at the beginning or the end of each six-month offering period. During 1996, 1997 and 1998, 46,842, 151,343 and 257,988 shares were issued at an average price per share of $7.97, $5.29 and $2.13, respectively. At December 31, 1998, 43,827 shares are available for future issuance.

  On January 26, 1999, the stockholders approved the 1999 Employee Stock Purchase Plan ( the "1999 ESPP"). The 1999 ESPP allows eligible employees the right to purchase common stock, through payroll deductions not exceeding 10% of their compensation, at the lower of 85% of the market price at the beginning or the end of each six-month offering period. The stockholders authorized 1,500,000 shares for future issuance under this plan.

  Accounting for Stock-Based Compensation--Arch accounts for its stock option and stock purchase plans under APB Opinion No. 25 "Accounting for Stock Issued to Employees". Since all options have been issued at a grant price equal to fair market value, no compensation cost has been recognized in the Statement of Operations. Had compensation cost for these plans been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation", Arch's net income
(loss) and income (loss) per share would have been increased to the following pro forma amounts:

                                                                 Years Ended December 31,
                                                               -------------------------------
                                                                 1996       1997       1998
                                                               ---------  ---------  ---------
                                                                 (in thousands, except per
                                                                      share amounts)
Net income (loss):                         As reported........ $(114,662) $(181,874) $(206,051)
                                           Pro forma..........  (115,786)  (183,470)  (208,065)
Basic net income (loss) per common share:  As reported........     (5.62)     (8.77)     (9.86)
                                           Pro forma..........     (5.68)     (8.85)     (9.96)

  Because the SFAS No. 123 method of accounting has not been applied to the options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. In computing these pro forma amounts, Arch has assumed risk-free interest rates of 4.5%--6%, an expected life of 5 years, an expected dividend yield of zero and an expected volatility of 50%--85%.

                        ARCH COMMUNICATIONS GROUP, INC.

  The weighted average fair values (computed consistent with SFAS No. 123) of options granted under all plans in 1996, 1997 and 1998 were $4.95, $3.37 and $2.78, respectively. The weighted average fair value of shares sold under the ESPP in 1996, 1997 and 1998 was $5.46, $2.83 and $1.88, respectively.

  Stockholders Rights Plan--Upon completion of the USAM Merger, Arch's existing stockholders rights plan was terminated. In October 1995, Arch's Board of Directors adopted a new stockholders rights plan (the "Rights") and declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of common stock to stockholders of record at the close of business on October 25, 1995. Each Right entitles the registered holder to purchase from Arch one one-thousandth of a share of Series B Junior Participating Preferred Stock, at a cash purchase price of $150, subject to adjustment. Pursuant to the Plan, the Rights automatically attach to and trade together with each share of common stock. The Rights will not be exercisable or transferable separately from the shares of common stock to which they are attached until the occurrence of certain events. The Rights will expire on October 25, 2005, unless earlier redeemed or exchanged by Arch in accordance with the Plan.

5. Income Taxes

  Arch accounts for income taxes under the provisions of SFAS No. 109 "Accounting for Income Taxes". Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, given the provisions of enacted laws.

  The components of the net deferred tax asset (liability) recognized in the accompanying consolidated balance sheets at December 31, 1997 and 1998 are as follows (in thousands):

                                                               1997      1998
                                                             --------  --------
   Deferred tax assets...................................... $134,944  $179,484
   Deferred tax liabilities.................................  (90,122)  (67,652)
                                                             --------  --------
                                                               44,822   111,832
   Valuation allowance......................................  (44,822) (111,832)
                                                             --------  --------
                                                             $     --  $     --
                                                             ========  ========

  The approximate effect of each type of temporary difference and carryforward at December 31, 1997 and 1998 is summarized as follows (in thousands):

                                                               1997      1998
                                                             --------  --------
   Net operating losses....................................  $106,214  $128,213
   Intangibles and other assets............................   (87,444)  (62,084)
   Depreciation of property and equipment..................    24,388    39,941
   Accruals and reserves...................................     1,664     5,762
                                                             --------  --------
                                                               44,822   111,832
   Valuation allowance.....................................   (44,822) (111,832)
                                                             --------  --------
                                                             $     --  $     --
                                                             ========  ========

  The effective income tax rate differs from the statutory federal tax rate primarily due to the nondeductibility of goodwill amortization and the inability to recognize the benefit of current net operating loss ("NOL") carryforwards. The NOL carryforwards expire at various dates through 2013. The Internal Revenue Code contains provisions that may limit the NOL carryforwards available to be used in any given year if certain events occur, including significant changes in ownership, as defined.

                        ARCH COMMUNICATIONS GROUP, INC.

  The Company has established a valuation reserve against its net deferred tax asset until it becomes more likely than not that this asset will be realized in the foreseeable future.

6. Commitments and Contingencies

  In the ordinary course of business, the Company and its subsidiaries are defendants in a variety of judicial proceedings. In the opinion of management, there is no proceeding pending, or to the knowledge of management threatened, which, in the event of an adverse decision, would result in a material adverse change in the financial condition of the Company.

  Arch has operating leases for office and transmitting sites with lease terms ranging from one month to approximately ten years. In most cases, Arch expects that, in the normal course of business, leases will be renewed or replaced by other leases.

  Future minimum lease payments under noncancellable operating leases at December 31, 1998 are as follows (in thousands):

     Year Ending December 31,
     ------------------------
     1999............................................................... $21,372
     2000...............................................................  13,826
     2001...............................................................   8,853
     2002...............................................................   6,026
     2003...............................................................   2,495
     Thereafter.........................................................   1,516
                                                                         -------
       Total............................................................ $54,088
                                                                         =======

  Total rent expense under operating leases for the years ended December 31, 1996, 1997 and 1998 approximated $14.7 million, $19.8 million and $19.6 million, respectively.

7. Employee Benefit Plans

  Retirement Savings Plan--Arch has a retirement savings plan, qualifying under
Section 401(k) of the Internal Revenue Code covering eligible employees, as defined. Under the plan, a participant may elect to defer receipt of a stated percentage of the compensation which would otherwise be payable to the participant for any plan year (the deferred amount) provided, however, that the deferred amount shall not exceed the maximum amount permitted under Section 401(k) of the Internal Revenue Code. The plan provides for employer matching contributions. Matching contributions for the years ended December 31, 1996, 1997 and 1998 approximated $217,000, $302,000 and $278,000, respectively.

8. Tower Site Sale

  In April 1998, Arch announced an agreement to sell certain of its tower site assets (the "Tower Site Sale") for approximately $38.0 million in cash (subject to adjustment), of which $1.3 million was paid to entities affiliated with Benbow in payment for certain assets owned by such entities and included in the Tower Site Sale. In the Tower Site Sale, Arch is selling communications towers, real estate, site management contracts and/or leasehold interests involving 133 sites in 22 states and will rent space on the towers on which it currently operates communications equipment to service its own paging network. Arch used its net proceeds from the Tower Site Sale to repay indebtedness under the API Credit Facility. Arch held the initial closing of the Tower Site Sale on June 26, 1998 with gross proceeds to Arch of approximately $12.0 million (excluding

                        ARCH COMMUNICATIONS GROUP, INC.

$1.3 million which was paid to entities affiliated with Benbow for certain assets which such entities sold as part of this transaction) and held a second closing on September 29, 1998 with gross proceeds to Arch of approximately $20.4 million.

  Arch entered into options to repurchase each site and until this continuing involvement ends the gain is deferred and included in other long-term liabilities. At December 31, 1998, Arch had sold 117 of the 133 sites, which resulted in a total gain of approximately $23.5 million and through December 31, 1998 approximately $2.5 million of this gain had been recognized in the statement of operations and is included in operating income.

9. Divisional Reorganization

  In June 1998, Arch's Board of Directors approved a reorganization of Arch's operations (the "Divisional Reorganization"). As part of the Divisional Reorganization, which is being implemented over a period of 18 to 24 months, Arch has consolidated its former Midwest, Western and Northern divisions into four existing operating divisions and is in the process of consolidating certain regional administrative support functions, such as customer service, collections, inventory and billing, to reduce redundancy and take advantage of various operating efficiencies. In connection with the Divisional Reorganization, Arch (i) anticipates a net reduction of approximately 10% of its workforce, (ii) is closing certain office locations and redeploying other assets and (iii) recorded a restructuring charge of $14.7 million, or $0.70 per share (basic and diluted) in 1998. The restructuring charge consisted of approximately (i) $9.7 million for employee severance, (ii) $3.5 million for lease obligations and terminations and (iii) $1.5 million of other costs.

  The provision for lease obligations and terminations relates primarily to future lease commitments on local, regional and divisional office facilities that will be closed as part of the Divisional Reorganization. The charge represents future lease obligations, on such leases past the dates the offices will be closed by the Company, or for certain leases, the cost of terminating the leases prior to their scheduled expiration. Cash payments on the leases and lease terminations will occur over the remaining lease terms, the majority of which expire prior to 2001.

  Through the elimination of certain local and regional administrative operations and the consolidation of certain support functions, the Company will eliminate approximately 280 net positions. As a result of eliminating these positions, the Company will involuntarily terminate an estimated 900 personnel. The majority of the positions to be eliminated will be related to customer service, collections, inventory and billing functions in local and regional offices which will be closed as a result of the Divisional Reorganization. As of December 31, 1998, 217 employees had been terminated due to the Divisional Reorganization. The majority of the remaining severance and benefits costs to be paid by the Company will be paid during 1999.

  The Company's restructuring activity as of December 31, 1998 and March 31, 1999 is as follows (in thousands):

                                                                    (unaudited)
                                                                           Remaining
                                                   Remaining                Reserve
                            Reserve   Utilization  Reserve at  Utilization    at
                           Initially  of Reserve  December 31, of Reserve  March 31,
                          Established   in 1998       1998       in 1999     1999
                          ----------- ----------- ------------ ----------- ---------
Severance costs.........    $ 9,700     $2,165      $ 7,535       $710      $ 6,825
Lease obligation costs..      3,500        366        3,134        142        2,992
Other costs.............      1,500        260        1,240         25        1,215
                            -------     ------      -------       ----      -------
  Total.................    $14,700     $2,791      $11,909       $877      $11,032
                            =======     ======      =======       ====      =======

10. Segment Reporting

  The Company operates in one industry: providing wireless messaging services. On December 31, 1998, the Company operated approximately 175 retail stores in 35 states of the United States.

                        ARCH COMMUNICATIONS GROUP, INC.

11. Quarterly Financial Results (Unaudited)

  Quarterly financial information for the years ended December 31, 1997 and 1998 is summarized below (in thousands, except per share amounts):

                                         First     Second    Third     Fourth
                                        Quarter   Quarter   Quarter   Quarter
                                        --------  --------  --------  --------
Year Ended December 31, 1997:
Revenues............................... $ 95,539  $ 98,729  $101,331  $101,242
Operating income (loss)................  (26,632)  (29,646)  (27,208)  (18,529)
Net income (loss)......................  (45,815)  (49,390)  (47,645)  (39,024)
Basic net income (loss) per common
 share:
  Net income (loss)....................    (2.21)    (2.38)    (2.29)    (1.88)
Year Ended December 31, 1998:
Revenues............................... $102,039  $103,546  $104,052  $103,998
Operating income (loss)................  (19,418)  (35,356)  (20,783)  (18,872)
Income (loss) before extraordinary
 item..................................  (45,839)  (62,277)  (47,994)  (48,221)
Extraordinary charge...................       --    (1,720)       --        --
Net income (loss)......................  (45,839)  (63,997)  (47,994)  (48,221)
Basic net income (loss) per common
 share:
  Income (loss) before extraordinary
   item................................    (2.20)    (2.97)    (2.30)    (2.31)
  Extraordinary charge.................       --      (.08)       --        --
  Net income (loss)....................    (2.20)    (3.05)    (2.30)    (2.31)

                         Report of Independent Auditors

The Board of Directors
MobileMedia Communications, Inc.

  We have audited the accompanying consolidated balance sheets of MobileMedia Communications, Inc. and Subsidiaries ("MobileMedia") as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MobileMedia Communications, Inc. and Subsidiaries at December 31, 1997 and 1998 and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that MobileMedia will continue as a going concern. As more fully described in Note 1, on January 30, 1997, MobileMedia Corporation and substantially all of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the Bankruptcy Court). Additionally, as more fully described in Note 11, on April 8, 1997, the Federal Communications Commission ("FCC") issued a Public Notice commencing an administrative hearing into the qualification of MobileMedia to remain a licensee. These events, and circumstances relating to the Chapter 11 filing with the Bankruptcy Court, including MobileMedia's highly leveraged financial structure, non-compliance with certain covenants of loan agreements with banks and note indentures, net working capital deficiency and recurring losses from operations, raise substantial doubt about MobileMedia's ability to continue as a going concern. Although MobileMedia is currently operating the business as a debtor-in-possession under the jurisdiction of the Bankruptcy Court, the continuation of the business as a going concern is contingent upon, among other things, the ability to (a) gain approval of the creditors and confirmation by the Bankruptcy Court of a plan of reorganization, (b) maintain compliance with all covenants under the debtor-in-possession financing agreement, (c) achieve satisfactory levels of future operating profit and (d) retain FCC qualification as a licensee. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these uncertainties.

                                          /s/ Ernst & Young LLP

MetroPark, New Jersey
February 12, 1999, except for the eighth and ninth paragraphs of
 Note 1 and the second paragraph of Note 6, as to which the date is March 26, 1999

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                              December 31,
                                         ------------------------   March 31,
                                            1997         1998         1999
                                         -----------  -----------  -----------
                 ASSETS                                            (unaudited)
Current assets
  Cash and cash equivalents............. $    10,920  $     1,218  $       --
  Accounts receivable (less allowance
   for uncollectible accounts of
   $26,500, $15,000 and $14,893 in 1997,
   1998 and 1999, respectively) ........      55,432       38,942       37,270
  Inventories...........................         868        2,192        1,609
  Prepaid expense.......................       5,108        5,523        5,261
  Other current assets..................       2,783        4,855        4,900
                                         -----------  -----------  -----------
    Total current assets................      75,111       52,730       49,040
                                         -----------  -----------  -----------
Investment in net assets of equity
 affiliate..............................       1,788        1,400          --
Property and equipment, net.............     257,937      219,642      225,566
Intangible assets, net..................     295,358      266,109      258,793
Other assets............................      24,940       21,573       20,610
                                         -----------  -----------  -----------
    Total assets........................ $   655,134  $   561,454  $   554,009
                                         ===========  ===========  ===========
 LIABILITIES AND STOCKHOLDERS' DEFICIT
Liabilities not subject to compromise
  Debtor-In-Possession (DIP) credit
   facility............................. $    10,000  $       --   $     5,000
  Accrued restructuring costs...........       4,897        5,163        7,197
  Accrued wages, benefits and payroll...      11,894       12,033        9,944
  Book cash overdraft...................         --           --         1,255
  Accounts payable--post petition.......       2,362        1,703        7,334
  Accrued interest......................       4,777        3,692        3,566
  Accrued expenses and other current
   liabilities..........................      35,959       35,735       30,061
  Current income taxes payable..........         --         2,871        1,200
  Advance billing and customer
   deposits.............................      34,252       28,554       28,892
  Deferred gain on tower sale...........         --        68,444       67,278
                                         -----------  -----------  -----------
    Total liabilities not subject to
     compromise.........................     104,141      158,195      161,727
                                         -----------  -----------  -----------
Liabilities subject to compromise
  Accrued wages, benefits and payroll
   taxes................................         562          647          476
  Accrued interest......................      18,450       17,579       17,578
  Accounts payable--pre petition........      19,646       15,410       15,351
  Accrued expenses and other current
   liabilities..........................      20,663       15,285       12,231
  Debt..................................   1,075,681      905,681      905,681
  Other liabilities.....................       2,915          --           --
                                         -----------  -----------  -----------
    Total liabilities subject to
     compromise.........................   1,137,917      954,602      951,317
                                         -----------  -----------  -----------
  Deferred tax liabilities..............       2,655        2,655        2,655
Stockholders' deficit
  Common stock (1 share, no par value,
   issued and outstanding at
   December 31, 1997 and 1998 and March
   31, 1999)............................         --           --           --
  Additional paid-in-capital............     676,025      676,025      676,025
  Accumulated deficit--pre petition.....  (1,154,420)  (1,154,420)  (1,154,420)
  Accumulated deficit--post petition....    (111,184)     (75,603)     (83,295)
                                         -----------  -----------  -----------
    Total stockholders' deficit.........    (589,579)    (553,998)    (561,690)
                                         -----------  -----------  -----------
    Total liabilities and stockholders'
     deficit............................ $   655,134  $   561,454  $   554,009
                                         ===========  ===========  ===========

                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                               Three Months
                              Year Ended December 31,         Ended March 31,
                           --------------------------------  ------------------
                              1996        1997       1998      1998      1999
                           -----------  ---------  --------  --------  --------
Revenue                                                         (unaudited)
  Services, rents and
   maintenance...........  $   568,892  $ 491,174  $423,059  $108,542  $100,631
  Product sales..........       71,818     36,218    26,622     6,621     5,193
                           -----------  ---------  --------  --------  --------
    Total revenues.......      640,710    527,392   449,681   115,163   105,824
Cost of products sold....      (72,595)   (35,843)  (22,162)   (5,513)   (3,516)
                           -----------  ---------  --------  --------  --------
                               568,115    491,549   427,519   109,650   102,308
Operating expenses
  Services, rents and
   maintenance...........      144,050    139,333   111,589    28,899    27,077
  Selling................       96,817     69,544    61,106    15,703    14,136
  General and
   administrative........      218,607    179,599   133,003    34,908    31,481
  Reduction of
   liabilities subject to
   compromise............          --         --    (10,461)      --     (3,050)
  Impairment of long-
   lived assets..........      792,478        --        --        --        --
  Restructuring costs....        4,256     19,811    18,624     4,558     5,067
  Depreciation...........      136,434    110,376    86,624    24,193    20,501
  Amortization...........      212,264     29,862    29,835     7,478     7,468
  Amortization of
   deferred gain on tower
   sale..................          --         --     (1,556)      --     (1,167)
                           -----------  ---------  --------  --------  --------
    Total operating
     expenses............    1,604,906    548,525   428,764   115,739   101,513
                           -----------  ---------  --------  --------  --------
Operating (loss).........   (1,036,791)   (56,976)   (1,245)   (6,089)      795
Other income (expense)
  Interest expense, net..      (92,663)   (67,611)  (53,043)  (14,626)  (10,018)
  Gain (loss) on
   sale/disposal of
   assets................           68          3    94,165         1      (323)
  Other..................          --         --       (338)      --      2,063
                           -----------  ---------  --------  --------  --------
    Total other expense..      (92,595)   (67,608)   40,784   (14,625)   (8,278)
                           -----------  ---------  --------  --------  --------
Income (loss) before
 income taxes (benefit)..   (1,129,386)  (124,584)   39,539   (20,714)   (7,483)
Income taxes (benefit)...      (69,442)       --      3,958       --        209
                           -----------  ---------  --------  --------  --------
Net income (loss)........  $(1,059,944) $(124,584) $ 35,581  $(20,714) $ (7,692)
                           ===========  =========  ========  ========  ========

                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                 (in thousands)

                                           Accumulated  Accumulated
                                Additional   Deficit      Deficit
                                 Paid in      Pre-         Post-
                                 Capital    Petition     Petition      Total
                                ---------- -----------  ----------- -----------
Balance at December 31, 1995..   $659,829  $   (81,076)  $       0  $   578,753
Capital contribution from
 MobileMedia..................     12,800          --          --        12,800
Net loss......................        --    (1,059,944)        --    (1,059,944)
                                 --------  -----------   ---------  -----------
Balance at December 31, 1996..    672,629   (1,141,020)          0     (468,391)
Capital contribution from
 MobileMedia..................      3,396          --          --         3,396
Net loss......................        --       (13,400)   (111,184)    (124,584)
                                 --------  -----------   ---------  -----------
Balance at December 31, 1997..    676,025   (1,154,420)   (111,184)    (589,579)
Net income....................        --           --       35,581       35,581
                                 --------  -----------   ---------  -----------
Balance at December 31, 1998
 .............................    676,025   (1,154,420)    (75,603)    (553,998)
Net loss (unaudited)..........        --           --       (7,692)      (7,692)
                                 --------  -----------   ---------  -----------
Balance at March 31, 1999
 (unaudited)..................   $676,025  $(1,154,420)  $ (83,295) $  (561,690)
                                 ========  ===========   =========  ===========



                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                             Three Months Ended
                              Year Ended December 31,            March 31,
                          ---------------------------------  --------------------
                             1996        1997       1998       1998       1999
                          -----------  ---------  ---------  ---------  ---------
Operating activities                                            (unaudited)
  Net income (loss).....  $(1,059,944) $(124,584) $  35,581   $(20,714)  $(7,692)
Adjustments to reconcile
 net loss to net cash
 provided by (used in)
 Operating activities:
  Depreciation and amor-
   tization.............      348,698    140,238    116,459     31,672    27,969
  Amortization of de-
   ferred gain on tower
   sale.................                             (1,556)       --     (1,167)
  Income tax benefit....      (69,442)       --         --         --        --
  Accretion of note pay-
   able discount........       16,792      1,485        --         --        --
  Provision for uncol-
   lectible accounts....       56,556     65,181     14,841      4,981     2,131
  Reduction of liabili-
   ties subject to com-
   promise..............          --         --     (10,461)       --     (3,050)
  Recognized gain on
   sale of tower as-
   sets.................          --         --     (94,165)       --        --
  Impairment of long-
   lived assets.........      792,478        --         --         --        --
  Undistributed earnings
   of affiliate, net....          160         69        (87)        22       --
Change in operating as-
 sets and liabilities:
  Accounts receivable...      (55,965)   (53,904)     1,649      2,813      (459)
  Inventories...........        2,433     12,514     (1,324)       407       583
  Prepaid expenses and
   other assets.........       12,145       (686)       590     (1,052)    1,028
  Accounts payable, ac-
   crued expenses and
   other liabilities....       13,283    (25,393)    (7,065)     1,413    (1,791)
                          -----------  ---------  ---------  ---------  --------
  Net cash provided by
   (used in) operating
   activities...........       57,194     14,920     54,462     19,542    17,552
                          -----------  ---------  ---------  ---------  --------
Investing activities:
  Construction and capi-
   tal expenditures, in-
   cluding net changes
   in pager assets......     (161,861)   (40,556)   (53,867)    (4,854)  (26,806)
  Net proceeds from the
   sale of tower as-
   sets.................          --         --     169,703        --
  Net proceeds from the
   sale of investment in
   Abacus...............          --         --         --         --      1,400
  Net loss on the dis-
   posal of fixed as-
   sets.................          --         --         --         --        381
  Acquisition of busi-
   nesses...............     (866,460)       --         --         --
                          -----------  ---------  ---------  ---------  --------
Net cash provided by
 (used in) investing ac-
 tivities...............   (1,028,321)   (40,556)   115,836     (4,854)  (25,025)
                          -----------  ---------  ---------  ---------  --------
Financing activities:
  Book cash overdraft...          --         --         --         --      1,255
  Capital contribution
   by MobileMedia Corpo-
   ration...............       12,800      3,396        --         --        --
  Payment of debt issue
   costs................       (6,939)       --         --         --        --
  Borrowing from revolv-
   ing credit facili-
   ties.................      580,250        --         --         --        --
  Repayments on revolv-
   ing credit facili-
   ties.................          --         --    (170,000)       --        --
  Borrowing from DIP
   credit facilities....          --      47,000        --         --      5,000
  Repayments on DIP
   credit facilities....          --     (37,000)   (10,000)   (10,000)      --
                          -----------  ---------  ---------  ---------  --------
Net cash provided by
 (used in) financing ac-
 tivities...............      586,111     13,396   (180,000)   (10,000)    6,255
                          -----------  ---------  ---------  ---------  --------
Net (decrease) increase
 in cash, cash equiva-
 lents designated and
 cash designated for the
 MobileComm acquisi-
 tion...................     (385,016)   (12,240)    (9,702)     4,688    (1,218)
Cash and cash equiva-
 lents at beginning of
 period.................      408,176     23,160     10,920     10,920     1,218
                          -----------  ---------  ---------  ---------  --------
Cash and cash equiva-
 lents at end of peri-
 od.....................  $    23,160  $  10,920  $   1,218  $  15,608  $      0
                          ===========  =========  =========  =========  ========

                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

1. Chapter 11 Reorganization and Basis of Presentation

  On January 30, 1997 (the "Petition date"), MobileMedia Corporation ("Parent"), its wholly owned subsidiary MobileMedia Communications, Inc., and all seventeen of MobileMedia Communications, Inc.'s subsidiaries ("MobileMedia") (collectively with Parent, the "Debtors"), filed for protection under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"). The Debtors are operating as debtors-in-possession and are subject to the jurisdiction of the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of Chapter 11 is to promote equality of treatment of creditors and equity security holders of equal rank with respect to the restructuring of debt. In furtherance of these two goals, upon the filing of a petition for reorganization under Chapter 11, section 362(a) of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's case under Chapter 11.

  The Bankruptcy Court has exercised supervisory powers over the operations of the Debtors with respect to the employment of attorneys, investment bankers and other professionals, and transactions out of the Debtors' ordinary course of business or otherwise requiring bankruptcy court approval under the Bankruptcy Code. The Debtors have been paying undisputed obligations that have arisen subsequent to the Petition date on a timely basis.

  Since the Petition date, the Bankruptcy Court has entered orders, among other things, allowing the Debtors (i) to pay certain customer refunds and deposits in the ordinary course of business, (ii) to pay wages, salaries and benefits owing to employees, and (iii) to pay specified pre-petition taxes owing to various governmental entities. On February 6, 1997, the Bankruptcy Court entered an order authorizing the Debtors to pay approximately $46,000 in pre-petition amounts owing to certain essential vendors.

  Under the Bankruptcy Code, the Debtors may elect to assume or reject real estate leases, employment contracts, personal property leases, service contracts and other unexpired executory pre-petition leases and contracts, subject to Bankruptcy Court approval. Assumption of a contract requires the Debtors, among other things, to cure all defaults under the contract, including payment of all pre-petition liabilities. Rejection of a contract constitutes a breach of that contract as of the moment immediately preceding the Chapter 11 filing and the other party has the right to assert a general, unsecured claim against the bankruptcy estate for damages arising out of such breach. These parties may also seek to assert post-petition administrative claims against the Debtors to the extent that the Debtors utilize the collateral or services of such parties subsequent to the commencement of the Chapter 11 proceedings. The Debtors cannot presently determine or reasonably estimate the ultimate liability that may result from payments required to cure defaults under assumed leases and contracts or from the filing of claims for all leases and contracts which may be rejected.

  In connection with the Chapter 11 filing, the Debtors notified all known claimants that pursuant to an order of the Bankruptcy Court, all proofs of claims, on account of pre-petition obligations, other than for certain governmental entities, were required to be filed by June 16, 1997 (the "Bar Date"). As of March 31, 1999, approximately 2,581 proofs of claim had been filed against the Debtors. Included among the claims filed are claims of unspecified and undeterminable amounts. The Debtors consider the amounts set forth in certain proofs of claim to be inaccurate estimates of the Debtors' liabilities. As of March 31, 1999, the Debtors had secured orders of the Bankruptcy Court reducing approximately 1,607 claims filed in an aggregate amount of approximately $143,362 to an allowed amount of $10,239. As of March 31, 1999, the Debtors had also analyzed and resolved an additional 876 proofs of claim, representing an aggregate allowed amount of $8,389. The Debtors expect the objection process to continue.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)

  On August 20, 1998, MobileMedia announced that it had executed a merger agreement with Arch Communications Group, Inc. ("Arch"), pursuant to which MobileMedia Communications, Inc. will be merged with and into a wholly-owned subsidiary of Arch. Immediately prior to the Merger, Parent will contribute all of its assets to MobileMedia Communications, Inc. Also on August 20, 1998, the Debtors filed a First Amended Joint Plan of Reorganization that reflects the proposed merger with Arch. On September 3, 1998, Arch and MobileMedia executed an amendment to the merger agreement and the Debtors filed a subsequent Second Amended Joint Plan of Reorganization. On December 1, 1998 Arch and MobileMedia executed a second amendment to the merger agreement and on December 2, 1998, the Debtors filed a Third Amended Joint Plan of Reorganization (the "Plan"). As of February 9, 1999, Arch and MobileMedia executed a third amendment to the merger agreement. Under the Plan, the Debtors' secured creditors will receive cash in an amount equal to their allowed pre-petition claims and the Debtors' unsecured creditors will receive cash or equity securities of Arch in satisfaction of their pre-petition claims against the Debtors. Because there are a variety of conditions precedent to the consummation of the Plan and the merger with Arch, there can be no assurance that the transactions contemplated thereby will be consummated.

  In December 1998 and January 1999, MobileMedia solicited the votes of its creditors on the Plan. 100% of the voting creditors in Class 4 voted to accept the Plan. As to Allowed Claims in Class 5, 83% in number and 91% in amount of those voting voted to accept the Plan. Of the Allowed Claims in Class 6 that voted on the Plan, 968 of such holders (approximately 94% in number and 69% in amount) voted to accept the Plan, and 61 of such holders (approximately 6% in number and 31% in amount) voted to reject the Plan.

  Objections to confirmation were filed by New Generation Advisors, Inc. ("New Generation"), Merrill Lynch Phoenix Fund, Inc., Merrill Lynch Corporate Bond Fund, Inc.--High Income Portfolio and State Street Research High Income Fund (the "Objectors"). On February 12, 1999, at a continued hearing on confirmation of the Plan, the Bankruptcy Court ordered MobileMedia to provide due diligence to a nominee of New Generation, to prepare supplemental disclosure to the holders of Allowed Claims in Class 6, and to resolicit the votes of such holders on the Plan. At a hearing held before the Bankruptcy Court on February 18, 1999, the Bankruptcy Court entered an order approving a form of Notice and Supplemental Disclosure, directing MobileMedia to resolicit the votes of all holders of Allowed Class 6 Claims and establishing March 23, 1999 as (a) the Supplemental Voting Deadline for Class 6 and (b) the deadline for any further objections to confirmation of the Plan arising out of the matters set forth in the Notice of Supplemental Disclosure. No further objections to the Plan were received by March 23, 1999. Taking into account the resolicitation of Class 6, the Plan was accepted by 59.6% in number and 69.3% in dollar amount of voting Class 6 creditors.

  On March 22, 1999, the Debtors and various other parties (including the Objectors, Arch, the Committee and the Agent for the Company's pre-petition secured lenders) executed a stipulation (the "Stipulation") that was approved by the Bankruptcy Court, effective as of March 23, 1999. The Stipulation resolves the pending objections to the Plan by providing for the withdrawal of the Objectors' objections and the waiver of all appeal rights of the Objectors. In addition, the Stipulation, among other things, establishes a process for the conduct of due diligence and the pursuit of a possible alternative plan proposal by the Objectors (the "Objectors Proposal"), which proposal must be delivered to the Debtors by April 1, 1999 and must (i) be capable of consummation within a reasonable time, (ii) provide for cash payments of approximately $550,000 to certain creditors and for a distribution to Class 6 (general unsecured creditors) that is materially greater in value than the distribution under the Plan, (iii) have financing committed or reasonably capable of being committed and (iv) be superior to the Plan (collectively, "the Requirements"). As a result, the Stipulation narrows the scope of the confirmation hearing to essentially one issue (other than the conformity of the Plan with section 1129 of the Bankruptcy Code)--whether the Objectors Proposal meets the Requirements. In accordance with the terms of the Stipulation, the Confirmation Hearing will resume on April 12, 1999.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)

  The consolidated financial statements at December 31, 1997, 1998 and March 31, 1999 (unaudited) have been prepared on a going concern basis which assumes continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business. As discussed herein, there are significant uncertainties relating to the ability of MobileMedia to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or the amounts and classification of liabilities that might be necessary as a result of the outcome of the uncertainties discussed herein.

2. The Company and Summary of Significant Accounting Policies

 The Company

  MobileMedia provides paging and wireless messaging services in the United States, including the 100 largest metropolitan areas.

 Consolidation

  The consolidated financial statements include the accounts of MobileMedia and its wholly-owned subsidiaries (MobileMedia Communications, Inc. (California), MobileMedia Paging, Inc., MobileMedia DP Properties, Inc., Dial Page Southeast, Inc., Radio Call Company of Va., Inc., MobileMedia PCS, Inc., Mobile Communications Corporation of America, MobileComm of Florida, Inc., MobileComm of Tennessee, Inc., MobileComm of the Midsouth, Inc., MobileComm Nationwide Operations, Inc., MobileComm of the West, Inc., MobileComm of the Northeast, Inc., MobileComm of the Southeast, Inc., MobileComm of the Southeast Private Carrier Operations, Inc., MobileComm of the Southwest, Inc. and FWS Radio, Inc.). All significant intercompany accounts and transactions have been eliminated.

 Cash Equivalents

  MobileMedia considers all highly-liquid securities with an original maturity of less than three months to be cash equivalents.

 Concentrations of Credit Risk

  Financial instruments that potentially subject MobileMedia to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. MobileMedia places its cash with high-quality institutions and, by policy, limits its credit exposure to any one institution. Although MobileMedia faces significant credit risk from its customers, such risk does not result from a concentration of credit risk as a result of the large number of customers which comprise MobileMedia's customer base. MobileMedia generally does not require collateral or other security to support customer receivables.

 Inventories

  MobileMedia values inventories at the lower of specific cost or market value. Inventories consist of pagers held specifically for resale by MobileMedia.

 Revenue Recognition

  MobileMedia recognizes revenue under service, rent and maintenance agreements with customers at the time the related services are performed. Advance billings for services are deferred and recognized as revenue when earned. MobileMedia leases (as lessor) certain pagers under operating leases. Sales of pagers are recognized upon delivery.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

 Property and Equipment

  Effective October 1, 1997, MobileMedia shortened the estimated useful life of pagers from four to three years. This change resulted in additional depreciation expense of approximately $2,500 in 1997.

  Property and equipment are stated at cost, less accumulated depreciation.

  MobileMedia purchases a significant percentage of its pagers from one supplier. Any disruption of such supply could have a material impact on MobileMedia's operations.

  Expenditures for maintenance are charged to expense as incurred.

  Upon retirement of pagers, the cost and related accumulated depreciation are removed from the accounts and the net book value, if any, is charged to depreciation expense. Upon the sale of pagers, the net book value is charged to cost of products sold.

  Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

      Pagers.........................................................    3 years
      Radio transmission equipment...................................   10 years
      Computer equipment.............................................    4 years
      Furniture and fixtures.........................................    5 years
      Leasehold improvements......................................... 1-10 years
      Buildings......................................................   30 years

 Intangible Assets

  Intangible assets consist primarily of customer lists and FCC licenses which are being amortized principally using the straight-line method over periods ranging from 3 to 25 years. In connection with the impairment writedown discussed below, MobileMedia revised the useful lives of FCC licenses and customer lists to 25 years and 3 years, respectively.

 Impairment of Long-Lived Assets

  In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", MobileMedia records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the net book value of those assets. In 1997, MobileMedia determined impairment existed with respect to its long-lived assets as of December 31, 1996. Such determination was based upon the existence of adverse business circumstances, such as MobileMedia's bankruptcy, its 1996 operating results and the uncertainty associated with the pending FCC proceeding. In July 1998, MobileMedia evaluated the ongoing value of its long-lived assets effective December 31, 1996 and, based on this evaluation, MobileMedia determined that intangible assets with a net book value of $1,118,231 were impaired and wrote them down by $792,478 to their

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)

estimated fair value. Fair value was determined through the application of generally accepted valuation methods to MobileMedia's projected cash flows, discounted at an estimated market rate of interest. The remaining carrying amount of long-lived assets are expected to be recovered based on MobileMedia's estimates of cash flows. However, it is possible that such estimates could change based upon the uncertainties of the bankruptcy process and because future operating and financial results may differ from those projected which may require further writedowns to fair value.

 Debt Issue Costs

  Debt issue costs, which relate to the long term debt discussed in Note 6, are reported as "Other assets" in the accompanying balance sheets. Such costs amounted to $22,939 at December 31, 1997 and $19,295 at December 31, 1998 and $18,384 at March 31, 1999 (unaudited) and are being amortized on a straight line basis over the term of the related debt.

 Book Cash Overdraft

  Under MobileMedia's cash management system, checks issued but not presented to banks occasionally result in overdraft balances for accounting purposes and are classified as "Book Cash Overdrafts" in the balance sheet.

 Liabilities Subject to Compromise

  Liabilities subject to compromise consists of pre-petition liabilities that may be affected by a plan of reorganization. In accordance with AICPA Statement of Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code", MobileMedia records liabilities subject to compromise based on the expected amount of the allowed claims related to these liabilities. Accordingly, in December 1998 and March 1999 MobileMedia reduced such liabilities by approximately $10,461 and $3,050 (unaudited), respectively, to reflect changes in estimated allowed claims.

 Restructuring Costs

  Restructuring costs are primarily comprised of professional fees constituting administrative expenses incurred by MobileMedia as a result of reorganization under Chapter 11 of the Bankruptcy Code.

 Income Taxes

  Income taxes are accounted for by the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

 New Authoritative Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which is effective for years beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services,

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)
geographic areas, and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. MobileMedia has adopted SFAS No. 131 as of December 31, 1998. Such adoption did not have an impact on MobileMedia's financial reporting.

  In April 1998, the Accounting Standards Executive Committee of the Financial Accounting Standards Board issued Statement of Position 98-5 ("SOP 98-5") "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of SOP 98-5 will be reported as the cumulative effect of a change in accounting principle. MobileMedia intends to adopt SOP 98-5 effective January 1, 1999. The adoption of SOP 98-5 is not expected to have any effect on MobileMedia's financial position or results of operations.

3. Acquisitions and Divestitures

  On September 3, 1998, MobileMedia completed the sale of 166 transmission towers to Pinnacle Towers, Inc. ("Pinnacle") for $170,000 in cash (the "Tower Sale"). Under the terms of a lease with Pinnacle, MobileMedia will lease antenna sites located on these towers for an initial period of 15 years at an aggregate annual rental of $10,700. The sale was accounted for in accordance with Statement of Financial Accounting Standards No. 28, Accounting for Sales with Leasebacks, and resulted in a recognized gain of $94,200 and a deferred gain of $70,000. The deferred gain will be amortized on a straight-line basis over the initial lease period of 15 years. Subsequent to the sale, MobileMedia distributed the $170,000 in proceeds to its secured creditors, who had a lien on such assets.

  On January 4, 1996, MobileMedia completed its acquisition of MobileComm, BellSouth's paging and wireless messaging unit, and an associated nationwide two-way narrowband 50/12.5 kHz PCS license, and BellSouth agreed to enter into a two-year non-compete agreement and a five-year reseller agreement with MobileMedia (the "MobileComm Acquisition"). The aggregate consideration paid for the MobileComm Acquisition (excluding fees and expenses and related financing costs) was approximately $928,709.

  The MobileComm Acquisition has been accounted for as a purchase transaction in accordance with Accounting Principles Board Opinion No. 16 and, accordingly, the financial statements for the periods subsequent to January 4, 1996 reflect the purchase price and transaction costs of $24,328, allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of January 4, 1996. The allocation of the purchase price is summarized as follows:

                                                                  (in thousands)
      Current assets.............................................   $  55,301
      Property and equipment.....................................     112,986
      Intangible assets..........................................     934,269
      Other assets...............................................         143
      Liabilities assumed........................................    (149,662)
                                                                    ---------
                                                                    $ 953,037
                                                                    =========

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)

4. Property and Equipment

  Property and equipment are summarized as follows:

                                                     December 31,    (unaudited)
                                                   -----------------  March 31,
                                                     1997     1998      1999
                                                   -------- -------- -----------
                                                    (in thousands)
      Pagers...................................... $196,791 $176,610  $190,903
      Radio transmission equipment................  202,296  203,048   204,054
      Computer equipment..........................   30,896   32,679    32,866
      Furniture and fixtures......................   20,918   22,019    21,187
      Leasehold improvements......................   14,652   16,516    16,745
      Construction in progress....................    1,128   11,624    13,140
      Land, buildings and other...................    7,911    6,697     6,591
                                                   -------- --------  --------
                                                    474,592  469,193   485,486
      Accumulated depreciation....................  216,655  249,551   259,920
                                                   -------- --------  --------
      Property and equipment, net................. $257,937 $219,642  $225,566
                                                   ======== ========  ========

5. Intangible Assets

                                                  December 31,                            March 31, 1999 (unaudited)
                         -------------------------------------------------------------- ------------------------------
                                      1997                            1998
                         ------------------------------- ------------------------------
                                   Accumulated                    Accumulated                    Accumulated
                           Cost    Amortization   Net      Cost   Amortization   Net      Cost   Amortization   Net
                         --------- ------------ -------- -------- ------------ -------- -------- ------------ --------
FCC Licenses............ $ 261,323   $ (8,918)  $252,405 $261,523   $(16,891)  $244,632 $261,623   $(18,937)  $242,686
Customer lists..........    64,430    (21,477)    42,953   64,430    (42,953)    21,477   64,430    (48,323)    16,107
                         ---------   --------   -------- --------   --------   -------- --------   --------   --------
                         $ 325,753   $(30,395)  $295,358 $325,953   $(59,844)  $266,109 $326,053    (67,260)  $258,793
                         =========   ========   ======== ========   ========   ======== ========   ========   ========

  MobileMedia is not amortizing the cost of two nationwide Personal Communications Services ("PCS") licenses, one acquired directly from the FCC and the other as a result of the MobileComm acquisition, because the construction of paging networks related to such licenses has not been completed. These networks are expected to begin commercial operation in 1999 and, accordingly, amortization of these licenses will begin at such time.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)

6. Debt

  Debt is summarized as follows:

                                                   December 31,     (unaudited)
                                                -------------------  March 31,
                                                   1997      1998      1999
                                                ---------- -------- -----------
      DIP credit facility...................... $   10,000 $    --   $  5,000
      Revolving loan...........................     99,000   72,900    72,900
      Term loan................................    550,000  406,100   406,100
      10 1/2% Senior Subordinated Deferred
       Coupon Notes due December 1, 2003.......    174,125  174,125   174,125
      9 3/8% Senior Subordinated Notes due
       November 1, 2007........................    250,000  250,000   250,000
      Dial Page Notes..........................      1,570    1,570     1,570
      Note Payable.............................        986      986       986
                                                ---------- --------  --------
        Total debt............................. $1,085,681 $905,681  $910,681
                                                ========== ========  ========

  The debt obligations of MobileMedia include:

    1) A debtor-in-possession credit facility ("DIP Facility") with a syndicate of lenders including The Chase Manhattan Bank, as Agent (the "DIP Lenders"). As of March 31, 1999 there was $5,000 of borrowings outstanding under this facility, as of December 31, 1998 there were no funded borrowings and as of December 31, 1997, there was $10,000 of borrowings outstanding under this facility. MobileMedia is subject to certain financial and operating restrictions customary to credit facilities of this type including a limitation on periodic capital expenditures, minimum allowable periodic EBITDA and retention of a turnaround professional. Additionally, MobileMedia is required to make monthly interest payments to the DIP Lenders and pay a commitment fee of 0.5% on any unused portion of the DIP Facility. The DIP Facility bears interest at a rate of LIBOR plus 250 basis points or Base Rate plus 150 basis points, at the option of MobileMedia. During 1997, the Debtors drew down $47,000 of borrowings and repaid $37,000 under the DIP Facility. During January and February, 1998 the Debtors repaid an additional $10,000. On January 27, 1998, the DIP Facility was amended and reduced from $200,000 to $100,000. On August 12, 1998, MobileMedia received approval from the Bankruptcy Court to extend the DIP Facility to March 31, 1999 and further reduce it from $100,000 to $75,000. MobileMedia has negotiated an extension of the DIP Facility through and including December 31, 1999.

    2) A $750,000 senior secured and guaranteed credit agreement (the "Pre-Petition Credit Agreement") with a syndicate of lenders including The Chase Manhattan Bank, as Agent. As of December 31, 1998 there was $479,000 outstanding under this facility consisting of term loans of $101,500 and $304,600 and loans under a revolving credit facility totaling $72,900. This agreement was entered into on December 4, 1995, in connection with the financing of the MobileComm Acquisition. Commencing in 1996 MobileMedia was in default under this agreement. As a result of such default and the bankruptcy filing, MobileMedia has no borrowing capacity under this agreement. Since the Petition date, MobileMedia has brought current its interest payments and has been making monthly payments to the lenders under the Pre-Petition Credit Agreement equal to the amount of interest accruing under such agreement. On September 3, 1998, MobileMedia repaid $170,000 of borrowings under the Pre-Petition Credit Agreement with proceeds from the Tower Sale (see Note 3).

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)


    3) $250,000 Senior Subordinated Notes due November 1, 2007 (the "9 3/8% Notes") issued in November 1995. These notes bear interest at a rate of 9 3/8% payable semi-annually on May 1 and November 1 of each year. On November 1, 1996, MobileMedia did not make its scheduled interest payment on its 9 3/8% Notes which constituted an event of default. The note holders have not exercised any rights or remedies afforded holders (which rights include, but are not limited to, acceleration of the stated maturity of the notes). Since the Petition date, any such right or remedy is subject to the automatic stay created by the Bankruptcy Code.

    4) $210,000 of Senior Subordinated Deferred Coupon Notes (the "Deferred Coupon Notes") issued, at a discount, in November 1993. The Deferred Coupon Notes accrete at a rate of 10 1/2%, compounded semi-annually, to an aggregate principal amount of $210,000 by December 1, 1998 after which interest is paid in cash at a rate of 10 1/2% and is payable semi-annually. By virtue of the missed interest payments on the 9 3/8% Notes and the Pre-Petition Credit Agreement an event of default has occurred. The note holders have not exercised any rights or remedies afforded such holders (which rights include, but are not limited to, acceleration of the stated maturity of the notes). Since the Petition date, any such right or remedy is subject to the automatic stay created by the Bankruptcy Code.

 Interest Expense on Debt

  Interest paid during the years ended December 31, 1996, 1997 and 1998, and the three months ended March 31, 1998 and 1999 (unaudited) was $65,978, $70,817, $51,560, $13,915 and $9,383 respectively. Total interest cost incurred for the years ended December 31, 1996, 1997 and 1998 was $94,231, $68,409 and $53,982, respectively of which $1,292, $176 and $228 was capitalized. Total interest cost incurred for the three months ended March 31, 1998 and 1999 (unaudited), was $14,793 and $10,248, respectively, of which $21 and $149 was capitalized.

  Subsequent to the Petition date, interest was accrued and paid only on the Pre-Petition Credit Agreement and the DIP Facility. If not for the filing, interest expense for the year ended December 31, 1997 and 1998 and March 31, 1998 and 1999 (unaudited), would have been approximately $104,152, $97,776, $25,724 and $21,187, respectively.

7. Income Taxes

  The components of income tax benefit (expense) are as follows:

                                                           Year ended December
                                                                   31,
                                                          ---------------------
                                                           1996   1997   1998
                                                          ------- ----- -------
      Current:
        Federal.......................................... $   --  $ --  $(1,757)
        State and local..................................     --    --   (2,201)
                                                          ------- ----- -------
                                                              --    --   (3,958)
      Deferred:
        Federal..........................................  52,081   --      --
        State and local..................................  17,361   --      --
                                                          ------- ----- -------
          Total.......................................... $69,442 $ --  $(3,958)
                                                          ======= ===== =======

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)


  MobileMedia is included in the Parent's consolidated federal income tax return. Income taxes are presentedin the accompanying financial statements as if MobileMedia filed tax returns as a separate consolidated entity.

  A reconciliation of income tax benefit (expense) and the amount computed by applying the statutory federal income tax rate to loss before income taxes is as follows:

                                                    Year ended December 31,
                                                   ---------------------------
                                                     1996     1997      1998
                                                   --------  -------  --------
Tax benefit (expense) at federal statutory rate... $395,285  $43,604  $(13,838)
Goodwill and intangible amortization and
 writedown........................................  (95,362)     --        --
State income taxes................................      --       --     (1,783)
Nondeductible expenses............................      --       --     (4,765)
Valuation allowance on federal deferred tax
 assets........................................... (230,481) (43,604)   16,428
                                                   --------  -------  --------
  Total........................................... $ 69,442  $   --   $ (3,958)
                                                   ========  =======  ========

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for federal and state income tax purposes. The components of deferred tax liabilities are as follows:

                                                              December 31,
                                                            ------------------
                                                              1997      1998
                                                            --------  --------
Deferred tax liabilities:
  Difference in book and tax basis of fixed assets......... $ 10,206  $ 19,974
  Other....................................................       68        27
                                                            --------  --------
    Deferred tax liabilities...............................   10,274    20,001
Deferred tax assets:
  Tax credit carryforwards.................................      --      1,757
  Accounts receivable reserves.............................   10,578     6,000
  Differences between the book and tax basis of intangible
   assets..................................................  128,462   121,526
  Difference between book and tax basis of accrued
   liabilities.............................................    5,089     4,794
  Net operating loss carryforward..........................  161,840   135,458
  Deferred gain on tower sale..............................      --     27,378
                                                            --------  --------
    Total deferred assets..................................  305,969   296,913
    Valuation allowances for deferred tax assets........... (298,350) (279,567)
                                                            --------  --------
    Deferred tax assets....................................    7,619    17,346
                                                            ========  ========
    Net deferred tax liabilities........................... $  2,655  $  2,655
                                                            ========  ========

  As of December 31, 1998, MobileMedia has available net operating loss carryforwards for tax purposes of approximately $330,000 which expire in years 2008 through 2012. Utilization of these losses may be limited under Section 382 of the Internal Revenue Code.

  MobileMedia believes consummation of the public offering of 15,525,000 shares of Parent's Class A Common Stock on November 7, 1995 caused an ownership change for MobileMedia for purposes of Section 382 of the Code. As a result, the use of MobileMedia's pre-ownership change net operating loss

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)
carryforwards will be limited annually by the Section 382 Limitation, which is estimated to be approximately $40,000. In addition, if a second ownership change has occurred subsequent to November 7, 1995, which has not yet been determined, use of MobileMedia's net operating losses would be severely limited. It is also anticipated that the net operating loss carryforwards and certain other tax attributes of MobileMedia will be substantially reduced and their utilization signifantly limited as a result of consummation of the Plan.

8. Leases

  Certain facilities and equipment used in operations are held under operating leases. Rental expenses under operating leases were $44,574, 43,453, $40,936, $10,423 and $12,989 for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999 (unaudited), respectively. At December 31, 1998, the aggregate minimum rental commitments under leases were as follows:

      1999............................................................ $  48,951
      2000............................................................    25,457
      2001............................................................    19,250
      2002............................................................    15,726
      2003............................................................    13,327
      Thereafter......................................................    15,783
                                                                       ---------
                                                                       $ 138,494
                                                                       =========

9. Employee Benefit Plans

  MobileMedia has adopted a retirement savings plan that allows all employees who have been employed for one year and have at least 1,000 hours of credited service to contribute and defer up to 15% of their compensation. Effective February 1, 1996, MobileMedia began a matching contribution of 50% of the first 2% of the elected deferral plus an additional 25% of the next 4% of the elected deferral. MobileMedia's matching contribution was $700 in 1996, $730 in 1997 and $692 in 1998 and $160 and $178 for the three months ended March 31, 1998 and 1999 (unaudited), respectively.

10. Stock Option Plans

  MobileMedia has two stock option plans under which approximately 1.3 million options are currently outstanding. Under the proposed Plan of Reorganization, MobileMedia's equity holders will receive no value for their ownership interests in the Company, and accordingly, the options are also deemed to have no value.

11. Commitments and Contingencies

  MobileMedia is party to a number of lawsuits and other matters arising in the ordinary course of business.

  As announced on September 27, 1996 and October 21, 1996, MobileMedia disclosed that misrepresentations and other violations had occurred during the licensing process for as many as 400 to 500, or approximately 6% to 7%, of its approximately 8,000 local transmission one-way paging stations. MobileMedia caused an investigation to be conducted by its outside counsel, and a comprehensive report regarding these matters was provided to the FCC in the fall of 1996.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)

  On January 13, 1997, the FCC issued a Public Notice relating to the status of certain FCC authorizations held by MobileMedia. Pursuant to the Public Notice, the FCC announced that it had (i) automatically terminated approximately 185 authorizations for paging facilities that were not constructed by the expiration date of their construction permits and remained unconstructed, (ii) dismissed as defective approximately 94 applications for fill-in sites around existing paging stations because they were predicated upon unconstructed facilities and (iii) automatically terminated approximately 99 other authorizations for paging facilities that were constructed after the expiration date of their construction permits. However, the FCC granted MobileMedia interim operating authority to operate transmitters in this last category subject to further action by the FCC.

  On April 8, 1997, the FCC adopted an order commencing an administrative hearing into the qualification of MobileMedia to remain a licensee. The order directed an Administrative Law Judge to take evidence and develop a full factual record on directed issues concerning MobileMedia's filing of false forms and applications. MobileMedia was permitted to operate its licensed facilities and provide service to the public during the pendency of the hearing.

  On June 6, 1997, the FCC issued an order staying the hearing proceeding in order to allow MobileMedia to develop and consummate a plan of reorganization that provides for a change of control of MobileMedia and a permissible transfer of MobileMedia's FCC licenses. The grant of the stay was premised on the availability of an FCC doctrine known as Second Thursday, which provides that, if there is a change of control that meets certain conditions, the regulatory issues designated for administrative hearing will be resolved by the transfer of MobileMedia's FCC licenses to the new owners of MobileMedia and the hearing will not proceed. The stay was originally granted for ten months and was extended by the FCC through October 6, 1998.

  On September 2, 1998, MobileMedia and Arch Communications Group, Inc. ("Arch") filed a joint Second Thursday application. The FCC released an order granting the application on February 5, 1999. The order, which is conditioned on confirmation of the plan and consummation thereof within nine months, expressly terminated the administrative hearing and resolved the issues designated therein. The order denied the parties' request for permanent authority to operate transmitters for which MobileMedia was granted interim authority on January 13, 1997. If the Merger is consummated, Arch must cease operating these facilities within 6 months after the merger. The order also denied the parties' request for a waiver of the spectrum cap (which prohibits narrowband PCS licensees from having ownership interest in more than three channels in any geographic area). Arch must divest any excess channels within 6 months after the merger.

  Prior to the Petition date, five actions allegedly arising under the federal securities laws were filed against MobileMedia and certain of its present and former officers, directors and underwriters in the United States District Court for the District of New Jersey (the "New Jersey District Court"). These actions were subsequently consolidated as In re MobileMedia Securities Litigation, No. 96-5723 (AJL) (the "New Jersey Actions"). A consolidated amended complaint (the "Complaint") was filed on November 21, 1997. The Complaint does not name MobileMedia as a defendant.

  In June 1997, the Debtors initiated an Adversary Proceeding in the Bankruptcy Court to stay the prosecution of the New Jersey Actions. Pursuant to a Stipulation entered into among the Debtors and the plaintiffs in the New Jersey Actions and "So Ordered" by the Bankruptcy Court on October 31, 1997, the plaintiffs in the New Jersey Actions could conduct only limited discovery in connection with the New Jersey Actions and could not file any pleadings, except responses to motions to dismiss, until the earlier of September 30, 1998 and the effective date of a plan of reorganization. On October 21, 1998, the defendents' motion to dismiss the New Jersey Actions filed with the New Jersey District Court on January 16, 1998 was denied.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)


  In addition to the New Jersey Actions, two lawsuits (together, the "California Actions" and, together with the New Jersey Actions, the "Securities Actions") were filed in September 1997 in the United States District Court for the Northern District of California and the Superior Court of California naming as defendants certain former officers and certain present and former directors of MobileMedia, certain investment entities and the Debtors' independent auditors. None of the Debtors is named as defendant in the California Actions.

  On November 4, 1997, the Debtors commenced an adversary proceeding in the Bankruptcy Court seeking to stay the prosecution of the California Actions against the named defendants. At hearings held on December 10, 1997 and May 29, 1998, the Bankruptcy Court enjoined the plaintiffs in the California Actions until September 15, 1998 from taking certain actions in connection with the California Actions, with certain exceptions.

  The plaintiffs in both the New Jersey Actions and California Actions are currently conducting discovery of MobileMedia in connection with their prosecution of the actions against the named defendants. Following consummation of the Plan of Reorganization, the Company may be subject to further discovery in these proceedings.

  Neither the New Jersey Actions nor the California Actions name any of the Debtors as a defendant. However, proofs of claim have been filed against the Debtors by the plaintiffs in the New Jersey Actions, and both the New Jersey Actions and the California Actions may give rise to claims against the Debtors' Directors, Officers and Corporate Liability Insurance Policy. It is anticipated that under any plan of reorganization for MobileMedia these Claims will receive no distributions.

12. Other Investments

  On March 21, 1995, MobileMedia purchased a 33% interest in Abacus Communications Partners, L.P., ("Abacus") a Delaware limited partnership, from Abacus Business Services, Inc. for $1,641. Abacus Communications Partners, L.P. is one of MobileMedia's alphanumeric dispatch services providers. The investment has been accounted for under the equity method in accordance with Accounting Principles Board Opinion No. 18. Under the equity method, original investments are recorded at cost and adjusted by MobileMedia's share of undistributed earnings or losses of the purchased company. MobileMedia's share of income (loss) of affiliate, net of distribution, for the years ended December 31, 1996, 1997 and 1998, was $160, $69, and $(87), respectively. On
December 30, 1998 MobileMedia reached an agreement to sell its interest in Abacus to Abacus Exchange Inc. for $1,400 and subsequently completed the sale on January 25, 1999. Accordingly, MobileMedia wrote down its investment in Abacus from $1,612 to $1,400 as of December 31, 1998.

13. Impact of Year 2000 (unaudited)

General

  Computer systems were originally designed to recognize calendar years by the last two digits in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish twenty-first century dates from twentieth century dates. Any of MobileMedia's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, in less than two years, the computerized systems (including both information and

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)
non-information technology systems) and applications used by MobileMedia will need to be reviewed, evaluated and, if and where necessary, modified or replaced to ensure that all financial, information and operating systems are Year 2000 compliant.

 State of Readiness

  MobileMedia has formed an internal task force comprised of representatives of its various relevant departments to address Year 2000 compliance matters. The task force has undertaken a preliminary review of internal and external areas that are likely to be affected by Year 2000 compliance matters and has classified the various areas as mission critical, important or non-critical/non-important. MobileMedia also expects to hire outside consultants to review MobileMedia's testing methodology and test results, to assess its contingency planning and to provide general oversight relating to Year 2000 compliance matters.

  With respect to internal matters, MobileMedia has completed a review of its hardware and software to determine whether its business-related applications (including applications relating to distribution, finance, inventories, operations, pager activation, purchasing and sales/marketing) will be Year 2000 compliant. In addition, in the last quarter of 1998, programs designed to identify Year 2000 problems associated with dates embedded in certain business-related files were created and executed to identify any Year 2000 compliance issues. The testing unearthed a few Year 2000 problems all of which have been addressed and retested for Year 2000 readiness. Additional testing took place the first quarter of 1999, which included testing of MobileMedia's financial and human resource software packages. Although the results of these tests are still being analyzed, relatively few Year 2000 problems were identified. There can be no assurance, however, that such testing has detected, or will detect, all compliance issues related to the Year 2000 problem.

  With respect to external matters, MobileMedia has distributed questionnaires and requests for certification to its mission-critical vendors and is in the process of obtaining and reviewing the responses thereto. The questionnaires have requested information concerning embedded technologies of such vendors, the hardware and software applications used by such vendors and the Year 2000 compliance efforts of such vendors relating thereto.

 Estimated Year 2000 Compliance Costs

  MobileMedia has an information technology staff of approximately 68 people that has addressed technical issues relating to Year 2000 compliance matters. Through December 31, 1998, MobileMedia has incurred approximately $50 in costs (excluding in-house labor and hardware) in connection with Year 2000 compliance matters. In addition, MobileMedia has purchased upgraded hardware at a cost of approximately $175 for use as redundant equipment in testing for Year 2000 problems in an isolated production environment. MobileMedia estimates that it will expend approximately $500 on additional hardware, software and other items related to the Year 2000 compliance matters.

  In addition, MobileMedia estimates that it will incur approximately $200 in costs relating to Year 2000 remediation efforts for its paging network hardware. MobileMedia also upgraded its paging network hardware during 1998 and plans further upgrades in fiscal year 1999. Such upgrades have not been and are not expected to be purchased solely for remediation of the Year 2000 compliance problems; such upgrades are not themselves expected to have Year 2000 compliance problems.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)


 Risks Relating to Year 2000 Compliance Matters

  MobileMedia has a goal to become Year 2000 compliant with respect to internal matters during 1999. Although MobileMedia has begun testing of its internal business-related hardware and software applications, there can be no assurances that such testing will detect all applications that may be affected by Year 2000 compliance problems. With respect to external matters, due to the multi-dependent and interdependent issues raised by Year 2000 compliance, including many factors beyond its control, MobileMedia may face the possibility that one or more of its mission-critical vendors, such as its utilities, telephone carriers, equipment manufacturers or satellite carriers, may not be Year 2000 compliant on a timely basis. Because of the unique nature of such vendors, alternate providers may not be available. Finally, MobileMedia does not manufacture any of the pagers, paging-related hardware or network equipment used by MobileMedia or its customers in connection with MobileMedia's paging operations. Although MobileMedia has tested such equipment, it has also relied upon the representations of its vendors with respect to their Year 2000 readiness. MobileMedia can give no assurance as to the accuracy of such vendors' representations.

 Contingency Planning

  MobileMedia has begun the process of assessing contingency plans that might be available in the event of either internal or external Year 2000 compliance problems. To this end, MobileMedia's various internal departments have begun to prepare assessments of potential contingency alternatives. The task force will undertake a review of these assessments on a department-by-department basis and on a company-wide basis. MobileMedia intends to complete its contingency planning during the second quarter of 1999.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

                              ------------------

                           Summary Table of Contents

                                                                            Page
                                                                            ----
Summary ..................................................................    1
Risk Factors..............................................................    5
Forward-Looking Statements................................................   14
Dilution..................................................................   14
Use of Proceeds...........................................................   15
Market Price Information and Dividend
 Policy...................................................................   15
Selected Historical Consolidated Financial
 and Operating Data--Arch ................................................   16
Arch Management's Discussion and Analysis of Financial Condition and Re-
 sults of
 Operations...............................................................   18
Selected Historical Consolidated Financial and Operating Data--MobileMedia
 .........................................................................   29
MobileMedia Management's Discussion and Analysis of Financial Condition
 and Results of Operations ...............................................   30
Unaudited Selected Pro Forma Consolidated Financial Data..................   44
Unaudited Pro Forma Condensed Consolidated Financial Statements...........   44
Industry Overview.........................................................   50
Business..................................................................   55
Management................................................................   68
Principal Stockholders....................................................   74
Description of Securities.................................................   77
Description of Outstanding Indebtedness...................................   86
Plan of Distribution......................................................   90
Selling Stockholders......................................................   96
Legal Matters.............................................................   97
Experts...................................................................   97
Where You Can Find More Information.......................................   98
Index to Financial Statements.............................................  F-1

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                                  [ARCH LOGO]

                        Arch Communications Group, Inc.

                              119,387,874 Shares
                                 Common Stock

                               8,125,106 Shares
                             Class B Common Stock

                                3,675,659 Stock
                               Purchase Warrants

                              ------------------

                                  PROSPECTUS

                              ------------------

                                       , 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Arch Certificate provides that Arch will, to the fullest extent permitted by the Delaware corporations statute, indemnify all persons whom it has the power to indemnify against all costs, expenses and liabilities incurred by them by reason of having been officers or directors of Arch, any subsidiary of Arch or any other corporation for which such persons acted as an officer or director at the request of Arch.

  The Arch Certificate also provides that the directors of Arch will not be personally liable for monetary damages to Arch or its stockholders for any act or omission provided that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to Arch or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware corporations statute (relating to illegal dividends or stock redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware corporations statute is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of Arch shall be eliminated or limited to the fullest extent permitted by the Delaware corporations statute as so amended.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

  2.1 Agreement and Plan of Merger, dated as of August 18, 1998, by and among Arch Communications Group, Inc., Farm Team Corp., MobileMedia
        Corporation and MobileMedia Communications, Inc.
  2.2   First Amendment to Agreement and Plan of Merger, dated as of September
        3, 1998, by and among Arch Communications Group, Inc., Farm Team Corp.
        and MobileMedia Communications, Inc.
  2.3   Second Amendment to Agreement and Plan of Merger, dated as of December
        1, 1998, by and among Arch Communications Group, Inc., Farm Team Corp.
        and MobileMedia Communications, Inc.
  3.1   Restated certificate of incorporation. (1)
  3.2   Certificate of Designations establishing the Series B Junior
        Participating Preferred Stock. (2)
  3.3 Certificate of Correction, filed with the Secretary of State of Delaware on February 15, 1996. (1)
  3.4   Certificate of Designations establishing the Series C Convertible
        Preferred Stock. (3)
  3.5 Form of Certificate of Amendment to the Restated certificate of incorporation
  3.6 Form of Certificate of Amendment to the Restated certificate of incorporation
  3.7   By-laws, as amended. (1)
  4.1   Indenture, dated February 1, 1994, between Arch Communications, Inc.
        (formerly known as USA Mobile Communications, Inc. II) and United
        States Trust Company of New York, as Trustee, relating to the 9 1/2%
        Senior notes due 2004 of Arch Communications, Inc. (4)
  4.2   Indenture, dated December 15, 1994, between Arch Communications, Inc.
        (formerly known as USA Mobile Communications, Inc. II) and United
        States Trust Company of New York, as Trustee, relating to the 14%
        Senior notes due 2004 of Arch Communications, Inc. (5)
  4.3   Indenture, dated June 29, 1998, between Arch Communications, Inc. and
        U.S. Bank Trust National Association, as Trustee, relating to the 12
        3/4% Senior notes due 2007 of Arch Communications, Inc. (3)
  5.1** Opinion of Hale and Dorr LLP
  8.1   Tax opinion of Hale and Dorr LLP
 10.1   Second Amended and Restated Credit Agreement (Tranche A and Tranche C
        Facilities), dated June 29, 1998, among Arch Paging, Inc., the Lenders party thereto, The Bank of New York, Royal Bank of Canada and Toronto
        Dominion (Texas), Inc. (3)
 10.2 Second Amended and Restated Credit Agreement (Tranche B Facility), dated June 29, 1998, among Arch Paging, Inc., the Lenders party thereto. The Bank of New York, Royal Bank of Canada and Toronto
        Dominion (Texas), Inc. (3)

  10.3  Asset Purchase and Sale Agreement, dated April 10, 1998, among
        OmniAmerica, Inc. and certain subsidiaries of Arch Communications
        Group, Inc. (3)
  10.4  Letter agreement, dated June 10, 1998, between Arch Communications
        Group, Inc. and Motorola, Inc. (3)(6)
  10.5  Debtors' Third Amended Joint Plan of Reorganization, dated as of
        December 1, 1998, included as Annex C to the Proxy Statement/Prospectus which is part of this Registration Statement.
  10.6  Commitment Letters to Purchase Stock and Warrants, dated as of August
        18, 1998, by and among Arch Communications Group, Inc., MobileMedia
        Communications Inc. and W. R. Huff Asset Management Co., L.L.C., The
        Northwestern Mutual Life Insurance Company, Northwestern Mutual Series
        Fund, Inc., Credit Suisse First Boston Corporation and Whippoorwill
        Associates, Inc.
  10.7 Amendments to Commitment Letters to Purchase Stock and Warrants, dated as of September 3, 1998, by and among Arch Communications Group, Inc.,
        MobileMedia Communications, Inc. and W.R. Huff Asset Management Co.,
        L.L.C., The Northwestern Mutual Life Insurance Company, Northwestern
        Mutual Series Fund, Inc., Credit Suisse First Boston Corporation and
        Whippoorwill Associates, Inc.
  10.8 Amendments to Commitment Letters to Purchase Stock and Warrants, dated as of December 1, 1998, by and among Arch Communications Group, Inc.,
        MobileMedia Communications, Inc. and W.R. Huff Asset Management Co.,
        L.L.C., The Northwestern Mutual Life Insurance Company, Northwestern
        Mutual Series Fund, Inc., Credit Suisse First Boston Corporation and
        Whippoorwill Associates, Inc.
  10.9  Form of Registration Rights Agreement among Arch Communications Group,
        Inc., and W.R. Huff Asset Management Co., L.L.C., The Northwestern
        Mutual Life Insurance Company, Northwestern Mutual Series Fund, Inc.,
        Credit Suisse First Boston Corporation and Whippoorwill Associates,
        Inc.
  10.10 Form of Registration Rights Agreement among Arch Communications Group,
        Inc. and certain Stockholders.
  10.11 Amendment No. 1 to Rights Agreement, dated June 29, 1998, between Arch
        Communications Group, Inc. and the Bank of New York. (3)
  10.12 Amendment No. 2 to Rights Agreement, dated as of August 18, 1998, amending the Rights Agreement between Arch Communications Group, Inc.
        and the Bank of New York.
  10.13 Amendment No. 3 to Rights Agreement, dated September 3, 1998, amending the Rights Agreement between Arch Communications Group, Inc. and the
        Bank of New York.
  10.14 Form of Warrant Agreement, between Arch Communications Group, Inc. and the Bank of New York, as provided for in the First Amendment to Agreement and Plan of Merger dated as of September 3, 1998, by and among Arch Communications Group, Inc., Farm Team Corp. and MobileMedia
        Communication Inc.
  10.15 Commitment Letter, dated as of August 18, 1998, by and among Arch
        Paging, Inc. and The Bank of New York, BNY Capital markets, Inc.,
        Toronto Dominion (Texas) Inc., TD Securities (USA) Inc., Royal Bank of
        Canada and Barclays Bank PLC amending the Second and Amended Restated
        Credit Agreements, dated June 29, 1998 (Tranche A, B and C Facilities).
  10.16 Bridge Commitment Letter, dated as of August 20, 1998, among Arch
        Communications, Inc., Arch Communications Group, Inc. and The Bear
        Stearns Companies, Inc., The Bank of New York, TD Securities (USA) Inc.
        and the Royal Bank of Canada.
  10.17 Amendment No. 1 to Registration Rights Agreement, dated August 19,
        1998, amending the Registration Rights Agreement dated as of June 29,
        1998 by and among Arch Communications Group, Inc. and the Sandler
        Capital Partners IV, LP, Sandler Capital Partners IV, FTE LP, South
        Fork Partners, The Georgica International Fund Limited, Aspen Partners and Consolidated Press International Limited.
 +10.18 Amended and Restated Stock Option Plan (8)
 +10.19 Non-Employee Directors' Stock Option Plan (9)
 +10.20 1989 Stock Option Plan, as amended (1)
 +10.21 1995 Outside Directors' Stock Option Plan (10)
 +10.22 1996 Employee Stock Purchase Plan (11)

 +10.23  1997 Stock Option plan (12)
 +10.24  Deferred Compensation Plan for Nonemployee Directors (13)
 +10.25  Form of Executive Retention Agreement by and between Messrs. Baker,
         Daniels, Kuzia, Pottle and Saynor (13)
  10.26  Stock Purchase Agreement, dated June 29, 1998, among Arch
         Communications Group, Inc., Sandler Capital Partners IV, L.P., Sandler
         Capital Partners IV FTE, L.P., Harvey Sandler, John Kornreich, Michael
         J. Marocco, Andrew Sandler, South Fork Partners, the Georgica
         International Fund Limited, Aspen partners and Consolidated Press
         International Limited (3)
  10.27  Registration Rights Agreement, dated June 29, 1998, among Arch
         Communications Group, Inc., Sandler Capital Partners IV, L.P., Sandler
         Capital Partners IV FTE, L.P., Harvey Sandler, John Kornreich, Michael
         J. Marocco, Andrew Sandler, South Fork Partners, The Georgica
         International Fund Limited, Aspen Partners and Consolidated Press
         International Limited (3)
  10.28  Exchange Agreement, dated June 29, 1998, between Adelphia
         Communications Corporation and Benbow PCS Ventures, Inc. (3)
  10.29  Promissory Note, dated June 29, 1998, in the Principal amount of
         $285,015, issued by Benbow PCS Ventures, Inc. to Lisa-Gaye Shearing
         (3)
  10.30  Guaranty, dated June 29, 1998, given by Arch Communications Group,
         Inc. to Adelphia Communications Corporations (3)
  10.31  Guaranty, dated June 29, 1998, given by Arch Communications Group,
         Inc. to Lisa-Gaye Shearing (3)
  10.32  Registration Rights Agreement, dated June 29, 1998, among Arch
         Communications Group, Inc., Adelphia Communications Corporation and
         Lisa-Gaye Shearing (3)
  10.33  Amendment to Rights Plan (14)
  21.1   Subsidiaries of the Registrant
  23.1   Consent of Hale and Dorr LLP (contained in its opinion filed as
         Exhibit 5.1)
  23.2** Consent of Arthur Andersen LLP
  23.3** Consent of Ernst & Young LLP
  23.4** Consent of Wilkinson, Barker, Knauer & Quinn, LLP
  23.5** Consent of Wiley, Rein & Fielding
  24.1   Power of Attorney (included on signature page to this Registration
         Statement)
  27.1   Financial Data Schedule (7)
  99.1   Form of Subscription Certificate and related documents
  99.2   Form of Proxy for the Common Stock of Arch for Arch Annual Meeting

--------
 ** Filed herewith.
 + Identifies exhibits constituting a management contract or compensation plan.
 (1) Incorporated by reference from the Registration Statement on Form S-3 (File No. 333-542 of Arch Communications Group, Inc.
 (2) Incorporated by reference from the Current Report on Form 8-K of Arch Communications Group, Inc. dated October 13, 1995 and filed on October 24, 1995.
 (3) Incorporated by reference from the Current Report on Form 8-K of Arch Communications Group, Inc. dated June 26, 1998 and filed on July 23, 1998.
 (4) Incorporated by reference from the Registration Statement on Form S-1 (File No. 33-72646) of Arch Communications, Inc.
 (5) Incorporated by reference from the Registration Statement on Form S-1 (File No. 33-85580) of Arch Communications, Inc.
 (6) A Confidential Treatment Request has been filed with respect to portions of this exhibit so incorporated by reference.
 (7) Incorporated by reference from the Quarterly Report on Form 10-Q of Arch Communications Group, Inc. for the quarter ended March 31, 1999.
 (8) Incorporated by reference from the Annual Report on Form 10-K of Arch Communications Group, Inc. (then known as USA Mobile Communications Inc.
     II) for the fiscal year ended December 31, 1994.

 (9) Incorporated by reference form the Registration Statement on Form S-4 (File No. 333-83648) of Arch (then known as USA Mobile Communications Inc.
     II).
(10) Incorporated by reference from the Registration Statement on Form S-3 (File No. 33-87474) of Arch Communications Group, Inc.
(11) Incorporated by reference from the Annual Report on Form 10-K of Arch Communications Group, Inc. for the fiscal year ended December 31, 1995.
(12) Incorporated by reference from the Annual Report on Form 10-K of Arch Communications Group, Inc. for the fiscal year ended December 31, 1996.
(13) Incorporated by reference from the Annual Report on Form 10-K of Arch Communications Group, Inc. for the fiscal year ended December 31, 1997.
(14) Incorporated by reference from the Current Report on Form 8-K of Arch Communications Group, Inc. filed on May 14, 1999.

  (b) Financial Statement Schedules

  (a) Schedule II--Valuation and Qualifying Accounts

ITEM 22. UNDERTAKINGS

  (a)The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) If the registration is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

  (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such offering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (c) The registrant undertakes that every prospectus: (1) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (f) The registrant undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

  (g) The registrant undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westborough, Commonwealth of Massachusetts on May 28, 1999.

                                          Arch Communications Group, Inc.

                                          By: /s/ C. Edward Baker
                                           ____________________________________
                                              C. Edward Baker, Jr.Chairman of
                                               the Board and Chief Executive
                                                          Officer

                        SIGNATURES AND POWER OF ATTORNEY

  Each person whose signature appears below hereby constitutes and appoints J. Roy Pottle, Gerald J. Cimmino and David A. Westenberg as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and any Registration Statement pursuant to Rule 462(b)) to this Registration Statement on Form S-1 and to file the same with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                  Title                         Date

   /s/ C. Edward Baker      Chairman of the Board and           May 28, 1999
-------------------------   Chief Executive Officer
  C. Edward Baker, Jr.      Director (principal executive officer)

    /s/ J. Roy Pottle       Executive Vice President and        May 28, 1999
-------------------------   Chief Financial Officer
      J. Roy Pottle         (principal financial officer and
                            principal accounting officer)

  /s/ R. Schorr Berman      Director                            May 28, 1999
-------------------------
    R. Schorr Berman

   /s/ James S. Hughes      Director                            May 28, 1999
-------------------------
     James S. Hughes

          Signature                  Title
                                                                   Date

                            Director                            May   , 1999
-------------------------
     John Kornreich

                            Director                            May   , 1999
-------------------------
    Allan L. Rayfield

                            Director                            May   , 1999
-------------------------
     John B. Saynor

    /s/ John A. Shane       Director                            May 28, 1999
-------------------------
      John A. Shane


                                                                     SCHEDULE II

                        ARCH COMMUNICATIONS GROUP, INC.
                       VALUATION AND QUALIFYING ACCOUNTS

                  Years Ended December 31, 1996, 1997 and 1998
                                 (in thousands)

                           Balance                  Other               Balance
 Allowance for Doubtful  at Beginning  Charged   Additions to Write-    at End
        Accounts          of Period   to Expense Allowance(1)  Offs    of Period
 ----------------------  ------------ ---------- ------------ -------  ---------
Year ended December 31,
 1996...................    $2,125      $8,198      $1,757    $(7,969)  $4,111
                            ======      ======      ======    =======   ======
Year ended December 31,
 1997...................    $4,111      $7,181        $--     $(5,548)  $5,744
                            ======      ======      ======    =======   ======
Year ended December 31,
 1998...................    $5,744      $8,545        $--     $(7,706)  $6,583
                            ======      ======      ======    =======   ======

--------
(1) Additions arising through acquisitions of paging companies

                           Balance at                                  Balance
  Accrued Restructuring    Beginning   Charged     Other              at End of
          Charge           of Period  to Expense Additions Deductions  Period
  ---------------------    ---------- ---------- --------- ---------- ---------
Year ended December 31,
 1998 ....................    $--      $14,700     $--      $(2,791)   $11,909
                              ====     =======     ====     =======    =======

                                 EXHIBIT INDEX

   2.1 Agreement and Plan of Merger, dated as of August 18, 1998, by and among Arch Communications Group, Inc., Farm Team Corp., MobileMedia
         Corporation and MobileMedia Communications, Inc.
   2.2   First Amendment to Agreement and Plan of Merger, dated as of September
         3, 1998, by and among Arch Communications Group, Inc., Farm Team Corp.
         and MobileMedia Communications, Inc.
   2.3   Second Amendment to Agreement and Plan of Merger, dated as of December
         1, 1998, by and among Arch Communications Group, Inc., Farm Team Corp.
         and MobileMedia Communications, Inc.
   3.1   Restated certificate of incorporation. (1)
   3.2   Certificate of Designations establishing the Series B Junior
         Participating Preferred Stock. (2)
   3.3 Certificate of Correction, filed with the Secretary of State of Delaware on February 15, 1996. (1)
   3.4   Certificate of Designations establishing the Series C Convertible
         Preferred Stock. (3)
   3.5 Form of Certificate of Amendment to the Restated certificate of incorporation
   3.6 Form of Certificate of Amendment to the Restated certificate of incorporation
   3.7   By-laws, as amended. (1)
   4.1   Indenture, dated February 1, 1994, between Arch Communications, Inc.
         (formerly known as USA Mobile Communications, Inc. II) and United
         States Trust Company of New York, as Trustee, relating to the 9 1/2%
         Senior Notes due 2004 of Arch Communications, Inc. (4)
   4.2   Indenture, dated December 15, 1994, between Arch Communications, Inc.
         (formerly known as USA Mobile Communications, Inc. II) and United
         States Trust Company of New York, as Trustee, relating to the 14%
         Senior Notes due 2004 of Arch Communications, Inc. (5)
   4.3   Indenture, dated June 29, 1998, between Arch Communications, Inc. and
         U.S. Bank Trust National Association, as Trustee, relating to the 12
         3/4% Senior Notes due 2007 of Arch Communications, Inc. (3)
   5.1** Opinion of Hale and Dorr LLP
   8.1   Tax opinion of Hale and Dorr LLP
  10.1   Second Amended and Restated Credit Agreement (Tranche A and Tranche C
         Facilities), dated June 29, 1998, among Arch Paging, Inc., the Lenders party thereto, The Bank of New York, Royal Bank of Canada and Toronto
         Dominion (Texas), Inc. (3)
  10.2 Second Amended and Restated Credit Agreement (Tranche B Facility), dated June 29, 1998, among Arch Paging, Inc., the Lenders party thereto. The Bank of New York, Royal Bank of Canada and Toronto
         Dominion (Texas), Inc. (3)
  10.3   Asset Purchase and Sale Agreement, dated April 10, 1998, among
         OmniAmerica, Inc. and certain subsidiaries of Arch Communications
         Group, Inc. (3)
  10.4   Letter agreement, dated June 10, 1998, between Arch Communications
         Group, Inc. a nd Motorola, Inc. (3)(6)
  10.5   Debtors' Third Amended Joint Plan of Reorganization, dated as of
         December 1, 1998, included as Annex C to the Proxy
         Statement/Prospectus which is part of this Registration Statement.
  10.6   Commitment Letters to Purchase Stock and Warrants, dated as of August
         18, 1998, by and among Arch Communications Group, Inc., MobileMedia
         Communications Inc. and W. R. Huff Asset Management Co., L.L.C., The
         Northwestern Mutual Life Insurance Company, Northwestern Mutual Series
         Fund, Inc., Credit Suisse First Boston Corporation and Whippoorwill
         Associates, Inc.
  10.7 Amendments to Commitment Letters to Purchase Stock and Warrants, dated as of September 3, 1998, by and among Arch Communications Group, Inc.,
         MobileMedia Communications, Inc. and W.R. Huff Asset Management Co.,
         L.L.C., The Northwestern Mutual Life Insurance Company, Northwestern
         Mutual Series Fund, Inc., Credit Suisse First Boston Corporation and
         Whippoorwill Associates, Inc.
  10.8 Amendments to Commitment Letters to Purchase Stock and Warrants, dated as of December 1, 1998, by and among Arch Communications Group, Inc.,
         MobileMedia Communications, Inc. and W.R. Huff Asset Management Co.,
         L.L.C., The Northwestern Mutual Life Insurance Company, Northwestern
         Mutual Series Fund, Inc., Credit Suisse First Boston Corporation and
         Whippoorwill Associates, Inc.
  10.9   Form of Registration Rights Agreement among Arch Communications Group,
         Inc., and W.R. Huff Asset Management Co., L.L.C., The Northwestern
         Mutual Life Insurance Company, Northwestern Mutual Series Fund, Inc.,
         Credit Suisse First Boston Corporation and Whippoorwill Associates,
         Inc.

  10.10 Form of Registration Rights Agreement among Arch Communications Group,
        Inc. and certain Stockholders.
  10.11 Amendment No. 1 to Rights Agreement, dated June 29, 1998, between Arch
        Communications Group, Inc. and the Bank of New York. (3)
  10.12 Amendment No. 2 to Rights Agreement, dated as of August 18, 1998, amending the Rights Agreement between Arch Communications Group, Inc.
        and the Bank of New York.
  10.13 Amendment No. 3 to Rights Agreement, dated September 3, 1998, amending the Rights Agreement between Arch Communications Group, Inc. and the
        Bank of New York.
  10.14 Form of Warrant Agreement, between Arch Communications Group, Inc. and the Bank of New York, as provided for in the First Amendment to Agreement and Plan of Merger dated as of September 3, 1998, by and among Arch Communications Group, Inc., Farm Team Corp. and MobileMedia
        Communication Inc.
  10.15 Commitment Letter, dated as of August 18, 1998, by and among Arch
        Paging, Inc. and The Bank of New York, BNY Capital markets, Inc.,
        Toronto Dominion (Texas) Inc., TD Securities (USA) Inc., Royal Bank of
        Canada and Barclays Bank PLC amending the Second and Amended Restated
        Credit Agreements, dated June 29, 1998 (Tranche A, B and C Facilities).
  10.16 Bridge Commitment Letter, dated as of August 20, 1998, among Arch
        Communications, Inc., Arch Communications Group, Inc. and The Bear
        Stearns Companies, Inc., The Bank of New York, TD Securities (USA) Inc.
        and the Royal Bank of Canada.
  10.17 Amendment No. 1 to Registration Rights Agreement, dated August 19,
        1998, amending the Registration Rights Agreement dated as of June 29,
        1998 by and among Arch Communications Group, Inc. and the Sandler
        Capital Partners IV, LP, Sandler Capital Partners IV, FTE LP, South
        Fork Partners, The Georgica International Fund Limited, Aspen Partners and Consolidated Press International Limited.
 +10.18 Amended and Restated Stock Option Plan (8)
 +10.19 Non-Employee Directors' Stock Option Plan (9)
 +10.20 1989 Stock Option Plan, as amended (1)
 +10.21 1995 Outside Directors' Stock Option Plan (10)
 +10.22 1996 Employee Stock Purchase Plan (11)
 +10.23 1997 Stock Option plan (12)
 +10.24 Deferred Compensation Plan for Nonemployee Directors (13)
 +10.25 Form of Executive Retention Agreement by and between Messrs. Baker,
        Daniels, Kuzia, Pottle and Saynor (13)
  10.26 Stock Purchase Agreement, dated June 29, 1998, among Arch
        Communications Group, Inc., Sandler Capital Partners IV, L.P., Sandler
        Capital Partners IV FTE, L.P., Harvey Sandler, John Kornreich, Michael
        J. Marocco, Andrew Sandler, South Fork Partners, the Georgica
        International Fund Limited, Aspen partners and Consolidated Press
        International Limited (3)
  10.27 Registration Rights Agreement, dated June 29, 1998, among Arch
        Communications Group, Inc., Sandler Capital Partners IV, L.P., Sandler
        Capital Partners IV FTE, L.P., Harvey Sandler, John Kornreich, Michael
        J. Marocco, Andrew Sandler, South Fork Partners, The Georgica
        International Fund Limited, Aspen Partners and Consolidated Press
        International Limited (3)
  10.28 Exchange Agreement, dated June 29, 1998, between Adelphia
        Communications Corporation and Benbow PCS Ventures, Inc. (3)
  10.29 Promissory Note, dated June 29, 1998, in the Principal amount of
        $285,015, issued by Benbow PCS Ventures, Inc. to Lisa-Gaye Shearing (3)
  10.30 Guaranty, dated June 29, 1998, given by Arch Communications Group, Inc.
        to Adelphia Communications Corporations (3)
  10.31 Guaranty, dated June 29, 1998, given by Arch Communications Group, Inc.
        to Lisa-Gaye Shearing (3)
  10.32 Registration Rights Agreement, dated June 29, 1998, among Arch
        Communications Group, Inc., Adelphia Communications Corporation and
        Lisa-Gaye Shearing (3)
  10.33 Amendment to Rights Plan
  21.1  Subsidiaries of the Registrant

 23.1   Consent of Hale and Dorr LLP (contained in its opinion filed as Exhibit
        5.1)
 23.2** Consent of Arthur Andersen LLP
 23.3** Consent of Ernst & Young LLP
 23.4** Consent of Wilkinson, Barker, Knauer & Quinn, LLP
 23.5** Consent of Wiley, Rein & Fielding
 24.1   Power of Attorney (included on signature page to this Registration
        Statement)
 27.1   Financial Data Schedule (7)
 99.1   Form of Subscription Certificate and related documents
 99.2   Form of Proxy for the Common Stock of Arch for Arch Annual Meeting

  --------

  ** Filed herewith.
  + Identifies exhibits constituting a management contract or compensation plan.
  (1) Incorporated by reference from the Registration Statement on Form S-3 (File No. 333-542 of Arch Communications Group, Inc.
  (2) Incorporated by reference from the Current Report on Form 8-K of Arch Communications Group, Inc. dated October 13, 1995 and filed on October 24, 1995.
  (3) Incorporated by reference from the Current Report on Form 8-K of Arch Communications Group, Inc. dated June 26, 1998 and filed on July 23, 1998.
  (4) Incorporated by reference from the Registration Statement on Form S-1 (File No. 33-72646) of Arch Communications, Inc.
  (5) Incorporated by reference from the Registration Statement on Form S-1 (File No. 33-85580) of Arch Communications, Inc.
  (6) A Confidential Treatment Request has been filed with respect to portions of this exhibit so incorporated by reference.
  (7) Incorporated by reference from the Quarterly Report on Form 10-Q of Arch Communications Group, Inc. for the quarter ended March 31, 1999.
  (8) Incorporated by reference from the Annual Report on Form 10-K of Arch Communications Group, Inc. (then known as USA Mobile Communications Inc. II) for the fiscal year ended December 31, 1994.
  (9) Incorporated by reference form the Registration Statement on Form S-4 (File No. 333-83648) of Arch (then known as USA Mobile Communications Inc. II).
  (10) Incorporated by reference from the Registration Statement on Form S-3 (File No. 33-87474) of Arch Communications Group, Inc.
  (11) Incorporated by reference from the Annual Report on Form 10-K of Arch Communications Group, Inc. for the fiscal year ended December 31, 1995.
  (12) Incorporated by reference from the Annual Report on Form 10-K of Arch Communications Group, Inc. for the fiscal year ended December 31, 1996.
  (13) Incorporated by reference from the Annual Report on Form 10-K of Arch Communications Group, Inc. for the fiscal year ended December 31, 1997.
  (14) Incorporated by reference from the Current Report on Form 8-K of Arch Communications Group, Inc. filed on May 14, 1999.